           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 1998
                                                    REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        --------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        -------------------------------
                             INTERPORE INTERNATIONAL
             (Exact name of registrant as specified in its charter)

         CALIFORNIA(1)                        3843                        95-3043318
 (State or other jurisdiction     (Primary Standard Industrial         (I.R.S. Employer
      of incorporation or         Classification Code Number)       Identification Number)
         organization)

                              181 TECHNOLOGY DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (714) 453-3200
            (Address, including zip code, telephone number, including
                 area code, of registrant's principal executive
                                    offices)

                        -------------------------------
                                 DAVID C. MERCER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              181 TECHNOLOGY DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (714) 453-3200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         -------------------------------
                        COPIES OF ALL COMMUNICATIONS TO:

          CHARLES K. RUCK, ESQ.                   CURTIS A. LOVELAND, ESQ.
            LATHAM & WATKINS                  PORTER, WRIGHT, MORRIS & ARTHUR
    650 TOWN CENTER DRIVE, 20TH FLOOR              41 SOUTH HIGH STREET
      COSTA MESA, CALIFORNIA 92627                 COLUMBUS, OHIO 43215
             (714) 540-1235                           (614) 227-2000


                        -------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions under the Merger Agreement (described in the Joint Proxy Statement/Prospectus herein) are satisfied or waived.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                        ---------------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                                PROPOSED              PROPOSED
                                                                MAXIMUM                MAXIMUM
          TITLE OF EACH                                         OFFERING              AGGREGATE      AMOUNT OF
       CLASS OF SECURITIES               AMOUNT TO BE            PRICE                 OFFERING     REGISTRATION
         TO BE REGISTERED                REGISTERED(2)        PER SHARE(3)             PRICE(3)        FEE(4)
================================================================================================================
    Common Stock, no par value             7,637,285              $5.56              $42,469,298      $12,870
================================================================================================================


(1) The Registrant's state of incorporation will change from California to Delaware if a proposal to effect the Reincorporation (as defined herein) is approved by the shareholders of the Registrant. In such event, the Registrant will be a Delaware corporation.

(2) Represents the maximum number of shares of Common Stock, no par value per share ("Interpore Common Stock"), of Interpore International (the "Registrant") issuable in connection with the merger (the "Merger") contemplated by the Merger Agreement.

(3) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(1). The proposed maximum offering price per share is based upon the product of (i) $7.09 (the average of the high and low prices of Cross Common Stock on April 2, 1998) times (ii) 5,990,028 (the sum of the number of shares of Cross Common Stock outstanding plus the number of shares of Cross Common Stock issuable prior to the Effective Time upon the exercise of options to purchase Cross Common Stock. The proposed maximum offering price per share is based upon the proposed maximum aggregate offering price divided by the amount to be registered.

(4) The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), as one thirty-third of one percent of the proposed maximum aggregate offering price. A fee of $17,556.38 was paid on March 3, 1998 pursuant to Rules 14a-6 and 0-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in respect of the Merger upon filing by Interpore and Cross of a preliminary joint proxy statement relating thereto. Pursuant to Rule 457(b) promulgated under the Securities Act and Section 14(g)(2) of the Exchange Act and Rule 0-11 promulgated thereunder, the amount of such previously paid fee has been credited against the registration fee payable in connection with this filing.

          [INTERPORE LOGO]                                   [CROSS LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT


    The Boards of Directors of Interpore International and Cross Medical Products, Inc. have agreed on a merger designed to create a medical device product company with a unique combination of spinal and bone graft technologies and with an expanded product portfolio and combined distribution channels specifically addressing the spine/orthopaedic market. The merger agreement calls for a wholly-owned subsidiary of Interpore to be merged with and into Cross, with Cross becoming a wholly-owned subsidiary of Interpore. The combined company will be headquartered in Irvine, California.

    If the merger is completed, Cross stockholders will receive 1.275 shares of Interpore common stock for each share of Cross common stock that they own. We estimate that the shares of Interpore common stock to be issued to Cross stockholders will represent approximately 49% of the outstanding common stock of Interpore after the merger. The merger will not affect the shares held by the Interpore shareholders.

    The merger cannot be completed unless it is approved by the stockholders of both companies. The stockholders of Interpore and Cross are being asked to consider this proposal, among others, at their annual meetings. YOUR VOTE IS VERY IMPORTANT.

    THE BOARDS OF DIRECTORS OF INTERPORE AND CROSS HAVE UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THEIR STOCKHOLDERS AND RECOMMEND THAT THEIR STOCKHOLDERS VOTE IN FAVOR OF THE MERGER.

    The shareholders of Interpore are also being asked to approve the reincorporation of Interpore from California to Delaware which, if approved, will be consummated prior to the merger. However, neither the merger nor the reincorporation are conditioned on the other. In addition, the shareholders of Interpore and the stockholders of Cross are being asked to elect nominees to their respective companies' Boards of Directors.

    Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger and the reincorporation.

    If you fail to return your card, the effect in most cases will be a vote against the merger and the reincorporation.

    The dates, times and places of the meetings are as follows:

For Interpore Shareholders

Wednesday, May 6, 1998 10:00 a.m.
Interpore's executive offices
181 Technology Drive
Irvine, California 92618-2402

For Cross Stockholders

Wednesday, May 6, 1998 10:00 a.m.
Cross' executive offices
5160-A Blazer Memorial Parkway
Dublin, Ohio 43017-1339

    This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger and reincorporation and the election of directors. We encourage you to read this entire document carefully before you vote. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission ("SEC").



/s/ DAVID C. MERCER                     /S/ JOSEPH A. MUSSEY
-------------------------------         -------------------------------
David C. Mercer                         Joseph A. Mussey
President and Chief Executive Officer   President and Chief Executive Officer
Interpore International                 Cross Medical Products, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE INTERPORE COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Joint Proxy Statement/Prospectus dated April 6, 1998 and first mailed to stockholders on or about April 8, 1998.

                             INTERPORE INTERNATIONAL
                              181 TECHNOLOGY DRIVE
                            IRVINE, CALIFORNIA 92618

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD ON MAY 6, 1998

To the Shareholders of Interpore International:

    The Annual Meeting of Shareholders of Interpore International, a California corporation ("Interpore"), will be held on May 6, 1998, at 10:00 a.m., at Interpore's executive offices at 181 Technology Drive, Irvine, California 92618 (the "Interpore Annual Meeting"), for the following purposes:

        (a) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of February 11, 1998 (the "Merger Agreement"), by and among Interpore and Cross Medical Products, Inc. ("Cross"), pursuant to which, among other things: (i) a wholly-owned subsidiary of Interpore will be merged with and into Cross; (ii) Cross will become a wholly-owned subsidiary of Interpore; and (iii) each outstanding share of common stock of Cross will be converted into the right to receive
    1.275 shares of common stock of Interpore (the "Merger");

        (b) To consider and vote upon a proposal to change Interpore's state of incorporation from California to Delaware (the "Reincorporation");

        (c) To elect a board of five directors for the ensuing year or until the election and qualification of their respective successors; and

        (d) To transact such other business as may properly come before the Interpore Annual Meeting and any or all adjournments thereof.

    THE BOARD OF DIRECTORS OF INTERPORE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE REINCORPORATION AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF (I) THE MERGER AGREEMENT; (II) THE REINCORPORATION; AND (III) THE ELECTION OF THE FIVE NOMINEES TO INTERPORE'S BOARD OF DIRECTORS.

    The Merger Agreement, the Reincorporation and other important matters are explained in the accompanying Joint Proxy Statement/Prospectus, which you are urged to read carefully. A copy of the Merger Agreement is attached as Annex I to the Joint Proxy Statement/Prospectus. Neither the Merger nor the other proposals are conditioned on each other.

    The Board of Directors of Interpore has fixed the close of business on April 3, 1998 as the record date for determining the shareholders entitled to receive notice of and to vote at the Interpore Annual Meeting and at any and all adjournments or postponements thereof.

    Management welcomes your attendance at the Interpore Annual Meeting. Whether or not you expect to attend the Interpore Annual Meeting in person, however, please complete, sign, date and promptly return the enclosed proxy in the accompanying postage-paid envelope. The prompt return of your proxy will save expenses involved in further communication. Your proxy will not affect your right to vote in person in the event you attend the Interpore Annual Meeting. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE IN PERSON AT THE INTERPORE ANNUAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AND AGAINST THE REINCORPORATION.

                                         By Order of the Board of Directors



                                         /S/ RICHARD L. HARRISON
                                         -------------------------------
                                         Richard L. Harrison
                                         Secretary
Irvine, California
April 6, 1998

                             YOUR VOTE IS IMPORTANT.
     TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY
              AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                          CROSS MEDICAL PRODUCTS, INC.
                         5160-A BLAZER MEMORIAL PARKWAY
                             DUBLIN, OHIO 43017-1339

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD ON MAY 6, 1998

To the Stockholders of Cross Medical Products, Inc.:

    The Annual Meeting of Stockholders of Cross Medical Products, Inc., a Delaware corporation ("Cross"), will be held on May 6, 1998, at 10:00 a.m., at Cross' executive offices at 5160-A Blazer Memorial Parkway, Dublin, Ohio 43017-1339 (the "Cross Annual Meeting"), for the following purposes:

        (a) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of February 11, 1998 (the "Merger Agreement"), by and among Interpore International ("Interpore") and Cross, pursuant to which, among other things: (i) a wholly-owned subsidiary of Interpore will be merged with and into Cross; (ii) Cross will become a wholly-owned subsidiary of Interpore; and (iii) each outstanding share of common stock of Cross will be converted into the right to receive 1.275 shares of common stock of Interpore (the "Merger");

        (b) To elect three Class II Directors, each for a three-year term expiring at the annual meeting of stockholders in 2001; and

        (c) To transact such other business as may properly come before the Cross Annual Meeting or any adjournment thereof.

    THE BOARD OF DIRECTORS OF CROSS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF (I) THE MERGER AGREEMENT AND
(II) THE ELECTION OF THE THREE CLASS II NOMINEES FOR ELECTION TO CROSS' BOARD OF DIRECTORS.

    The Merger Agreement and other important matters are explained in the accompanying Joint Proxy Statement/Prospectus, which you are urged to read carefully. A copy of the Merger Agreement is attached as Annex I to the Joint Proxy Statement/Prospectus. The shareholders of Interpore are also being asked to approve the reincorporation of Interpore from California to Delaware at the Interpore Annual Meeting. If approved, the reincorporation will be consummated prior to the Merger and will affect the rights and preferences, although not the number, of Interpore shares to be received upon consummation of the Merger.

    The Board of Directors of Cross has fixed the close of business on April 3, 1998 as the record date for determining the stockholders entitled to receive notice of and to vote at the Cross Annual Meeting and at any and all adjournments or postponements thereof.

    Management welcomes your attendance at the Cross Annual Meeting. Whether or not you expect to attend the Cross Annual Meeting in person, however, please complete, sign, date and promptly return the enclosed proxy in the accompanying postage-paid envelope. The prompt return of your proxy will save expenses involved in further communication. Your proxy will not affect your right to vote in person in the event you attend the Cross Annual Meeting. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE IN PERSON AT THE CROSS ANNUAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

                                         By Order of the Board of Directors



                                         /S/ EDWARD R. FUNK
                                         -------------------------------
                                         Edward R. Funk
                                         Chairman of the Board

Dublin, Ohio
April 6, 1998

                             YOUR VOTE IS IMPORTANT.
     TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY
             AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES.

                                TABLE OF CONTENTS


                                                                                             PAGE
                                                                                             ----
QUESTIONS AND ANSWERS ABOUT THE INTERPORE/CROSS
MERGER AND THE INTERPORE REINCORPORATION .................................................     1

SUMMARY ..................................................................................     3

RISK FACTORS .............................................................................    11
  Risks Relating to the Merger and Reincorporation........................................    11
  Risks Relating to the Companies ........................................................    12

THE INTERPORE ANNUAL MEETING .............................................................    16
  General ................................................................................    16
  Record Date and Voting .................................................................    16
  Proxies ................................................................................    17

THE CROSS ANNUAL MEETING .................................................................    18
  General ................................................................................    18
  Record Date and Voting .................................................................    18
  Proxies ................................................................................    19

THE MERGER ...............................................................................    20
  Background of the Merger ...............................................................    20
  Recommendations of the Boards of Directors
   of Interpore and Cross; Reasons for the
    Merger ...............................................................................    23
  Opinion of Financial Advisor to Interpore...............................................    27
  Opinion of Cross' Financial Advisor ....................................................    30
  Interests of Certain Persons in the Merger .............................................    33
  Accounting Treatment of the Merger .....................................................    35
  Certain Federal Regulatory Matters .....................................................    35
  Certain Federal Income Tax Consequences ................................................    35
  Delisting and Deregistration of Cross Common Stock; Listing of Interpore Common Stock...    36
  Resales of Interpore Common Stock Issued in Connection with the Merger; Affiliate
    Agreements ...........................................................................    37
  Dissenters' and Appraisal Rights .......................................................    37
  Cautionary Statement Concerning Forward-Looking Statements .............................    15

THE COMBINED COMPANY .....................................................................    41

THE MERGER AGREEMENT .....................................................................    42
  The Merger .............................................................................    42
  Conversion of Shares ...................................................................    42
  Exchange of Stock Certificates .........................................................    42
  Representations and Warranties .........................................................    44
  Certain Covenants ......................................................................    44
  Conditions to Obligations to Effect the Merger .........................................    47
  Termination; Termination Fees and Expenses .............................................    48
  Amendment and Waiver ...................................................................    50

OTHER AGREEMENTS .........................................................................    51
  Interpore Stock Option Agreement .......................................................    51
  Cross Stock Option Agreement ...........................................................    52
  Interpore Shareholder Agreement ........................................................    52
  Cross Stockholder Agreement ............................................................    53

DEBENTURES ...............................................................................    54

COMPARATIVE MARKET PRICES AND DIVIDENDS ..................................................    55

UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS .............................    56
  Unaudited Pro Forma Condensed Combining
  Balance Sheet as of December 31, 1997 ..................................................    57
  Unaudited Pro Forma Condensed Combining
   Statement of Operations for the Year Ended
    December 31, 1997 ....................................................................    58
  Unaudited Pro Forma Condensed Combining
  Statement of Operations for the Year ended
    December 31, 1996 ....................................................................    58
  Unaudited Pro Forma Condensed Combining
  Statement of Operations for the Year Ended
    December 31, 1995 ....................................................................    59
  Notes to Unaudited Pro Forma Condensed Combining Financial Statements ..................    59

PRO FORMA SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT OF COMBINED
  COMPANY ................................................................................    60

THE BUSINESS OF INTERPORE ................................................................    61
  General ................................................................................    61
  Business Strategy ......................................................................    61
  Market Overview ........................................................................    61
  Products ...............................................................................    61
  Research and Development ...............................................................    63
  Customers, Sales and Marketing .........................................................    64
  Raw Materials and Manufacturing ........................................................    65
  Competition ............................................................................    65
  Government Regulation ..................................................................    66
  Proprietary Rights .....................................................................    67
  Employees ..............................................................................    68
  Properties .............................................................................    68
  Legal Proceedings ......................................................................    68

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF INTERPORE ..............................    69

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF INTERPORE .............................    70

INTERPORE MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS .............................................................................    71
  Significant Events .....................................................................    71
  Results of Operations ..................................................................    71
  Liquidity and Capital Resources ........................................................    73

OWNERSHIP OF INTERPORE STOCK .............................................................    75

THE BUSINESS OF CROSS ....................................................................    77
  Spinal Implant Products ................................................................    77
  Competition ............................................................................    78
  Research and Development ...............................................................    79
  Intellectual Property ..................................................................    79
  Governmental Regulation ................................................................    79
  Discontinued Operations ................................................................    80
  Legal Proceedings ......................................................................    81
  Employees ..............................................................................    82
  Property ...............................................................................    82

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF CROSS ..................................    82

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CROSS .................................    83

CROSS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS .............................................................................    84
  Overview ...............................................................................    84
  Comparison of the Results of Operations
  for the Years Ended December 31, 1997 and 1996 .........................................    84
  Comparison of the Results of Operations
  for the Years Ended December 31, 1996 and 1995 .........................................    85
  Liquidity and Capital Resources ........................................................    85

OWNERSHIP OF CROSS STOCK .................................................................    86

DESCRIPTION OF INTERPORE CAPITAL STOCK ...................................................    88

                                                                                             PAGE
                                                                                             ----
  Interpore Common Stock ..............................................................       88
  Interpore Preferred Stock ...........................................................       88
  Preferred Stock Purchase Rights .....................................................       88
  Registration Rights .................................................................       90
  Limitation of Liability of Directors and
  Indemnification of Directors and Officers ...........................................       91
  Stock Transfer Agent and Registrar ..................................................       91

COMPARATIVE RIGHTS OF CROSS STOCKHOLDERS
AND INTERPORE SHAREHOLDERS ............................................................       92
  General .............................................................................       92
  Authorized Capital ..................................................................       92
  Amendment of Charter or Bylaws ......................................................       92
  Vote Required for Extraordinary Transactions ........................................       93
  Derivative Actions ..................................................................       93
  Dissenters' and Appraisal Rights ....................................................       93
  Director Liability ..................................................................       94
  Indemnification .....................................................................       95

PROPOSAL FOR INTERPORE TO REINCORPORATE IN DELAWARE ...................................       96
  General .............................................................................       96
  Reincorporation of Interpore International
  into Newly Formed Delaware Subsidiary ...............................................       96
  Certain Consequences of the Reincorporation .........................................       96
  Dissenters' Rights ..................................................................       97
  Comparison of Rights of Shareholders of
  Interpore and Stockholders of the Delaware
    Company ...........................................................................       98

PROPOSAL TO ELECT INTERPORE'S DIRECTORS................................................       102
  Board Compensation and Benefits .....................................................       103
  Interpore Executive Officers ........................................................       104
  Executive Compensation ..............................................................       105
  Compensation Committee Interlocks and
  Insider Participation ...............................................................       109
  Company Performance .................................................................       109
  Section 16(a) Beneficial Ownership Reporting Compliance..............................       109

PROPOSAL TO ELECT CROSS' DIRECTORS ....................................................       110
  Meetings and Committees of the Board of Directors ...................................       111
  Medical Advisor .....................................................................       112
  Officers and Significant Employees ..................................................       111
  Compensation of Officers ............................................................       112
  Stock Options .......................................................................       113
  Compensation of Directors ...........................................................       113
  Employment Contracts ................................................................       114
  Retirement Express Master Savings Plan and Trust.....................................       114
  Related Party Transactions ..........................................................       115
  Section 16(a) Beneficial Ownership Reporting Compliance..............................       115

APPOINTMENT OF INTERPORE'S INDEPENDENT AUDITORS .......................................       116

APPOINTMENT OF CROSS' INDEPENDENT ACCOUNTANTS .........................................       116

ANNUAL REPORTS ON FORM 10-K ...........................................................       116

STOCKHOLDER PROPOSALS .................................................................       116

LEGAL MATTERS .........................................................................       117

EXPERTS ...............................................................................       117

OTHER MATTERS .........................................................................       117

ADDITIONAL INFORMATION ................................................................       117

INDEX TO FINANCIAL STATEMENTS .........................................................       F-1

FINANCIAL INFORMATION OF INTERPORE ....................................................       F-2

FINANCIAL INFORMATION OF CROSS AND SUBSIDIARIES ........................................      F-15


ANNEXES
I.    MERGER AGREEMENT ..................................................................     I-1
II.   FAIRNESS OPINION OF GENESIS .......................................................     II-1
III.  FAIRNESS OPINION OF PIPER JAFFRAYI.................................................     III-1
IV.   CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW...............................     IV-1
V.    SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW ...............................     V-1
VI.   REINCORPORATION AGREEMENT .........................................................     VI-1
VII.  DELAWARE CERTIFICATE OF
      INCORPORATION .....................................................................     VII-1
VIII. DELAWARE BYLAWS ...................................................................     VIII-1

                         QUESTIONS AND ANSWERS ABOUT THE
            INTERPORE/CROSS MERGER AND THE INTERPORE REINCORPORATION

Q:    WHY ARE INTERPORE AND CROSS PROPOSING TO MERGE?

A: Our companies are proposing to merge because we believe the resulting combination will provide our stockholders with substantial benefits and enable us to better serve our customers. The merger will create a medical device product company with a unique combination of spinal and bone graft technologies and with an expanded product portfolio and combined distribution channels specifically addressing the spine/orthopaedic market. The merger will combine Interpore's strength as a leading manufacturer and marketer of synthetic bone graft materials with Cross' strength as a worldwide supplier of spinal implant systems used to treat degenerative conditions and deformities of the spine.

Q:    WHY IS INTERPORE PROPOSING TO REINCORPORATE?

A: Interpore is proposing to reincorporate because it believes that the reincorporation will allow Interpore and its shareholders to benefit from the comprehensive and predictable nature of Delaware corporate law. Because of the perceived advantages offered by Delaware law, Delaware has become a preferred state of incorporation for many major U.S. corporations. To review the differences between California and Delaware law, see page 98.

Q:    WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the annual meetings. The Interpore and Cross Annual Meetings will both take place on May 6, 1998. The Boards of Directors of both Interpore and Cross unanimously recommend voting in favor of the proposed merger. The Board of Directors of Interpore recommends voting in favor of the proposed reincorporation.

Q:    WHAT WILL I RECEIVE IN THE MERGER?

A: Cross stockholders will receive 1.275 shares of Interpore common stock in exchange for each share of Cross common stock. We will not issue fractional shares. Cross stockholders who would otherwise be entitled to receive a fractional share instead will receive cash based on the market value of the fractional share of Interpore stock.

      Example:

      If you currently own 100 shares of Cross common stock, then after the merger you will be entitled to receive 127 shares of Interpore common stock and a check for the market value of the 0.5 fractional share.

      The merger will not affect the shares held by the Interpore shareholders.

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the merger within a few days following the annual meetings.

Q:    WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The exchange of shares by Cross stockholders is expected to be tax-free to Cross stockholders for federal income tax purposes, except for taxes on cash received for a fractional share. The merger is expected to be tax-free to Interpore shareholders for federal income tax purposes. To review the tax consequences to stockholders in greater detail, see page 35.

Q:    WHAT WILL BE THE EFFECT OF THE REINCORPORATION ON THE MERGER?

A: If both the merger and the reincorporation are approved, Cross stockholders will receive stock in Interpore after it reincorporates to Delaware; that is, Cross stockholders will receive stock in a Delaware corporation rather than a California corporation. Accordingly, Cross stockholders should carefully review the terms of the proposed reincorporation.

Q:    WHO DETERMINES WHETHER INTERPORE WILL BE REINCORPORATED?

A: The reincorporation requires the approval of a majority of the outstanding common stock of Interpore and a majority of the outstanding Series E Preferred Stock of Interpore. Cross stockholders will not be asked to vote on the reincorporation.

Q:    WHAT IF THE REINCORPORATION IS NOT APPROVED?

A: The reincorporation and the merger are separate proposals. If the merger, but not the reincorporation, is approved, the merger will still occur. If the reincorporation, but not the merger, is approved, the reincorporation will still occur, subject to final approval by the Interpore Board of Directors.

Q: WHY AM I BEING ASKED TO ELECT DIRECTORS THAT WILL NOT BE MEMBERS OF THE INTERPORE BOARD IF INTERPORE AND CROSS MERGE?

A. If the merger is not approved by the holders of a majority of the outstanding shares of stock of Interpore and by the holders of a majority of the outstanding shares of stock of Cross, each company will continue its separate existence. Electing directors at this meeting will save each company the expense of holding another meeting if the merger is not consummated. A vote in favor of the merger is also a vote for the proposed composition of the Interpore Board following the merger, which is described at "The Combined Company" on page 41.

Q: SHOULD CROSS STOCKHOLDERS OR INTERPORE SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Cross stockholders will receive written instructions for exchanging their share certificates. It will not be necessary for Interpore shareholders to exchange stock certificates in connection with the merger or the reincorporation.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the voting directions provided by your broker. Without instructions, your shares will not be voted.

Q:    CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the stockholder meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the appropriate Corporate Secretary (to Interpore at the address on page 3 if you are an Interpore shareholder, or to Cross at the address on page 3 if you are a Cross stockholder). Third, you can attend the annual meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:    WHERE CAN I OBTAIN MORE INFORMATION?

A: If you are a stockholder, you can obtain any additional documents filed by Interpore or Cross through us or the SEC. Stockholders may obtain certain additional documents by requesting them in writing or by telephone from the appropriate party at the following addresses:

      Interpore International
      Attention: Richard L. Harrison, Vice President and Chief Financial Officer 181 Technology Drive
      Irvine, California  92618
      Telephone:  (714) 453-3200

      Cross Medical Products, Inc.
      Attention: Paul A. Miller, Vice President and Chief Financial Officer 5160-A Blazer Memorial Parkway
      Dublin, Ohio  43017-1339
      Telephone:  (614) 718-0530

      Interpore and Cross file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

                                     SUMMARY

    This summary highlights selected information from this document and the documents referenced herein and may not contain all of the information that is important to you. To understand the merger and the reincorporation fully, and for a more complete description of the legal terms of the merger and the reincorporation, you should read carefully this entire document and the documents referenced herein. See "Additional Information." (Page 119.)

                                  THE COMPANIES

INTERPORE INTERNATIONAL
181 Technology Drive
Irvine, California 92618-2402
(714) 453-3200

    Interpore(R) International ("Interpore") is a biomaterials company that develops, manufactures and markets synthetic bone graft material for the orthopaedic, oral and maxillofacial markets. Using Interpore's proprietary manufacturing processes, the unique skeletal structures of certain species of coral are converted into biocompatible bone graft materials. These materials have interconnected porosity, architecture and chemical composition similar to that of human cancellous bone, and facilitate bone and tissue ingrowth. For the orthopaedic marketplace, Interpore's primary market focus, Interpore's synthetic bone graft products are marketed under the Pro Osteon(R) label. Interpore's Pro Osteon 500 Porous Bone Graft Substitute was the first synthetic bone graft material to be approved and marketed as a medical device for certain orthopaedic applications in the United States. Interpore also manufactures Pro Osteon 200 Porous Bone Graft Substitute, Pro Osteon 500R Resorbable Bone Graft Substitute, Interpore 200(R) Porous Hydroxyapatite Bone Void Filler and orbital implants for artificial eyes.

CROSS MEDICAL PRODUCTS, INC.
5160-A Blazer Memorial Parkway
Dublin, Ohio 43017-1339
(614) 718-0530

    Cross Medical Products, Inc. ("Cross"), formerly known as Danninger Medical Technology, Inc., is a worldwide supplier of spinal implant systems used to treat degenerative conditions and deformities of the spine. Cross' implants are used by surgeons to obtain fusion in areas of the spine affected by degenerative diseases, deformities, trauma and tumors. The spinal implant stabilizes the spine while fusion occurs, and assists in preventing the bone graft material (which is used in the areas of the spine where the disc has been removed) from collapsing or migrating. Cross' principal product is the SYNERGYTM Spinal Implant System -- a "universal" implant system that allows surgeons to treat both the thoracic (middle) and lumbar (lower) portions of the spine, which constitute approximately 70% of all instrumented spinal fusion surgeries in the United States. The SYNERGYTM Spinal Implant System has been engineered to be easy for surgeons to use, reducing surgical time. Cross has received FDA clearance for the marketing of both a stainless steel and titanium version of the product for both anterior and posterior applications.

THE COMBINATION (SEE PAGE 41)

    As a result of the Merger, Cross will become a wholly-owned subsidiary of Interpore. The corporate headquarters of the combined company will be in Irvine, California. The combined company intends to continue the separate existence of Cross as one of Interpore's two operating subsidiaries. Interpore Orthopaedics, Inc., the existing wholly-owned primary operating subsidiary of Interpore, will continue the business of developing, manufacturing and marketing synthetic bone graft material for the orthopaedic, oral and maxillofacial markets. Cross will continue the business of developing and distributing spinal implant products.

OUR REASONS FOR THE MERGER (SEE PAGE 23)

    To review the reasons for the merger in greater detail, as well as related uncertainties, see pages 23 through 26.

THE ANNUAL MEETINGS (SEE PAGES 16-19)

    The Interpore Annual Meeting will be held at Interpore's executive offices at 181 Technology Drive, Irvine, California 92618, at 10:00 a.m. on May 6, 1998.

    The Cross Annual Meeting will be held at Cross' executive offices located at 5160-A Blazer Memorial Parkway, Dublin, Ohio 43017-1339, at 10:00 a.m. on May 6, 1998.

                       OUR RECOMMENDATIONS TO STOCKHOLDERS

TO INTERPORE SHAREHOLDERS:

    The Interpore Board believes that the merger and the reincorporation are in your best interest and recommends that you vote FOR the proposals to:

    (a)  approve the merger agreement and the merger;

    (b)  approve the reincorporation; and

    (c) elect the five nominees to Interpore's Board of Directors.

    Holders of 642,759 shares of Interpore common stock, representing over 9% of the outstanding shares of Interpore common stock, have agreed to vote their shares of Interpore common stock in favor of the merger.

TO CROSS STOCKHOLDERS:

    The Cross Board believes that the merger is in your best interest and recommends that you vote FOR the proposals to:

    (a)  approve and adopt the merger agreement and the merger; and

    (b) elect the three nominees to three-year terms as Class II members of Cross' Board of Directors.

    Holders of 1,426,931 shares of Cross common stock, representing over 27% of the outstanding shares of Cross common stock, have agreed to vote their shares of Cross common stock in favor of the merger.

                                   THE MERGER

    As a result of the Merger, Cross will become a wholly-owned subsidiary of Interpore and the Cross stockholders will receive shares of Interpore common stock. The merger agreement is attached as Annex I to this Joint Proxy Statement/Prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

WHAT CROSS STOCKHOLDERS WILL RECEIVE (SEE PAGE 42)

    As a result of the merger, Cross stockholders will receive 1.275 shares of Interpore common stock for each share of Cross common stock that they own. No fractional shares will be issued. Instead, Cross stockholders will receive a check in payment for any fractional shares based on the market value of the Interpore common stock.

OWNERSHIP OF INTERPORE FOLLOWING THE MERGER

    The shares of Interpore common stock issued to Cross stockholders in the merger will constitute approximately 49% of the outstanding common stock of Interpore after the merger. The shares of Interpore common stock currently held by Interpore shareholders in the merger will represent approximately 51% of the outstanding common stock of Interpore after the merger.

BOARD OF DIRECTORS AND MANAGEMENT OF INTERPORE FOLLOWING THE MERGER (SEE PAGE
41)

    The Board of Directors of Interpore after the merger initially will consist of 6 members, three of which will be chosen by Interpore and three of which will be chosen by Cross.

    If the merger is completed, David C. Mercer, the current President and Chief Executive Officer of Interpore, will become Chief Executive Officer and Chairman of the Board of Interpore, and Joseph A. Mussey, the current President and Chief Executive Officer of Cross, will become the President and Chief Operating Officer of Interpore. The other management of the combined company will consist of representatives from both Interpore and Cross.

OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGES 33-34)

    In considering the Boards' recommendations that you vote in favor of the merger, you should be aware that certain officers of Cross, including some officers who are also directors, have employment agreements, retention incentives or benefit plans that provide them with interests in the merger that are different from, or in addition to, yours.

CONDITIONS TO THE MERGER (SEE PAGES 47-48)

    The completion of the merger depends upon the satisfaction of a number of conditions, including the following:

    (a) the approval of the holders of a majority of the stock of each of Interpore and Cross;

    (b) the receipt of letters from each of our independent auditors concurring with the conclusion of management of Cross and Interpore as to the appropriateness of pooling of interests accounting;

    (c) the receipt of an opinion from counsel that the transaction will be tax-free to Cross' stockholders for federal income tax purposes.

    (d) written demands for appraisal or dissenters' rights by fewer than five percent (5%) of the outstanding shares of common stock of each of Interpore and Cross; and

    (e) there shall have been no law enacted or injunction entered which effectively prohibits the merger or which causes a material adverse effect on either of our companies.

    Certain of the conditions to the merger may be waived by either Interpore or Cross.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGES 48-50)

    Interpore and Cross can agree to terminate the merger agreement without completing the merger, and either Interpore or Cross can terminate the merger agreement under certain circumstances, including the following:

    (a) the merger is not completed by June 30, 1998, but this deadline may be extended to August 31, 1998 at the election of either of Interpore or Cross;

    (b) the approvals of the holders of a majority of the stock of either Interpore or Cross are not received;

    (c) a court or other governmental authority permanently prohibits the merger;

    (d) the other party breaches or materially fails to comply with any of its representations, warranties or obligations under the merger agreement;

    (e) the Board of Directors of the other party: (A) withdraws or modifies in any adverse manner its approval or recommendation in favor of the merger, or (B) approves or recommends a significant transaction with a third party; or

    (f) either company's Board of Directors determines, under certain circumstances, and before the approval of the merger agreement by its stockholders, that the Board's fiduciary obligations require acceptance of an offer from a third party to enter into a significant transaction.

TERMINATION FEES (SEE PAGES 48-50)

    Under certain circumstances, the merger agreement requires the payment of a termination fee of $2.0 million. Such circumstances include the receipt by the party terminating the agreement of an offer to enter into a significant transaction with a third party.

RECIPROCAL STOCK OPTION AGREEMENTS (SEE PAGES 51-52)

    We have each granted an option to the other party to purchase approximately 19.9% of our outstanding common stock if certain events occur that entitle the party exercising the option to receive a termination fee under the merger agreement. The combined value of the termination fee and the stock option is limited to $2.0 million.

ACCOUNTING TREATMENT (SEE PAGE 35)

    We expect the merger to be accounted for as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. We have conditioned the merger on the receipt of letters from each of the companies' auditors concurring with management's conclusion as to appropriateness of pooling of interests accounting.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 23-26)

    In deciding to approve the merger, our Boards considered opinions from our respective financial advisors as to the fairness of the consideration to be received in the merger from a financial point of view. Interpore received an opinion from its financial advisor, Genesis Merchant Group Securities LLC, and Cross received an opinion from its financial advisor, Piper Jaffray Inc. The financial advisors performed a variety of analyses in connection with delivering their opinions. These analyses included comparing Interpore and Cross historical stock prices, comparing Interpore and Cross to other publicly traded companies, and estimating the relative values and contributions of Interpore and Cross based on past and estimated future performance. These opinions are attached as Annexes II and III to this Joint Proxy Statement/Prospectus. We encourage you to read these opinions.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGES 35-36)

    We have structured the merger so that neither Interpore, Cross nor our stockholders should recognize any gain or loss for federal income tax purposes in the merger (except for tax payable because of cash received instead of fractional shares by Cross stockholders). We have conditioned the merger on Cross' receipt of a legal opinion that such is the case.

    Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

DISSENTERS' AND APPRAISAL RIGHTS (SEE PAGES 37-40)

    Interpore. In connection with the merger, the Interpore shareholders may be entitled to dissenters' rights under Chapter 13 of the California General Corporation Law (the "CGCL"). A person having a beneficial interest in shares of Interpore common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps in Chapter 13 of the CGCL to perfect, properly and in a timely manner, dissenters' rights. No more than five percent of the outstanding shares of Interpore common stock may request dissenters' rights or the merger may not be consummated.

    Holders of Interpore common stock are not entitled to dissenters' rights under the CGCL in connection with the Reincorporation.

    Cross. Holders of record of Cross common stock who do not vote in favor of the merger agreement and who otherwise comply with the applicable statutory procedures summarized herein will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL"). A person having a beneficial interest in shares of Cross common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps in Section 262 of the DGCL to properly, and in a timely manner, perfect appraisal rights. No more than five percent of the outstanding shares of Cross common stock may request dissenters' rights or the merger may not be consummated.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (SEE PAGE 15)

    We have each made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Interpore or Cross. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Stockholders should note that many factors could affect the future financial results of Interpore and Cross, and could cause these results to differ materially from those expressed in our forward-looking statements. These factors include those set forth in the "RISK FACTORS" section.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 55)

    Shares of Interpore are listed on the Nasdaq National Market. Shares of Cross are listed on the Nasdaq SmallCap Market. On February 11, 1998, the last full trading day prior to the public announcement of the proposed merger, Interpore common stock closed at $8.25 per share and Cross common stock closed at $9.75 per share. The average closing price of Interpore common stock for the 30 trading days ending February 11, 1998 was $7.26. The average closing price of Cross common stock for the 30 trading days ending February 11, 1998 was $8.88. On April 3, 1998, Interpore common stock closed at $5.50 per share and Cross common stock closed at $6.63 per share. We urge you to obtain current market quotations.

                               THE REINCORPORATION

    The proposed Delaware Certificate of Incorporation and Bylaws of Interpore to be in effect following the reincorporation are attached as Annexes VII and VIII to this Joint Proxy Statement/Prospectus. We encourage you to read those documents as they will be the legal documents which will govern Interpore and define the rights and preferences of Interpore shareholders after the reincorporation.

REINCORPORATION IN DELAWARE (SEE PAGES 96-101)

    The Interpore Board of Directors is submitting to the Interpore shareholders a proposal to reincorporate in the State of Delaware. The primary reason for the reincorporation is to take advantage of the comprehensive and predictable nature of the DGCL. Further, the Delaware courts have expertise in corporate law and lend clarity and consistency to the judicial development of the statutory law and corporate common law. See "Proposal for Interpore to Reincorporate in Delaware" for a comparison of the rights of Interpore shareholders before the reincorporation and the rights of the Interpore and Cross stockholders if the merger and reincorporation are approved and effected.

TAX CONSEQUENCES OF THE REINCORPORATION (SEE PAGE 97)

    The reincorporation is intended to be a reorganization within the meaning of
Section 368(a) of the Code, so that no gain or loss would generally be recognized by Interpore and no gain or loss would generally be recognized by Interpore shareholders for federal income tax purposes. Tax matters are very complicated and the tax consequences of the reincorporation to you will depend on the facts of your own situation. Interpore shareholders should consult your own tax advisors for a full understanding of the tax consequences of the reincorporation to you. For a further discussion of the federal income tax consequences of the reincorporation, see "Proposal for Interpore to Reincorporate in Delaware -- Certain Consequences of the Reincorporation -- Federal Income Tax Consequences."

                   INTERPORE SUMMARY HISTORICAL FINANCIAL DATA

    The selected financial data as of and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 set forth below have been derived from the consolidated financial statements of Interpore, which have been audited by Ernst & Young LLP. This data is qualified in its entirety by, and should be read in conjunction with, Interpore Financial Statements and related notes thereto appearing elsewhere herein. See "Financial Information of Interpore" and "Interpore Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                  YEAR ENDED DECEMBER 31,
                                      -----------------------------------------------------------------------------
                                        1997               1996            1995               1994           1993
                                      --------           --------        --------           --------       --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net sales(1) ......................   $ 15,511           $ 19,917        $ 17,103           $ 18,458       $ 14,315
Cost of goods sold ................      3,135              5,394           4,520              5,648          4,898
Royalty expense ...................         52                249             278                761            612
                                      --------           --------        --------           --------       --------
Gross profit ......................     12,324             14,274          12,305             12,049          8,805
Total operating expenses ..........     12,180(1)          14,379          12,332(3)          10,137          8,246
                                      --------           --------        --------           --------       --------
Income (loss) from operations .....        144               (105)            (27)             1,912            559
Total interest and other income
     (expense), net ...............        992                763             661                601             (9)
                                      --------           --------        --------           --------       --------
Income before taxes ...............      1,136                658             634              2,513            550
Income tax (benefit) provision.....     (1,635)(2)             --          (1,404)(2)            101             14
                                      --------           --------        --------           --------       --------
Net income ........................   $  2,771           $    658        $  2,038           $  2,412       $    536
                                      ========           ========        ========           ========       ========
Net income per share:
     Basic .......................    $    .40           $    .09        $    .30           $    .37       $    .11
                                      ========           ========        ========           ========       ========
     Diluted .....................    $    .37           $    .09        $    .27           $    .32       $    .10
                                      ========           ========        ========           ========       ========
Shares used in computing net
income per share:
     Basic .......................       7,002              6,996           6,752              6,576          5,081
     Diluted .....................       7,401              7,468           7,535              7,568          5,279


                                                                       DECEMBER 31,
                                      -----------------------------------------------------------------------------
                                        1997               1996            1995               1994           1993
                                      --------           --------        --------           --------       --------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets ......................   $ 22,776           $ 20,323        $ 21,705           $ 20,177       $ 15,667
Long-term debt, including
current portion ...................         --                  5             191                369            712
Preferred and common stock ........     36,251             35,917          37,101             37,219         34,963
Accumulated deficit ...............    (14,615)           (17,386)        (18,044)           (20,082)       (22,494)

------------------
(1) Interpore's dental implant business was sold in May 1997. The transaction, including associated costs, resulted in a net charge to operating expenses of $617,000 in 1997. Net sales of dental implants were approximately $1.7 million, $7.1 million, $8.1 million, $9.8 million and $10.0 million in 1997, 1996, 1995, 1994 and 1993, respectively.

(2) In fiscal years 1997 and 1995, Interpore recognized deferred tax assets of $1.7 million and $1.5 million, respectively, which had previously been fully reserved in accordance with Statement of Financial Accounting Standards No. 109.

(3) In 1995, Interpore recorded a $411,000 provision for distributor returns to reflect the estimated value of product returns it would accept from distributors terminated as of December 31, 1995.

                     CROSS SUMMARY HISTORICAL FINANCIAL DATA

                      (In thousands, except per share data)

    The selected consolidated financial data presented below for, and as of the end of, each of the years in the five year period ended December 31, 1997 is derived from the financial statements of Cross which have been audited by Coopers & Lybrand L.L.P. The following selected consolidated financial data should be read in conjunction with the Cross' consolidated financial statements and related notes and with "Cross Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.


                                                                               YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------------------------------------------
                                                    1997               1996               1995            1994            1993
                                                 --------           --------           --------        --------        --------
STATEMENT OF OPERATIONS DATA:
Revenue .....................................    $ 12,918           $  8,572           $  4,091        $  2,880        $  1,360
Cost of goods sold ..........................       5,923              3,854              1,995           1,189             358
Gross margin ................................       6,995              4,718              2,096           1,691           1,002
Selling, general and administrative
expenses ....................................       6,689              4,330              3,224           2,483           1,984
Research and development expenses ...........       1,226                687                859             977             800
Operating loss ..............................        (920)(1)           (299)            (1,987)         (1,769)         (1,782)
Interest expense, net .......................         426                439                101               3              15
Loss before income taxes ....................      (1,346)              (738)            (2,088)         (1,772)         (1,797)
Net income (loss) from continuing
operations ..................................        (862)                50(2)          (1,442)         (1,176)         (1,194)
Net income (loss) per share from
  continuing operations (basic and
  diluted) ..................................    $  (0.17)          $   0.01           $  (0.31)       $  (0.25)       $  (0.27)
Weighted average shares used in basic and
  diluted earnings per share calculations....       5,065              4,772              4,661           4,704           4,442


                                                                                YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------------------------------------------
                                                   1997               1996               1995            1994            1993
                                                 --------           --------           --------        --------        --------
BALANCE SHEET DATA:
Working capital .............................    $ 13,356           $  8,241           $  3,135        $  2,599        $  2,032
Total assets ................................      18,762             19,590              9,498           7,413           5,782
Short-term obligations ......................          95              1,659              3,081               6               7
Long-term obligations .......................       5,124              5,482                  7              --               6
Total shareholders' equity ..................       9,998              5,648              3,522           3,390           3,008


(1) In 1997, Cross recognized $925,000 of inventory valuation adjustment for obsolete and slow moving inventory related to market acceptance of certain improvements and modifications to its spinal implant system.

(2) In 1996, Cross recognized income of $459,000 from the reversal of a valuation allowance provided against deferred tax assets.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA
                              FOR COMBINED COMPANY

    Interpore and Cross expect that the merger will be accounted for as a "pooling of interests." Accordingly, for accounting and financial reporting purposes the companies will be treated as if they had always been combined. For a more detailed description of pooling of interests accounting, see "The Merger -- Accounting Treatment of the Merger" at page 35. Interpore and Cross have presented below summary unaudited pro forma financial data that reflects the pooling of interests method of accounting and is intended to portray a more meaningful view of what the financial statements of the companies might have looked like had they always been combined.

    The unaudited pro forma financial data presents statement of income data as if the merger had occurred as of the beginning of the periods presented, and balance sheet data as if the merger had occurred as of December 31, 1997.

    The companies may have performed differently had they actually been combined. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the merger. See "Unaudited Pro Forma Condensed Combining Financial Statements" on page 56.


                                                                        YEAR ENDED DECEMBER 31,
                                                                ----------------------------------------
                                                                  1997            1996            1995
                                                                --------        --------        --------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net sales ..................................................    $ 28,429        $ 28,489        $ 21,194
Gross profit ...............................................      19,319          18,992          14,401
Loss from continuing operations ............................        (776)           (404)         (2,014)
Total interest and other income, net .......................         566             324             560
Net income from continuing operations ......................    $  1,909        $    708        $    596
                                                                ========        ========        ========
Net income per share from continuing operations:
  Basic ....................................................    $    .14        $    .05        $    .05
                                                                ========        ========        ========
  Diluted ..................................................    $    .13        $    .05        $    .04
                                                                ========        ========        ========
Shares used in calculation:
  Basic ....................................................      13,460          13,080          12,695
  Diluted ..................................................      14,908          14,530          13,478


                                                DECEMBER 31,
                                                   1997(1)
                                               ---------------
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and short-term investments.............   $    16,635
Working capital.............................        28,744
Total assets................................        42,123
Term debt, net of current maturities........         5,080
Shareholders' equity........................        29,234



(1) The pro forma balance sheet data has been adjusted to reflect the estimated non-recurring costs of the merger, which are estimated at approximately $4.0 million ($2.4 million net of tax).

          COMPARATIVE HISTORICAL AND PRO FORMA COMBINED PER SHARE DATA

    The following table sets forth (i) the historical net income per share from continuing operations and the historical book value per share of Interpore common stock, (ii) the historical net income (loss) per share from continuing operations and the historical book value per share of Cross common stock, (iii) the unaudited pro forma combined net income per share and the unaudited pro forma combined book value per share of Interpore common stock after giving effect to the merger, and (iv) the unaudited pro forma net income per share from continuing operations and the unaudited pro forma book value per share of an equivalent share of Cross common stock assuming an exchange ratio for each share of Cross common stock of 1.275 shares of Interpore common stock. The pro forma combined diluted net income per share is based on the combined weighted average number of common shares and common share equivalents, after adjusting Cross' weighted average number of common shares outstanding and dilutive common share equivalents for the conversion into Interpore common stock at a conversion ratio of 1.275. Common share equivalents consist of common stock issuable upon the exercise of outstanding options and warrants and upon conversion of convertible subordinated debentures.

    The pro forma combined information does not purport to be indicative of the financial position or operating results which would have been achieved had Interpore and Cross actually been combined and should not be construed as representative of future financial performance or operating results.


                                                       HISTORICAL                PRO FORMA
                                                  --------------------     --------------------
                                                                                       CROSS(1)
                                                 INTERPORE     CROSS       COMBINED   EQUIVALENT
                                                  --------    --------     --------    --------
COMPARATIVE PER SHARE DATA(2):
Net income (loss) per share from continuing
operations:
  Basic
    Year ended December 31, 1995 ..........       $    .30    $   (.31)    $    .05    $    .06
    Year ended December 31, 1996 ..........            .09         .01          .05         .06
    Year ended December 31, 1997 ..........            .40        (.17)         .14         .18
  Diluted
    Year ended December 31, 1995 ..........       $    .27    $   (.31)    $    .04    $    .05
    Year ended December 31, 1996 ..........            .09         .01          .05         .06
    Year ended December 31, 1997 ..........            .37        (.17)         .13         .17

Book value per share:
  December 31, 1997 .......................       $   3.05    $   1.91     $   2.12    $   2.70


----------------

(1) Pro Forma Cross Equivalent per share amounts were computed by multiplying the Pro Forma Combined per share amounts by the exchange ratio of 1.275.

(2) Neither Interpore nor Cross has ever paid dividends on their common stock and there is no current intention to do so.

                                  RISK FACTORS

    In addition to general investment risks and those factors set forth elsewhere herein, the following risks should be considered by Cross stockholders in deciding whether to approve and adopt the merger agreement and thereby become stockholders of Interpore and by Interpore shareholders in deciding whether to adopt the merger agreement and approve the proposed reincorporation. In addition, Interpore shareholders and Cross stockholders should consider the factors set forth in "Interpore Management's Discussion And Analysis Of Financial Condition And Results Of Operations" on page 72 and "Cross Management's Discussion And Analysis Of Financial Condition And Results Of Operations" on page 85.

RISKS RELATING TO THE MERGER AND REINCORPORATION

    Integration of Certain Operations. Interpore and Cross have entered into the merger agreement with the expectation that the merger will result in beneficial synergies for the combined company. See "The Merger -- Recommendation of the Boards of Directors of Interpore and Cross; Reasons for the Merger." Achieving the anticipated benefits of the merger will depend, in part, upon whether integration is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. Interpore and Cross estimate that the integration, if successful, will take several quarters to accomplish. The combination of Interpore and Cross will require, among other things, integration of product offerings and coordination of sales and marketing, financial reporting and research and development efforts. There can be no assurance that integration will be accomplished smoothly or successfully. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations with distinct cultures. While the companies intend to use a combined sales and marketing force, they may experience product offering limitations due to the limited regulatory indications for their products approved by the U.S. Food and Drug Administration (the "FDA"). The transfer of certain operations, among other reasons, may result in the loss of key personnel from Cross and Interpore. Failure to accomplish the integration of the operations of Interpore and Cross, inefficiencies or delays in integration or the loss of key personnel could have a material adverse effect on the business, operating results or financial condition of Interpore or Cross.

    Risk that the Merger Will Fail to Occur; Termination Payments. No assurance can be given that the merger between Interpore and Cross will be consummated. Failure to consummate the merger may result in a material adverse effect on the business or prospects of Interpore or Cross. Such a material adverse effect may result from, among other factors, the significant amount of time and resources that have been dedicated by the managements of Interpore and Cross to the transactions contemplated by the merger agreement. In addition, the merger agreement provides for the payment by Interpore or Cross of a termination fee of up to $2.0 million if the merger is terminated under certain circumstances. The obligation to make such payments may adversely affect the ability of Interpore or Cross to engage in another transaction and the payment of the fee may have an adverse impact on the financial condition of the company incurring such obligation.

    Risks Associated with Fixed Exchange Ratio. Cross stockholders will receive
1.275 shares of Interpore's common stock for each share of Cross common stock that they own at the time of the merger. This exchange ratio is fixed and will not change regardless of any fluctuation in the market price of Interpore's common stock. The prices of Interpore common stock and Cross common stock may vary materially from their respective prices at the date of the signing of the Merger Agreement and at the date of the consummation of the Merger. Accordingly, the value of the combined company's shares to be issued to Cross stockholders will depend on the market price of Interpore's common stock at the time of the merger.

    Dependence on Key Personnel and Medical Advisory Board. The combined company's continued success will depend in large part on its ability to attract and retain highly qualified scientific, management, marketing and sales personnel. The competition for skilled personnel in Interpore's and Cross' industry and geographical locations is intense. While consummation of the merger will increase the combined company's human resources in these areas, there is an inherent risk in transactions of this type that the combination process could result in the departure of key employees. There can be no assurance that the announcement of the proposed merger will not adversely affect the combined company's ability to attract and retain key personnel. Interpore's and/or Cross' operations could be adversely affected if, for any reason, one or more key executive officers ceases to be active in either company's management or in the event that any member of Cross' Medical Advisory Board would choose to leave the board and support a competing implant system. The loss of a significant group of personnel or particular key personnel could adversely affect the combined company.

    Conflicts of Interest. In considering the recommendation of the Boards of Directors of Interpore and Cross with respect to the merger agreement, Interpore and Cross stockholders should be aware that certain members of the management and Board of Cross have interests in the merger that are in addition to the interests of Interpore and Cross stockholders generally. Joseph A. Mussey, Cross' President and Chief Executive Officer, and other executive officers of Cross are parties to employment agreements with change of control provisions with Cross providing certain benefits upon termination of the officer following the merger. Under each employment agreement, termination of the officer under certain circumstances will entitle the officer to receive payments for two years equal to the salary and bonus he was entitled to receive prior to the termination, as well as certain employee benefits. In addition, all unvested stock options issued under the Cross 1994 Stock Option Plan will become immediately exercisable on the date of the merger. Interpore has also agreed to maintain in effect, for six years from and after the effective time of the merger, directors' and officers' liability insurance policies covering the persons who are currently directors and officers of Interpore and Cross and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the effective time of the merger. The Boards of Directors of Interpore and Cross were aware of these interests and considered them, among other matters, in approving the merger agreement. See "The Merger -- Interests of Certain Persons in the Merger."

    Limitations on Changes in Control. If the proposal to reincorporate Interpore in the state of Delaware is approved, Interpore will merge with and into Interpore Delaware, Inc., a newly formed Delaware subsidiary of Interpore, and certain rights of shareholders of Interpore will be governed by the Delaware General Corporation Law and by the Certificate of Incorporation and Bylaws of Interpore Delaware, Inc. The Delaware General Corporation Law as well as the Certificate of Incorporation and Bylaws of Interpore Delaware, Inc. contain certain provisions different from the California General Corporation Law and the Articles of Incorporation and Bylaws of Interpore which could make more difficult a change in control of Interpore Delaware, Inc., including, but not limited to, a staggered board of directors, no cumulative voting, no shareholder action by written consent, a higher number of authorized shares and restrictions on the power to engage in business combinations with interested stockholders. The existence of such provisions could have the effect of deterring an offer for outstanding stock of Interpore Delaware, Inc. which might otherwise enable the holders thereof to earn a premium over the then current market price of such securities. See "Proposal for Interpore to Reincorporate in Delaware -- Comparison of Rights of Shareholders of Interpore and Stockholders of the Delaware Company."

    Certain Federal Income Tax Consequences. Although the merger has been structured in an attempt to qualify as a reorganization within the meaning of
Section 368(a) of the Code, neither party has made any covenants, representations or warranties that the merger will be tax-free or taxable in nature. Because of the inherently factual nature of the questions presented and the lack of representations, warranties and/or covenants regarding the intentions of the parties, there can be no assurance that the merger will constitute a tax-free transaction for federal income tax purposes. Each holder of Cross common stock is strongly advised to consult his, her or its tax advisor regarding the tax consequences of the merger. See "The Merger -- Certain Federal Income Tax Consequences."

    Certain Debt Obligations. As of April 3, 1998, Cross had outstanding approximately $4,983,000 principal amount of 8.5% Convertible Subordinated Debentures Due 2003. In connection with the merger, Interpore has agreed, within a reasonable time after the effective time of the merger, to enter into a supplemental indenture providing that the holder of each debenture shall have the right to convert such debenture into the same number of shares of Interpore's common stock that such holder would have been entitled to receive in the merger if such debenture had been converted into Cross' common stock immediately prior to the effective time. In addition, the combined company will be required to provide the debenture holders with notice of the merger and Interpore is obligated to offer to purchase the debentures, at the option of the holder of the debentures, at 101% of the principal amount thereof plus accrued interest. If a substantial number of debenture holders elect to redeem their debentures, it could have a negative impact on the financial condition of the combined company.

RISKS RELATING TO THE COMPANIES

    Product Liability, Litigation and Insurance. The manufacture and sale of both Interpore's and Cross' products involve the risk of product liability claims. Although Interpore maintains product liability insurance with coverage limits of $10.0 million per occurrence and $10.0 million in the aggregate per year and Cross maintains product liability insurance with coverage limits of $5.0 million per occurrence and $5.0 million in the aggregate per year, there can be no assurance that the coverage limits of Interpore's or Cross' insurance policies will be adequate. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. In 1997, Cross switched insurance carriers when Cross was notified that insurance would no longer be available on acceptable terms from its prior carrier. The new insurance carrier is providing similar insurance coverage for future claims. For claims that have been incurred but not yet filed, Cross plans to purchase, prior to the closing of the merger, extended claims coverage from its prior carrier. The medical device industry and the spinal implant industry in particular have been historically litigious and Interpore and Cross each face an inherent business risk of financial exposure to product liability claims. Such claims, regardless of their merit or eventual outcome, could have a material adverse effect upon Interpore's or Cross' business, financial condition and results of operations. Since both Interpore's and Cross' products are designed to be implanted in the human body, manufacturing errors or design defects could result in injury or death to the patient, and could result in a recall of products and substantial monetary damages. Cross has been named as a defendant in more than 750 cases alleging principally that Cross participated in an industry-wide conspiracy to market pedicle screw implants without the proper regulatory approvals. None of the 750 cases involve products manufactured by Cross. Cross anticipates that additional similar suits will be filed in the future. In addition, Cross has been named as a defendant in 16 cases alleging claims of products liability for defective products manufactured by Cross. See "The Business of Cross -- Legal Proceedings." Interpore is also a party to certain commercial litigations. A successful claim brought against Interpore or Cross in excess of its insurance coverage could have a material adverse effect on each company's business reputation, financial condition and results of operations.

    Rapid Technological Change; Intense Competition; Product Acceptance. The medical device market is highly competitive. Interpore and Cross both compete with many companies, some of which have access to financial and other resources greater than those of Interpore and Cross combined. Furthermore, the medical device market is characterized by intense development efforts and rapidly advancing technology. Interpore's and Cross' present and future products could be rendered obsolete or uneconomical by technological advances made by one or more of Interpore's and Cross' current or future competitors or by alternative therapies such as drugs. The Company's success will depend, in large part, upon its ability to anticipate and keep pace with such advances. Competitive market forces may also adversely affect the prices at which the Company sells its products. In order to maintain its current level and increase its future sales of Pro Osteon, Interpore will have to continue to demonstrate to the medical community the surgical and patient advantages, safety, efficacy, cost effectiveness and clinical results of Pro Osteon. The spinal implant industry is intensely competitive with respect to technology, distribution, quality and variety, and there are several well-established competitors with substantially greater financial and other resources than the combined company. Some of Cross' competitors have been in existence for a substantially longer period than Cross and many are better established with physicians in the markets where Cross distributes its products. See "Competition."

    Challenges to Patents and Proprietary Rights. Both Interpore and Cross rely on a combination of patents, trade secrets and nondisclosure agreements to protect their respective proprietary intellectual property. Interpore and Cross each own numerous U.S. and foreign patents and patent applications and have license rights to certain patents held by third parties. There can be no assurance that pending patent applications will result in issued patents, that patents issued to or licensed by the combined company will not be challenged or circumvented by competitors or that such patents will be found to be valid or sufficiently broad to protect the combined company's technology or to provide the combined company with any competitive advantage. Third parties could also obtain patents that may require licensing for the conduct of the combined company's business, and there can be no assurance that the required licenses would be available. The combined company will also rely on confidentiality agreements with certain employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. There can be no assurance that these agreements will not be breached, that the combined company will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to the combined company's trade secrets and proprietary knowledge. See "Proprietary Rights."
    FDA and Other Governmental Regulation. The medical devices manufactured and marketed by Interpore and Cross are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory approvals to market a medical device, particularly from the FDA, can be costly and time-consuming, and there can be no assurance that such approvals will be granted on a timely basis, if at all. While Interpore and Cross believe that they have obtained all necessary clearances for the manufacture and sale of their current products and that they are generally in compliance with applicable FDA and other material regulatory requirements, there can be no assurance that the combined company will be able to continue such compliance. If the FDA were to believe that the combined company was not in compliance with applicable laws or regulations, it could institute proceedings to detain or seize the combined company's products, issue a recall, impose operating restrictions, enjoin future violations and assess civil and criminal penalties against the combined company, its officers or its employees and could recommend criminal prosecution to the Department of Justice.

    The regulatory process may delay the marketing of new products for lengthy periods and impose substantial additional costs or it may prevent the introduction of new products altogether. Moreover, foreign governmental authorities have become increasingly stringent and the combined company may be subject to more rigorous regulation by foreign governmental authorities in the future. If marketing clearance for any product cannot be obtained under Section 510(k), alternative approval procedures such as PMA submissions are likely to be costly and time consuming and there can be no assurance that the required approvals for marketing any newly developed products will be obtained. All products and manufacturing facilities are subject to continual review and periodic inspection by the FDA. After approval, the FDA may require post-marketing approval surveillance programs to monitor the effects of newly-approved medical devices. FDA approval may be withdrawn for noncompliance with regulatory standards or the occurrence of unforeseen problems following initial market introduction. In addition, the extent of potentially adverse government regulations which might arise from future administrative action or legislation cannot be predicted. Finally, product modifications may require the submission of a new 510(k) premarket notification or a PMA supplement prior to marketing introduction. There can be no assurance that marketing clearances or approvals will be obtained on a timely basis, or at all. Delays in receiving, or the failure to receive, such approvals or clearances could have a material adverse effect on the combined company.

    Possible Denial of Third-Party Reimbursement. Interpore's and Cross' products are purchased by hospitals, doctors and other health care providers who are reimbursed for the health care services provided to their patients by third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care programs. These third-party payors may deny reimbursement if they should determine that a device used in a procedure was not used in accordance with cost-effective treatment methods, as determined by such third-party payor, or was used for an unapproved indication. Also, third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that the combined company's products will be considered cost-effective by third-party payors, that reimbursement will be available or, if available, that the third-party payors' reimbursement policies will not adversely affect the combined company's ability to sell its products profitably.

    Cross' Limited History of Profitability. In fiscal 1997, Cross reported a net loss from continuing operations of $862,000, and had incurred net losses from continuing operations in three of the previous four years. The combined company intends to continue to invest to expand the distribution and marketing of the SYNERGY(TM) Spinal Implant System, as well as to invest in research and development to expand the system to include a cervical version and a spinal implant cage. Cross believes that the SYNERGY(TM) Spinal Implant System has technological advantages over existing spinal implant systems, although certain competitors have much greater market share and well-developed distribution networks. There can be no assurance that the combined company will be successful in increasing its sales of spinal implants and managing its operations to a profitable level.

    Limited Sales and Marketing Experience; Product Concentration and Obsolescence. Cross anticipates the majority of its sales growth, if any, in the future will be in spinal implants. Cross has sold its spinal implant products in the United States through a limited direct sales and marketing staff and a network of independent commissioned sales agencies supported by Cross' technical support staff. Independent commissioned sales agencies typically market orthopedic and neurological implants and instruments for a variety of manufacturers. Cross provides extensive sales training, however, existing or future sales agencies may not have prior experience selling spinal implants. Interpore has recently restructured its distribution channels for the sale of Pro Osteon, replacing certain underperforming distributors with direct sales representatives. The process of converting distributor territories to direct sales or agent territories has had and may continue to have an adverse effect on sales during the conversion period, because the distributors involved are either returning their unexpired inventory to Interpore for credit (to the extent that Interpore is obligated to accept such return) or selling their inventories to depletion, during which time Interpore would not expect to receive additional orders from these distributors. There can be no assurance that the combined company will be able to develop an effective distribution network or that the combined sales forces of Interpore and Cross will be able to successfully sell the combined company's products.

    Cross anticipates that most of its spinal implant sales and sales growth in the future, if any, will come from the SYNERGY(TM) Spinal Implant System. Interpore anticipates that most of its sales and revenue growth in the future will come from its bone graft material. Cross' current primary product development efforts involve a cervical version of the SYNERGY(TM) Spinal Implant System and a spinal implant cage. Interpore's primary product development efforts involve resorbable and osteoinductive bone graft materials. There can be no assurance that Interpore or Cross will be successful in marketing their current products or in developing and marketing their products in development or that a competitor will not introduce a superior product or technology that would render either company's products obsolete. In either event, Interpore or Cross may not be able to produce sufficient sales to achieve profitability.

    Dependence on Suppliers. Cross does not manufacture the components for its spinal implants and instruments and is dependent upon several suppliers for the production of such components and expects to continue to be dependent upon such manufacturers for the foreseeable future. Cross is dependent upon these manufacturers for timely and cost-effective manufacturing services. In the event that Cross is unable to obtain components, or obtain such components on commercially reasonable terms, it may not be able to manufacture or distribute its products on a timely and competitive basis, or at all. Interpore must also comply with the requirements of the Convention of International Trade of Endangered Species of Wild Fauna and Flora ("CITES"). This is an international agreement signed by approximately 140 nations which regulates the import and export of products which are derived from endangered wildlife. Although the coral used by Interpore is not an endangered species, all harvested coral is subject to regulation under CITES. As a result, Interpore must register and obtain licensure from the U.S. Department of Fish and Wildlife for both the import of raw coral and the export of finished product. Because each shipment of product exported outside of the United States or its possessions requires individual permitting, and also to improve shipping efficiencies and service to its international customers, Interpore has entered into an agreement with a contract warehouse in the Netherlands for the purpose of international distribution of Interpore's products. In the future, regulations could make the import or export of coral or coral-derived products prohibitive and could interrupt Interpore's ability to supply its products. Interpore does maintain several years' supply of coral to minimize the risk of this possibility. However, there can be no assurance that this supply of raw coral is sufficient, that Interpore will be able to obtain sufficient quantities of coral in the future or that future regulations will not prohibit its use altogether.

    Volatility of Market Price. Market prices for securities of orthopedic device companies have historically been highly volatile. Quarterly operating results of Interpore and Cross, restructuring of distribution channels, the announcement of technological innovations or new products by Interpore, Cross or their competitors, governmental regulation, timing of regulatory approvals, developments related to patents or proprietary rights or publicity regarding actual or potential malfunctions of Interpore's, Cross' or their competitors' products may cause the market price of the combined company's common stock to fluctuate substantially.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    Interpore and Cross have made forward-looking statements in this document that are subject to risks and uncertainties. These statements are based on management's beliefs and assumptions, based on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of Interpore and Cross set forth (1) under "Summary," "The Merger -- Background of the Merger," " -- Recommendations of the Boards of Directors of Interpore and Cross; Reasons for the Merger," " -- Opinion of Financial Advisor to Interpore," " -- Opinion of Cross' Financial Advisor," "Unaudited Pro Forma Condensed Combining Financial Statements," "The Combined Company," "Business of Interpore," "Interpore Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of Cross," and "Cross Management's Discussion and Analysis of Financial Condition and Results of Operations" and (2) in this document preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

    Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Interpore and Cross may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Interpore's and Cross' ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. In addition, Interpore and Cross do not have any intention or obligation to update forward-looking statements after they distribute this Joint Proxy Statement/Prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, Interpore and Cross claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                          THE INTERPORE ANNUAL MEETING

GENERAL

    This Joint Proxy Statement/Prospectus is being furnished to shareholders of Interpore International ("Interpore") as part of the solicitation of proxies by the Interpore Board of Directors for use at the Annual Meeting of shareholders of Interpore (the "Interpore Annual Meeting") to be held on May 6, 1998 at 10:00 a.m. local time, at Interpore's executive offices at 181 Technology Drive, Irvine, California 92618-2402. This Joint Proxy Statement/Prospectus and the enclosed form of proxy are first being mailed to shareholders of Interpore on or about April 8, 1998.

    The purpose of the Interpore Annual Meeting is: (a) to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated February 11, 1998 (the "Merger Agreement"), by and among Interpore and Cross pursuant to which, among other things, (i) a wholly-owned subsidiary of Interpore will be merged with and into Cross, with Cross surviving and becoming a wholly-owned subsidiary of Interpore, and (ii) each issued and outstanding share of Cross common stock, par value $.01 per share ("Cross Common Stock") will be converted into the right to receive 1.275 fully paid and nonassessable share of common stock, no par value per share, of Interpore ("Interpore Common Stock"); (b) to consider and vote on a proposal to change Interpore's state of incorporation from California to Delaware (the "Reincorporation"); (d) to elect a board of five directors for the ensuing year or until the election and qualification of their respective successors; and (e) to transact such other business that may properly come before the Interpore Annual Meeting. Each copy of this Joint Proxy Statement/Prospectus mailed to holders of Interpore Common Stock is accompanied by a form of proxy for use at the Interpore Annual Meeting.

    The Interpore Board of Directors recommends that shareholders vote "FOR" the approval and adoption of the Merger Agreement, "FOR" the Reincorporation and "FOR" the election of the five nominees to Interpore's Board of Directors.

RECORD DATE AND VOTING

    Only holders of record of the 7,110,898 shares of Interpore Common Stock and 32,906 shares of Interpore Series E Preferred Stock outstanding at the close of business on the record date, April 3, 1998, will be entitled to notice of and to vote at the Interpore Annual Meeting or any adjournment or postponement thereof. On each matter to be considered at the Interpore Annual Meeting, each shareholder will be entitled to cast one vote for each share of Interpore Common Stock, and 1.0045 or 1.0058 votes (depending on issuance date) for each share of Interpore Series E Preferred Stock, held of record by such shareholder on April 3, 1998. Accordingly, an aggregate of 7,143,965 votes may be cast on each matter to be considered at the Interpore Annual Meeting. For the election of directors, each shareholder may have cumulative voting rights which entitle a shareholder to cast that number of votes equal to the number of shares held by them multiplied by the number of directors to be elected. Each shareholder may cast his or her votes for a single candidate or may distribute his or her vote among any of the candidates as he or she chooses. No shareholder may cumulate votes for a candidate unless, prior to voting, the name of the candidate is placed in nomination and a shareholder has given notice of his or her intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes.

    The approval of the Merger Agreement and the transactions contemplated thereby will require the affirmative vote of the holders of a majority of the shares of Interpore Common Stock and Interpore Series E Preferred Stock, voting together, outstanding on the record date. The approval of the Reincorporation will require (i) the affirmative vote of the holders of a majority of the shares of Interpore Common Stock outstanding on the record date and (ii) the affirmative vote of the holders of a majority of the shares of Interpore Series E Preferred Stock outstanding on the record date. Election of the nominees to serve on the Interpore Board of Directors will require affirmative vote of a plurality of the shares of Interpore Common Stock and Interpore Series E Preferred Stock, voting together, present and entitled to vote, in person or by proxy, at the Interpore Annual Meeting, except in the case where votes are cumulated, in which case the five nominees receiving the highest number of votes of the shares of Interpore Common Stock and Interpore Series E Preferred Stock, voting together, present or represented and entitled to vote shall be elected as directors.

    Shares of Interpore Common Stock and Interpore Series E Preferred Stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Interpore Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the Interpore Annual Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast on such matter. If a broker or nominee holding stock in "street name" indicates on a proxy that it does not have discretionary authority to vote as to a particular matter ("broker non-votes"), those shares will be treated as present and entitled to vote at the Interpore Annual Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast on such matter. Accordingly, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement and the Reincorporation. Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

    Holders of an aggregate of 642,759 shares of Interpore Common Stock (the "Interpore Shareholders"), representing over 9% of the outstanding shares of Interpore Common Stock as of the record date for the Interpore Annual Meeting, have entered into a Shareholder Agreement (the "Interpore Shareholder Agreement") with Cross pursuant to which such holders have agreed, among other things, to vote their shares of Interpore Common Stock in favor of the Merger Agreement. See "Other Agreements -- Interpore Shareholder Agreement."

    As of the record date for the Interpore Annual Meeting, directors and executive officers of Interpore and their affiliates may be deemed to be beneficial owners of an additional approximately 10.3% of the outstanding shares of Interpore Common Stock (excluding shares covered by the Interpore Shareholder Agreement). Each of the directors and executive officers of Interpore, including the persons named as proxies in the accompanying form of proxy, has advised that he or she intends to vote or direct the vote of all shares of Interpore Common Stock over which he or she has voting control for approval of the Merger Agreement, the Reincorporation and the election of the five nominees to Interpore's Board of Directors.

PROXIES

    All shares of Interpore Common Stock and Interpore Series E Preferred Stock which are entitled to vote and are represented at the Interpore Annual Meeting by properly executed proxies received prior to or at such Interpore Annual Meeting, and not revoked, will be voted at the Interpore Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted for approval and adoption of the Merger Agreement, the Reincorporation, the election of the five nominees to Interpore's Board of Directors.

    The Interpore Board of Directors does not know of any matters other than those described in the notice of the Interpore Annual Meeting that are to come before the Interpore Annual Meeting. If any other matters are properly presented at the Interpore Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Merger), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Interpore, at or before the taking of the vote at the Interpore Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Interpore before the taking of the vote at the Interpore Annual Meeting or (iii) attending the Interpore Annual Meeting and voting in person (although attendance at the Interpore Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Interpore International, 181 Technology Drive, Irvine, California 92618-2402, Attention:
Secretary, or hand delivered to the Secretary of Interpore at or before the taking of the vote at the Interpore Annual Meeting.

    All expenses of Interpore's solicitation of proxies for the Interpore Annual Meeting will be borne by Interpore, except that the cost of preparing and mailing this Joint Proxy Statement/Prospectus (other than Interpore's and Cross' legal fees, which will be borne by Interpore and Cross, respectively) will be borne equally by Interpore and Cross. In addition to solicitation by use of the mails, proxies may be solicited from Interpore shareholders by directors, officers and employees of Interpore in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Interpore reserves the right to retain a proxy solicitation firm for assistance in connection with the solicitation of proxies for the Interpore Annual Meeting. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Interpore will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

    INTERPORE SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. IT WILL NOT BE NECESSARY FOR INTERPORE SHAREHOLDERS TO EXCHANGE STOCK CERTIFICATES IN CONNECTION WITH THE REINCORPORATION.

                            THE CROSS ANNUAL MEETING

GENERAL

    This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Cross as part of the solicitation of proxies by the Cross Board of Directors for use at the Annual Meeting of Stockholders of Cross (the "Cross Annual Meeting") to be held on May 6, 1998 at 10:00 a.m. local time, at Cross' executive offices located at 5160-A Blazer Memorial Parkway, Dublin, Ohio 43017-1339. This Joint Proxy Statement/Prospectus and the enclosed form of proxy are first being mailed to stockholders of Cross on or about April 8, 1998.

    The purpose of the Cross Annual Meeting is: (a) to consider and vote on a proposal to approve and adopt the Merger Agreement, pursuant to which, among other things, (i) a wholly-owned subsidiary of Interpore will merge with and into Cross with Cross surviving the Merger and becoming a wholly-owned subsidiary of Interpore and (ii) each issued and outstanding share of Cross Common Stock will be converted into the right to receive 1.275 fully paid and nonassessable shares of Interpore Common Stock; (b) to elect three directors to three-year terms as Class II members of Cross' Board; and (c) to transact such other business that may properly come before the Cross Annual Meeting. Each copy of this Joint Proxy Statement/Prospectus mailed to holders of Cross Common Stock is accompanied by a form of proxy for use at the Cross Annual Meeting.

    The Cross Board of Directors recommends that stockholders vote "FOR" the approval and adoption of the Merger Agreement and "FOR" the election of the three Class II nominees for election to Cross' Board of Directors.

RECORD DATE AND VOTING

    Cross has fixed the close of business on April 3, 1998 as the record date for the determination of the Cross stockholders entitled to notice of and to vote at the Cross Annual Meeting. Accordingly, only holders of record of Cross Common Stock on the record date will be entitled to notice of and to vote at the Cross Annual Meeting. As of April 3, 1998, there were outstanding and entitled to vote 5,273,252 shares of Cross Common Stock (constituting all of the voting stock of Cross), which shares were held by approximately 384 holders of record. Each holder of record of shares of Cross Common Stock on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy, at the Cross Annual Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Cross Common Stock entitled to vote at the Cross Annual Meeting is necessary to constitute a quorum at the Cross Annual Meeting.

    The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Cross Common Stock outstanding on the record date. The election of each of Cross' directors requires the affirmative vote of the holders of a plurality of shares of Cross Common Stock voted at the Cross Annual Meeting.

    Shares of Cross Common Stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Cross Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the Cross Annual Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast on such matter. If a broker or nominee holding stock in "street name" indicates on a proxy that it does not have discretionary authority to vote as to a particular matter ("broker non-votes"), those shares will be treated as present and entitled to vote at the Cross Annual Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast on such matter. Accordingly, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement.

    Holders of an aggregate of 1,426,931 shares of Cross Common Stock (the "Cross Stockholders"), representing over 27% of the outstanding shares of Cross Common Stock as of the record date for the Cross Annual Meeting, have entered into a Stockholder Agreement (the "Cross Stockholder Agreement" and, together with the Interpore Shareholder Agreement, the "Stockholder Agreements") with Cross pursuant to which such stockholders have agreed, among other things, to vote their shares of Cross Common Stock in favor of the Merger Agreement.
See "Other Agreements -- Cross Stockholder Agreement."

    As of the record date for the Cross Annual Meeting, directors and executive officers of Cross and their affiliates may be deemed to be beneficial owners of approximately 12.3% of the outstanding shares of Cross Common Stock (excluding shares covered by the Cross Stockholder Agreement). Each of the directors and executive officers of Cross has advised that he or she intends to vote or direct the vote of all shares of Cross Common Stock over which he or she has voting control for approval of the Merger Agreement and the election of the three Class II nominees to Cross' Board of Directors.

PROXIES

    All shares of Cross Common Stock which are entitled to vote and are represented at the Cross Annual Meeting by properly executed proxies received prior to or at the Cross Annual Meeting, and not revoked, will be voted at the Cross Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted for approval of the Merger Agreement and the election of the three nominees to the Cross Board of Directors. In the event that any of the nominees for director should become unavailable (which management does not expect), the proxies may be voted for a substitute nominee at the discretion of those named as proxies.

    The Cross Board of Directors does not know of any matters other than those described in the notice of the Cross Annual Meeting that are to come before the Cross Annual Meeting. If any other matters are properly presented at the Cross Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn such Meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Merger), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Corporate Secretary of Cross, at or before the taking of the vote at the Cross Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Corporate Secretary of Cross before the taking of the vote at the Cross Annual Meeting or (iii) attending the Cross Annual Meeting and voting in person (although attendance at the Cross Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Cross Medical Products, Inc., 5160-A Blazer Memorial Parkway, Dublin, Ohio 43017-1339,
Attention: Secretary; or hand delivered to the Secretary of Cross at or before the taking of the vote at the Cross Annual Meeting.

    All expenses of Cross' solicitation of proxies for the Cross Annual Meeting will be borne by Cross, except that the cost of preparing and mailing this Joint Proxy Statement/Prospectus (other than Interpore's and Cross' legal fees, which will be borne by Interpore and Cross, respectively) will be borne equally by Interpore and Cross. In addition to solicitation by use of the mails, proxies may be solicited from Cross stockholders by directors, officers and employees of Cross in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Cross reserves the right to retain a proxy solicitation firm for assistance in connection with the solicitation of proxies for the Cross Annual Meeting. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Cross will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

    CROSS STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. CROSS COMMON STOCK CERTIFICATES WILL BE EXCHANGED FOR INTERPORE COMMON STOCK CERTIFICATES AND CASH IN LIEU OF FRACTIONAL SHARES FOLLOWING CONSUMMATION OF THE MERGER IN ACCORDANCE WITH INSTRUCTIONS TO BE SENT TO HOLDERS OF CROSS COMMON STOCK AFTER THE MERGER.

                                   THE MERGER

BACKGROUND OF THE MERGER

    For several years, the Interpore Board of Directors has believed that the trading price of Interpore Common Stock did not properly reflect the value of Interpore's operations. In response, Interpore decided to pursue a dual strategy. In order to focus its efforts on penetration of the orthopaedic bone graft substitute business, Interpore completed the sale of its dental implant business in May 1997. At the same time, Interpore continued to explore various strategic options, a process which it had begun in 1996. Among the alternatives considered by the Interpore Board of Directors were: (i) maintaining Interpore's operations and expanding its research and development program; (ii) pursuing incremental growth through the acquisition of product lines or small businesses;
(iii) exploring the merger of Interpore with another entity of roughly the same size and resources; and (iv) undertaking the sale of Interpore to a third party. Interpore management had confidential discussions with several companies regarding strategic alliances. In connection with Interpore's review of its alternatives, in early February 1997, Genesis Merchant Group Securities LLC ("Genesis") submitted a written proposal to be retained as Interpore's investment banker to assist Interpore in exploring its strategic alternatives, including certain merger and acquisition opportunities. Following several meetings with Interpore's management, including meetings with Interpore's management at the American Academy of Orthopaedic Surgeons on February 13, 1997 and a presentation to the Interpore Board of Directors on February 25, 1997, Genesis was engaged on March 24, 1997.

    Following their engagement, Genesis prepared and circulated approximately 14 confidential information packages regarding Interpore to certain potential strategic partners, including (i) potential acquirors of Interpore; (ii) potential acquisition targets for Interpore; and (iii) potential merger candidates of roughly the same size and resources as Interpore. Interpore signed confidentiality agreements with several potential strategic partners, however, material discussions regarding combinations or acquisitions never developed. In preparing and distributing the information package, Interpore's management and Genesis identified Cross as a company that had certain complementary products and with which a combination could produce certain potential synergies. Interpore management decided to approach Cross concerning a possible combination of the two companies.

    In late September 1997, Genesis contacted Joseph A. Mussey, President and Chief Executive Officer of Cross, to determine if Cross would be interested in discussing a strategic alliance with Interpore. As a result of Cross' indication of interest, on October 10, 1997, Mr. Mussey and David C. Mercer, President and Chief Executive Officer of Interpore, met in Columbus, Ohio, signed confidentiality agreements and discussed the possibility of a combination of the two companies. At this meeting and at subsequent meetings, representatives of the two companies considered the strategic merits of a business combination of the companies, as well as the financial and organizational aspects of such a transaction. Richard L. Harrison, the Chief Financial Officer of Interpore, and Paul A. Miller, the Chief Financial Officer of Cross, attended the October 10 meeting, together with a representative of Genesis.

    On October 28, 1997, Genesis made a presentation to Interpore's Board of Directors regarding their activities to date, including Interpore's preliminary discussions with Cross and the responses from other potential strategic partners to the information packages. The Interpore Board directed management to continue its effort to identify an attractive strategic opportunity, including a transaction with Cross.

    On October 29 and 30, 1997, Messrs. Mussey and Miller visited the Interpore headquarters in Irvine, California. Representatives of Interpore and Cross discussed, as to each company, the current portfolio of products offered, products under development, distribution networks and financial and accounting policies.

    In early November 1997, Cross' management began to discuss the proposed transaction with Piper Jaffray, whom Cross' management intended to retain as financial advisor to Cross in connection with the transaction. Cross formalized the engagement of Piper Jaffray in early November.

    On November 6, 1997, Messrs. Mercer and Harrison attended a portion of the regularly scheduled Cross Board of Directors meeting and made a presentation regarding the business of Interpore. In addition, Genesis made a presentation regarding the possible benefits of a business combination of Cross and Interpore. The members of the Cross Board of Directors discussed a proposed combination as a strategic alternative to Cross' then existing growth plans and objectives. As a result of such discussions, Cross' management was directed to continue to explore a potential transaction with Interpore. In addition to a potential transaction with Interpore, the Cross Board of Directors and management directed Piper Jaffray to consider other potential strategic partners. Piper Jaffray contacted ten potential partners with some such contacts resulting in the signing of confidentiality agreements and the receipt by such potential partners of a confidential information package regarding Cross.

    Between November 6 and November 25, 1997, Piper Jaffray solicited indications of interest from other prospective strategic partners and began to study the business of Interpore. On November 25, 1997, the Cross Board of Directors held a special board meeting, which all directors attended, at which representatives of Piper Jaffray reported on their initial contacts with these prospective strategic partners. The Cross Board of Directors directed Piper Jaffray to continue to study exploring a business combination with Interpore or these other third parties.

    Following the Cross Board of Directors meetings in November of 1997, representatives of both Interpore and Cross had multiple discussions in which they considered various issues relating to a proposed combination, including the anticipated synergies of the combination and the benefits to the respective stockholders at various levels of valuation. Over the next several weeks, Genesis prepared various financial analyses of the transaction for use by Interpore's management and the Interpore Board of Directors.

    On December 19, 1997, Messrs. Mercer and Mussey, together with certain of their representatives, participated in a conference call concerning the preliminary financial data and projections prepared by each company and the need for the exchange of certain diligence materials. In late December 1997 and early January 1998, the parties and their respective financial advisors continued to discuss the possible terms of a combination of the two companies.

    On January 7, 1998, Messrs. Mercer, Mussey, Harrison, Miller and Simmonds, together with representatives from Genesis and Piper Jaffray, met at Interpore's headquarters in Irvine, California, to discuss various ways to integrate the companies' operations, including ways to combine sales and marketing efforts.

    On January 9 and 12, 1998, Messrs. Mercer, Mussey, Harrison and Miller, together with representatives from Genesis and Piper Jaffray, held conference calls to discuss the financial data and projections as well as forecasted results for each of the companies.

    On January 15 and 16, 1998, Mr. Miller and representatives of Porter, Wright, Morris & Arthur, counsel to Cross, performed legal due diligence on Interpore at the offices of Latham & Watkins in Costa Mesa, California. On January 19 and 20, 1998, Mr. Harrison and representatives of Latham & Watkins performed legal due diligence on Cross at the offices of Porter, Wright, Morris & Arthur in Columbus, Ohio. Counsel for Interpore and Cross subsequently exchanged additional information and conducted interviews and performed other due diligence investigations.

    A special meeting of the Interpore Board of Directors was held on January 22, 1998 to discuss, among other things, the possibility of a business combination with Cross. Each of the members of the Interpore board were in attendance. At this meeting, Interpore's senior management and representatives of Genesis presented its view of the strategic benefits of a merger transaction with Cross and reviewed the discussions to date. The Interpore Board of Directors also discussed the other potential strategic partners identified by management and compared the potential transactions with those parties and with Cross. The Interpore Board of Directors then directed its management to continue negotiations with Cross.

    These diligence meetings and discussions culminated in a meeting in Boston, Massachusetts, on January 26, 1998, between Messrs. Mercer and Mussey. At this meeting, Messrs. Mercer and Mussey discussed certain terms of a proposed transaction, including the ranges of appropriate stock exchange ratios and certain proposals relating to corporate governance matters.

    On January 29, 1998, a special meeting of the Interpore Board of Directors was held for the purpose of reviewing the proposed transaction with Cross. All of the Interpore directors participated in this meeting, together with representatives of Genesis and Latham & Watkins, legal counsel to Interpore in connection with the transaction. At the meeting, the basic outline and general terms of the proposed transaction were reviewed and discussed, as were the reasons for, and the pros and cons of, the merger with Cross. Interpore's senior management reviewed for the Interpore Board of Directors certain historical financial information regarding the two companies. Latham & Watkins, together with Interpore's management, also reviewed for the Interpore Board of Directors the due diligence process undertaken to that point. Genesis reviewed its financial analysis of the terms of the proposed combination, including certain pro forma financial information about the combined enterprise, and its views on the strategic merits of the transaction. Genesis also briefed the Interpore Board of Directors on the status of discussions with other potential strategic allies. At the conclusion of the meeting, the Interpore Board of Directors authorized its management to proceed with the negotiations with Cross.

    The Cross Board of Directors held a special meeting on January 30, 1998 for purposes of further evaluating Cross' strategic alternatives. At such meeting, in which all of Cross' directors, excluding Dr. Gregorie, and certain members of Cross' senior management participated, representatives of Piper Jaffray presented a summary of its contacts to date with prospective strategic partners available to Cross. Representatives of Piper Jaffray also presented certain preliminary financial analyses regarding the proposed transaction with Interpore, including certain historical and pro forma financial information regarding Cross and Interpore and reviewed the potential synergies of a possible business combination between Cross and Interpore indicated by the managements of Cross and Interpore. Thereafter, Mr. Mussey reported on the reasons for pursuing a combination with Interpore based on the synergies between the two companies as well as the status of the negotiations with Interpore to date and led a discussion about the general business terms of the transaction as then proposed. Members of the Cross Board of Directors discussed, among other things, the relative valuations of Cross and Interpore and various issues pertaining to the management composition and corporate governance structure of Interpore. At the conclusion of the meeting, the Cross Board of Directors authorized Cross' management to continue negotiations with Interpore.

    During the period from January 30 to February 10, 1998, representatives of Interpore and Cross negotiated the terms of the transaction, including the legal structure to be used for the business combination, the terms and conditions of the Merger Agreement (including the conversion of each outstanding share of Cross Common Stock into the right to receive 1.275 shares of Interpore Common Stock (the "Exchange Ratio"), and the existence and amount of termination fees), the terms of the Stock Option Agreements and the Stockholder Agreements, various organizational and employee matters, and other aspects of the proposed business combination. Also during this period, the two sides completed their due diligence review of each other and prepared documentation for the transaction.

    On February 11, 1998, meetings of the Boards of Directors of Interpore and Cross were held to review the terms of the proposed transaction.

    At the Interpore Board of Directors meeting on February 11, 1998, in which all of the directors participated, Mr. Mercer, as Chairman of the Board, led a discussion of the proposed transaction. Latham & Watkins reviewed the fiduciary duties of the directors of Interpore, and Mr. Mercer reviewed Interpore's strategic alternatives, including maintaining the status quo, seeking to grow through alternative transactions, seeking to sell Interpore, and the merger with Cross. See " -- Recommendation of the Boards of Directors of Interpore and Cross; Reasons for the Merger -- Interpore." Mr. Mercer reviewed for the Interpore Board of Directors the material terms of the Merger Agreement, and Latham & Watkins reviewed the results of the due diligence review performed with respect to Cross. Genesis made a presentation to the Interpore Board of Directors regarding the fairness to the Interpore shareholders, from a financial point of view, of the consideration to be paid in the Merger. See "The Merger -- Opinion of Financial Advisor to Interpore." Mr. Harrison made a presentation regarding Ernst & Young's (Interpore's independent auditors) preliminary concurrence with Interpore management's conclusion as to the appropriate accounting treatment of the Merger as a "pooling of interests." Following such presentations and extensive discussion among the members of the Interpore Board of Directors, the Interpore Board of Directors approved and authorized the execution of the Merger Agreement and other related agreements and authorized Interpore's management to take all such actions as are necessary to consummate the transactions contemplated by the Merger Agreement.

    The Cross Board of Directors held a board meeting in Columbus, Ohio on February 11, 1998, that was attended by all members of the Cross Board of Directors. At such meeting, Mr. Mussey led a discussion regarding the proposed combination of Interpore and Cross and reported on the results of both parties' negotiations to date. Mr. Mussey also reviewed the reasons for pursuing the business combination with Interpore. See "-- Recommendation of the Boards of Directors of Interpore and Cross; Reasons for the Merger -- Cross." Piper Jaffray made a presentation about the fairness to the Cross stockholders, from a financial point of view, of the consideration to be received in the Merger by the Cross stockholders. The meeting also was attended by a representative of Porter, Wright, Morris & Arthur, Cross' outside legal counsel for the transaction, who discussed the significant terms of the Merger Agreement and explained the fiduciary duties of the members of the Cross Board of Directors in deciding whether to approve such agreement. Following such presentations and further discussion among the members of the Cross Board of Directors, the Cross Board of Directors approved and authorized the execution of the Merger Agreement and other related agreements and authorized Cross' management to take all such actions as are necessary to consummate the transactions contemplated by the Merger Agreement. The Cross Board of Directors also authorized the modification of certain existing severance and benefits arrangements (see "The Merger -- Interests of Certain Persons in the Merger -Employment Agreements").

    Following the Board meetings, the Merger Agreement and the Stock Option Agreements were executed and delivered by representatives of Interpore and Cross, and the Stockholder Agreements were executed and delivered by representatives of Interpore and Cross and the Interpore Shareholders and the Cross Stockholders. On the morning of February 12, 1998, both Interpore and Cross issued press releases announcing the transaction.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF INTERPORE AND CROSS; REASONS FOR THE MERGER

    Interpore. The Interpore Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, Interpore and its shareholders. Accordingly, the Interpore Board of Directors has approved and adopted the Merger Agreement and the transactions contemplated thereby and recommends its approval and adoption by the shareholders of Interpore.

    The Interpore Board of Directors believes that by combining Interpore's strengths as a leading manufacturer and marketer of synthetic bone graft materials with Cross' strong spinal implant product offerings, it will create a company with a unique combination of spinal and bone graft technologies and with an expanded product portfolio and combined distribution channels specifically addressing the spine/orthopaedic market. See "The Combined Company." The Interpore Board of Directors also believes that the Merger will provide important economies of scale which will allow for certain cost savings and will allow Interpore to offer to physicians and other customers an expanded line of products with a strong presence in market segments in which Interpore currently does not compete. The Interpore Board of Directors believes that the combined resources of Interpore and Cross will allow it to better compete in a consolidating industry. It also believes that Interpore will benefit from Cross' strong research and development program and that the sales of each Company's products will be enhanced by the combination of their sales and distribution networks. The Interpore Board of Directors also believes that the Merger represents the best strategic alternative for Interpore.

    In reaching its determination to approve the Merger Agreement and recommend approval of the Merger, the Interpore Board of Directors consulted with Interpore's management and its legal and financial advisors, and considered a number of factors, including without limitation, the following:

        (i) Cross' Business, Condition and Prospects. The Interpore Board of Directors considered information with respect to the financial condition, results of operations and business of Cross, on both a historical and prospective basis, and current industry, economic and market conditions. Management and Interpore's legal and financial representatives made presentations to and provided the Interpore Board of Directors with information regarding Cross' financial condition and prospects after conducting business, legal and financial due diligence. In evaluating Cross' prospects, the Interpore Board of Directors considered, among other things, the sales and reputation of Cross' products, the strength of Cross' international sales force, the strength of its management team, the status of Cross' insurance coverage and pending litigation and the reputation of the Cross brand name in the spinal implant market. The Interpore Board of Directors also considered Cross' sales and distribution network and found it to be complementary to the Interpore sales force.

        (ii) Interpore's Business, Condition and Prospects. The Interpore Board of Directors considered information with respect to the financial condition, results of operations and business of Interpore, on both a historical and prospective basis, and current industry, economic and market conditions. The Interpore Board of Directors considered Interpore's historical growth strategies, including research and development. Management and Interpore's legal and financial representatives made presentations to and provided the Interpore Board of Directors with information regarding Interpore's financial condition and prospects after conducting business, legal and financial due diligence. The Interpore Board of Directors also considered the lack of alternatives for strategic alliances which were as attractive as the proposed transaction with Cross. In addition, the Interpore Board of Directors concluded that the Merger may be accretive to Interpore's earnings as early as the first full fiscal year following the transaction, excluding transaction costs.

        (iii) Opinion of Genesis. The Interpore Board of Directors considered the opinion delivered on February 11, 1998 by Genesis that as of such date the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view to the shareholders of Interpore. The Interpore Board also considered the oral and written presentations made to it by Genesis. See "The Merger -- Opinion of Financial Advisor to Interpore." A copy of Genesis's written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex II to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

        (iv) Fixed Exchange Ratio. The Interpore Board of Directors considered that the Exchange Ratio is a fixed number and will not be adjusted in the event of any increases or decreases in the price of either the Interpore Common Stock or Cross Common Stock. The Interpore Board of Directors considered that the prices of Interpore Common Stock and Cross Common Stock at the time at which the Merger shall be consummated (the "Effective Time") may vary materially from their respective prices at the date of the execution of the Merger Agreement. Such variations may be the result of changes in the business, operations or prospects of Interpore or Cross, market assessments of the likelihood that the Merger will be consummated, the timing thereof and the prospects of post-Merger operations, regulatory considerations, general market and economic conditions and other factors. The Interpore Board of Directors considered the fact that, based on the recent trading prices for Interpore Common Stock and Cross Common Stock, the Cross stockholders would receive a premium for the then current market price of Interpore Common Stock (which premium was 5.4% based on the average closing stock prices of Interpore and Cross for the 10 trading period ended February 10, 1998, or 3.3% based on the average of stock prices of Interpore and Cross for the 30 trading day period ended on February 10,
                1998); see "Comparative Market Prices and Dividends." While the Interpore Board would have preferred that the Merger not involve a premium or discount for either side, it was felt that Cross would not agree to the transaction without a premium, and the amount of the premium, when viewed in the context of recent trading averages for the two stocks, was not viewed as inappropriate.

        (v) Strategic Combination. The Interpore Board of Directors considered that the Merger would combine the strength of Cross' spinal implant product line with Interpore's reputation and strength in the synthetic bone graft materials market, creating a company with a unique combination of spinal and bone graft technologies. Further, it is the opinion of the Interpore Board of Directors that the management team, growth strategy and products of Cross are complementary to those of Interpore. In considering the Merger, the Interpore Board of Directors took into account that the combined company will have enhanced market presence and a broader range of products to offer to surgeons. The Interpore Board of Directors considered the likelihood that the combination of Interpore and Cross would create significant opportunities for the development and growth of the companies on a combined basis, including continued growth in international and domestic sales. The Interpore Board of Directors also considered the current trend toward consolidation in the medical device industry, the competitive environment within the bone graft industry, the prospect for further changes in the industry and the importance of operational scale, market capitalization, financial resources and the importance of worldwide sales to remaining competitive in the long term.

        (vi) Financial Considerations. The Interpore Board of Directors considered the likelihood that the Merger would enable Interpore and Cross to realize higher total revenues and cash flows through a number of means, including the cross-selling of products and an increased customer base. The Interpore Board of Directors also considered the likelihood that a combination with Cross would allow Interpore to enjoy opportunities for operating efficiencies, cost reductions and synergies as a result of the Merger, particularly through the integration of the combined company's sales forces, marketing efforts and administrative functions.

        (vii) Terms of the Merger. The Interpore Board of Directors considered the terms and conditions of the Merger Agreement, the Stock Option Agreements and the Stockholder Agreement, including the terms of the Merger Agreement that allow Cross or Interpore to terminate the Merger Agreement and the requirement under certain circumstances that one of the parties pay a $2 million termination fee. The Interpore Board of Directors considered such a termination fee in light of the range of fees payable in comparable transactions. The Interpore Board also considered that, pursuant to the Cross Stockholder Agreement, the holders of over 27% of the outstanding shares of Cross Common Stock have agreed to vote their shares of Cross Common Stock in favor of the Merger Agreement. The Interpore Board also considered the fact that the Merger is expected to be accomplished on a tax-free basis and to be accounted for as a pooling of interests.

        (viii) Management of the Combined Company. The Interpore Board of Directors considered that the combined company will have a Board of Directors consisting of six members, with three members selected by each of Interpore and Cross and a management team comprised of representatives of the executive management of both companies. The Interpore Board considered the likelihood that the management teams of Interpore and Cross will complement each other and work well together in the combined company.

        (ix) Integration of Operations; Nonrealization of Synergies. The Merger involves the integration of two companies that have previously operated independently. The Interpore Board of Directors considered the possibility that Interpore will not be able to integrate the respective operations of Interpore and Cross without encountering difficulties or experiencing the loss of key Interpore or Cross personnel due to relocation or other reasons and the possibility that the benefits expected from such integration will not be realized. In addition, the Interpore Board considered the possibility that Interpore will not be able to realize anticipated operating synergies and cost reductions from the Merger.

    The foregoing discussion of the information and factors considered and given weight by the Interpore Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by the Interpore

Board of Directors. In addition, in reaching the determination to approve and recommend approval and adoption of the Merger Agreement, in view of the wide variety of factors considered in connection with its evaluation thereof, the Interpore Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to the different factors.

    THE INTERPORE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, INTERPORE AND ITS SHAREHOLDERS. THE INTERPORE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    Cross. The Cross Board of Directors has determined and believes that the terms of the Merger are fair to, and in the best interests of, Cross and its stockholders. Accordingly, the Cross Board of Directors has approved and adopted the Merger Agreement and the transactions contemplated thereby and recommends its approval and adoption by the Cross stockholders.

    In reaching its determination, the Cross Board of Directors consulted with Cross' management, as well as its legal counsel and financial advisor, and considered a number of factors, including:

        (i) Solicitation of Possible Alternative Transactions. After Interpore approached Cross regarding a possible business combination, the Cross Board of Directors authorized Piper Jaffray to pursue any interest in possible strategic mergers, sales or similar transactions with other medical technology companies. Several of the medical technology companies approached by Piper Jaffray expressed an interest in a possible transaction and after executing confidentiality agreements, these companies were provided with evaluation materials pertaining to Cross. Although the senior management of Cross, with the assistance of Piper Jaffray, had discussions with two of the interested medical technology companies, each of these companies determined not to pursue a possible business combination with Cross at that time.

        (ii) Strategic Combination. In lieu of remaining independent, the Cross Board of Directors considered the benefits of the Merger including the combination of the strength of Cross' spinal implant product line with Interpore's reputation and strength in the synthetic bone graft materials market. The business combination of these two companies broadens the available product offerings for the repair of spinal/skeletal injuries (subject to limitations on marketing in the U.S. dictated by the FDA) and solidifies the combined company as a "pure play" orthopedic company. The Cross Board of Directors considered the likelihood that the combination of Interpore and Cross would create significant opportunities for the development and growth of the companies on a combined basis, including international development as well as further growth in domestic sales. The Cross Board of Directors also considered the current trend toward consolidation in the medical device industry, the prospect for further changes in the industry and the importance of operational scale, financial resources and worldwide sales to remaining competitive in the long term.

        (iii) Synergies. The Board of Directors of Cross considered that Interpore had certain complementary products and potential synergies, including but not limited to: (a) the combination of Cross' customer base with Interpore's direct distribution model could have the effect of increasing incremental revenue through cross-selling and bundling of products, coverage of new territories by the combined company and capture of the distribution margin; (b) the combination could create growth opportunities internationally by combining Interpore's international presence with Cross' strong worldwide distributor relationships; and (c) the combination could create administrative and operating efficiencies by combining two publicly held companies and thereby eliminating certain duplicative administrative and operating expenses currently incurred by each company. In addition, the Cross Board of Directors considered the possibility that the combined company would not be able to integrate the respective operations of Cross and Interpore and that the combined company would not be able to realize the anticipated synergies and reduction of administration and operating expenses of the Merger.

        (iv) Business of Interpore. The Cross Board of Directors considered historical and prospective information with respect to the financial condition, results of operations and business of Interpore, as well as current industry, economic and market conditions. In evaluating Interpore's prospects, the Cross Board of Directors considered, among other things, the sales of Interpore's products, specifically the acceptance of Pro-Osteon in the marketplace and the introduction of Interpore's new products currently under development, the strength of its management team, the ability of the combined company to support more competitive research and development spending levels and development efforts, and the reputation of the Interpore brand name in the medical device industry. The Cross Board of Directors also considered Interpore's sales and distribution network and found it to be complementary to the Cross sales force. In addition, the Merger enhances the financial flexibility of Cross given that the assets contributed by Interpore include approximately $13.5 million in cash and marketable securities. After conducting due diligence, Cross' legal and financial representatives made presentations to and provided the Cross Board of Directors with information regarding Interpore's financial condition and prospects.

        (v) Terms of the Merger. The Cross Board of Directors considered the terms and conditions of the Merger Agreement, the Stock Option Agreements and the Stockholder Agreements. The Cross Board of Directors considered the ability of Cross to incur the $2 million termination fee provided for in the Merger Agreement, the impact such termination fee would have on Cross' ability to pursue superior transaction and the appropriateness of such termination fee in light of the range of fees payable in comparable transactions. The Cross Board of Directors also considered the fact that the Merger is expected to be accomplished on a tax-free basis to its stockholders and to be accounted for as a pooling of interests.

        (vi) Fixed Exchange Ratio. The Cross Board of Directors considered that the Exchange Ratio is fixed at 1.275, that the respective per share stock prices of Interpore and Cross would likely fluctuate between the effective date of the Merger Agreement and the Effective Time, and that the Exchange Ratio will not be adjusted for such fluctuations resulting from, among other factors, changes in the business, operating results or financial condition of Cross or Interpore, the likelihood or timing of the consummation of the Merger, the likelihood that the stockholders of Cross and Interpore will approve the Merger, the expectations of success of the combined company's operations, and general, economic, and market conditions. The Cross Board of Directors also considered the likelihood that the fixed Exchange Ratio and the fluctuations in the respective per share stock prices of Interpore and Cross would not provide the Cross stockholders adequate consideration for their shares of Cross Common Stock based on the then current market price of Interpore and Cross at the Effective Time.

        (vii) Management of the Combined Company. The Cross Board of Directors considered that the combined company will have a Board of Directors consisting of six members, with three members selected by each of Interpore and Cross. In addition, the Cross Board of Directors considered that the management team of the combined company would be comprised of representatives of the executive management of both companies, and the likelihood that the management teams of Interpore and Cross will complement each other and work well together in a combined company.

        (viii) Opinion of Piper Jaffray. The Cross Board of Directors considered the opinion delivered on February 11, 1998 by Piper Jaffray as to the fairness of the consideration to be received in the Merger from a financial point of view to the stockholders of Cross. The Cross Board of Directors also considered the oral and written financial presentations made to it by Piper Jaffray. See "Opinion of Cross' Financial Advisor." A copy of Piper Jaffray's written opinion is attached as Annex III to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

        (ix) Liquidity of Cross Common Stock. The Cross Board of Directors considered that the transaction with Interpore creates a larger market cap for the combined company's common stock and could thereby provide greater liquidity to existing Cross stockholders. The Cross Board of Directors also considered that the increased market capitalization of the combined company could attract, over time, more attention from securities analysts, as well as institutional investors which could be expected to enhance the value of the combined company and better position the combined company for future acquisitions.

        (x) Cross Business, Condition and Prospects. The Cross Board of Directors considered information with respect to the financial condition, results of operations and business of Cross, on both a historical and prospective basis, the current industry, economic and market conditions, as well as the prospects for remaining independent or pursuing a superior transaction.

    The foregoing discussion of the information and factors considered and given weight by the Cross Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by the Cross Board of Directors. In addition, in reaching the determination to approve and recommend approval and adoption of the Merger Agreement, in view of the wide variety of factors considered in connection with its evaluation thereof, the Cross Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to the different factors.

    THE CROSS BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, CROSS AND ITS STOCKHOLDERS. THE CROSS BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO INTERPORE

    Genesis was retained by Interpore to act as its financial advisor in connection with the Merger and related matters based upon Genesis' experience and expertise. On February 11, 1998, Genesis rendered to the Board of Directors of Interpore an opinion to the effect that, as of such date and based on and subject to certain considerations stated therein, the Exchange Ratio, pursuant to the Merger Agreement, was fair from a financial point of view to the holders of shares of Interpore Common Stock (the "Genesis Opinion").

    A copy of the Genesis Opinion dated February 11, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Genesis, is attached as Annex II to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Genesis has consented to the use of the Genesis Opinion in this Joint Proxy Statement/Prospectus. Shareholders of Interpore are urged to read carefully the Genesis Opinion in its entirety. The Genesis Opinion is addressed to the Interpore Board of Directors and relates only to the fairness from a financial point of view of the Exchange Ratio, and does not address any other aspects of the Merger or any related transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed Merger. The summary of the Genesis Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Genesis Opinion.

    In arriving at the Genesis Opinion, Genesis, among other things, (i) reviewed certain publicly available business and financial information relating to Cross and Interpore; (ii) reviewed certain other information concerning Interpore, including financial forecasts, prepared by the management of Interpore; (iii) met with the management of Interpore to discuss the business and prospects of Interpore, (iv) reviewed certain other information concerning Cross, including financial forecasts, prepared by the management of Cross; (v) met with the management of Cross to discuss the business and prospects of Cross;
(vi) discussed with the managements of Interpore and Cross their views of the strategic rationale for the Merger and the anticipated cost savings and synergies expected to result from the Merger; (vii) considered certain financial and stock market data of Interpore and Cross and compared that data with similar data for other publicly held companies in businesses similar to that of Cross and Interpore; (viii) considered the financial terms of certain other business combinations and other transactions that had recently been effected; (ix) reviewed the Merger Agreement, the Stock Option Agreements, the Stockholder Agreements and certain related documents; and (vi) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Genesis deemed relevant.

    In connection with the Genesis Opinion, Genesis did not assume responsibility for independent verification of any of the information provided to or otherwise reviewed by Genesis and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts, Genesis assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Interpore's management as to the future financial performance of Interpore. Genesis relied upon, with the consent of Interpore, the assumptions of the managements of Interpore and Cross regarding incremental revenues and cost savings that are expected to result from the Merger. Genesis did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Interpore or Cross, including any potential future product liability costs and damages of Cross, nor was Genesis furnished with any such evaluations or appraisals. Genesis assumed that the Merger will qualify as a "pooling of interests" business combination for accounting and financial reporting purposes and will qualify as a tax-free transaction under the Code. Genesis also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. The Genesis Opinion is necessarily based on information available to it and financial, economic, market and other conditions as they existed and could be evaluated on the date of the Genesis Opinion. Although Genesis evaluated the fairness from a financial point of view of the Exchange Ratio, Genesis was not requested to, and did not, recommend the specific Exchange Ratio or the implied consideration payable to Cross shareholders, which ratio and consideration were determined through arm's-length negotiations between the Boards of Directors of Interpore and Cross.

    The following is a brief summary of certain analyses performed by Genesis and reviewed with the Board of Directors of Interpore in connection with the preparation by Genesis of its oral presentation and delivery of the written Genesis Opinion to the Board of Directors of Interpore on February 11, 1998.

    Historical Trading Analysis. Genesis reviewed the historical trading prices and volumes for Cross Common Stock and Interpore Common Stock. Genesis also compared the historical trading prices of Cross Common Stock and Interpore Common Stock to the S&P 400 Industrials Index, the S&P 500 Index and a composite index of orthopedic and medical product companies. Such analyses indicated that the high and low closing prices for shares of Interpore Common Stock for the three, six and twelve month periods ended February 10, 1998 were $9.13 and $5.56; $11.63 and $5.50; and $11.63 and $4.00, respectively. This stock performance analysis also indicated that the high and low closing prices for shares of Cross Common Stock for the three, six and twelve month periods ended February 10, 1998 were $9.38 and $7.50; $9.72 and $7.50; and $9.72 and $6.00, respectively. Such analyses also indicated that the consideration paid per share of Cross Common Stock of $9.15, (based upon the 1.275 Exchange Ratio and the closing price of Interpore Common Stock for the ten day period ended February 10, 1998) represented premiums to the average closing prices of Cross Common Stock for the three, six and twelve month periods ended February 10, 1998 of 7.3%, 6.1%, and 13.9%, respectively.

    Historical Exchange Ratio Analysis. Genesis calculated the consideration to be paid to the holders of Cross Common Stock pursuant to the Merger Agreement in relation to the historical daily exchange ratios between Interpore Common Stock and Cross Common Stock. Such analysis indicated that the high, low and average daily exchange ratios for the three month period from November 11, 1997 to February 10, 1998 were 1.67, 0.89, and 1.21, respectively; the high, low and average daily exchange ratios for the six month period from August 11, 1997 to February 10, 1998 were 1.67, 0.79, and 1.14, respectively; and the high, low and average daily exchange ratios for the twelve month period from February 11, 1997 to February 10, 1998 were 1.88, 0.79, and 1.33, respectively. These ratios compare with the Exchange Ratio of 1.275.

    Comparable Company Analysis. Genesis performed a comparable companies analysis in which it compared certain publicly available financial data, projections of future financial performance and market statistics (based upon closing stock prices as of February 10, 1998) with certain calculated ratios and multiples of Cross. Genesis considered the enterprise value (i.e., market value of common equity plus estimated value of debt and preferred stock less cash) as a multiple of the latest publicly available twelve month ("LTM") sales and as a multiple of LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"). Genesis' analyses indicated multiples of enterprise value to LTM sales ranged from a low of 1.5x to a high of 10.5x, with a mean and median multiple of 3.9x and 3.2x, respectively. Genesis' analyses indicated multiples of enterprise value to LTM EBITDA ranged from a low of 7.7x to a high of 28.5x, with a mean and median multiple of 15.3x and 14.2x, respectively. The multiple of enterprise value to LTM sales implied by the Exchange Ratio is 3.9x, based on the average closing price of Cross Common Stock for the ten day period ended February 10, 1998. Cross generated a negative LTM EBITDA and as result multiples of enterprise value to LTM EBITDA are not meaningful.

    Genesis also calculated the ratios of price to earnings for the LTM period and estimated calendar years 1997, 1998 and 1999 ("P/E Ratios") based on the Institutional Broker Estimate System ("IBES") estimates. Based upon closing stock prices as of February 10, 1998, the LTM P/E Ratios for 1997 ranged from a high of 34.6x to a low of 18.0x with a mean and median multiple of 24.8x and 20.9x, respectively; for projected 1998, ranged from a high of 33.5x to a low of 11.6x with a mean and median multiple of 21.7x and 21.0x, respectively; and for projected 1999 ranged from a high of 49.4x to a low of 8.1x with a mean and median multiple of 19.9x and 17.2x, respectively. Cross indicated P/E Ratios for projected fiscal 1998 and fiscal 1999 based on the stock price of Cross Common Stock implied by the Exchange Ratio and using IBES estimates for Cross, are 60.9x and 32.7x, respectively.

    Selected Acquisition Analysis. Genesis analyzed certain information relating to selected acquisitions in the orthopedic and medical device industry ("Industry Acquisitions"). Such analysis indicated that for the Industry
Acquisitions: (i) aggregate consideration to LTM sales ranged from 0.5x to 71.4x, as compared to the 3.9x for the aggregate consideration to be received by holders of Cross Common Stock in the Merger; (ii) consideration to LTM EBITDA ranged from 7.4x to 49.5x, (iii) equity consideration to LTM net income ranged from 6.4x to 79.7x; and (iv) the percentage premium paid based on the stock prices of the companies involved four weeks prior to the announcement of the acquisition (as provided by Securities Data Corporation) ranged from (12.3%) to 141.9%, as compared to the premium implied by the Exchange Ratio of 1.0% to the price of Cross Common Stock four weeks prior to the announcement of the merger on February 12, 1998.

    Discounted Cash Flow Analysis. Genesis prepared a discounted cash flow analysis of Cross and Interpore for the fiscal years 1998 through 2001 based on operating and financial assumptions, forecasts and other information prepared by management of Interpore using alternative assumptions provided by management regarding revenue growth, EBITDA margins, timing and market penetration of new product introductions, and assuming a range of discount rates and terminal values. For Interpore, Genesis calculated a net present value of free cash flows for the fiscal years 1998 through 2001 using discount rates ranging from 11.0% to 15.0% and calculated terminal values in fiscal year 2001 based on multiples to EBITDA ranging from 9.0x to 14.0x. For Cross, Genesis calculated a net present value of free cash flows for the fiscal years 1998 through 2001 using discount rates ranging from 11.0% to 15.0% and calculated terminal values in fiscal year 2001 based on multiples to EBITDA ranging from 9.0x to 14.0x. Based on the implied values per share for Interpore and Cross, excluding anticipated incremental revenues expected to result from the cross selling of products and the increased selling base of the combined company and costs savings resulting from the integration of the combined company's sales forces, marketing efforts and administrative functions, this analysis indicates that the implied Exchange Ratio ranges from a low of .379 to a high of 1.352 (with a mean of .733). Including anticipated incremental revenues and cost savings expected by Interpore management to result from the Merger, the analysis indicates that the implied Exchange Ratio ranges from a low of .621 to a high of 2.782 (with a mean of 1.413).

    Pro Forma Merger Analysis. Genesis prepared pro forma analyses of the financial impact of the Merger. Using financial projections for Interpore and Cross prepared by the management of Interpore for the fiscal years 1998 and 1999, Genesis compared the adjusted fully-taxed EPS of Interpore, on a stand-alone basis, to the adjusted fully-taxed EPS of the common stock of the combined companies on a pro forma basis. Genesis performed this analysis based on the Exchange Ratio of 1.275 and assuming: (i) a stock price for Interpore of $7.18 based on the average closing price of Interpore Common Stock for the ten days ended February 10, 1998; and (ii) the inclusion of incremental revenues and cost savings anticipated by Interpore management to result from the Merger. This analysis indicated that excluding non-recurring expenses related to the Merger, the transaction is anticipated to be slightly dilutive to Interpore EPS in fiscal 1998 and accretive to Interpore EPS in the fiscal years 1999, 2000 and 2001.

    Relative Contribution Analysis. Genesis analyzed and compared the respective contribution of sales, EBITDA, and pretax income of Interpore and Cross to the combined entity resulting from the merger in the fiscal years 1997, 1998, and 1999, based on financial projections prepared by Interpore management. Genesis considered relative contributions of Cross and Interpore, both including and excluding anticipated incremental revenues and cost savings related to the Merger. Excluding such anticipated incremental revenues and costs savings, the analyses indicate that Interpore in fiscal 1997 would have contributed 54.6% of pro forma combined sales. Cross incurred negative EBITDA and pretax income in 1997. Based on projections provided by Interpore management, Interpore is projected to contribute: 47.9% to 50.7% of combined sales in 1998 and 48.3% to 54.7% of combined sales in 1999; 53.0% to 60.6% of combined EBITDA in 1998 and 54.0% to 63.2% of combined EBITDA in 1999; and 74.4% to 75.3% of combined pretax income in 1998 and 67.9% to 71.3% of combined pretax income in 1999. Including anticipated incremental revenues and costs savings resulting from the merger and based upon projections provided by Interpore management, Interpore, on a stand-alone basis, is projected to contribute: 46.2% to 49.0% of combined sales in 1998 and 45.6% to 53.1% of combined sales in 1999; 36.4% to 46.0% of combined EBITDA in 1998 and 36.6% to 51.1% of combined EBITDA in 1999; and 53.6% to 57.1% of combined pretax income in 1998 and 46.7% to 57.6% of combined pretax income in 1999. Following the merger, shareholders of Interpore will own approximately 52% of the equity of the combined company.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Genesis. In arriving at its fairness determination, Genesis considered the results of all of its analyses and did not assign relative weights to any of the analyses. No company or transaction used in the above analyses as a comparison is identical to Cross, Interpore or the Merger. The analyses were prepared solely for purposes of Genesis providing its opinion to the Interpore Board of Directors as to the fairness from a financial point of view of the Exchange Ratio in connection with the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events beyond the control of the parties or their respective advisors, none of Interpore, Genesis, or any other person assumes responsibility if future results are materially different from those forecast.

    Genesis, as part of its investment banking business, is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Board of Directors of Interpore retained Genesis based upon Genesis' experience and expertise and familiarity with the healthcare industry. Genesis is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Genesis or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities of Interpore and Cross.

    The consideration to be received by Interpore shareholders pursuant to the Merger Agreement was determined through negotiations between Interpore and Cross, and was approved by the Interpore Board of Directors.

    Pursuant to a letter agreement dated March 24, 1997, Interpore has agreed to pay Genesis (i) a retainer fee of $25,000, (ii) a fee of $100,000, payable upon delivery of the Genesis opinion and (iii) a transaction fee equal to 2% of the aggregate purchase price paid in the Merger, payable upon consummation of the Merger. Any advisory fees and fee previously paid upon delivery of the Genesis Opinion will be credited against the transaction fee. In addition to the foregoing, Interpore has agreed to reimburse Genesis for its expenses, including fees and expenses of counsel, and to indemnify Genesis for liabilities and expenses arising out of the engagement and the transactions in connection therewith including liabilities under federal securities laws.

OPINION OF CROSS' FINANCIAL ADVISOR

    Piper Jaffray was retained by Cross on November 11, 1997 to assist Cross in its evaluation of strategic alternatives and, at the request of the Cross Board of Directors, to render an opinion to the Cross Board of Directors concerning the fairness, from a financial point of view, of appropriate aspects of any proposed transaction.

    Piper Jaffray delivered to the Cross Board of Directors on February 11, 1998, its written opinion (the "Piper Jaffray Opinion"), to the effect that, as of the date thereof based on and subject to the assumptions, factors and limitations set forth therein, the consideration proposed to be paid to the stockholders of Cross in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such stockholders. A copy of the Piper Jaffray Opinion is attached as Annex III to this Proxy Statement/Prospectus and is incorporated herein by reference. The Cross stockholders are urged to read the attached Piper Jaffray Opinion in its entirety.

    Piper Jaffray was not requested and did not make any recommendation to the Cross Board of Directors as to the form or amount of the consideration to be received by the Cross stockholders in the Merger, which was determined through negotiations between the parties to the Merger. The Piper Jaffray Opinion was rendered to the Cross Board of Directors and does not constitute a recommendation to any stockholder of Cross as to how such stockholder should vote at the Cross Annual Meeting. The Piper Jaffray Opinion does not address Cross' underlying business decision to proceed with or consummate the Merger.

    In arriving at the Piper Jaffray Opinion, Piper Jaffray reviewed: (i) the draft of the Merger Agreement dated February 9, 1998, (ii) certain information relative to the business, financial condition and operations of Cross, (iii) certain internal financial planning information of Cross on a stand-alone basis and on a combined basis with Interpore (the "Combined Company") furnished by management of Cross, (iv) certain financial and securities data of Cross and companies deemed similar to Cross or representative of the business sector in which Cross operates, (v) to the extent publicly available, the financial terms of certain acquisition transactions deemed comparable to the Merger, (vi) certain publicly available information relative to the business, financial condition and operations of Interpore, (vii) certain publicly available financial and securities data of Interpore and companies deemed similar to Interpore or representative of the business sector in which Interpore operates and (viii) certain internal financial information of Interpore on a stand-alone basis prepared for financial planning purposes and furnished by the management of Interpore. In addition, Piper Jaffray engaged in discussions with members of management of Interpore and Cross concerning the respective financial condition, current operating results and business outlook of Interpore and Cross and the plans and business outlook for the Combined Company following the Merger.

    In delivering the Piper Jaffray Opinion to the Cross Board of Directors on February 11, 1998, Piper Jaffray prepared and delivered to the Cross Board of Directors certain written materials containing various analyses and other information material to the Piper Jaffray Opinion. The following is a summary of these materials.

    Implied Purchase Price. Based on the 10-day average closing price of Interpore for the period ended February 9, 1998 of $7.19 and the proposed Exchange Ratio, Piper Jaffray calculated an implied purchase price per share of Cross Common Stock of $9.16. The implied price per share yielded an aggregate equity value for Cross Common Stock (and common stock equivalents) of $50.4 million.

    Interpore Background. Piper Jaffray reviewed general background information concerning Interpore. Piper Jaffray reviewed certain publicly available analyst estimates of Interpore earnings per share and selected internal financial planning data for Interpore on a stand-alone basis prepared by Interpore management and revised by Cross' management for purposes of evaluating the proposed Merger.

    As part of its analysis of Interpore, Piper Jaffray compared various operating and valuation data of Interpore with that of a select group of six small cap orthopedic companies (Osteotech, Inc., Arthrocare Corp., Innovasive Devices Inc., Cross, Metro Biosystems Inc. and Orthologic Corp.) and four large cap orthopedic companies (Stryker Corp., Biomet Inc., Depuy Inc. and Sofamor/Danek Group, Inc.). The small cap group was comprised of orthopedic-related companies (biologics, sports medicine and bone healing) with innovative technologies or products which are generating solid gross margins, are establishing a distribution infrastructure, have latest twelve month ("LTM") revenue below $100 million and have market capitalization less than $250 million. The large cap group was comprised of orthopedic companies (hips, knees, spine and trauma) with proven product lines, an established distribution network and profitable operations, have LTM revenue greater than $100 million and market capitalization greater than $1.0 billion. This analysis produced selected valuation data based on the closing price of Interpore of $7.31 per share on February 9, 1998 as follows: stock price as a percentage of 52-week high for orthopedic small cap group ranging from 50.0% to 87.3%, with a mean and median of 78.0% and 81.7%, respectively, for the orthopedic large cap group ranging from 86.6% to 96.7%, with a mean and median of 93.5% and 95.3%, respectively, and for Interpore 59.7%; enterprise value (market capitalization plus debt less cash) to LTM revenue for the orthopedic small cap group ranging from 1.6x to 11.9x, with a mean and median of 5.4x and 4.3x, respectively, for the large cap group ranging from 3.5x to 6.6x, with mean and median of 4.7x and 4.4x, respectively, and for Interpore 2.2x; enterprise value to LTM operating income for the orthopedic small cap group ranging from 24.4x to 24.4x, with a mean and median of 24.4x, for the large cap group ranging from 14.3x to 23.0x, with a mean and median of 18.3x and 18.0x, respectively, and for Interpore this multiple was not meaningful; market price to LTM earnings for the orthopedic small cap group was not meaningful, for the orthopedic large cap ranged from 24.2x to 34.9x, with a mean and median of 29.2x and 28.8x, respectively, and for Interpore this multiple was not meaningful; market price to 1998 calendar earnings estimate for the orthopedic small cap group ranging from 29.8x to 56.7x, with a mean and median of 43.2x and 43.3x, respectively, for the orthopedic large cap group ranging from 20.9x to 28.9x, with a mean and median of 24.5x and 24.2x, respectively, and for Interpore 29.0x.

    Market Analysis. Piper Jaffray reviewed selected market data relating to ownership, price, volume and analyst coverage for each of Cross and Interpore. In addition, Piper Jaffray reviewed the relative stock performance of both Cross Common Stock and Interpore Common Stock in comparison to the large cap orthopedic group, the small cap orthopedic group and the Nasdaq Composite Index for the period August 8, 1997 through February 9, 1998.

    Historical Trading Analysis. Piper Jaffray analyzed the historical trading relationship between the stock prices of Cross and Interpore at various times or over various periods and then compared the average ratio to the Exchange Ratio set forth in the Merger Agreement of 1.2750. For each period selected, the average ratios were calculated by dividing the closing stock price of Cross Common Stock by the closing stock price of Interpore Common Stock for each day during the period. The time periods (each ending February 9, 1998) selected for the analysis were as follows: latest 12 months, latest six months, latest 60 trading days, latest 20 trading days, latest 5 trading days and at the close on February 9, 1998. The average ratios or actual ratio, as the case may be, of the closing price of Cross Common Stock to Interpore Common Stock for each of the aforementioned time periods or days were 1.3337, 1.1457, 1.2145, 1.1826, 1.2189 and 1.1624, respectively.

    Comparable Public Company Analysis. Piper Jaffray compared certain financial information and valuation ratios relating to Cross to corresponding data and ratios from a group of selected publicly traded companies deemed comparable to Cross. These groups were identical to the small and large cap orthopedic groups used for purposes of comparable company analysis of Interpore, except that Cross was replaced by Interpore in the small cap group. For purposes of analysis, Piper Jaffray compared both the closing market price per share ($8.50) for Cross on February 9, 1998 and the implied purchase price per share ($9.16) in the Merger to the comparable companies. This analysis produced multiples of selected valuation data as follows: stock price as a percentage of 52-week high for orthopedic small cap group ranged from 50.0% to 87.3%, with a mean and median of 73.6% and 81.1%, respectively, for the orthopedic large cap group ranged from 86.6% to 96.7%, with a mean and median of 93.5% and 95.3%, respectively, and for Cross 86.1% based on the February 9, 1998 close and 92.8% based on the implied purchase price in the Merger enterprise value to LTM revenue for the orthopedic small cap group ranged from 1.6x to 11.9x, with a mean and median of 5.2x and 3.6x, respectively, for the orthopedic large cap group ranged from 3.5x to 6.6x, with a mean and median of 4.7x and 4.4x, and for Cross, 3.7x based on the February 9, 1998 close and 4.2x based on the implied purchase price in the Merger, enterprise value to LTM operating income for the orthopedic small cap group was 24.4x based on the only entity for which there was operating income, for the orthopedic large cap group ranged from 14.3x to 23.0x, with a mean and median of 18.3x and 18.0x, respectively, and for Cross was not meaningful; market price to LTM earnings was meaningful only for the orthopedic large cap companies which ranged from 20.9x to 28.9x, with a mean and median of 24.5x and 24.2x, respectively; and market price to 1998 calendar earnings estimate for orthopedic small cap group ranged from 29.0x to 29.8x, with a mean and median of 29.4x, for the orthopedic large cap group ranged from 20.9x to 28.9x, with a mean and median of 24.5x and 29.2x, and for Cross 56.7x based on the February 9, 1998 close and 61.1x based on the implied purchase price in the Merger.

    Cross Stand-Alone Discounted Cash Flow Analysis. Piper Jaffray estimated the present value of the projected future cash flows of Cross on a stand-alone basis using internal financial planning data prepared by Cross management for the years ending December 31, 1998 through 2001. Piper Jaffray applied a range of terminal value multiples of forecasted 2001 earnings before interest and taxes of 11.0x to 13.0x and a range of discount rates of 25% to 35%. This analysis yielded a range of estimated present values of aggregate Cross equity of approximately $37.6 million to $63.1 million and per share Cross equity of approximately $7.14 to $11.07.

    Merger of Equals Analysis. Piper Jaffray reviewed certain merger of equals transactions which it deemed comparable in whole or in part to the Merger, based upon, among other things, relative market values, pro forma ownership and management and board composition. Specifically, Piper Jaffray analyzed 19 completed transactions involving the combination of public companies in all industries since January 1, 1992 and which resulted in equal representation of each company on the board of directors of the combined company. Piper Jaffray calculated the percentage premium or discount of the exchange ratios in the selected transactions relative to the stock market prices of the companies involved in the selected transactions over averaging periods of 20 trading days and 5 trading days prior to announcement. This analysis indicated a range of premiums (discounts) as follows: 5 trading days before announcement ranging from (31.5%) to 37.2% with a mean and median of 3.4% and 1.7%, respectively, and for the Merger of 4.6%; and 20 trading days before the announcement ranging from (30.8%) to 35.9% with a mean and median of 2.0% and 0.4%, respectively, and for the Merger of 7.8%. Estimated premiums paid for the comparable transactions were based on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

    Accretion/Dilution Analysis. Piper Jaffray examined the hypothetical pro forma effect of the Merger on the Combined Company's earnings per share for the fiscal years ending December 31, 1998 through 2001, with synergies anticipated by Cross and Interpore management from incremental revenue through bundling and cross selling, additional selling coverage, conversion to direct representative distribution, elimination of duplicative public company costs and other selling, general and administrative savings. The analysis indicated that the Merger is anticipated to be slightly accretive to projected stand-alone earnings per share of Interpore in fiscal 1998 and accretive in fiscal 1999 and beyond. The analysis indicated that the Merger is anticipated to be significantly accretive to projected stand-alone earnings per share of Cross in fiscal 1998 and accretive in fiscal 1999 and beyond. The actual operating and financial results achieved by Interpore may vary from projected results and variations may be material as a result of business and market risks, the timing and amount of synergies, the costs associated with achieving such synergies and other factors.

    Contribution Analysis. Piper Jaffray also analyzed the expected contributions of each of Interpore and Cross to revenue, gross profit, operating income, pre-tax income and stockholders' equity of the Combined Company for the year ended December 31, 1997 based on pro forma results and for the years ending December 31, 1998 and 1999 based on Cross' and Interpore's combined stand-alone financial planning data. The analysis indicated that during these periods Cross contributed or would contribute to the combined entity revenues ranging from 45.4% to 53.2%, gross profit ranging from 36.2% to 46.1%, operating income ranging from not meaningful to 46.4%, pretax income ranging from not meaningful to 38.8%, and stockholders' equity ranging from 30.0% to 31.6%. Cross will account for approximately 48.2% of the ownership of the Combined Company based on treatment of convertible debt on a common stock equivalent basis and 50.7% based on treatment of convertible debt on an as if converted basis.

    Combined Company Discounted Cash Flow Analysis. Piper Jaffray estimated the present value of the projected future cash flows of the Combined Company for the years ending December 31, 1998 through 2001 based on the same financial planning data for the Combined Company furnished by Cross management utilized in the accretion/dilution analysis described above. Piper Jaffray applied a range of terminal value multiples of forecasted 2001 earnings before interest and taxes of 11x to 13x and a range of discount rates of 20% to 30%. This analysis yielded a range of estimated present values of aggregate Combined Company equity of approximately $120.9 million to $190.6 million and of per share Combined Company equity of approximately $8.32 to $13.11. Piper Jaffray adjusted these per share amounts by the Exchange Ratio set forth in the Merger Agreement of 1.2750 per share and calculated per share equity values ranging from $10.61 to $16.72. Piper Jaffray compared these per share equity values to the equivalent per share amount of the Combined Company to which each holder of a share of Cross Common Stock is entitled to in the Merger.

    In reaching its conclusion as to the fairness of the consideration to be received in the Merger and in its presentation to the Cross Board of Directors, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported its Piper Jaffray Opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the processes underlying the Piper Jaffray Opinion. The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any comparable analysis as a comparison is identical to Interpore, Cross or the Merger. Accordingly, an analysis of the results is not mathematical; rather, it involves complex considerations and judgments concerning differences in the various characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which Interpore and Cross were compared.

    For purposes of the Piper Jaffray Opinion, Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial and other information made available to it and did not assume responsibility independently to verify such information. Piper Jaffray relied upon the assurances of the respective managements of Interpore and Cross that the information provided by Interpore and Cross had a reasonable basis and, with respect to financial planning data, products and technologies under development and other business outlook information, reflected the best available estimates, and that they were not aware of any information or fact that would make the information provided to Piper Jaffray incomplete or misleading. Financial planning data was prepared based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and actual results could vary significantly from those set forth in such financial planning data. Piper Jaffray has assumed no liability for such financial planning data. Upon the advice of Interpore and Cross and their legal and accounting advisors, Piper Jaffray assumed (i) the Merger would be treated as a "pooling of interests" for accounting purposes and
(ii) the Merger would qualify as a reorganization within the meaning of Section 368(a) of the Code.

    Piper Jaffray assumed with Cross' consent that neither Cross nor Interpore was a party to any material pending transaction, including financial, recapitalization, acquisition or merger discussions, other than the Merger or in the ordinary course of business. Further, Piper Jaffray assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements will be imposed that will have a material adverse effect on the Combined Company. Piper Jaffray's opinion is limited to the consideration to be received by the holders of common stock in the Merger pursuant to the Merger Agreement and made no evaluation for purposes of expressing an opinion, and expressed no opinion concerning, any other terms of the Merger Agreement or any other agreement entered into in connection with the Merger, including without limitation the Stockholder Agreements and the Stock Option Agreements. In arriving at its Piper Jaffray Opinion, Piper Jaffray also assumed, based on discussions with management and legal representatives of Cross, that the Merger will not result in a change in control of Cross under applicable state corporate law.

    In arriving at the Piper Jaffray Opinion, Piper Jaffray did not perform and was not provided any appraisal or valuation of specific assets or liabilities (contingent or otherwise) of Interpore or Cross and expressed no opinion regarding the liquidation value of any entity. Piper Jaffray did not make any physical inspection of the properties or assets of Cross or Interpore. No limitations were imposed by Cross on the scope of Piper Jaffray's investigation or the procedures to be followed in rendering its Piper Jaffray Opinion. Piper Jaffray expressed no opinion as to the price at which shares of Cross or Interpore have traded or at which shares of Interpore Common Stock may trade at any future time. The Piper Jaffray Opinion is based upon information available to Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the Piper Jaffray Opinion. Events occurring after such date could materially affect the assumptions used in preparing the Piper Jaffray Opinion.

    Piper Jaffray, as a customary part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, underwritings and other distributions of securities, private placements and evaluations for estate, corporate and other purposes. The Cross Board of Directors selected Piper Jaffray because of its expertise, reputation and familiarity with the medical technology industry in general and the orthopedic segment in particular. In the ordinary course of its trading activities, Piper Jaffray and its affiliates may, from time to time, have a long or short position in and buy and sell Cross securities, which positions, on occasion, may be material in size relative to the volume of trading activity. In the ordinary course of its business, Piper Jaffray and its affiliates may also actively trade securities of Interpore for its own account or the accounts of its customers and, accordingly, may at any time hold a long or short position in the securities.

    For rendering its services to the Cross Board of Directors in connection with the Merger, Cross paid Piper Jaffray a $25,000 non-refundable cash retainer, $25,000 on January 1, 1998 and $250,000 for rendering the Piper Jaffray Opinion upon rendering the Piper Jaffray Opinion. Cross has also agreed to pay an additional amount equal to 2% of the aggregate value of the Merger (less amounts paid relating to the retainer and Piper Jaffray Opinion) upon consummation of the Merger. The contingent nature of a portion of these fees may have created a potential conflict of interest in that Cross would be unlikely to consummate the Merger unless it had received the Piper Jaffray Opinion. Whether or not the Merger is consummated, Cross has agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray and to indemnify Piper Jaffray against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of Piper Jaffray by Cross.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendations of the Boards of Directors of Interpore and Cross with respect to the Merger, Interpore shareholders and Cross stockholders should be aware that certain members of management of Interpore and Cross and of the Interpore Board of Directors and the Cross Board of Directors have interests in the

Merger that are different from, or in addition to, the interests of the stockholders of Interpore and Cross generally. The Board of Directors of each of Interpore and Cross was aware of such interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    Board of Directors and Committees of Interpore. As provided in the Merger Agreement, immediately after the Effective Time, the Interpore Board of Directors will consist of 6 directors, three of which will be designated by Interpore (the "Initial Interpore Directors") and three of which will be designated by Cross (the "Initial Cross Directors"). The Merger Agreement also provides that the persons who serve initially on the Interpore Board of Directors immediately after the Effective Time who are "Initial Interpore Directors" shall be David C. Mercer, William A. Eisenecher and G. Bradford Jones; and the persons who serve initially on the Interpore Board of Directors at the Effective Time who are "Initial Cross Directors" shall be Joseph A. Mussey, Daniel A. Funk and Robert J. Williams. The directors of Interpore and Cross who are not either Initial Interpore Directors or Initial Cross Directors have indicated that they intend to resign upon consummation of the Merger. The Merger Agreement provides that, immediately after the Effective Time, the Board of Directors shall be divided into three classes. One of the Initial Interpore Directors will be in each of the three classes directors of Interpore, and one of the Initial Cross Directors will be in each of the three classes of directors of Interpore. The Initial Interpore Directors and Initial Cross Directors shall be evenly spread between Interpore's three classes of directors as follows:
Messrs. Mercer and Mussey shall serve until the third annual meeting of Interpore's stockholders following the Effective Time; (ii) Messrs. Eisenecher and Funk shall serve until the second annual meeting of Interpore's stockholders following the Effective Time; and (iii) Messrs. Jones and Williams shall serve until the first annual meeting of Interpore's stockholders following the Effective Time. The classification of the Interpore directors will only be accomplished if the Reincorporation is approved by the Interpore shareholders.

    Indemnification of Directors and Officers of Interpore and Cross. The Merger Agreement provides that (a) from and after the Effective Time, Interpore will, and will cause Cross and Interpore to, indemnify and hold harmless each present and former director and officer of Interpore and Cross and their respective subsidiaries (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Interpore or Cross, as the case may be, would have been permitted under Delaware or California law and its certificate or articles, as applicable, of incorporation or bylaws in effect on the date hereof to indemnify such Indemnified Party, and (b) for a period of six years after the Effective Time Interpore will maintain (to the extent available in the market) policies of directors' and officers' liability insurance with coverage in amount and scope at least as favorable as Interpore's and Cross' existing coverage (provided the annual aggregate premium does not exceed 200% of the annual premium currently paid by Interpore or Cross for such coverage) with respect to claims arising from facts or events which occurred on or before the Effective Time.

    Employment Agreements. Joseph A. Mussey, Cross' President and Chief Executive Officer, and Paul A. Miller, Ira Benson, Philip A. Mellinger and Thomas E. Zimmer, other executive officers of Cross, are parties to employment agreements with change of control provisions with Cross providing certain benefits upon a termination of their employment following a change of control of Cross, including the Merger. Under each employment agreement, termination of the officer other than for Cause (as defined in the employment agreement) or termination by the officer of his employment for Good Reason (as defined in the employment agreement) within one year after a change in control of Cross (as defined in the employment agreement, including the Merger), will entitle the officer to receive payments for two years equal to the salary and bonus he was entitled to receive prior to the termination. In addition, the officer also will be entitled to receive certain employee benefits for two years after such involuntary termination. Because there will be a change in control as a result of the Merger, any termination of the employment of any officer who is a party to such an agreement as described above within one year after the Merger will trigger the foregoing payments and benefits.

    Dr. Edward R. Funk is a party to an employment agreement with Cross. In addition to the employment agreement, Cross, the Edward R. Funk Irrevocable Life Insurance Trust #1 and the Edward R. Funk Irrevocable Life Insurance Trust #2, are parties to two Split Dollar Insurance Plans (the "Plans"), dated November 15, 1988. Dr. Funk, the trusts and Cross have entered into an agreement dated February 11, 1998, where, conditioned and effective upon the consummation of the Merger, the Plans will be terminated, the employment agreement will be terminated, and Dr. Funk will receive $240,000 in consideration for the termination of the employment agreement and the Plans. See "Proposal to Elect Cross' Directors -- Employment Contracts."

    Stock Options. The Cross 1994 Stock Option Plan, as amended (the "Cross 1994 Plan") provides for vesting of options upon a "change in control." The Merger will constitute a change in control pursuant to the definition set forth in the Cross 1994 Plan. As a result, all of the options outstanding under the Cross 1994 Plan will become fully vested and immediately exercisable upon consummation of the Merger. As of the record date for the Cross

Annual Meeting, there were 552,776 options granted and currently outstanding under the Cross 1994 Plan, of which 309,563 were unvested. As of such date, the executive officers and directors of Cross (in the aggregate) held 183,240 vested and 160,460 unvested options to purchase an aggregate of 343,700 shares of Cross Common Stock under the Cross 1994 Plan. The exercise prices of the options held by the executive officers range from $3.50 to $8.875, with a weighted average exercise price of $6.79 per share. Stock options outstanding under the Cross 1984 Incentive Stock Option Plan, the Cross 1984 Nonstatutory Stock Option Plan, the Interpore Amended and Restated Stock Option Plan and the Interpore 1995 Stock Option Plan will not be affected by the Merger. The treatment in the Merger of outstanding options granted under the Cross 1994 Plan is described under "The Merger Agreement -- Certain Covenants -- Stock Plans."

ACCOUNTING TREATMENT OF THE MERGER

    The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Interpore and Cross will be carried forward to the combined company at their recorded amounts, the operating results of Interpore will include the operating results of Interpore and Cross for the entire fiscal year in which the combination occurs and the reported operating results of the separate companies for prior periods will be combined and restated as the operating results of the combined company. It is a condition to the consummation of the Merger that Interpore receive a letter from Ernst & Young LLP, Interpore's independent auditors, to the effect that they concur with the conclusions of Interpore's and Cross' management as to the propriety of using pooling of interests accounting for the transaction contemplated. It is a condition to the consummation of the combination that Cross receive from Coopers & Lybrand L.L.P., Cross' independent accountants, a letter to the effect that they concur with the conclusions of Cross' management that no conditions exist with respect to Cross which would preclude Cross from being a party to a merger accounted for as a pooling of interests. Interpore and Cross have agreed that they will use all reasonable efforts to cause each of their directors, officers and other persons who may be deemed to be affiliates to execute a written agreement providing that such persons will not take certain actions, including the disposition of common stock held or received in the merger under certain circumstances, that would jeopardize the accounting treatment of the Merger as a "pooling of interests." See "The Merger -- Accounting Treatment of the Merger" and "The Merger Agreement -- Conditions to Obligations to Effect the Merger."

CERTAIN FEDERAL REGULATORY MATTERS

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules and regulations thereunder require that parties of a certain size to a proposed merger or business combination exceeding a certain size file with the Antitrust Division of the Department of Justice and the Federal Trade Commission Notification and Report Forms with respect to such merger or business combination. Because neither Interpore, Cross nor the Merger meet the applicable size requirements under the HSR Act, no filings were required under the HSR Act in connection with the Merger. Notwithstanding the foregoing, the parties to the Merger will be subject to antitrust laws.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain federal income tax considerations generally applicable to holders of Cross Common Stock who hold their stock as a capital asset and who, pursuant to the Merger, exchange their Cross Common Stock solely for Interpore Common Stock. Consummation of the Merger is conditioned upon the receipt by Cross of an opinion of Porter, Wright, Morris & Arthur, counsel to Cross, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization described in
Section 368(a) of the Code. In rendering such opinion Porter, Wright, Morris & Arthur shall be entitled to rely upon certain qualifications and assumptions and upon representations made by the parties to the Merger and their respective officers, stockholders and directors, which representations will not be independently investigated or verified by Porter, Wright, Morris & Arthur and will be assumed to be true as of the Effective Time. The portion of the summary below under "Treatment of Holders of Cross Common Stock" assumes that the Merger will be treated in accordance with the opinion of Porter, Wright, Morris & Arthur described above.

    The following summary is based upon current provisions of the Code, currently applicable Treasury regulations, and judicial and administrative decisions and rulings and is for general information only. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences to Interpore, Cross and their stockholders.

    The summary does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under the federal income tax law (e.g., insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation). In addition, this discussion does not consider the effect of any applicable state, local or foreign tax laws.

    Except as discussed below under " -- Cash in Lieu of Fractional Shares," a holder of Cross Common Stock who, pursuant to the Merger, exchanges Cross Common Stock for Interpore Common Stock will not recognize gain or loss upon such exchange. Such holder's tax basis in the Interpore Common Stock received pursuant to the Merger will be equal to its tax basis in the Cross Common Stock surrendered (excluding any portion of its tax basis allocated to fractional shares with respect to which cash is received), and its holding period for the Interpore Common Stock will include its holding period for the Cross Common Stock surrendered, provided that the Cross Common Stock was a capital asset in the hands of Cross stockholders at the Effective Time.

    Cash in Lieu of Fractional Shares. A holder of Cross Common Stock who receives cash in lieu of fractional shares of Interpore Common Stock will be treated as having received such fractional shares pursuant to the Merger and then as having exchanged such fractional shares for cash in a redemption by Interpore. Any gain or loss attributable to fractional shares generally will be capital gain or loss. The amount of such gain or loss will be equal to the difference between the ratable portion of the holder's tax basis in the Cross Common Stock surrendered in the Merger that is allocated to his fractional share and the cash received in lieu thereof. Any such capital gain or loss will constitute long-term capital gain or loss if the Cross Common Stock has been held by the holder for more than one year at the Effective Time. Long-term capital gain recognized by certain non-corporate stockholders is subject to federal income tax at preferential capital gains rates, and such gain recognized with respect to an asset with a holding period of more than 18 months at the Effective Time is subject to federal income tax at potentially further reduced capital gains rates.

    Reporting Requirements and Backup Withholding. Each stockholder of Cross receiving Interpore Common Stock as a result of the Merger will be required to retain certain records and file with his federal income tax return a statement setting forth certain facts relating to the Merger. Backup withholding at the rate of 31% may apply with respect to certain payments unless the recipient (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Cross stockholder who does not provide Interpore with his correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder's federal income tax liability provided that certain required information is furnished to the IRS. Interpore will report to stockholders of Interpore and to the IRS the amount of "reportable payments" and any amount withheld with respect to Interpore Common Stock during each calendar year.

    The backup withholding and information reporting rules are currently under review by the Treasury Department and their application to the Interpore Common Stock could be changed by future regulations.

    Effect on Shareholders of Interpore. The Merger is expected to be tax-free to shareholders of Interpore for federal income tax purposes.

    THE FOREGOING DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE, AND MAY NOT APPLY TO ALL STOCKHOLDERS OF INTERPORE AND CROSS. ACCORDINGLY, EACH STOCKHOLDER OF INTERPORE AND CROSS IS URGED TO CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS.

DELISTING AND DEREGISTRATION OF CROSS COMMON STOCK; LISTING OF INTERPORE COMMON STOCK

    Interpore Common Stock currently is listed for quotation on the Nasdaq National Market under the symbol "BONZ." Cross Common Stock currently is listed on the Nasdaq SmallCap Market under the symbol "CRSS." Upon consummation of the Merger, Cross Common Stock will be delisted from the Nasdaq SmallCap Market and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Application will be made for the inclusion in the Nasdaq National Market of the shares of Interpore Common Stock to be issued in the Merger. This inclusion in the Nasdaq National Market is a condition to the consummation of the Merger. See "The Merger Agreement -- Conditions to Obligations to Effect the Merger." Following the Merger, Cross stockholders will need to exchange their outstanding stock certificates for certificates representing shares of Interpore Common Stock. See "The Merger Agreement -- Exchange of Stock Certificates."

RESALES OF INTERPORE COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER; AFFILIATE AGREEMENTS

    Interpore Common Stock issued in connection with the Merger will be freely transferable, except that shares of Interpore Common Stock received by persons who are deemed to be "affiliates" (as such term is defined by Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), of Cross at the Effective Time may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Cross has agreed that it will use all reasonable efforts to cause each of its executive officers and directors and persons who may be deemed to be "affiliates" to execute a written agreement (a "Cross Affiliate Agreement") providing, among other things, that such person will not offer, sell, transfer or otherwise dispose of any of the shares of Interpore Common Stock obtained as a result of the Merger except in compliance with the Securities Act and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder. Each Cross Affiliate Agreement also (i) will provide that the affiliate covered by such agreement may not take certain actions that would jeopardize the accounting treatment of the Merger as a "pooling of interests" and (ii) require such affiliate to make certain representations with respect to certain tax matters. Interpore has agreed that it will use all reasonable efforts to cause each of its executive officers and directors and persons who may be deemed to be "affiliates" to execute a written agreement (an "Interpore Affiliate Agreement") providing that the affiliate covered by such agreement may not take certain actions that would jeopardize the accounting treatment of the Merger as a "pooling of interests."

DISSENTERS' AND APPRAISAL RIGHTS

    Interpore. Holders of record of Interpore Common Stock who do not vote in favor of the principal terms of the Merger and who otherwise comply with the requirements under Chapter 13 of the CGCL will be entitled to dissenters' rights under the CGCL. A person having a beneficial interest in shares of Interpore Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters' rights.

    THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER THE CGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF CHAPTER 13 WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX IV. ALL REFERENCES IN CHAPTER 13 AND THIS SUMMARY TO A "SHAREHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF INTERPORE COMMON STOCK AS TO WHICH DISSENTERS' RIGHTS ARE ASSERTED.

    If no instructions are indicated on proxies received by Interpore, such proxies will be voted for the proposal to approve the principal terms of the Merger at the Interpore Annual Meeting. Those shareholders who return their proxies without instructions, resulting in a vote for the approval of the principal terms of the Merger, will not be entitled to dissenters' rights.

    Interpore shareholders will not have dissenters' rights unless demands for purchase in cash of such shares at their fair market value as of February 11, 1998, pursuant to Section 1301 of the CGCL (a "Demand") are made with respect to five percent or more of the outstanding shares of Interpore Common Stock (before giving effect to the Merger). Such Demands must be received by Interpore, or its transfer agent not later than the date of the Interpore Annual Meeting. In the event that Demands are made with respect to five percent or more of the outstanding shares of Interpore Common Stock, on or before the date of the Interpore Annual Meeting, the Interpore shareholders who made Demands will be entitled to dissenters' rights, provided that such dissenters' rights are perfected pursuant to Chapter 13; provided, however, that if Demands are made with respect to five percent or more of the outstanding shares of Interpore Common Stock, Interpore shall have no obligation to consummate the Merger and unless the Merger is consummated, no Interpore shareholder shall be entitled to dissenters' rights.

    In the event that the principal terms of the Merger are approved by the Interpore shareholders, a holder of Interpore Common Stock who objects to the Merger (a "Dissenting Shareholder") will be entitled to payment in cash of the fair market value as of February 11, 1998 of their shares ("Dissenting Shares"); provided that: (i) such shares were outstanding immediately prior to the date for the determination of shareholders entitled to vote on the Merger; (ii) the Dissenting Shareholder voted his or her shares against the approval of the principal terms of the Merger; (iii) the Dissenting Shareholder made a Demand; and (iv) the Dissenting Shareholder has submitted for endorsement certificates representing his or her Dissenting Shares, in accordance with Section 1302 of the CGCL. On February 11, 1998, the closing price per share of Interpore Common Stock on the Nasdaq National Market was $8.25.

    The Demand must: (i) be a written demand requesting that Interpore purchase the Dissenting Shares and make payment to the Dissenting Shareholder in cash of their fair market value as of February 11, 1998; (ii) be received by Interpore on or before the date of the Interpore Annual Meeting; (iii) state the number and class of Interpore shares held of record by the Dissenting Shareholder which the Dissenting Shareholder demands Interpore to purchase; and
(iv) contain a statement of what the Dissenting Shareholder claims to be the fair market value of his or her Dissenting Shares as of February 11, 1998. Such statement of the fair market value constitutes an offer by the Dissenting Shareholder to sell his or her Dissenting Shares at such price. A Dissenting Shareholder who has made such a demand for payment may not withdraw such Demand unless Interpore consents thereto. A proxy or vote against the approval of the principal terms of the Merger Agreement does not in itself constitute a Demand.

    The Dissenting Shareholder must submit the certificates representing the Dissenting Shares for endorsement as Dissenting Shares to Interpore at its principal office or at the office of any transfer agent of Interpore within 30 days after the date on which notice of approval of the Merger by the Interpore shareholders was mailed to such Dissenting Shareholder.

    If any Interpore shareholder may have dissenters' rights, Interpore will mail to each such shareholder a notice of the approval of the principal terms of the Merger by the Interpore shareholders within ten days after the date of such approval, accompanied by: (i) a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the CGCL; (ii) a statement of the price determined by Interpore to represent the fair market value as of February 11, 1998 of the Dissenting Shares; and (iii) a brief description of the procedure to be followed if the shareholder desires to exercise his or her dissenters' rights under such sections. The statement of price constitutes an offer by Interpore to purchase such Dissenting Shares.

    If Interpore denies that shares submitted to it as Dissenting Shares are Dissenting Shares, or if Interpore and a Dissenting Shareholder fail to agree on the fair market value of the Dissenting Shares, either such Dissenting Shareholder or Interpore may file a complaint in the Superior Court of the proper county in California requesting that the court determine such issue. Such complaint must be filed within six months after the date on which notice of the approval of the Merger is mailed to the Dissenting Shareholders.
    On trial of the action, the court will first determine if the shares are Dissenting Shares, and if so determined, the court will either determine the fair market value or appoint one or more impartial appraisers to do so. If both Interpore and the Dissenting Shareholder fail to file a complaint with six months after the date on which notice of the approval of the principal terms of the Merger was mailed to the Dissenting Shareholders, such Dissenting Shareholder will lose his or her dissenters' rights. In addition, if the Dissenting Shareholder transfers such Dissenting Shares prior to their submission for the required endorsement, such shares will lose their status as Dissenting Shares.

    ANY DEMANDS, NOTICES, CERTIFICATES OR OTHER DOCUMENTS DELIVERED TO INTERPORE PRIOR TO THE MERGER MAY BE SENT TO RICHARD L. HARRISON, SECRETARY, INTERPORE INTERNATIONAL, 181 TECHNOLOGY DRIVE, IRVINE, CALIFORNIA 92618.

    FAILURE TO TAKE ANY NECESSARY STEP WILL RESULT IN A TERMINATION OR WAIVER OF THE RIGHTS OF THE HOLDER UNDER CHAPTER 13 OF THE CGCL. A PERSON HAVING A BENEFICIAL INTEREST IN INTERPORE COMMON STOCK THAT IS HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A TRUSTEE OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE REQUIREMENTS OF CHAPTER 13 OF THE CGCL IN A TIMELY MANNER IF SUCH PERSON ELECTS TO DEMAND PAYMENT OF THE FAIR MARKET VALUE OF SUCH SHARES.

    Holders of Interpore Common Stock are not entitled to dissenters rights under the CGCL in connection with the Reincorporation.

    Cross. Holders of record of Cross Common Stock who do not vote in favor of the Merger Agreement and who otherwise comply with the requirements of Section 262 summarized herein will be entitled to appraisal rights under the DGCL. A person having a beneficial interest in shares of Cross Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

    THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX V. ALL REFERENCES IN SECTION 262 AND THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF CROSS COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

    Under the DGCL, holders of shares of Cross Common Stock ("Appraisal Shares") who follow the procedures set forth in Section 262 will be entitled to have their Appraisal Shares appraised by the Delaware Chancery Court and to receive Payment in cash of the "fair value" of such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, it any, is determined by such court; provided, however, that if demands for appraisal rights are made with respect to five percent or more of the outstanding shares of Cross Common Stock, Interpore shall have no obligation to consummate the Merger and unless the Merger is consummated, no Cross stockholder shall be entitled to appraisal rights.

    Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for such meeting with respect to shares to which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262.

    This Joint Proxy Statement/Prospectus constitutes such notice to the holders of Appraisal Shares and the applicable statutory provisions of the DGCL are attached to this Joint Proxy Statement/Prospectus as Annex V. Any Cross stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Annex V carefully, because failure to comply timely and properly with the procedures specified will result in the loss of appraisal rights under the DGCL.

    A HOLDER OF APPRAISAL SHARES WISHING TO EXERCISE SUCH HOLDER'S APPRAISAL RIGHTS MUST (1) NOT VOTE IN FAVOR OF THE MERGER AGREEMENT AND (2) DELIVER TO CROSS PRIOR TO THE VOTE ON THE MERGER AGREEMENT AT THE CROSS ANNUAL MEETING TO BE HELD ON MAY 6, 1998, A WRITTEN DEMAND FOR SUCH HOLDER'S APPRAISAL RIGHTS. A HOLDER OF APPRAISAL SHARES WISHING TO EXERCISE SUCH HOLDER'S APPRAISAL RIGHTS MUST BE THE RECORD HOLDER OF SUCH APPRAISAL SHARES ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE AND MUST CONTINUE TO HOLD SUCH APPRAISAL SHARES OF RECORD UNTIL THE CONSUMMATION OF THE MERGER. ACCORDINGLY, A HOLDER OF APPRAISAL SHARES WHO IS THE RECORD HOLDER OF APPRAISAL SHARES ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE, BUT WHO THEREAFTER TRANSFERS SUCH APPRAISAL SHARES PRIOR TO THE CONSUMMATION OF THE MERGER, WILL LOSE ANY RIGHT TO APPRAISAL IN RESPECT OF SUCH APPRAISAL SHARES. A PROXY OR VOTE AGAINST THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT DOES NOT IN ITSELF CONSTITUTE A DEMAND FOR APPRAISAL RIGHTS.

    Only a holder of record of Appraisal Shares is entitled to assert appraisal rights for the Appraisal Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificate. If the Appraisal Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Appraisal Shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Appraisal Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Appraisal Shares held for one or more beneficial owners while not exercising such rights with respect to the Appraisal Shares held for other beneficial owners; in such case, the written demand should set forth the number of Appraisal Shares as to which appraisal is sought. When no number of Appraisal Shares is expressly mentioned, the demand will be presumed to cover all Appraisal Shares held in the name of the record owner. Stockholders who hold their Appraisal Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

    ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO CROSS MEDICAL PRODUCTS, INC., 5160-A BLAZER MEMORIAL PARKWAY, DUBLIN, OHIO 43017-1339,
ATTENTION: PAUL A. MILLER.

    Within 10 days after the consummation of the Merger, the combined company will notify each stockholder who has properly asserted rights under Section 262 and has not voted in favor of the Merger Agreement of the date the Merger became effective.

    Within 120 days after the consummation of the Merger but not thereafter, the combined company or any stockholder who has complied with the statutory requirements summarized above may file a petition in the

Delaware Chancery Court demanding a determination of the fair value of the Appraisal Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

    Within 120 days after the consummation of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Interpore a statement setting forth the aggregate number of Appraisal Shares not voted in favor of adoption of the principal terms of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such Appraisal Shares. Such statements must be mailed within 10 days after a written request therefor has been received by Interpore.

    If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the fair value of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Appraisal Shares as determined under Section 262 could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement it they did not seek Appraisal of their Appraisal Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings.

    The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Appraisal Shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Appraisal Shares entitled to appraisal.

    Any holder of Appraisal Shares who had duly demanded an appraisal in compliance with Section 262 will not, after the consummation of the Merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to holders of record of Appraisal Shares as of a record date prior to the consummation of the Merger).

    If any stockholder who properly demands appraisal of his Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Appraisal Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw his right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if the stockholder delivers to Interpore a written withdrawal of his demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the consummation of the Merger will require the written approval of Interpore.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION RECEIVABLE WITH RESPECT TO SUCH APPRAISAL SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT). IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262, CROSS STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

    See "Comparative Rights of Cross Stockholders and Interpore Shareholders -- Dissenters' and Appraisal Rights."

                              THE COMBINED COMPANY

    Management of Interpore and Cross believe that the Merger will create a medical device company with a unique combination of spinal and bone graft technologies and with an expanded product portfolio and combined distribution channels specifically addressing the spine/orthopaedic market. The Merger will combine Interpore's strengths as a leading manufacturer and marketer of synthetic bone graft materials with Cross' strong spinal implant product offerings, and create a stronger, more competitive medical device company. Interpore and Cross also believe that the Merger will provide opportunities to achieve benefits for our stockholders and customers that might not otherwise be available, including immediate opportunities for revenue growth, product improvement, new product development, improved distribution and savings in operating costs. The Boards of Directors of Cross and Interpore believe that the combined resources of the two companies will allow it, among other things, to better compete in a consolidating industry, to further research and development programs and to enhance the sales of each company's products. The Boards of Directors of Cross and Interpore also believe that the Merger is the best strategic alternative for each of Interpore and Cross.

    As a result of the Merger, Cross will become a wholly-owned subsidiary of Interpore. The corporate headquarters of the combined company will be in Irvine, California. The combined company intends to continue the separate existence of Cross as one of Interpore's two operating subsidiaries. Management of Interpore and Cross are jointly reviewing the two companies' operations in order to develop plans and proposals regarding the integration and combination of all functional areas of the combined business. The goal of management of Interpore and Cross is to complete much of its transition plan prior to the consummation of the Merger, so that the plan may be implemented as soon thereafter as possible. Interpore Orthopaedics, Inc., the existing wholly-owned primary operating subsidiary of Interpore, will continue the business of developing, manufacturing and marketing synthetic bone graft material for the orthopaedic, oral and maxillofacial markets. Using Interpore's proprietary manufacturing processes, the unique skeletal structures of certain species of coral are converted into biocompatible bone graft materials. These materials have interconnected porosity, architecture and chemical composition similar to that of human cancellous bone, and facilitate bone and tissue ingrowth. Cross will continue the business of developing and distributing spinal implant products. Cross' implants are used by surgeons to obtain fusion in areas of the spine affected by degenerative diseases, deformities, trauma and tumors. The spinal implant stabilizes the spine while fusion occurs, and assists in preventing the bone graft material (which is used in the areas of the spine where the disc has been removed) from collapsing or migrating.

    Upon consummation of the Merger, the executive management of Interpore will be comprised of members of the existing executive management of Interpore and Cross as follows: (i) David C. Mercer, the current President and Chief Executive Officer of Interpore, will become Chief Executive Officer and Chairman of the Board of Interpore; (ii) Joseph A. Mussey, the current President and Chief Executive Officer of Cross, will become the President and Chief Operating Officer of Interpore; (iii) Richard L. Harrison, the current Vice President, Finance and Chief Financial Officer of Interpore, will become the Senior Vice President and Chief Financial Officer of Interpore and (iv) Paul A. Miller, the current Vice President and Chief Financial Officer of Cross, will become the Vice President, Administration and Business Development of Interpore.

    Following the Merger, the Interpore Board of Directors is expected to consist of the following six persons: David C. Mercer, William A. Eisenecher and
G. Bradford Jones (all of whom were designated by Interpore), and Joseph A. Mussey, Daniel A. Funk and Robert J. Williams (all of whom were designated by Cross). If the Reincorporation is approved by the Interpore shareholders, the Interpore Board of Directors will be divided into three classes, each consisting of two directors. Class I directors will be initially elected for a term expiring at the first annual meeting of Interpore stockholders following the Effective Time. Class II directors will be initially elected for a term expiring at the second annual meeting of Interpore stockholders following the Effective Time. Class III directors will be initially elected for a term expiring at the third annual meeting of Interpore stockholders following the Effective Time. The Initial Interpore Directors and the Initial Cross Directors shall be evenly spread between Interpore's three classes of directors as follows: Messrs. Mercer and Mussey shall be Class III Directors; (ii) Messrs. Eisenecher and Funk shall be Class II Directors; and (iii) Messrs. Jones and Williams shall be Class I Directors. For a description of the business background of Messrs. Mercer, Eisenecher and Jones, see "Proposal to Elect Interpore's Directors." For a description of the business background of Messrs. Mussey, Funk and Williams, see "Proposal to Elect Cross' Directors."

                              THE MERGER AGREEMENT

    The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Stockholders of Interpore and Cross are urged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Merger.

THE MERGER

    The Merger Agreement provides that, following the approval of the Merger by the stockholders of Interpore and Cross and the satisfaction or waiver of the other conditions to the Merger, Cross will become a wholly-owned subsidiary of Interpore, and the holders of Cross Common Stock will become holders of Interpore Common Stock.

    If the Merger Agreement is approved by the stockholders of Interpore and Cross, and the other conditions to the Merger are satisfied or waived, the Closing will take place on the second business day (the "Closing Date") following the date on which the last of the conditions is satisfied or waived, or at such other time and date to which Interpore and Cross mutually agree. On the Closing Date, Cross and Interpore will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in
Section 251 of the DGCL. The Merger will become effective upon the filing of such certificate of merger or at such later time as is specified therein. See "The Merger Agreement -- Conditions to Obligations to Effect the Merger." Subject to the satisfaction (or waiver) of the other conditions to the obligations of Interpore and Cross to consummate the Merger, it is presently expected that the Merger will be consummated as soon as practicable following the Interpore Annual Meeting and the Cross Annual Meeting.

CONVERSION OF SHARES

    The Merger Agreement provides that the Merger will be effected by the merger of a newly-formed subsidiary of Interpore ("Interpore Sub"), with and into Cross, in which Cross will be the surviving corporation.

    At the Effective Time, in the Merger: (i) each issued and outstanding share of Cross Common Stock (other than shares that are canceled as described below) will be converted into 1.275 shares of fully paid and nonassessable shares of Interpore Common Stock; (ii) each issued and outstanding share of common stock of Interpore Sub will be converted into one share of common stock of Cross, the surviving corporation in the Merger; and (iii) each share of Cross Common Stock that is owned by Cross as treasury stock or is owned by Interpore or any of its wholly-owned subsidiaries will be canceled and will cease to exist and no stock of Interpore or other consideration shall be delivered in exchange therefor.

    Consequently, as a result of the Merger, Cross will become a wholly-owned subsidiary of Interpore and holders of Cross Common Stock will become holders of Interpore Common Stock.

    Based upon the number of shares of Interpore Common Stock and Cross Common Stock outstanding on the record date for the Interpore Annual Meeting and the record date for the Cross Annual Meeting, respectively, and the exchange ratio described above, Interpore's current stockholders will own approximately 51%, and Cross' current stockholders will own approximately 49%, of the Interpore Common Stock that will be outstanding upon completion of the Merger.

EXCHANGE OF STOCK CERTIFICATES

    Exchange Procedure. As soon as reasonably practicable after the Effective Time, U.S. Stock Transfer Corporation, as exchange agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Cross Common Stock, a letter of transmittal and instructions for use in effecting the surrender of such certificates in exchange for certificates representing shares of Interpore Common Stock. Upon surrender of a certificate for cancellation to the exchange agent, together with such letter of transmittal, duly executed, the holder of such certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Interpore Common Stock and the amount of any cash payable in lieu of fractional shares of Interpore Common Stock and other dividends or distributions which such holder is entitled to receive as provided in the next three paragraphs, and the certificates so surrendered will promptly be canceled.

    No Further Ownership Rights in Cross Common Stock. All shares of Interpore Common Stock (and cash in lieu of fractional shares) issued upon the surrender for exchange of certificates which immediately prior to the Effective Time represented shares of Cross Common Stock will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Cross Common Stock previously represented by such certificates, subject, however, to the obligations of Cross to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Cross on such shares of Cross Common Stock prior to the date of the Merger Agreement and which remain unpaid at the Effective Time. From and after the Effective Time there shall be no further registration of transfers on the stock transfer books of Cross of the shares of Cross Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates which immediately prior to the Effective Time represented shares of Cross Common Stock are presented to Interpore for any reason, such certificates will be canceled and exchanged in the manner described above.

    Fractional Shares. No fractional shares of Interpore Common Stock will be issued in the Merger. In lieu of any such fractional shares, each holder of shares of Cross Common Stock outstanding immediately prior to the Effective Time exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Interpore Common Stock (after taking into account all certificates representing shares of Cross Common Stock delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Interpore Common Stock multiplied by the per share sales price of Interpore Common Stock (as reported on the Nasdaq National Market) on the closing of the first day of regular-way trading of Interpore Common Stock on the Nasdaq National Market after the Effective Time.

    Dividends and Distributions. No dividends or other distributions declared or made after the Effective Time with respect to Interpore Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate representing shares of Cross Common Stock with respect to the shares of Interpore Common Stock the holder thereof is entitled to receive in respect thereof and no cash payment in lieu of fractional shares will be paid to any such holder until the holder of record of such certificate shall surrender such certificate to Interpore as described above. Subject to the effect of applicable laws, following surrender of any such certificate, there will be paid to the record holder of the certificates representing whole shares of Interpore Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Interpore Common Stock to which such holder is entitled under " -- Fractional Shares" above and an amount equal to the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to whole shares of Interpore Common Stock, and (ii) at the appropriate payment date, an amount equal to the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to whole shares of Interpore Common Stock, in each case without interest.

    Failure to Exchange. Any shares of Interpore Common Stock, and any portion of monies from which cash payments in lieu of fractional shares of Cross Common Stock which remain undistributed to the former stockholders of Cross for 180 days after the Effective Time will be delivered to Interpore upon demand, and any former stockholder of Cross who has not previously exchanged certificates which immediately prior to the Effective Time represented shares of Cross Common Stock will thereafter look only to Interpore for payment of such former stockholder's claim for Interpore Common Stock and any cash in lieu of fractional shares of Interpore Common Stock.

    No Liability. None of Interpore, Cross, or the exchange agent will be liable to any holder of shares of Cross Common Stock for any shares of Interpore Common Stock (or cash in lieu of fractional shares of Interpore Common Stock or any dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Interpore will be entitled to deduct and withhold from the consideration otherwise payable to any holder of certificates which prior to the Effective Time represented shares of Cross Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated as having been paid to the holder of the shares of Cross Common Stock in respect of which such deduction and withholding was made.

    Lost Certificates. If any certificate which prior to the Effective Time represented shares of Cross Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Interpore, the posting by such person of a bond in such reasonable amount as Interpore may direct as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Interpore Common Stock and any cash in lieu of fractional shares and unpaid dividends and distributions on shares of Interpore Common Stock otherwise deliverable in respect thereof.

    HOLDERS OF CROSS COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM U.S. STOCK TRANSFER CORPORATION, THE EXCHANGE AGENT FOR INTERPORE.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various customary representations and warranties, subject to identified exceptions, relating to, among other things,
(a) due organization, valid existence and good standing of each of Interpore, Cross and their respective subsidiaries and certain similar corporate matters;
(b) the capital structure of each of Interpore and Cross; (c) the authorization, execution, delivery and enforceability of the Merger Agreement, the Stockholder Agreements and the Stock Option Agreements, the consummation of the transactions contemplated by the Merger Agreement, the Stockholder Agreements and the Stock Option Agreements and related matters; (d) conflicts under charters or bylaws, required consents or approvals and violations of any instruments or law; (e) documents and financial statements filed by each of Interpore and Cross with the SEC and the accuracy of information contained therein; (f) the absence of undisclosed liabilities; (g) the absence of certain material adverse events, changes or events; (h) taxes and tax returns; (i) properties; (j) intellectual property; (k) regulations; (l) agreements, contracts and commitments; (m) litigation; (n) environmental matters and hazardous materials; (o) employee benefit plans; (p) compliance with laws; (q) accounting and tax matters relating to the Merger; (r) the accuracy of information supplied by each of Interpore and Cross in connection with the Registration Statement and this Joint Proxy Statement/Prospectus; (s) labor matters; (t) insurance; (u) opinions of financial advisors; (v) the absence of existing discussions with other parties;
(w) the inapplicability to the Merger of certain provisions of the DGCL; (x) the absence of certain events under the Work Adjustment and Retraining Notification Act of 1986; (y) transactions with related parties; (z) suppliers and customers; and (aa) the Interpore Rights Plan.

CERTAIN COVENANTS

    Conduct of Business. Pursuant to the Merger Agreement, each of Interpore and Cross has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as included on the disclosure schedules attached to the Merger Agreement or as otherwise consented to in writing by the other party or as contemplated by the Merger Agreement, it and each of its respective subsidiaries will: (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted;
(b) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other obligations when due; (c) use reasonable efforts to preserve intact its present business organization, management team and business relationships; (d) not accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan or authorize cash payments in exchange for any options granted under any employee stock plan, except as required pursuant to the plan or any related agreement; (e) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, not effect certain other changes in its capitalization, and not purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with the termination of service; (f) not issue or sell, or authorize or propose the issuance or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or any subscriptions, rights, warrants or options to acquire or other agreements obligating it to issue any such shares or other convertible securities (subject to certain exceptions, including the grant of options consistent with past practices to employees or directors (up to 200,000 shares for each of Interpore and Cross), the issuance of shares upon the exercise of outstanding stock options and convertible debt and the issuance of capital stock under the Interpore Rights Plan if required by the respective terms thereof); (g) not make any material acquisitions; (h) not sell, lease, license or otherwise dispose of material properties or assets outside the ordinary course of business; (i) not increase the compensation payable to its officers or employees (except for increases to non-officer employees consistent with past practices), grant additional severance or termination pay or enter into employment or severance agreements, enter into any collective bargaining agreement (other than as required by law) or establish, adopt, enter into or amend any plan for the benefit of its directors, officers, or employees; (j) not amend its certificate of incorporation or bylaws, except as contemplated by the Merger Agreement; (k) not incur indebtedness for money borrowed other than in the ordinary course of business; (l) not take any action that would or is reasonably likely to result in a material breach of any provision of the Merger Agreement or the Stock Option Agreements or in any of its representations or warranties set forth in the Merger Agreement or the Stock Option Agreements being untrue on the Closing Date; (m) not make or rescind any material tax elections, settle any tax claims or make any material change in its accounting methods; (n) not settle any material litigation relating to the transactions contemplated by the Merger Agreement; (o) not settle or take any material action with respect to any pending litigation; (p) not cancel or amend any insurance policy; and (q) not take, or agree in writing to take, any of the actions described in (d) through
(p) above.

    No Solicitation. The Merger Agreement provides that Interpore and Cross will not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent, (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving such party or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (any of the foregoing inquiries or proposals being referred to as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement will prevent Interpore or Cross or their respective Boards of Directors from (a) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of such party, if and only to the extent that (1) the Board of Directors of such party believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the prospects of Cross and Interpore as a combined company, would, if consummated, result in a transaction more favorable to the stockholders of such party over the long term than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal") and the Board of Directors of such party determines in good faith after consultation with outside legal counsel that such action is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Confidentiality Agreements, each dated October 10, 1997 between Interpore and Cross (the "Confidentiality Agreements"); or (b) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Each of Interpore and Cross also agrees not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless its Board of Directors determines in good faith after consultation with outside legal counsel that such action is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

    The Merger Agreement requires each of Interpore and Cross to promptly notify the other party (orally and in writing) upon receipt of any Acquisition Proposal or request for non-public information or access to its properties, books or records in connection with an Acquisition Proposal. The party providing such notice also is required to indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact, and continue thereafter to keep the other party informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

    Nasdaq Listings. The Merger Agreement requires each of Cross and Interpore to continue the quotation and listing of Cross Common Stock and Interpore Common Stock, respectively, on the Nasdaq SmallCap Market and the Nasdaq National Market, respectively, during the term of the Merger.

    Information. The Merger Agreement provides that upon reasonable notice, Cross and Interpore shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records and, during such period, each of Cross and Interpore shall, and shall cause each of their respective subsidiaries to, furnish promptly to the other (a) copies of monthly financial reports and development reports, (b) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (c) all other information concerning its business, properties and personnel as such other party may reasonably request. The parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreements. No information or knowledge obtained in any investigation shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

    Stockholders' Meetings. The Merger Agreement provides that each of Interpore and Cross will call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting upon the Merger Agreement and the Merger. Subject to the discussion above under " -- No Solicitation," each of Interpore and Cross agreed to recommend to its stockholders adoption of the Merger Agreement and approval of such matters, to coordinate and cooperate with respect to the timing of its stockholders' meeting and to use its best efforts to hold such meeting on the same day as the other party's stockholders' meeting and as soon as practicable after the date of the Merger Agreement. Unless otherwise required to comply with the applicable fiduciary duties of the respective directors of Interpore and Cross, as determined by such directors in good faith after consultation with outside legal counsel, each party agreed to use all reasonable efforts to solicit from stockholders of such party proxies in favor of such matters.

    Post-Merger Corporate Governance; Employment Arrangements. The Merger Agreement provides that certain corporate governance matters relating to Interpore will be as described above under "The Merger -- Interests of Certain Persons in the Merger -- Board of Directors and Committees of Interpore" and "The Combined Company." The Merger Agreement also provides that Interpore will have certain executive officers as described under "The Combined Company."

    The Merger Agreement provides that each of Interpore and Cross will cause Interpore to incorporate the provisions described in the immediately preceding paragraph into the Bylaws of Interpore in effect at the Effective Time, as appropriate, which provisions will thereafter be amended by the Interpore Board of Directors only with the approval of 75% of the members of the Interpore Board of Directors.

    Stock Plans. At the Effective Time, each outstanding option to purchase shares of Cross Common Stock (a "Cross Stock Option"), whether vested or unvested, will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Cross Stock Option, the same number of shares of Interpore Common Stock as the holder of such Cross Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number). The exercise price per share of each such option, as so converted, will be equal to (x) the aggregate exercise price for the shares of Cross Common Stock, purchasable pursuant to such Cross Stock Option, immediately prior to the Effective Time divided by (y) the number of whole shares of Interpore Common Stock deemed purchasable pursuant to such Cross Stock Option, as determined above (rounded downward to the nearest whole cent). As of the record date for the Cross Annual Meeting, 716,776 options to acquire shares of Cross Common Stock were outstanding. All outstanding Cross Stock Options issued pursuant to the Cross 1994 Plan will become exercisable in full at the Effective Time, pursuant to the terms of such stock options.

    Pursuant to the Merger Agreement, Interpore has agreed to reserve for issuance a sufficient number of shares of Interpore Common Stock for delivery upon exercise of the Interpore Stock Options or the Cross Stock Options, as the case may be, assumed as described above. As soon as practicable after the Effective Time, Interpore will amend its registration statement on Form S-8 with respect to the shares of Interpore Common Stock subject to such options and will use its best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

    Director and Officer Indemnification. The Merger Agreement provides that, from and after the Effective Time, Interpore and Cross will indemnify and hold harmless each present and former director and officer of Interpore and Cross against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any matter existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, or at or after the Effective Time, to the fullest extent that Interpore or Cross, as the case may be, would have been permitted under California or Delaware law, as applicable and its certificate or articles of incorporation or bylaws in effect on the date of the Merger Agreement to indemnify such person. Interpore and Cross will also be obligated to advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

    For a period of six years after the Effective Time, Interpore will maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are covered as of the date of the Merger Agreement by Interpore's or Cross' directors' and officers' liability insurance policy, with coverage in an amount and scope at least as favorable as Interpore's or Cross' existing coverage; provided that in no event will Interpore be required to expend in excess of 200% of the annual premium paid by Interpore or Cross for such coverage, and if the premium would at any time exceed 200% of such amount, then Interpore will maintain insurance policies which provide the maximum coverage available at an annual premium equal to 200% of such amount.

    Shareholder Rights Plan. Interpore entered into a Rights Agreement dated as of August 29, 1995 with U.S. Stock Transfer Corporation (the "Interpore Rights Plan"). The Interpore Rights Plan provides that the transactions contemplated by the Merger Agreement, the Stock Option Agreements and the Stockholder Agreements are exempt from the provisions of the Interpore Rights Plan, and that all rights issued pursuant to the Interpore Rights Plan will not be exercisable at the Effective Time. See "Proposal for Interpore to Reincorporate in Delaware."

    Employee Benefits; Severance. The Merger Agreement provides that after the Effective Time, Interpore's management will submit to Interpore's Board of Directors for its approval an annual bonus plan for management employees for the 1998 fiscal year, which plan will replace the current Cross and Interpore annual bonus plans, and will calculate the amounts payable to participants thereunder in accordance with the terms of such plan. For purposes of determining eligibility to participate, vesting, entitlement to benefits and in all other respects where length of service is relevant (except for pension benefit accruals) under any employee benefit plan or arrangement covering employees of Interpore and its subsidiaries and employees of Cross and its subsidiaries following the Effective Time, Interpore will cause such plans or arrangements to recognize service credit for service with Interpore or Cross (as applicable) and any of their respective subsidiaries to the same extent such service was recognized under the applicable employee benefit plans immediately prior to the Effective Time. Interpore also will use all reasonable efforts, including obtaining any necessary employee consents, to prevent the automatic funding of any escrow, trust or similar arrangement pursuant to any employment agreement, arrangement or benefit plan that arises in connection with the execution of the Merger Agreement or the consummation of any of the transactions contemplated thereby.

    Other Covenants. Pursuant to the Merger Agreement, each of Interpore and Cross has also agreed: (a) to confer with the other party on a regular basis regarding ongoing operations and to give prompt notice to the other of, and use all commercially reasonable efforts to come before the Closing Date, any event, transaction or circumstance which causes or will cause any breach, of any representation, warranty covenant or agreement; (b) to file this Joint Proxy Statement/Prospectus and the Registration Statement, and obtain all necessary state securities laws permits or approvals; (c) to give (and to cause their respective subsidiaries to give) the other such party and its representatives access to all its personnel, properties, books, contracts, commitments and records, and to furnish related information reasonably requested by the other;
(d) to use its best efforts to take all appropriate action to consummate the transactions contemplated by the Merger Agreement as promptly as practical, obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from governmental entities or other third parties required in connection with the transactions contemplated by the Merger Agreement, and make all necessary filings and submissions with respect to the transactions contemplated by the Merger Agreement under federal, state and foreign securities laws, antitrust laws and other applicable laws; (e) to consult with the other party before issuing, and use all reasonable efforts to agree upon, any press release or other public statement concerning the transactions contemplated by the Merger Agreement; (f) to not take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the tax or accounting treatment of the Merger; (g) to use all reasonable efforts to obtain and deliver to Interpore the Cross Affiliate Agreements and the Interpore Affiliate Agreements; (h) to use all reasonable efforts to cause the Interpore Common Stock to be issued in the Merger to be authorized for inclusion on the Nasdaq National Market, prior to the Effective Time; and (i) to cooperate in the preparation and filing of all returns and other documents regarding the Merger Agreement and pay any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any taxes which become payable in connection with the transactions contemplated by the Merger Agreement, and to pay, on behalf of their respective stockholders, any similar taxes imposed on the stockholders of Interpore and Cross, respectively, by any State of the United States which become payable in connection with the transactions contemplated by the Merger Agreement.

CONDITIONS TO OBLIGATIONS TO EFFECT THE MERGER

    The respective obligations of Interpore and Cross to effect the Merger are subject to the satisfaction (or waiver) of the following conditions: (a) the Merger Agreement and the Merger shall have been approved in the manner required under the CGCL and the DGCL by the respective holders of the issued and outstanding shares of capital stock of Interpore and Cross; (b) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity (as defined in the Merger Agreement) the failure of which to file, obtain or occur is reasonably likely to have a Material Adverse Effect on Interpore or a Material Adverse Effect on Cross shall have been filed, been obtained or occurred; (c) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; (d) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment, injunction, statute, rule, or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (e) that Interpore shall have received a letter from Ernst & Young LLP, Interpore's independent auditors, to the effect that they concur with the conclusions of Interpore's and Cross' management as to the propriety of using pooling of interests accounting for the transaction contemplated; (f) Cross shall have received from Coopers & Lybrand L.L.P., Cross' independent accountants, a letter to the effect that they concur with the conclusions of Cross' management that no conditions exist with respect to Cross which would preclude Cross from being a party to a merger accounted for as a pooling of interests; and (g) the shares of Interpore Common Stock to be issued in the Merger and upon exercise and the Cross Options shall have been authorized for inclusion on the Nasdaq National Market, subject to official notice of issuance.

    The obligation of Interpore to effect the Merger are subject to the satisfaction (or waiver) of the following conditions: (a) the representations and warranties of Cross set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by the Merger Agreement and (ii) inaccuracies or changes which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Cross or a material adverse effect upon the consummation of the transactions contemplated hereby; and Interpore shall have received a certificate signed on behalf of Cross by the chief executive officer and the chief financial officer of Cross to such effect (the "Interpore Representation Bringdown Condition"); (b) Cross shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and Interpore shall have received a certificate signed on behalf of Cross by the chief executive officer and the chief financial officer of Cross to such effect; (c) Edward R. Funk shall have resigned his employment with Cross and its subsidiaries, and Cross shall have terminated (i) Mr. Funk's current employment agreements with Cross and its subsidiaries, (ii) that certain Split Dollar Insurance Plan between Cross and Edward R. Funk Irrevocable Trust life Insurance Trust #1 as the Owner dated 11/10/88 and (iii) that certain Split Dollar Insurance Plan between Cross and Edward R. Funk Irrevocable Trust Life Insurance Trust #2 as the Owner dated 11/10/88; (d) Cross shall have obtained products liability insurance policies covering any Cross spinal fixation products used in surgeries on or after January 1, 1995 and on or before December 31, 1996, for claims brought on or before December 31, 2003, without regard to the date of injury, with coverage in an amount equal to $5 million per occurrence and $5 million in the aggregate per calendar year, for a total purchase price not to exceed $400,000; provided such policies shall not contain exclusions other than those reasonably acceptable to Interpore. Such insurance coverage shall be in addition to Cross' existing coverage; (e) Stockholders of Cross making written demand pursuant to Section 262(d)(1) of the DGCL to exercise appraisal rights with respect to the Merger shall hold fewer than five percent (5%) of the outstanding shares of Cross Common Stock; and (f) shareholders of Interpore making written demand pursuant to Chapter 13 of the CGCL to exercise dissenters' rights with respect to the Merger shall hold fewer than five percent (5%) of the outstanding shares of Interpore Common Stock.

    The obligation of Cross to effect the Merger are subject to the satisfaction (or waiver) of the following conditions: (a) the representations and warranties of Interpore set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by the Merger Agreement and (ii) inaccuracies or changes which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Interpore, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Cross shall have received a certificate signed on behalf of Interpore by the chief executive officer and the chief financial officer of Interpore to such effect (the "Cross Representation Bringdown Condition"); (b) Interpore shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and Cross shall have received a certificate signed on behalf of Interpore by the chief executive officer and the chief financial officer of Interpore to such effect; (c) Cross shall have received the opinion of Porter, Wright, Morris & Arthur, counsel to Cross, based upon reasonably requested representation letters and dated the Closing Date, to the effect that the Merger will be treated as a reorganization described in
Section 368(a) of the Code; provided, however, that this condition shall be deemed to have been waived by Cross if Cross fails to take all reasonable steps, including making all necessary representations, to enable Porter, Wright, Morris & Arthur to issue their opinion and provided, further, that in rendering such tax opinion, Porter, Wright, Morris & Arthur shall be entitled to make certain reasonable qualifications and assumptions and to rely upon the representations contained in Sections 3.16 and 4.16 of the Merger Agreement and such other representations as it reasonably deems necessary, including, without limitation, representations of Cross' officers and stockholders holding in excess of five percent (5%) of the outstanding Cross Common Stock, and representations of officers of Interpore in each case reasonably satisfactory in form and substance to Porter, Wright, Morris & Arthur; and (d) no event shall have occurred that has or would result in the triggering of any right or entitlement of shareholders of Interpore under the Interpore Rights Plan, or will occur as a result of the consummation of the Merger.

    A "Material Adverse Effect" means a material adverse effect on the business, properties, financial condition or results of operations of the referenced corporation and its subsidiaries, taken as a whole.

TERMINATION; TERMINATION FEES AND EXPENSES

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Interpore and Cross:

    (a)  by mutual written consent of Interpore and Cross; or

    (b) by either Interpore or Cross if the Merger has not been consummated by June 30, 1998 (provided that (i) either Interpore or Cross may extend such date to August 31, 1998 by providing written notice thereof to the other party on or prior to June 30, 1998 (August 31, 1998, as it may be so extended, will be referred to herein as the "Outside Date") and (ii) the right to terminate the Merger Agreement under this clause (b) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

    (c) by either Interpore or Cross if a court of competent jurisdiction or other Governmental Entity has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

    (d) (i) by Interpore or Cross, if, at the Cross Stockholders' Meeting (as defined below) (including any adjournment or postponement), the requisite vote of the stockholders of Cross in favor of the approval and adoption of the Merger Agreement and the Merger has not been obtained; or (ii) by Cross or Interpore if, at the Interpore Shareholders' Meeting (as defined below) (including any adjournment or postponement), the requisite vote of the shareholders of Interpore in favor of the approval and adoption of the Merger Agreement and the Merger has not been obtained; or

    (e) by Interpore, if (i) the Cross Board of Directors has withdrawn or modified its recommendation of the Merger Agreement or the Merger (provided that Interpore's right to terminate the Merger Agreement under such clause (i) will not be available if at such time Cross would be entitled to terminate the Merger Agreement by reason of a breach by Interpore); (ii) after the receipt by Cross of an Acquisition Proposal, Interpore requests in writing that the Cross Board of Directors reconfirm its recommendation of the Merger Agreement and the Merger to the stockholders of Cross and the Cross Board of Directors fails to do so within 10 business days after its receipt of Interpore's request; (iii) the Cross Board of Directors has recommended to the stockholders of Cross an Alternative Transaction (as defined in the Merger Agreement); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of Cross Common Stock is commenced (other than by Interpore or an Affiliate of Interpore) and the Cross Board of Directors recommends that the stockholders of Cross tender their shares in such tender or exchange offer; or (v) for any reason Cross fails to call and hold a meeting of Cross' stockholders to consider the Merger and the Merger Agreement (the "Cross Stockholders Meeting") by the Outside Date (provided that Interpore's right to terminate the Merger Agreement under such clause (v) will not be available if at such time Cross would be entitled to terminate the Merger Agreement by reason of a breach by Interpore); or

    (f) by Cross, if (i) the Interpore Board of Directors has withdrawn or modified its recommendation of the Merger Agreement or the Merger (provided that Cross' right to terminate the Merger Agreement under such clause (i) will not be available if at such time Interpore would be entitled to terminate the Merger Agreement by reason of a breach by Cross); (ii) after the receipt by Interpore of an Acquisition Proposal, Cross requests in writing that the Interpore Board of Directors reconfirm its recommendation of the Merger Agreement and the Merger to the stockholders of Cross and the Interpore Board of Directors fails to do so within 10 business days after its receipt of Cross' request; (iii) the Interpore Board of Directors has recommended to the shareholders of Interpore an Alternative Transaction; (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of Interpore Common Stock is commenced (other than by Cross or an Affiliate of Cross) and the Interpore Board of Directors recommends that the shareholders of Interpore tender their shares in such tender or exchange offer; or (v) for any reason Interpore fails to call and hold a meeting of Interpore's shareholders to consider the Merger and the Merger Agreement (the "Interpore Shareholders Meeting") by the Outside Date (provided that Cross' right to terminate the Merger Agreement under such clause (v) will not be available if at such time Interpore would be entitled to terminate the Merger Agreement by reason of a breach of Cross); or

    (g) by Interpore or Cross, prior to the approval of the Merger Agreement by the stockholders of such party, if, as a result of a Superior Proposal received by such party from a third party, the Board of Directors of such party determines in good faith after consultation with outside legal counsel that accepting such Superior Proposal is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law; provided, however, that no such termination will be effective pursuant to this clause (g) under circumstances in which a termination fee is payable by the terminating party as described below, unless concurrently with such termination, such termination fee is paid in full by the terminating party as described below; or

    (h) by Interpore or Cross, if (A) there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, which breach (i) will cause the Cross Representation Bringdown Condition (in the case of termination by Interpore) or the Interpore Representation Bringdown Condition (in the case of termination by Cross) not to be satisfied, and (ii) has not been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party; or (B) any event has occurred which makes it impossible for the conditions described above under " -- Conditions to Obligations to Effect the Merger" (other than the conditions regarding stockholder approval of the Merger, the absence of injunctions by Government Entities and the triggering of the Interpore Rights Plan) to be satisfied, provided that any termination pursuant to this clause (B) will not be effective until 20 business days after notice thereof is delivered by the party seeking to terminate to the other party, and will be automatically rescinded if (1) such condition is solely for the benefit of the party receiving such notice and (2) such party, prior to such 20th business day, irrevocably waives satisfaction of such condition based on such event.

    In the event of any termination of the Merger Agreement by either Interpore or Cross as provided above, the Merger Agreement will become void and there will be no liability or obligation (with limited exceptions) on the part of Interpore, Cross, Interpore or their respective officers, directors, stockholders or affiliates, except with respect to the respective obligations of Interpore and Cross to Genesis and Piper Jaffray under the letter agreements between Interpore and Genesis and between Cross and Piper Jaffray and as provided below with respect to termination fees and except that such termination will not limit liability for a willful breach of the Merger Agreement; provided that, the indemnification provisions described above under " -- Director and Officer Indemnification" and the termination fee provisions described below will remain in full force and effect and survive any termination of the Merger Agreement.

    Except as set forth below, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

    Interpore will pay Cross a termination fee of $2.0 million (the "Interpore Termination Fee") upon the earliest to occur of the following events: (i) the termination of the Merger Agreement by either Cross or Interpore under the circumstances described in paragraph (d) above, if a proposal for an Alternative Transaction involving Interpore has been publicly announced prior to the Interpore Annual Meeting and either a definitive agreement for an Alternative Transaction is entered into, or an Alternative Transaction is consummated, within eighteen months of such termination; (ii) the termination of the Merger Agreement by Cross under the circumstances described in paragraph (f) above; or
(iii) the termination of the Merger Agreement by Interpore under the circumstances described in paragraph (g) above. Interpore's payment of such termination fee will be the sole and exclusive remedy of Cross against Interpore and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation will not apply in the event of a willful breach of the Merger Agreement by Interpore. Notwithstanding the foregoing, the amount of the Interpore Termination Fee will be reduced to the extent that the Interpore Total Profit (as defined below under "Other Agreements -- Interpore Stock Option Agreement") exceeds $2.0 million.

    Cross will pay Interpore a termination fee of $2.0 million (the "Cross Termination Fee") upon the earliest to occur of the following events: (i) the termination of the Merger Agreement by either Cross or Interpore under the circumstances described in paragraph (d) above, if a proposal for an Alternative Transaction involving Cross has been publicly announced prior to the Cross Annual Meeting and either an Alternative Transaction is entered into, or an Alternative Transaction is consummated, within eighteen months of such termination; (ii) the termination of the Merger Agreement by Interpore under the circumstances described in paragraph (e) above; or (iii) the termination of the Merger Agreement by Cross under the circumstances described in paragraph (g) above. Cross' payment of such termination fee will be the sole and exclusive remedy of Interpore against Cross and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation will not apply in the event of a willful breach of the Merger Agreement by Cross. Notwithstanding the foregoing, the amount of the Cross Termination Fee will be reduced to the extent that the Cross Total Profit (as defined below under "Other Agreements -- Cross Stock Option Agreement") exceeds $2.0 million.

    If applicable, the fees payable as described above will be paid concurrently with the first to occur of the relevant termination events.

AMENDMENT AND WAIVER

    The Merger Agreement provides that it may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Interpore or Cross, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Effective Time, the parties to the Merger Agreement, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                OTHER AGREEMENTS

    The following is a brief summary of the terms of the Interpore Stock Option Agreement, the Cross Stock Option Agreement, the Interpore Shareholder Agreement and the Cross Stockholder Agreement, copies of which agreements are filed as exhibits to Interpore's Current Report on Form 8-K, dated February 17, 1998 and Cross' Current Report on Form 8-K, dated February 18, 1998. Stockholders are encouraged to review the Stock Option Agreements and the Stockholder Agreements in their entirety.

INTERPORE STOCK OPTION AGREEMENT

    Pursuant to the Interpore Stock Option Agreement, Interpore has the right (the "Interpore Option"), under the circumstances described below, to acquire authorized but unissued shares of Cross Common Stock in an amount up to 19.9% of the shares of authorized Cross Common Stock outstanding immediately prior to giving effect to the exercise of such option (the "Interpore Option Shares"), at a per share cash purchase price of $9.75 (the "Interpore Option Price"). The Interpore Stock Option Agreement could have the effect of making an acquisition of Cross by a third party more costly because of the need to acquire in any such transaction the Interpore Option Shares issued under the Interpore Stock Option Agreement, and could also jeopardize the ability of a third party to acquire Cross in a transaction accounted for as a pooling of interests.

    The Interpore Option may be exercised by Interpore, in whole or in part, at any time or from time to time after the occurrence of an event which would entitle Interpore, upon termination of the Merger Agreement, to payment of the Cross Termination Fee (as described above in "The Merger Agreement -- Termination; Termination Fees and Expenses"); provided that the Interpore Option may not be exercised if Interpore is in material breach of any of its material representations, warranties, covenants or agreements contained in the Interpore Stock Option Agreement or in the Merger Agreement. Interpore may exercise the Interpore Option by either (a) paying the Interpore Option Price in cash and receiving the Interpore Option Shares or (b) electing, in lieu of the payment of the Interpore Option Price and the receipt of the Interpore Option Shares, to receive a cash payment (the "Cash Exercise Payment") from Cross in the amount of the excess of (i) the higher of the price paid for the Cross Common Stock in an Alternative Transaction or the then current market price of the Cross Common Stock over (ii) the Interpore Option Price.

    In the event that Interpore exercises the Interpore Option in whole or in part and a change in control event (as defined in the Interpore Stock Option Agreement) with respect to Cross has not occurred prior to the first anniversary of the termination of the Merger Agreement, Cross will have the right, during the 30-day period beginning on such anniversary, to purchase all (but not less than all) of the Interpore Option Shares at a purchase price equal to the greater of (i) the Interpore Option Price or (ii) the average of the closing sales prices for shares of Cross Common Stock on the 20 trading days ending five days prior to the date Cross gives notice of its intention to exercise such repurchase right.

    The Interpore Stock Option Agreement further provides that if Interpore desires to sell any of the Interpore Option Shares within three years after the purchase of such shares and such sale requires the registration of such shares under the Securities Act, Cross will be required to prepare and file (subject to certain limitations) a registration statement under the Securities Act for the purpose of permitting such sale of shares by Interpore. Cross will not be required to have declared effective more than one such registration statement.

    Notwithstanding any other provisions of the Interpore Stock Option Agreement, in no event will the Interpore Total Profit (as defined below) exceed $2.0 million. "Interpore Total Profit" means the aggregate amount (before taxes) of (i) the Cross Termination Fee received by Interpore, (ii) the amount received by Interpore for the repurchase of the Interpore Option Shares by Cross pursuant to the second preceding paragraph, less the purchase price paid by Interpore for such shares, and (iii) the amount received by Interpore in the sale of Interpore Option Shares, less the purchase price paid by Interpore for such shares.

    The Interpore Option will terminate upon the earlier of (i) the Effective Time, (ii) the date on which Interpore realizes a Interpore Total Profit of $2.0 million, (iii) the date on which the Merger Agreement is terminated, provided that the Interpore Option is not exercisable at such time and does not become exercisable simultaneous with such termination, and (iv) 90 days after the date the Interpore Option becomes exercisable, provided that if the Interpore Option cannot be exercised, or the Interpore Option Shares cannot be delivered to Cross upon such exercise, because of a preliminary or permanent injunction or other court order or because the applicable waiting period under the HSR Act has not expired or been terminated, the date referred to in clause
(iv) above will be extended until 30 days after such impediment to exercise has been removed.

CROSS STOCK OPTION AGREEMENT

    Pursuant to the Cross Stock Option Agreement, Cross has the right (the "Cross Option"), under the circumstances described below, to acquire authorized but unissued shares of Interpore Common Stock in an amount up to 19.9% of the shares of Interpore Common Stock outstanding immediately prior to giving effect to the exercise of such option (the "Cross Option Shares"), including the associated rights under the Interpore Rights Plan, at a per share cash purchase price of $8.25 (the "Cross Option Price"). The Cross Stock Option Agreement could have the effect of making an acquisition of Interpore by a third party more costly because of the need to acquire in any such transaction the Cross Option Shares issued under the Cross Stock Option Agreement, and could also jeopardize the ability of a third party to acquire Interpore in a transaction accounted for as a pooling of interests.

    The Cross Option may be exercised by Cross, in whole or in part, at any time or from time to time after the occurrence of an event which would entitle Cross, upon termination of the Merger Agreement, to payment of the Interpore Termination Fee (as described above in "The Merger Agreement -- Termination; Termination Fees and Expenses"); provided that the Cross Option may not be exercised if Cross is in material breach of any of its material representations, warranties, covenants or agreements contained in the Cross Stock Option Agreement or the Merger Agreement. Cross may exercise the Cross Option by either
(a) paying the Cross Option Price in cash and receiving the Cross Option Shares or (b) electing, in lieu of the payment of the Cross Option Price and the receipt of the Cross Option Shares, to receive a Cash Exercise Payment from Interpore in the amount of the excess of (i) the higher of the price paid for the Interpore Common Stock in an Alternative Transaction or the then current market price of the Interpore Common Stock over (ii) the Cross Option Price.

    In the event Cross exercises the Cross Option in whole or in part and a change in control event (as defined in the Cross Stock Option Agreement) with respect to Interpore has not occurred prior to the first anniversary of the termination of the Merger Agreement, Interpore will have the right, during the 30-day period beginning on such anniversary, to purchase all (but not less than all) of the Cross Option Shares at a purchase price equal to the greater of (i) the Cross Option Price or (ii) the average of the closing sales prices for shares of Interpore Common Stock on the 20 trading days ending five days prior to the date Interpore gives notice of its intention to exercise such repurchase right.

    The Cross Stock Option Agreement further provides that if Cross desires to sell any of the Cross Option Shares within three years after the purchase of such shares and such sale requires the registration of such shares under the Securities Act, Interpore will be required to prepare and file (subject to certain limitations) a registration statement under the Securities Act for the purpose of permitting such sale of shares by Cross. Interpore will not be required to have declared effective more than one such registration statement.

    Notwithstanding any other provisions of the Cross Stock Option Agreement, in no event will the Cross Total Profit (as defined below) exceed $2.0 million. "Cross Total Profit" means the aggregate amount (before taxes) of (i) the Interpore Termination Fee received by Cross, (ii) the amount received by Cross for the repurchase of the Cross Option Shares by Interpore pursuant to the second preceding paragraph, less the purchase price paid by Cross for such shares, and (iii) the amount received by Cross in the sale of Cross Option Shares, less the purchase price paid by Cross for such shares.

    The Cross Option will terminate upon the earlier of (i) the Effective Time,
(ii) the date on which Cross realizes a Cross Total Profit of $2.0 million,
(iii) the date on which the Merger Agreement is terminated, provided that the Cross Option is not exercisable at such time and does not become exercisable simultaneous with such termination, and (iv) 90 days after the date the Cross Option becomes exercisable, provided that if the Cross Option cannot be exercised, or the Interpore Option Shares cannot be delivered to Interpore upon such exercise, because of a preliminary or permanent injunction or other court order or because the applicable waiting period under the HSR Act has not expired or been terminated, the date referred to in clause (iv) above will be extended until 30 days after such impediment to exercise has been removed.

INTERPORE SHAREHOLDER AGREEMENT

    As an inducement and condition to the willingness of Cross and Interpore to enter into the Merger Agreement and the Stock Option Agreements, Cross and the Interpore Shareholders entered into the Interpore Shareholder

Agreement. The Interpore Shareholders are David C. Mercer and Burr, Egan Deleage & Co. Collectively, the Interpore Shareholders held, at the record date for the Interpore Annual Meeting and the record date for the Cross Annual Meeting, respectively, approximately 9% of the combined voting power of the outstanding capital stock of Interpore, and therefore, together, may be able to influence the vote on the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the Interpore Shareholders.

    Under the terms of the Interpore Shareholder Agreement, each Interpore Shareholder has agreed, at the Interpore Annual Meeting or at any other meeting of the shareholders of Interpore, however called, and in any action by written consent of the shareholders of Interpore, to vote all of such Interpore Shareholder's shares of Interpore Common Stock (a) in favor of the adoption of the Merger Agreement and the approval of the Merger, and the other transactions contemplated by the Merger Agreement, and (b) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the shareholders of Interpore (or any class thereof). In addition, each Interpore Shareholder has agreed that it will, upon request by Cross, furnish written confirmation, in form and substance reasonably satisfactory to Cross, of such Interpore Shareholders' support for the Merger Agreement and the Merger.

    Pursuant to the terms of the Interpore Shareholder Agreement, each Interpore Shareholder has agreed (a) that it will not, nor will it authorize or permit any of its officers, directors, employees, agents and representatives to, directly or indirectly, initiate or solicit any inquiries or the making of any Acquisition Proposal and (b) that it will notify Cross as soon as possible (and in any event within 48 hours) if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, it or any of its affiliates.

    The Interpore Shareholder Agreement will terminate upon the earliest to occur of the Effective Time or any termination of the Merger Agreement in accordance with the terms thereof.

CROSS STOCKHOLDER AGREEMENT

    As an inducement and condition to the willingness of Cross and Interpore to enter into the Merger Agreement and the Stock Option Agreements, Interpore and the Cross Stockholders entered into the Cross Stockholder Agreement. The Cross Stockholders are Joseph A. Mussey, Edward R. Funk and Ingeborg V. Funk, individually and as tenants in common and Curtis A. Loveland, as (i) Trustee of the Edward R. Funk Irrevocable Generation Skipping Trust UA DTD 11/16/87, (ii) Trustee of the Ingeborg V. Funk Irrevocable Generation Skipping Trust FBO Robert
H. Peitz, et al. UA DTD 12/30/87, and (iii) Trustee of the Irrevocable Generation Skipping Trust FBO Christine A. Schultheis, et al. UA DTD 12/30/87. Collectively, the Cross Stockholders held, at the record date for the Cross Annual Meeting and the record date for the Interpore Annual Meeting, respectively, approximately 27% of the combined voting power of the outstanding capital stock of Cross, and therefore, together, are able to significantly influence the vote on the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the Cross stockholders.

    Pursuant to the terms of the Cross Stockholder Agreement, each Cross Stockholder has agreed, at the Cross Annual Meeting or at any other meeting of the stockholders of Cross, however called, and in any action by written consent of the stockholders of Cross, to vote all of such Cross Stockholder's shares of Cross Common Stock (a) in favor of the adoption of the Merger Agreement and the approval of the Merger, and the other transactions contemplated by the Merger Agreement, and (b) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the shareholders of Cross (or any class thereof). In addition, each Cross Stockholder has agreed that it will, upon request by Cross, furnish written confirmation, in form and substance reasonably satisfactory to Cross, of such Cross Stockholders' support for the Merger Agreement and the Merger.

    Pursuant to the terms of the Cross Stockholder Agreement, each Cross Stockholder has agreed (a) that it will not, nor will it authorize or permit any of its officers, directors, employees, agents and representatives to, directly or indirectly, initiate or solicit any inquiries or the making of any Acquisition Proposal and (b) that it will notify Cross as soon as possible (and in any event within 48 hours) if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, it or any of its affiliates.

    The Cross Stockholder Agreement will terminate upon the earliest to occur of the Effective Time or any termination of the Merger Agreement in accordance with the terms thereof.

                                   DEBENTURES

    In the second quarter of 1996, Cross issued a total of $5,250,000 of its 8.5% Convertible Subordinated Debentures due 2003. The Debentures bear interest, payable semi-annually on each June 1 and December 1, at a rate of 8.5%. In connection with the Merger, Interpore has agreed, within a reasonable time after the Effective Time, to enter into a Supplemental Indenture (the "Supplemental Indenture") with Fifth Third Bank (the "Trustee") under that certain Indenture between Cross and the Trustee, dated as of May 15, 1996 (the "Existing Indenture"), in connection with the issuance of the Debentures. The Supplemental Indenture shall provide that after the Effective Time, the holder of each Debenture shall have the right to convert such Debenture into the same number of shares of Interpore Common Stock that such holder would have been entitled to receive in the Merger if such Debenture had been converted into Cross Common Stock immediately prior to the Effective Time, subject to adjustment pursuant to
Section 5.04 of the Existing Indenture. Notice of the execution of the Supplemental Indenture shall be given to the holders of the Debentures within 30 days of the execution of the Supplemental Indenture.

    As of April 3, 1998, the outstanding aggregate principal amount of the Debentures was $4,983,000. The Debentures are currently convertible at any time before maturity, unless previously redeemed, into shares of Cross Common Stock at a conversion price of $8.125 per share (the "Conversion Price"), subject to adjustment in certain events, and, after the Merger, will be convertible into Interpore Common Stock at an adjusted Conversion Price. Upon the occurrence of certain changes in control of Cross (including the Merger), Cross or the surviving company must provide the Debenture holders with notice of the change in control and Cross or the surviving company will be obligated to purchase the Debentures, at the option of the holder of the Debentures, at 101% of the principal amount thereof plus accrued interest. Beginning July 1, 1999, the combined company will be obligated to redeem Debentures tendered by June 1, 1999 or June 1 of any succeeding year at their fair amount plus accrued interest, subject to an annual limitation of $25,000 per holder and an aggregate of $262,500.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

    The following table sets forth, for the periods indicated, the range of high and low sale prices of Interpore Common Stock on the Nasdaq National Market, and the high and low bid prices for Cross Common Stock in the over-the-counter market as reported by the Nasdaq SmallCap Market. The prices shown represent quotations between dealers, without adjustment for retail markups, markdowns or commissions, and may not represent actual transactions.

    Effective March 21, 1997, Cross changed its name to Cross Medical Products, Inc. and is currently trading under the symbol "CRSS". Cross Common Stock had previously traded under the symbol "DANN".


                                      INTERPORE COMMON STOCK       CROSS COMMON STOCK
                                      ----------------------     ---------------------
                                       HIGH            LOW       HIGH             LOW
                                      ------          ------     -----           -----
YEAR ENDING DECEMBER 31, 1998
  2nd Quarter(1)..................... $ 6.00           $5.50     $7.31           $6.63
  1st Quarter .......................   9.13            5.50      9.75            7.00

YEAR ENDED DECEMBER 31, 1997
  4th Quarter........................ $12.25           $5.50     $9.75           $7.50
  3rd Quarter........................   9.00            4.17      8.88            6.88
  2nd Quarter........................   5.38            4.00      7.38            6.00
  1st Quarter........................   6.25            4.25      9.13            7.25

YEAR ENDED DECEMBER 31, 1996
  4th Quarter........................ $ 6.00           $4.25     $9.00           $6.25
  3rd Quarter........................   6.13            4.25      7.50            5.25
  2nd Quarter........................   9.00            5.00      9.00            6.25
  1st Quarter........................   7.00            4.63      8.00            5.75


(1) As of April 3, 1998.

    On February 11, 1998, the last trading date prior to the date on which Interpore and Cross publicly announced the signing of the Merger Agreement, the high and low sales prices were $8.375 and $7.875 per share, respectively, for Interpore Common Stock, and $9.75 and $8.625 per share, respectively, for Cross Common Stock. The average closing price of Interpore Common Stock for the 30 consecutive trading days ending February 11, 1998 was $7.26 per share. The average closing price of Cross Common Stock for the 30 consecutive trading days ending February 11, 1998 was $8.88 per share. On April 3, 1998, the high and low sales prices and last reported sales price on Nasdaq were $5.94, $5.50 and $5.50 per share for Interpore Common Stock, and $7.00, $6.63 and $6.63 per share, respectively, for Cross Common Stock. Stockholders of both Interpore and Cross are urged to obtain current market quotations for Interpore Common Stock and Cross Common Stock.

    Interpore and Cross have not declared or paid any dividends with respect to Interpore Common Stock or Cross Common Stock, respectively. Neither Interpore nor Cross currently intends to declare or pay any cash dividends on its Common Stock. Any determination to pay dividends in the future will be at the discretion of the companies' Boards of Directors and will be dependent upon the companies' results of operations, financial conditions, capital expenditures, working capital requirements, any contractual restrictions and other factors deemed relevant by the companies' Boards of Directors.

          UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Condensed Combining Balance Sheet as of December 31, 1997 presents the unaudited pro forma financial condition of the combined companies as if the Merger had occurred as of December 31, 1997. The following Unaudited Pro Forma Condensed Combining Statements of Operations for the years ended December 31, 1997, 1996 and 1995 present unaudited pro forma operating results for the combined companies as if the Merger had occurred as of the beginning of the periods presented. The Unaudited Pro Forma Condensed Combining Balance Sheet and the Unaudited Pro Forma Condensed Combining Statements of Operations are collectively referred to as the "Pro Forma Condensed Combining Financial Statements."

    The unaudited pro forma adjustments are described in the accompanying notes. The unaudited pro forma adjustments represent a preliminary determination of the necessary adjustments and are based upon certain assumptions considered reasonable under the circumstances. Final amounts may differ from those set forth. The Unaudited Pro Forma Condensed Combining Financial Statements presented do not consider any future events which may occur after the Merger, other than those set forth in the accompanying notes. The Unaudited Pro Forma Condensed Combining Statements of Operations do not give effect to any transaction charges associated with the consummation of the Merger. The Unaudited Pro Forma Condensed Combining Balance Sheet has been adjusted to reflect these estimated obligations. All such costs are estimated to aggregate $4.0 million ($2.4 million net of tax effects). The Unaudited Pro Forma Condensed Combining Financial Statements have been prepared on the basis that the Merger will be accounted for as a pooling of interests. There are no intercompany transactions or balances included in the Unaudited Pro Forma Condensed Combining Financial Statements and no material adjustments are required to conform the accounting policies of Interpore and Cross.

    THE UNAUDITED PRO FORMA FINANCIAL INFORMATION IS PRESENTED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS OR FINANCIAL POSITION THAT WOULD HAVE OCCURRED HAD THE MERGER BEEN CONSUMMATED AT THE DATES INDICATED, NOR IS IT NECESSARILY INDICATIVE OF FUTURE OPERATING RESULTS OR FINANCIAL CONDITION OF THE COMBINED COMPANIES FOLLOWING THE MERGER.

    The Unaudited Pro Forma Condensed Combining Financial Statements should be read in conjunction with the consolidated financial statements of Interpore and Cross appearing elsewhere in this Joint Proxy Statement/Prospectus.

        UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET AS OF DECEMBER 31, 1997
                                 (in thousands)
                                                                                              PRO FORMA          PRO FORMA
                                                               INTERPORE         CROSS       ADJUSTMENTS          COMBINED
                                                                --------        --------       --------           --------
ASSETS
Current assets:
  Cash and cash equivalents .............................       $ 10,221        $  1,588       $                  $ 11,809
  Short-term investments ................................          3,326           1,500                             4,826
  Accounts receivable, net ..............................          2,286           4,304                             6,590
  Inventories ...........................................          1,915           8,459                            10,374
  Prepaid expenses and other current ....................          1,194             207                             1,401
  assets
  Deferred income taxes .................................            571             883                             1,454
                                                                --------        --------       --------           --------
      Total current assets ..............................         19,513          16,941                            36,454
Property, plant and equipment, net ......................            580             970                             1,550
Intangible assets, net ..................................             --             183                               183
Deferred income taxes ...................................          2,639              --            585 (1)          3,224
Other assets ............................................             44             668                               712
                                                                --------        --------       --------           --------
        Total assets ....................................       $ 22,776        $ 18,762       $    585           $ 42,123
                                                                ========        ========       ========           ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion, term debt and
  capital lease obligations..............................       $     --        $     95       $                  $     95
  Accounts payable and accrued expenses .................          1,192           1,813                             3,005
  Accrued disposition costs .............................             --             610                               610
  Accrued income taxes ..................................            (52)          1,067         (1,015)(1)             --
  Accrued merger and restructuring charges...............             --              --          4,000              4,000
                                                                --------        --------       --------           --------
      Total current liabilities .........................          1,140           3,585          2,985              7,710
                                                                --------        --------       --------           --------
Term debt, net of current maturities ....................             --           5,080                             5,080
Obligations under capital leases, net
  of ....................................................             --              44                                44
  current maturities
Deferred income taxes ...................................             --              55                                55
Commitments and contingencies
Shareholders' equity:
  Convertible preferred stock ...........................            208              --                               208
  Common stock ..........................................         36,043              53          6,948 (2)         43,044
  Additional paid-in capital ............................             --           6,948         (6,948)(2)             --
  Retained earnings (deficit) ...........................        (14,615)          2,997         (2,400)(1)        (14,018)
                                                                --------        --------       --------           --------
      Total shareholders' equity ........................         21,636           9,998         (2,400)            29,234
                                                                --------        --------       --------           --------
      Total liabilities and .............................
        shareholders' equity                                    $ 22,776        $ 18,762       $    585           $ 42,123
                                                                ========        ========       ========           ========


See accompanying notes

  UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997
                            (in thousands, except per share data)


                                                                                                                     PRO FORMA
                                                                                       INTERPORE        CROSS         COMBINED
                                                                                       --------        --------        --------
Net sales ......................................................................       $ 15,511        $ 12,918        $ 28,429
Cost of goods sold .............................................................          3,187           5,923           9,110
                                                                                       --------        --------        --------
  Gross profit .................................................................         12,324           6,995          19,319
                                                                                       --------        --------        --------
Operating expenses:
  Selling, general and administrative ..........................................          9,569           6,689          16,258
  Research and development .....................................................          1,994           1,226           3,220
  Loss on sale of dental business ..............................................            617              --             617
                                                                                       --------        --------        --------
    Total operating expenses ...................................................         12,180           7,915          20,095
                                                                                       --------        --------        --------
Income (loss) from continuing operations .......................................            144            (920)           (776)
  Total interest and other income, net .........................................            992            (426)            566
                                                                                       --------        --------        --------
Income (loss) from continuing operations before ................................          1,136          (1,346)           (210)
  income taxes
Income tax benefit .............................................................         (1,635)           (484)         (2,119)
                                                                                       --------        --------        --------
Net income (loss) from continuing operations ...................................       $  2,771        $   (862)       $  1,909
                                                                                       ========        ========        ========
Net income (loss) per share from continuing operations:
  Basic ........................................................................       $    .40        $   (.17)       $    .14
  Diluted ......................................................................       $    .37        $   (.17)       $    .13
                                                                                       ========        ========        ========
Shares used in computing net income (loss) per share from continuing operations:
  Basic ........................................................................          7,002           5,065          13,460
  Diluted ......................................................................          7,401           5,065          14,908


See accompanying notes

UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996
                      (in thousands, except per share data)

                                                                                                                PRO FORMA
                                                                                INTERPORE         CROSS         COMBINED
                                                                                --------        --------        --------
Net sales ...............................................................       $ 19,917        $  8,572        $ 28,489
Cost of goods sold ......................................................          5,643           3,854           9,497
                                                                                --------        --------        --------
Gross profit ............................................................         14,274           4,718          18,992
                                                                                --------        --------        --------
Operating expenses:
    Selling, general and administrative .................................         12,378           4,330          16,708
    Research and development ............................................          2,001             687           2,688
                                                                                --------        --------        --------
Total operating expenses ................................................         14,379           5,017          19,396
                                                                                --------        --------        --------
Loss from continuing operations .........................................           (105)           (299)           (404)
Total interest and other income, net ....................................            763            (439)            324
                                                                                --------        --------        --------
Income (loss) from continuing operations before
  income taxes ..........................................................            658            (738)            (80)
Income tax benefit ......................................................             --            (788)           (788)
                                                                                --------        --------        --------
Net income from continuing operations ...................................       $    658        $     50        $    708
                                                                                ========        ========        ========
Net income per share from continuing operations:
    Basic ...............................................................       $    .09        $    .01        $    .05
    Diluted .............................................................       $    .09        $    .01        $    .05
                                                                                ========        ========        ========
Shares used in computing net income per share from continuing operations:
    Basic ...............................................................          6,996           4,772          13,080
    Diluted .............................................................          7,468           4,772          14,530


See accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995

                     (in thousands, except per share data)


                                                                                             PRO FORMA
                                                              INTERPORE        CROSS          COMBINED
                                                              --------        --------        --------
Net sales ................................................... $ 17,103        $  4,091        $ 21,194
Cost of goods sold ..........................................    4,798           1,995           6,793
                                                              --------        --------        --------
Gross profit ................................................   12,305           2,096          14,401
                                                              --------        --------        --------
Operating expenses:
 Selling, general and administrative ........................    9,982           3,224          13,206
 Research and development ...................................    1,939             859           2,798
 Provision for distributor returns ..........................      411              --             411
                                                              --------        --------        --------
   Total operating expenses .................................   12,332           4,083          16,415
                                                              --------        --------        --------
Loss from continuing operations .............................      (27)         (1,987)         (2,014)
   Total interest and other income, net .....................      661            (101)            560
                                                              --------        --------        --------
Income (loss) from continuing operations before .............      634          (2,088)         (1,454)
 income taxes
Income tax benefit ..........................................   (1,404)           (646)         (2,050)
                                                              --------        --------        --------
Net income (loss) from continuing operations ................ $  2,038        $ (1,442)       $    596
                                                              ========        ========        ========
Net income (loss) per share from continuing operations:
   Basic .................................................... $    .30        $   (.31)       $    .05
   Diluted .................................................. $    .27        $   (.31)       $    .04
                                                              ========        ========        ========
Shares used in computing net income (loss) per share
 from continuing operations:
   Basic ....................................................    6,752           4,661          12,695
   Diluted ..................................................    7,535           4,661          13,478


 See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

(1) The Unaudited Pro Forma Condensed Combining Statements of Operations exclude the nonrecurring costs of the Merger, which are estimated at $4.0 million ($2.4 million net of tax effects). This estimate includes $2.2 million for financial advisor, legal, and accounting fees related to the Merger and $1.8 million of costs associated with combining certain operations of the two companies. The Unaudited Pro Forma Condensed Combining Balance Sheet has been adjusted to reflect these estimated obligations. The nonrecurring cost estimate is an estimate only, although management believes it is not likely that material additional costs will be incurred. The nonrecurring expenses will be charged to operations upon the consummation of the Merger. Accumulated deficit as of December 31, 1997 has been adjusted to reflect the after-tax impact of the estimated costs of the Merger ($2.4 million). Accrued merger and restructuring reflects the accrual of the pre-tax estimated nonrecurring costs of $4.0 million. Deferred taxes and income taxes payable have been adjusted to reflect the estimated current and deferred tax benefits associated with the estimated charge.

(2) Shareholders' equity as of December 31, 1997 has been adjusted to reflect the issuance of 6,661,000 shares of Interpore Common Stock in exchange for all of the issued and outstanding shares of Cross Common Stock, resulting in 13,765,538 shares issued and outstanding on a pro forma basis. Pro forma combined shareholders' equity does not give any effect to the proposed reincorporation of Interpore from California to Delaware that Interpore shareholders are being asked to approve in this Joint Proxy Statement/Prospectus. Should this reincorporation be approved and effected approximately $42.9 million will be transferred from the common stock account to the additional paid-in capital account to present the common stock account at the par value of issued and outstanding shares as required by Delaware corporate law.

(3) The pro forma combined diluted net income per share is based on the combined weighted average number of common and common equivalent shares, after adjusting Cross' weighted average number of common shares outstanding and dilutive common share equivalents for the conversion into Interpore Common Stock at a conversion ratio of 1.275 shares of Interpore Common Stock in exchange for each share of Cross Common Stock. Common share equivalents consist of common stock issuable upon the exercise of outstanding options and warrants and upon conversion of convertible subordinated debentures.

                     PRO FORMA SECURITY OWNERSHIP OF CERTAIN
              BENEFICIAL OWNERS AND MANAGEMENT OF COMBINED COMPANY

    The following table sets forth the beneficial ownership of Interpore common stock on a pro forma basis, giving effect to the Merger, by (i) each person expected by Interpore to be the beneficial owner of more than 5% of any of Interpore's voting securities, (ii) each person expected to be a director of Interpore, (iii) the persons expected to be the Named Executive Officers (as defined on page 107 hereof) of Interpore and (iv) all persons expected to be Interpore's executive officers and directors as a group, based on such person's or entity's ownership of Interpore Common Stock and Cross Common Stock as of April 3, 1998. Except as indicated by the notes to the following table, the holders listed below will have sole voting power and investment power over the shares beneficially held by them and the beneficial ownership is direct.


                                              PRO FORMA BENEFICIAL
                                                  OWNERSHIP(1)(2)
                                              --------------------
NAME OF BENEFICIAL OWNER                       SHARES       PERCENT
                                              ---------       ----
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
William A. Eisenecher ......................     39,188          *
Daniel A. Funk, M.D.(3) ....................    318,403        2.3%
Richard L. Harrison(4) .....................     64,049          *
G. Bradford Jones ..........................     42,292          *
David C. Mercer(4) .........................    345,250        2.4%
Paul A. Miller(4)(5) .......................     24,480          *
Joseph A. Mussey(4) ........................    243,525        1.7%
Maxwell R. Simmonds(4) .....................    188,000        1.3%
Robert J. Williams .........................     12,750          *
ALL DIRECTORS AND EXECUTIVE OFFICERS
  AS A GROUP (14 INDIVIDUALS) ..............  1,771,118       11.8%

5% BENEFICIAL HOLDERS:
Heartland Advisors, Inc.(6) ................  1,417,100       10.2%
Edward R. Funk(7) ..........................  1,037,229        7.5%
Ingeborg V. Funk(7) ........................  1,037,229        7.5%
Curtis A. Loveland(8) ......................    733,606        5.3%


*less than 1%

(1) Includes shares subject to options and warrants which are exercisable within 60 days after April 3, 1998. All percentages assume that the options or warrants of the particular person or group in question, and no others, have been exercised.

(2) Presumes conversion of Interpore's Series E Preferred Stock into shares of Interpore's Common Stock.

(3) Includes 15,827 shares owned by Dr. Daniel A. Funk's spouse, as to which he expressly disclaims beneficial ownership.

(4) Messrs. Harrison, Mercer, Miller, Mussey and Simmonds are Named Executive Officers.

(5) Includes 400 shares owned by Mr. Miller's minor children, as to which he expressly disclaims beneficial ownership.

(6) Based on Schedule 13G filed by Heartland Advisors, Inc.

(7) Edward R. Funk and Ingeborg V. Funk are husband and wife. Under the rules of the Securities and Exchange Commission, each may be deemed to beneficially own the shares of the other; consequently, the number reported in the table above for each includes 428,930 and 579,611 shares held of record by Dr. Funk and Mrs. Funk, respectively, and 28,687 shares which could have been acquired by Dr. Funk under stock options exercisable within 60 days of February 25, 1998. Dr. and Mrs. Funk each expressly disclaim beneficial ownership of shares held by the other.

(8) Includes 42,661 shares held by Mr. Loveland directly or in a self-directed retirement account; 662,257 shares held of record by Mr. Loveland as trustee for various irrevocable trusts for the benefit of Dr. and Mrs. Edward R. Funk's children and grandchildren.

                            THE BUSINESS OF INTERPORE

GENERAL

    Interpore is a biomaterials company that develops, manufactures and markets synthetic bone graft material for the orthopaedic, oral and maxillofacial markets. Using Interpore's proprietary manufacturing processes, the unique skeletal structures of certain species of coral are converted into biocompatible bone graft materials. These materials have interconnected porosity, architecture and chemical composition similar to that of human cancellous bone, and facilitate bone and tissue ingrowth. Interpore markets synthetic bone graft products under the Pro Osteon(R) label in the orthopaedic marketplace, which is currently its primary market. Interpore's Pro Osteon 500 Porous Bone Graft Substitute ("Pro Osteon 500") was the first synthetic bone graft material to be approved and marketed as a medical device for orthopaedic applications in the United States.

BUSINESS STRATEGY

    Interpore's strategy is to capture an increasing share of the market for bone graft materials by aggressively marketing Pro Osteon, and to develop technological advances in bone and soft tissue repair products. In furtherance of this strategy, between 1995 and 1997, Interpore established 31 domestic direct sales territories to replace distributors and agents in areas where they were underperforming. In addition, in January 1996, Interpore created an international division responsible for developing an organization of independent dealers outside the United States. Interpore's strategy also includes adding complementary products that relate to the repair of bone and soft tissue, which Interpore believes will enhance sales of its bone graft materials by providing a broader product base and by providing more compensation potential for its sales representatives. Interpore is currently focusing its efforts on the development of osteoinductive (bone growth accelerating) materials and the regulatory approval and commercialization of a resorbable coralline bone graft substitute which is now available for sale in certain areas outside of the United States. When appropriate, Interpore has and may continue to enter into strategic alliances, partnerships or license arrangements with other companies to develop new products.

MARKET OVERVIEW

    Interpore believes that the market for bone graft materials is significant. It is estimated that there are approximately 5.6 million fractures per year in the United States, and that about one in eleven requires that bone be grafted for proper healing. A recent market research study commissioned by Interpore indicates that the United States market for bone grafts totals over 490,000 procedures. This includes a wide variety of procedures, with approximately 49% of the procedures in the spine, 39% in other orthopaedic procedures, and about 12% in maxillofacial applications. According to Interpore's internal estimates, the approved indication for Pro Osteon represents approximately 100,000 procedures annually in the United States.

    There are currently three major categories of bone grafts: autograft, allograft, and bone graft substitutes. In an autograft procedure, bone material is harvested from another part of the patient's skeleton and grafted to the site of the bone deficit. This second surgical procedure, harvesting the patient's own bone, increases total operating time and expense, and can lead to complications such as infection, chronic pain, deformity and excess blood loss. When an autograft is not feasible or desirable, allograft bone, obtained from a cadaver, can be used. While allograft bone is available from numerous bone banks, its use carries the risks of implant rejection and transmission of infectious agents such as hepatitis and HIV. Also, allograft bone is not always readily available due to the storage, processing and donor screening required. The third bone graft option is the use of a bone graft substitute such as Pro Osteon. Interpore estimates that approximately 58% of the U.S. bone graft procedures are autograft procedures, 30% are allografts, and 12% are bone graft substitutes.

    Interpore's Pro Osteon 500 was the first synthetic bone graft material to be approved by the FDA. Since its approval in 1992, several bone graft substitute products have become available. (See "The Business of Interpore -- Competition"). Bone graft substitutes have the advantage of avoiding the second surgical procedure and resultant complications associated with an autograft, or the rejection or disease transmission risks associated with allografts. Interpore believes that for more significant growth to occur in the bone graft substitute market, osteoinductive materials must be developed and commercialized. See "The Business of Interpore -- Research and Development" and " -- Competition."

PRODUCTS

500, Pro Osteon 200 Porous Bone Graft Substitute ("Pro Osteon 200"), Pro Osteon 500R Resorbable Bone Graft Substitute ("Pro Osteon 500R"),

Interpore 200(R) Porous Hydroxyapatite Bone Void Filler ("Interpore 200") and orbital implants. These products are derived from coral using a proprietary Replamineform manufacturing process. See "The Business of Interpore -- Proprietary Rights." Under this process, the exoskeleton of marine coral (calcium carbonate) is either partially or fully converted to calcium phosphate through a hydrothermal exchange reaction. These biocompatible materials have interconnected porosity, architecture and chemical composition similar to that of human bone, and facilitate bone and tissue ingrowth.

Orthopaedic Product Line

    Pro Osteon 500. At the time it received PMA approval from the FDA in October 1992, Pro Osteon 500 was the first commercially available bone graft substitute for orthopaedic applications in the United States. In clinical studies, the use of Pro Osteon 500 was demonstrated, radiographically and clinically, to have healing and complication rates comparable to autograft procedures. Interpore is not aware of any material unfavorable results in the clinical studies for Pro Osteon 500. Pro Osteon 500 is available in granular forms and a wide variety of block configurations up to 30 cc's in total volume. Pro Osteon 500 uses a specific genera of coral that results in an average nominal pore size of 500 microns, approximately the same as human cancellous bone. With approximately $700 of material used in an average procedure, Pro Osteon 500 provides an attractive alternative to autograft and allograft bone graft materials. The FDA approved indication is for treatment of certain metaphyseal defects. Outside the United States, Pro Osteon 500 is approved for a very broad range of bone grafting applications.

    Pro Osteon 200. Pro Osteon 200 uses a specific genera of coral that results in an average nominal pore size of 200 microns, thus is slightly stronger and more dense than Pro Osteon 500. It is available in granular forms and a wide variety of block configurations up to 15 cc's in total volume. In the United States, Pro Osteon 200 is approved for use in oral surgery, periodontal defects, craniofacial and orthognathic indications pursuant to 510(k) clearances received in 1982, 1984, 1985 and 1986. Outside the United States, Pro Osteon 200 is approved for a very broad range of bone grafting applications.

    Pro Osteon 500R. Pro Osteon 500R is a more resorbable bone graft substitute. It is manufactured under a patented, modified version of the Replamineform manufacturing process in which the conversion process is interrupted before the material is completely converted, yielding a composite of calcium carbonate and calcium phosphate. The final product is composed primarily of calcium carbonate, the more rapidly resorbing of the two materials, which is covered throughout the interconnected porosity by a thin layer of calcium phosphate, the slower resorbing of the two materials. The thin layer of calcium phosphate resorbs slowly, allowing sufficient time for bony ingrowth, and once the calcium phosphate layer is partially resorbed, the inner composition of calcium carbonate resorbs much more quickly. Pro Osteon 500R typically resorbs within six months.

    In certain cases, physicians would prefer to have the bone graft substitute material completely replaced over time by the patient's own bone to improve radiographic assessment of bone growth and to improve biomechanics for cortical reconstruction. Interpore believes that Pro Osteon 500R addresses these needs. Interpore has received confirmation that it can market Pro Osteon 500R in Europe, under the "CE" mark, and in Australia. Interpore is currently developing a strategy for approval to market Pro Osteon 500R in the United States.

OEM Products

    Interpore 200. Interpore 200 is the same material as Pro Osteon 200. Interpore manufactures Interpore 200 in block and granular form for use in oral surgery, periodontal defects, craniofacial and orthognathic indications pursuant to 510(k) clearances received in 1982, 1984, 1985 and 1986. Interpore 200 is sold to and marketed worldwide into the dental marketplace by a single customer under an exclusive distribution agreement which expires in 2001, with provision for automatic renewals.

    Orbital Implants. Orbital implants are used to replace damaged or diseased eyes, to replace existing artificial eyes that have extruded or migrated and to replace existing artificial eyes to improve tracking and movement. Since 1989, Interpore has manufactured orbital implants for artificial eyes using its hydroxyapatite material. Interpore believes that these orbital implants provide a superior alternative to other artificial eyes because the implant is physically attached to the patient's soft tissue. Because of the attributes of Interpore's hydroxyapatite material, the patient typically experiences integration of the soft tissue into the orbital implant. The result is improved tracking of the artificial eye with the patient's companion eye. Interpore manufactures this product solely on an OEM basis under a manufacturing and licensing agreement which expires in 2001.

Arthroscopic Instruments

    During 1996 and 1997, Interpore distributed a line of manual arthroscopic instruments. Revenues were not significant, and accordingly, Interpore notified the OEM supplier in January 1998 that it would no longer be distributing these instruments.

Dental Implants

    Prior to May 1997, Interpore manufactured and distributed titanium dental implant systems for the rehabilitation of partially and totally toothless patients. The dental business had begun to decline as a percentage of Interpore's overall business, and accordingly, Interpore decided to pursue its divestiture. In May 1997, Interpore sold its dental implant business to Steri-Oss Inc. of Yorba Linda, California. The divestiture of the dental business has allowed Interpore to focus its efforts on penetrating the orthopaedic market with its existing products and developing products which address this market.

RESEARCH AND DEVELOPMENT

    Interpore's research and development department consists of nine full-time employees who conduct research and product development with respect to biomaterials for bone reconstruction. Interpore also engages outside consultants and academic research facilities for assistance with its new product development. Interpore plans to continue to use outside resources for product research prior to the developmental phase. Interpore's engineers also assist in the design of manufacturing improvements and support validation procedures for the FDA's requirements for Good Manufacturing Practices ("GMP") and ISO 9001, the quality management system which is a regulatory requirement of the European Community. Interpore's expenditures for research and development were $2.0 million, $2.0 million and $1.9 million in 1997, 1996 and 1995, respectively.

    New Bone Graft Substitute Products. To enter segments of the bone graft market not addressed by Interpore's current products, Interpore must develop new bone graft materials. Interpore is currently focusing its efforts on the development of osteoinductive or bone growth accelerating materials as well as the regulatory approval and commercialization of a resorbable bone graft substitute.

    Interpore is investigating the development of osteoinductive bone graft materials which will induce bone growth in the area where the product is implanted. Interpore is studying methods of combining growth factors (proteins that promote healing and bone growth) with Pro Osteon. Two projects are currently underway involving the use of synthetically derived bone growth factors. The first involves the evaluation of a bovine-derived (from a cow) purified bone protein used in conjunction with Pro Osteon. The bone protein is supplied by a strategic partner, and is currently being tested in preclinical animal studies. The second project is the development of a recombinant human bone morphogenetic fusion protein. This is a collaboration between Interpore and its university-based consultants in molecular engineering and biochemistry. The studies are being conducted at a leading research institute. The material is currently being evaluated in animal studies, and initial results have been encouraging. The inventors have applied for patent protection and have licensed rights to Interpore. Both of these projects, if successful in preclinical studies, would require FDA approval of Investigational Device Exemptions ("IDE's") involving human clinical studies, and therefore Interpore can give no assurance concerning when or whether FDA approval to market these products will be received.

    In addition to the two projects involving biochemically derived bone growth factors, Interpore has a project involving the extraction and concentration of autologous growth factors. In 1996, Interpore secured rights to a proprietary technology from a small biomedical company. Blood from the patient is processed in a commercially available cell saver device, routinely used in orthopedic surgery, which separates the blood into different component layers. Platelet-rich plasma is extracted and then processed through a proprietary filtering technology which super-concentrates the platelets and fibrinogen. The platelets release Platelet-Derived Growth Factor (PDGF) and Transforming Growth Factor Beta (TGF-B). The fibrinogen converts to fibrin, which generates a gel-like material with favorable handling characteristics. It is Interpore's opinion that the devices involved require only FDA 510(k) clearances, some of which have been received and some of which have been applied for and are pending. Interpore is currently evaluating the use of this material in combination with Pro Osteon for its ability to promote or accelerate bone growth into the Pro Osteon material. If successful, Interpore believes the technology would provide a cost-effective product that produces a mitogenic (growth-accelerating) response, enhances the handling characteristics of Pro Osteon granules and blocks, and provides the surgeon with an autologous option which may be preferable to biochemically derived growth factors.

    In certain cases, physicians would prefer to have the bone graft substitute material completely replaced over time by the patient's own bone to improve radiographic assessment of bone growth and to improve biomechanics for cortical reconstruction. Although Pro Osteon and Interpore 200 have some resorptive capability, neither product is completely replaced over time with the patient's own bone. To address this need, Interpore has developed Pro Osteon 500R, which is currently marketed outside the United States.

    Additional Pro Osteon Indications. Interpore is currently conducting clinical studies on the safety and efficacy of Pro Osteon as a bone graft material for use in spinal fusion and iliac crest backfill procedures. In January 1995, Interpore received FDA approval of its IDE application to begin clinical trials for the use of Pro Osteon 200 in cervical spine interbody fusion procedures. Pro Osteon 200 is being used in conjunction with a rigid titanium bone plate to fuse vertebrae in the neck. This initial FDA approval covers 60 patients at up to six investigational sites in the United States. In May 1996, the FDA approved Interpore's IDE to commence clinical trials for the use of Pro Osteon 500 to fill the void left by autograft harvesting procedures in the iliac crest region of a patient's hip. This pilot study will be performed in conjunction with lumbar spine fusion procedures involving twenty patients, with ten receiving Pro Osteon 500 as a backfill material, and ten receiving no backfill material. Interpore is also providing Pro Osteon on a non-exclusive OEM basis to a company that is developing spine fusion cages. The implants are being evaluated in a multi-center clinical trial under an IDE received by this company. The FDA approval process can be very lengthy and Interpore can give no assurance concerning when or whether it will receive FDA approval to market Pro Osteon for these or any other indications. Also, Interpore may determine that the costs of proceeding to full-scale clinical trials may outweigh the benefits expected to be derived from obtaining the additional indications, and therefore may elect not to proceed.

CUSTOMERS, SALES AND MARKETING

    The decision to use bone graft material is made by the orthopaedic surgeon. There are approximately 14,000 practicing orthopaedic surgeons in the United States in private practice, hospitals and orthopaedic treatment centers, to which Interpore directs its domestic marketing efforts for Pro Osteon.

    Interpore's domestic sales organization consists of a combination of direct sales representatives, agents and distributors. Direct sales representatives are employees of Interpore, and both agents and distributors are independent contractors. There are currently 31 territories in the direct sales force of which 27 have been filled with direct sales representatives, and there are approximately 18 independent distributor and agent organizations, each employing a number of sales representatives ranging from 3 to 22. Distribution by direct sales representatives and agents entails Interpore invoicing the customer generally at suggested list prices, and the payment of commissions to the direct sales representatives and agents. Direct sales representatives and agents maintain Interpore-provided consignment inventories of Pro Osteon. This arrangement contrasts with distributors which purchase products from Interpore at a discount off of suggested list prices and invoice the hospital directly.

    The domestic sales organization is managed by a director of sales and five division managers. During 1995 through 1997, Interpore restructured its distribution channels for the sale of Pro Osteon. Distribution agreements with certain distributors that were not achieving satisfactory market penetration were terminated, and direct sales representatives were recruited and hired for the respective territories. Interpore selects these direct sales representatives and dealer or agent organizations for their expertise in orthopaedic or medical device sales, their reputation with the orthopaedic surgeon community and their sales coverage within a geographic area. Each direct sales representative and dealer or agent organization is given an exclusive sales territory and is subject to periodic performance reviews and sales and product training.

    Interpore intends to continue to restructure its distribution channels during 1998, and perhaps beyond, by converting to all direct sales representatives and agents. Thus, many, if not all, of the distributors are intended to be converted to agent organizations or, if performance is unacceptable, replaced by another agent organization or direct sales representatives. The primary advantage of direct sales representatives and agents is that Interpore directly invoices the hospital, which enables Interpore to identify the end user and which causes reported revenues to more closely match hospital usage. The process of converting distributor territories to direct sales or agent territories has had and may continue to have an adverse effect on sales during the conversion period, because the distributors involved are either returning their unexpired inventory to Interpore for credit (to the extent that Interpore is obligated to accept such return) or selling their inventories to depletion, during which time Interpore would not expect to receive additional orders from these distributors.

    Outside of the United States, Interpore distributes Pro Osteon through independent orthopaedic products distributors. The Company has three international sales manager positions and has set up distribution arrangements with 46 distributors in 53 countries covering Europe, South America and Asia. For fiscal years 1997, 1996 and 1995, Interpore's international sales represented approximately 12%, 10% and 10% of net sales, respectively.

    In January 1998, Interpore entered into an agreement with a contract warehouse in the Netherlands to distribute its products to customers in countries outside of North America. Interpore believes that this arrangement will improve shipping efficiencies and service to its international customers.

    Interpore participates in numerous professional meetings including the American Academy of Orthopaedic Surgeons Meeting, the North American Spine Society Meeting and the Annual Meeting of the Orthopaedic Trauma Association. Interpore also participates in scientific presentations and professional seminars at hospitals.

RAW MATERIALS AND MANUFACTURING

    Coral is the primary raw material used by Interpore in the manufacture of its bone graft substitute products. The coral used in Interpore's products is sourced from two genera located in a wide variety of geographic locations. Interpore presently harvests coral in tropical areas of the Pacific and Indian Oceans. Interpore believes it has an adequate supply of coral for the foreseeable future. Coral is covered under an international treaty entitled Convention on International Trade of Endangered Species of Wild Fauna and Flora ("CITES"), which regulates the import/export of raw coral and products derived therefrom in approximately 140 nations around the world. To date, the limitations imposed by this treaty have not negatively affected Interpore's ability to source raw coral. See "The Business of Interpore -- Government Regulation."

    The manufacturing process for Interpore's bone graft substitute products involves coral qualification and cutting, hydrothermal conversion, testing, packaging and sterilization of the product, all of which, with the exception of sterilization, are performed at Interpore's facilities. In the hydrothermal exchange process, a chemical reaction is initiated whereby the calcium carbonate exoskeleton of the coral is partially or fully converted to calcium phosphate. This results in a biocompatible material which has interconnected porosity, architecture and chemical composition similar to that of human bone.

COMPETITION

    Orthopaedic Bone Graft Substitute Market. Interpore's synthetic bone products compete with natural bone obtained from autograft procedures and allograft sources and with three other synthetic bone products. Autograft and allograft bone have been used for graft material for a much longer period of time than synthetic bone graft materials, and in order to maintain and increase its future sales of Pro Osteon, Interpore will have to continue to demonstrate to the medical community the surgical and patient advantages, safety, efficacy, cost effectiveness and clinical results of Pro Osteon.

    Interpore believes that Pro Osteon provides an attractive alternative to autograft and allograft bone graft materials. In an autograft, a second surgical procedure is required. Bone material is harvested from another part of the patient's skeleton and then grafted to the site of the bone deficit. The harvesting procedure increases total operating time and expense, and can lead to complications such as infection, excessive blood loss, chronic pain and deformity. When an autograft is not feasible or desirable, allograft bone, obtained from a cadaver, can be used. To maintain mechanical and biological properties, some allograft bone is not sterilized. Therefore, unlike Pro Osteon, which is a sterile and biocompatible material, allograft bone carries the risks of implant rejection and the transmission of infectious agents such as hepatitis and HIV. The use of Pro Osteon entails none of these risks, and provides clinical results comparable to those of autograft material.

    In May 1993, a second bone graft substitute for orthopaedic applications was approved by the FDA. This product, Collagraft, consists of hydroxyapatite/tri-calcium phosphate and bovine collagen, which must be mixed with patients' own bone marrow. The manufacturer of this product received a PMA supplemental approval from the FDA for a second generation freeze-dried product which is pre-mixed and requires no refrigeration. Collagraft has been marketed by Zimmer, Inc., a subsidiary of Bristol-Myers Squibb, a competitor with significantly greater resources and distribution capabilities than Interpore.

    In July 1996, the FDA issued 510(k) clearance to Wright Medical Technology, Inc. for OsteoSet(TM), a plaster of paris (calcium sulfate) bone void filler. Interpore believes that there is very little clinical data available documenting the safety and efficacy of this product.

    Grafton(R) is a bone product manufactured by Osteotech, Inc. It is a processed allograft gel available in a variety of forms. Because it is derived from allograft, Grafton is not regulated as a medical device under the federal Food, Drug and Cosmetic Act, as amended, and as such, can be promoted for a wide variety of surgical indications. While Interpore believes that Grafton has many of the same disadvantages as allograft, it is perceived by some surgeons to be osteoinductive.

    Numerous other companies are pursuing additional synthetic bone graft materials for orthopaedic applications which could ultimately compete with Pro Osteon in the United States. To the best of Interpore's knowledge, none have yet progressed beyond clinical trials.

    Tissue Engineering Market. While no osteoinductive materials (i.e., growth factors) have yet been introduced to the market, there is significant development activity ongoing that if successful would potentially produce products competitive with Interpore's osteoinductive bone graft material projects. Genetics Institute, Inc. has a recombinant human bone morphogenetic protein (rhBMP-2) in human clinical studies. Creative Biomolecules also has a recombinant human bone morphogenetic protein (OP-1), which is in human clinical studies under an FDA-approved IDE. Sulzer Orthopedics Biologics, a subsidiary of SulzerMedica of Switzerland, has an extract of bovine (cow)-derived bone growth protein that is in preclinical animal studies.

    Oral and Maxillofacial Market. Interpore 200 competes with autograft, allograft and xenograft as well as other bone substitute products for repair or reconstruction of oral and maxillofacial bone structures. In addition, Interpore 200 competes with silicone implants for maxillofacial applications. Companies selling competitive products sometimes also sell dental implants and attempt to bundle the products as part of a sales strategy.

    Interpore competes in all of its markets primarily on the basis of product performance and price, as well as customer loyalty and service.

GOVERNMENT REGULATION

    Interpore's products are regulated by the FDA under the federal Food, Drug and Cosmetic Act, as well as other federal, state and local governmental authorities and similar regulatory agencies in other countries. The FDA permits commercial distribution of a new medical device only after the FDA has cleared a 510(k) premarket notification or has approved a Premarket Approval application for such medical device. In general, the FDA will clear marketing of a medical device through the 510(k) premarket notification process if it is demonstrated that the new product is substantially equivalent (in terms of safety, efficacy and intended use) to certain 510(k) cleared products which are already commercially available and legally sold on the market.

    The PMA approval process is lengthier and more burdensome than the 510(k) premarket notification process. The PMA process generally requires detailed animal and clinical studies, as well as manufacturing data and other information. If clinical studies are required by the FDA, an IDE is also required. An IDE restricts the investigational use of the device to a limited number of investigational sites, investigators and patients. Its purpose is to prove safety and efficacy of the device. FDA approval of a PMA application indicates that the FDA concurs that a device has been scientifically proven, through the completion and submission of animal data, a completed IDE and other pertinent information, to be safe and effective for its intended use.

    The PMA application for Pro Osteon was first accepted for filing by the FDA in February 1988. In October 1992, Interpore received FDA approval of its PMA application which allows Interpore to market Pro Osteon 500 for certain acute metaphyseal defects (defects in the wide part of long bones). In December 1993, Interpore received a PMA Supplement approval from the FDA to market Pro Osteon 500 in granular forms and a wide variety of block configurations up to 30 cc's in total volume. Interpore's Pro Osteon 200 and Interpore 200 were cleared for marketing for certain oral surgery, periodontal defects, craniofacial and orthognathic indications through 510(k) premarket notifications in 1982, 1984, 1985 and 1986. Orbital implants were also cleared through 510(k) notification by the patent holder of the device in 1989.

    The FDA approved indication for Pro Osteon 500 is for the repair of acute metaphyseal defects in conjunction with rigid internal fixation (plates and screws) as dictated by the clinical use requirements in skeletally mature individuals when there is no autogenous bone donor site available. Pro Osteon 500 is contraindicated (1) for fractures of the growth plate at the end of the bone, (2) in sites with vascular impairment proximal to the graft site, (3) in the presence of metabolic or systemic bone disorders, (4) where stabilization of the fracture is not possible, (5) where soft tissue coverage is not possible, and (6) in infected wounds. These contraindications, which were specified by the FDA as part of the approval for Pro Osteon 500, are generally applicable to the use of all synthetic bone graft materials, rather than to Pro Osteon 500 in particular. Interpore does not believe that these contraindications materially limit the use of Pro Osteon 500 for its approved indication, or Interpore's ability to market Pro Osteon 500.

    In July 1997, the FDA cleared the use of Wright Medical Osteoset Plaster of Paris as a bone void filler. This product was deemed substantially equivalent to a preamendment device (i.e., a device sold and distributed in the United States prior to May 28, 1976) sold by the Ethicon division of Johnson and Johnson. Prior to clearance of this device, all bone void fillers were required to obtain marketing approval for bone graft substitutes via the PMA process. There is now a possibility that some clearances of other bone graft substitute products potentially competing with Pro Osteon may be obtained through the less burdensome 510(k) premarket notification process.

    Present and future governmental regulation may prevent or substantially delay the marketing of Interpore's proposed new products, cause Interpore to undertake costly procedures and/or furnish a competitive advantage to more substantially capitalized companies with which Interpore competes. After approval, the FDA may require post-marketing approval surveillance programs to monitor the effects of newly-approved medical devices. FDA approval may be withdrawn for noncompliance with regulatory standards or the occurrence of unforeseen problems following initial market introduction. In addition, the extent of potentially adverse government regulations which might arise from future administrative action or legislation cannot be predicted. Finally, product modifications may require the submission of a new 510(k) premarket notification or a PMA Supplement prior to marketing introduction. In addition, future products may require a new PMA submission. There can be no assurance that marketing clearances or approvals will be obtained on a timely basis, or at all. Delays in receiving, or the failure to receive, such approvals or clearances could have a material adverse effect on Interpore.

    Interpore is registered as a medical device manufacturer with the FDA and with state agencies such as the Food and Drug Branch of the California Department of Health Services (the "California DHS"). The FDA and state agencies inspect Interpore from time to time to determine whether Interpore is in compliance with various regulations relating to medical device manufacturing, including the FDA's GMP regulation, which govern design, manufacturing, testing, quality control, sterilization and labeling of medical devices. Interpore believes it is in compliance with the regulations established by the FDA and the California DHS applicable to its business. The FDA and the California DHS have inspected Interpore's manufacturing facilities and quality assurance procedures in the past. In addition, the FDA actively enforces regulations prohibiting the promotion of medical devices for unapproved indications. Off-label promotion is also prohibited by Interpore policy. The Company is aware that certain of its products are used in indications for which they are not approved to be promoted. However, it is not a violation of FDA regulations for surgeons to use the product in these indications. Material violation of FDA and similar state regulations could lead to the imposition of injunctions, suspensions or loss of regulatory approvals, product recalls, termination of distribution, or product seizures. In the most egregious cases, criminal sanctions or closure of Interpore's manufacturing facility are possible.

    Interpore must also comply with the requirements of CITES. This is an international agreement signed by approximately 140 nations which regulates the import and export of products which are derived from endangered wildlife. Although the coral used by Interpore is not an endangered species, all harvested coral is subject to regulation under CITES. As a result, Interpore must register and obtain licensure from the U.S. Department of Fish and Wildlife for both the import of raw coral and the export of finished product. Because each shipment of product exported outside of the United States or its possessions requires individual permitting, and also to improve shipping efficiencies and service to its international customers, Interpore has entered into an agreement with a contract warehouse in the Netherlands for the purpose of international distribution of Interpore's products. In the future, regulations could make the import or export of coral or coral-derived products prohibitive and could interrupt Interpore's ability to supply product. Interpore does maintain several years' supply of coral to minimize the risk of this possibility. However, there can be no assurance that this supply of raw coral is sufficient, that Interpore will be able to obtain sufficient quantities of coral in the future or that future regulations will not prohibit its use altogether.

    Interpore must also comply with registration requirements of foreign governments and with import and export regulations when distributing its products to foreign nations. Each foreign country's regulatory requirements for product approval and distribution are unique and may require the expenditure of substantial time, resources and effort to obtain and maintain approvals for marketing. In September 1995, Interpore received approval to use the "CE" mark for its entire line of orthopaedic and oral/maxillofacial synthetic bone graft materials. The CE mark indicates that the products are approved for sale within 18 countries in the EC (European Community) and EFTA (European Free Trade Association) and that Interpore is in compliance with the ISO 9001 and EN 46001 standards which govern medical device manufacturers that are marketing products in Europe. Pro Osteon 500, Pro Osteon 200, and Pro Osteon 500R are all approved in Europe for a broad range of grafting applications and carry the "CE" mark.

    Interpore does not anticipate that compliance with federal, state and local environmental laws will have any material adverse effect on Interpore's business, results of operations or capital expenditures.

PROPRIETARY RIGHTS

    Hydroxyapatite Materials. In September 1976, Interpore was granted a license with respect to five United States patents and related foreign patents covering the Replamineform technology. The license provided Interpore with exclusive rights to manufacture and distribute the licensed products until expiration of the patents. The most significant patent concerned the right to manufacture a hydroxyapatite bone graft substitute material from marine coral, and it expired in December 1994. The remaining patents expired in 1997. Interpore does not anticipate any significant impact on its business as a result of the expiration of the Replamineform patents, because it believes the lengthy FDA approval process and Interpore's proprietary manufacturing processes are more significant barriers to entry than patent protection.

    Interpore owns five United States patents related to improvements on the process for manufacturing biomaterials for bone reconstruction: two of the patents relate to Pro Osteon 500R, and three of the patents relate to a non-coral based synthetically produced porous hydroxyapatite. These patents expire between 2006 and 2013.

    Patents and Personnel. As part of its ongoing research, development and manufacturing activities, Interpore has a policy of seeking patent protection. Patents relating to particular products, uses or procedures, however, do not preclude other manufacturers from employing alternative processes or from successfully marketing substitute products. There can be no assurance that any pending or future patent applications will be granted or that any current or future patent will provide adequate protection for Interpore's technology and products. There can also be no assurance that others will not independently develop similar technologies or duplicate any technology developed by Interpore or that Interpore's technology will not infringe patents or other rights owned by others, licenses to which may not be available to Interpore or available on favorable terms. Interpore believes that although the patents often are necessary to protect its technology and products, the lengthy FDA approval process and certain manufacturing processes are more significant barriers to entry. Moreover, much of the proprietary technology and manufacturing processes developed by Interpore reside in its key scientific and technical personnel and such technology and processes are not easily transferable to other scientific and technical personnel. The loss of the services of key scientific, technical and manufacturing personnel could have a material adverse effect on Interpore's business and results of operations.

    Trademarks. "Pro Osteon," "Interpore" and "Interpore 200" are registered trademarks of Interpore. The Company has trademark registrations pending for various terms to be used in marketing.

EMPLOYEES

    As of February 28, 1998, Interpore had 85 full-time employees, of whom 46 were engaged in marketing and sales, 15 in manufacturing, nine in regulatory affairs and quality assurance, six in general administration and finance and nine in research and development. None of these employees is represented by a union, and Interpore has never experienced a work stoppage. Management considers its employee relations to be good.

PROPERTIES

    Interpore leases a 36,830 square foot facility in Irvine, California. This facility was approved in March 1994 by the FDA for the manufacture of Pro Osteon. The average annual lease expense over the ten year term of the lease, which expires January 31, 2003, is $387,000. The lease provides a right to extend the term for an additional five years at the fair market lease rate of the facility on the extension date, but not less than the rate paid by Interpore during the month immediately preceding the commencement of the extension period. Interpore also leases a 2,700 square foot facility in Santa Ana, California to provide additional warehousing, and two sales offices with approximately 1,175 and 200 square feet in Plano, Texas and Miami, Florida, respectively. Interpore believes the facilities will be adequate to serve its operational needs over the next one to two years.

LEGAL PROCEEDINGS

    Interpore is subject to an inherent risk of product liability and other liability claims which may involve significant claims and defense costs. To date, all claims against Interpore have been covered by insurance policies, except for deductible limits and self-insured retentions. Interpore currently has primary product liability insurance with coverage limits of $10 million per occurrence and $10 million in the aggregate per year. Product liability insurance is expensive and in the future may not be available in acceptable amounts, on acceptable terms, or at all. If Interpore were to be held liable for damages exceeding the limits or outside of the scope of its insurance coverage, the business and results of operations of Interpore could be materially adversely affected. Interpore's reputation and business could be adversely affected by product liability claims, regardless of their merit or eventual outcome. Interpore is and from time to time has been party to commercial litigation relating to its business. Interpore believes that none of these matters is material and intends to defend itself vigorously.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF INTERPORE

    Pursuant to his resignation as an officer of Interpore, George W. Smyth, Jr., who is a director of Interpore, and Interpore entered into a Consulting Agreement dated as of April 18, 1997. Mr. Smyth's consulting agreement expires on December 31, 1998 and pursuant to such consulting agreement, Mr. Smyth will receive aggregate compensation of $45,000 in return for the performance of certain consulting services.

          SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF INTERPORE

    The selected financial data as of and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 set forth below have been derived from the consolidated financial statements of Interpore. This data is qualified in its entirety by, and should be read in conjunction with, Interpore Financial Statements and related notes thereto appearing elsewhere herein. See "Financial Information of Interpore" and "Interpore Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                 YEAR ENDED DECEMBER 31,
                                      -----------------------------------------------------------------------------
                                        1997               1996            1995               1994           1993
                                      --------           --------        --------           --------       --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net sales(1) ....................     $ 15,511           $ 19,917        $ 17,103           $ 18,458       $ 14,315
Cost of goods sold ..............        3,135              5,394           4,520              5,648          4,898
Royalty expense .................           52                249             278                761            612
                                      --------           --------        --------           --------       --------
Gross profit ....................       12,324             14,274          12,305             12,049          8,805
Total operating expenses ........       12,180(1)          14,379          12,332(3)          10,137          8,246
                                      --------           --------        --------           --------       --------
Income (loss) from operations....          144               (105)            (27)             1,912            559
Total interest and other income
  (expense), net ................          992                763             661                601             (9)
                                      --------           --------        --------           --------       --------
Income before taxes .............        1,136                658             634              2,513            550
Income tax (benefit) provision...       (1,635)(2)             --          (1,404)(2)            101             14
                                      --------           --------        --------           --------       --------
Net income ......................     $  2,771           $    658        $  2,038           $  2,412       $    536
                                      ========           ========        ========           ========       ========
Net income per share:
  Basic .........................     $    .40           $    .09        $    .30           $    .37       $    .11
                                      ========           ========        ========           ========       ========
  Diluted .......................     $    .37           $    .09        $    .27           $    .32       $    .10
                                      ========           ========        ========           ========       ========
Shares used in computing net
  income per share:
  Basic .........................        7,002              6,996           6,752              6,576          5,081
  Diluted .......................        7,401              7,468           7,535              7,568          5,279


                                                                        DECEMBER 31,
                                      -----------------------------------------------------------------------------
                                        1997               1996            1995               1994           1993
                                      --------           --------        --------           --------       --------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets ....................     $ 22,776           $ 20,323        $ 21,705           $ 20,177       $ 15,667
Long-term debt, including
  current portion ...............           --                  5             191                369            712
Preferred and common stock ......       36,251             35,917          37,101             37,219         34,963
Accumulated deficit .............      (14,615)           (17,386)        (18,044)           (20,082)       (22,494)


---------------------------------

(1) Interpore's dental implant business was sold in May 1997. The transaction, including associated costs, resulted in a net charge to operating expenses of $617,000. Net sales of dental implants were approximately $1.7 million, $7.1 million, $8.1 million, $9.8 million and $10.0 million in 1997, 1996, 1995, 1994 and 1993, respectively.

(2) In fiscal years 1997 and 1995, Interpore recognized deferred tax assets of $1.7 million and $1.5 million, respectively, which had previously been fully reserved in accordance with Statement of Financial Accounting Standards No. 109.

(3) In 1995, Interpore recorded a $411,000 provision for distributor returns to reflect the estimated value of product returns it would accept from distributors terminated as of December 31, 1995.

    INTERPORE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

SIGNIFICANT EVENTS

    In February 1998, Interpore entered into an agreement to merge with Cross Medical Products, Inc., ("Cross") an Ohio-based worldwide supplier of spinal implant systems used to treat degenerative conditions and deformities of the spine. If the Merger is consummated, approximately 6.7 million shares of Interpore's common stock will be exchanged for all of the common stock of Cross. Consummation of the merger is subject to customary conditions, including regulatory approvals and approvals by the shareholders of each company. The Merger is intended to be accounted for as a pooling of interests and is expected to be completed in the second quarter of 1998.

    In February 1998, the Board of Directors of Interpore approved a proposal for Interpore to reincorporate from California to Delaware. The proposed reincorporation is subject to approval by Interpore's shareholders and is expected to be completed in the second quarter of 1998.

    In April 1997, Interpore entered into a definitive agreement for the sale of its dental business to Steri-Oss Inc. of Yorba Linda, California. In May 1997, the sale was completed, and Interpore received an initial cash payment of $1.5 million. A deferred cash payment of $749,000 is due in March 1998. As part of the transaction, Interpore and Steri-Oss negotiated a distribution agreement whereby Interpore manufactures and provides Interpore 200 for distribution by Steri-Oss in the dental market. The transaction, including associated costs, resulted in a net charge of $617,000 which was recorded in the quarter ended June 30, 1997.

RESULTS OF OPERATIONS

    The following table presents Interpore's results of operations as percentages:


                                                  Percentage of Net Sales                      Percentage Change
                                      -------------------------------------------           -----------------------
                                                                                            1997 vs.       1996 vs.
Year ended December 31,                 1997               1996            1995               1996           1995
                                      --------           --------        --------           --------       --------
Net sales .....................          100.0%             100.0%          100.0%             (22.1%)         16.5%
Cost of goods sold ............           20.2%              27.1%           26.4%             (41.9%)         19.3%
Royalty expense ...............             .3%               1.2%            1.7%             (79.1%)        (10.4%)
                                      --------           --------        --------           --------       --------
  Gross profit ................           79.5%              71.7%           71.9%             (13.7%)         16.0%
                                      --------           --------        --------           --------       --------
Operating expenses:
  Research and development ....           12.9%              10.1%           11.3%               (.4%)          3.2%
  Selling and marketing .......           47.3%              49.3%           44.1%             (25.3%)         30.3%
  General and administrative ..           14.4%              12.8%           14.3%             (12.7%)          4.7%
  Loss on sale of dental
    business...................            4.0%                 0%              0%               N/A            N/A
  Provision for distributor
    returns....................              0%                 0%            2.4%               N/A         (100.0%)
                                      --------           --------        --------           --------       --------
    Total operating expense ...           78.6%              72.2%           72.1%             (15.3%)         16.6%
                                      --------           --------        --------           --------       --------
Income (loss) from operations .             .9%               (.5%)           (.2%)              N/A            N/A
                                      ========           ========        ========           ========       ========

1997 Compared to 1996

    For the year ended December 31, 1997, net sales of $15.5 million were $4.4 million or 22.1% lower than sales of $19.9 million for the previous year. The following table presents sales by category (in thousands):


                               Year ended December 31,             Change
                                ---------------------       -------------------
                                 1997           1996         Amount          %
                                -------       -------       -------        ----
Orthopaedic product sales       $12,662       $11,660       $ 1,002         8.6%
OEM product sales .......         1,143         1,113            30         2.7%
                                -------       -------       -------        ----
Sub-total ...............        13,805        12,773         1,032         8.1%
Dental product sales ....         1,706         7,144        (5,438)      (76.1%)
                                =======       =======       =======        ====
Total sales .............       $15,511       $19,917       $(4,406)      (22.1%)
                                =======       =======       =======        ====


    Sales of orthopaedic products, primarily Pro Osteon(R) bone graft substitute material for orthopaedic applications, increased by $1.0 million or 8.6% to $12.7 million compared to $11.7 million for the year ended December 31, 1996. Domestic sales of orthopaedic products increased 2.0% during the year. Domestic sales through direct sales representatives in 1997 increased 33.7% while domestic sales through distributors decreased 34.6% compared to 1996. Sales by direct representatives have generally increased and sales by domestic distributors have generally decreased since Interpore created a domestic direct sales force and terminated distribution agreements with certain domestic distributors that were not achieving satisfactory market penetration. Additionally, in late 1997, Interpore began an initiative to convert all of its domestic distributors into agency relationships. Instead of purchasing products from Interpore and reselling them to hospitals, agents receive commissions on sales in their territories which are billed directly to the hospitals by Interpore. With agency relationships, Interpore is able to identify the end user, and Interpore's reported revenues more closely match hospital usage. The initiation of this process in late 1997 resulted in reduced sales to domestic distributors while they minimize their inventory levels in preparation for this conversion. This process is expected to be substantially completed, and may have a continued adverse effect on sales, in 1998. International sales of orthopaedic products, made exclusively to distributors, increased 109.0% in 1997 versus 1996.

    Sales of Interpore's OEM products, which consist mostly of porous hydroxyapatite material for dental applications and for orbital implants, increased by 2.7% to $1.14 million for the year ended December 31, 1997 versus $1.11 million for the prior year.

    Sales of Interpore's oral/maxillofacial products (titanium dental implant systems and Interpore 200) declined by $5.4 million or 76.1% from $7.1 million in 1996 to $1.7 million in 1997. This reflects the discontinuance of dental product sales effective April 18, 1997. Sales of Interpore 200 for dental use subsequent to the sale of the dental business are now classified as OEM product sales.

    For the years ended December 31, 1997 and 1996, gross margins were 79.5% and 71.7% of sales, respectively. The improvement reflects the discontinuance of dental product sales which had lower gross margins than Interpore's remaining orthopaedic and OEM products, and which also had associated royalty expense.

    Total operating expenses for the year ended December 31, 1997 decreased by 15.3% or $2.2 million as compared to 1996. Research and development expenses remained relatively constant. Selling and marketing expenses decreased $2.5 million or 25.3% compared to 1996. Selling and marketing expenses directly related to the dental business accounted for this decline while selling and marketing expenses in the orthopaedic business remained relatively constant. General and administrative expenses decreased $325,000 or 12.7%, mostly the result of cost reductions following the sale of the dental business.

    The increase in interest income resulted from higher cash and investments balances while the increase in other income primarily relates to higher royalty income.

    The income tax benefit in 1997 of $1.6 million reflects recognition of $1.7 million of deferred tax assets, primarily consisting of net operating loss carryforwards, which had previously been fully reserved in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Management believes it is more likely than not that those tax benefits will be realized. No provision for income taxes was recorded in 1996, as a result of Interpore's utilization of net operating loss carryforwards.

1996 Compared to 1995

    For the year ended December 31, 1996, net sales of $19.9 million were $2.8 million or 16.5% higher than sales of $17.1 million for the previous year. The following table presents sales by category (in thousands):


                               Year ended December 31,              Change
                                ---------------------       -------------------
                                  1996          1995         Amount          %
                                -------       -------       -------        ----
Orthopaedic product sales       $11,660       $ 7,954       $ 3,706        46.6%
OEM product sales .......         1,113         1,071            42         3.9%
                                -------       -------       -------        ----
Sub-total ...............        12,773         9,025         3,748        41.5%
Dental product sales ....         7,144         8,078          (934)      (11.6%)
                                =======       =======       =======        ====
Total sales .............       $19,917       $17,103       $ 2,814        16.5%
                                =======       =======       =======        ====


    Sales of orthopaedic products, primarily Pro Osteon bone graft substitute material for orthopaedic applications, increased by $3.7 million or 46.6% to $11.7 million compared to $8.0 million for the year ended December 31, 1995. During 1995, Interpore began to restructure its distribution channels for the sale of Pro Osteon. Distribution agreements with certain domestic distributors that were not achieving satisfactory market penetration were terminated, and direct sales representatives were recruited and hired for the respective territories. In the first quarter of 1996, Interpore continued its restructuring of domestic distribution channels and established an international sales management group. In 1996, Pro Osteon sales through domestic direct sales representatives increased by 146% over 1995, and sales of Pro Osteon to international distributors increased 181% over 1995. These increases were partially offset by a 5.1% decrease in sales to domestic distributors.

    Sales of Interpore's OEM products, which consist mostly of porous hydroxyapatite material for orbital implants manufactured for a single customer, increased by 3.9% to $1.11 million for the year ended December 31, 1996 versus $1.07 million for the prior year.

    Sales of Interpore's oral/maxillofacial products (titanium dental implant systems and Interpore 200) declined by $934,000 or 11.6% from $8.1 million in 1995 to $7.1 million in 1996. Continued strong competition in this slow growth market along with an absence of the introduction of major new dental product lines contributed to this decline.

    For the years ended December 31, 1996 and 1995, gross margins were 71.7% and 71.9% of sales, respectively.

    Total operating expenses for the year ended December 31, 1996 increased by 16.6% or $2.0 million as compared to the same twelve month period of 1995. Research and development expenses increased by 3.2% but declined as a percentage of sales from 11.3% in 1995 to 10.1% in 1996. The $2.3 million or 30.3% increase in selling and marketing expenses from $7.5 million in 1995 to $9.8 million in 1996 primarily related to costs associated with Interpore's expanded orthopaedic direct sales force and the orthopaedic international sales management group. General and administrative expenses increased $114,000 or 4.7% but decreased as a percentage of sales to 12.8% in 1996 from 14.3% in 1995. Operating expenses for 1995 included a $411,000 provision for distributor returns to reflect the estimated value of product returns Interpore would accept from distributors terminated as of December 31, 1995.

    The decrease of $116,000 in interest income relates to lower average combined cash, cash equivalents and short-term investments primarily resulting from Interpore's $1.3 million repurchase of its common stock in 1996. Other income increased $201,000, primarily the result of royalty payments earned on sales of a product line which Interpore sold in 1993.

    No provision for income taxes was recorded in 1996, as a result of Interpore's utilization of net operating loss carryforwards. The credit for income taxes in 1995 of $1.4 million reflects recognition of $1.5 million of deferred tax assets, primarily consisting of net operating loss carryforwards, which had previously been fully reserved in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

LIQUIDITY AND CAPITAL RESOURCES

    At December 31, 1997, cash, cash equivalents and short-term investments totaled $13.5 million as compared to $10.3 million at the end of 1996. Total working capital increased to $18.4 million from $16.9 million and the current ratio improved to 17.1 from 10.4 at December 31, 1997 and 1996, respectively. The increase in cash, cash equivalents and short-term investments of $3.2 million was the result of the net proceeds from the sale of the dental business and positive cash flow from operations in 1997.

    Interpore's $13.5 million total of cash, cash equivalents and short-term investments remains available to support Interpore's continued investment in the development of its business, including the pursuit of regulatory approvals for additional indications for the use of Pro Osteon, development or acquisition of new bone graft products or complementary products, and possible acquisitions of businesses. Additionally, Interpore has a $5 million revolving line of credit which expires in July 1998 and which had no amount outstanding at December 31, 1997.

    At December 31, 1997, there were no material commitments for capital expenditures.

    Interpore believes it currently possesses sufficient resources to meet the cash requirements of its operations for at least the next year.

                          OWNERSHIP OF INTERPORE STOCK

    The following table sets forth the amount and percentage of the outstanding shares of Interpore Common Stock which, according to the information supplied to Interpore, are beneficially owned by (i) each person who, to the knowledge of Interpore, is the beneficial owner of more than 5% of Interpore's outstanding Common Stock, (ii) each person who is currently a director of Interpore (each of whom is also a nominee for election as a director of Interpore), (iii) each Named Executive Officer (as defined on page 107 hereof) of Interpore and (iv) all current directors and executive officers of Interpore as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting or dispositive power with respect to the shares which are deemed beneficially owned by such person or entity.


                                                                         TOTAL           PERCENT OF
                                                         OPTIONS       OUTSTANDING       SHARES OF
                                        OUTSTANDING    EXERCISABLE    COMMON STOCK     COMMON STOCK
NAME AND ADDRESS                          COMMON         WITHIN       BENEFICIALLY      BENEFICIALLY
OF BENEFICIAL OWNER(1)                  STOCK(2)(3)      60 DAYS       OWNED(2)(3)      OWNED(2)(3)(4)
                                        -----------      -------       -----------      --------------
DIRECTORS/NOMINEES AND NAMED
  EXECUTIVE OFFICERS:
William A. Eisenecher ...............       4,500          34,688          39,188               *
William A. Franklin, Jr.(5)..........      46,000         119,000         165,000             2.3%
Richard L. Harrison(5) ..............       3,299          60,750          64,049               *
G. Bradford Jones ...................      28,042          14,250          42,292               *
David C. Mercer(5) ..................      23,000         322,250         345,250             4.6%
Guy Nohra(6) ........................     619,759          14,125         633,884             8.9%
Edwin C. Shors, Ph.D(5) .............      43,000         158,750         201,750             2.8%
Maxwell R. Simmonds(5) ..............      33,000         155,000         188,000             2.6%
George W. Smyth, Jr.(5) .............      86,962         182,625         269,587             3.7%
ALL DIRECTORS AND EXECUTIVE
  OFFICERS AS A GROUP
  (9 PERSONS)(7).....................     887,562       1,061,438       1,949,000            23.8%

5% BENEFICIAL HOLDERS:
Heartland Advisors, Inc.(8)..........   1,417,100               0       1,417,100            19.9%
  790 North Wilwaukee Street
  Milwaukee, WI 53202
Burr, Egan, Deleage & Co(6)..........     619,759               0         619,759             8.7%
  One Post Office Square
  Suite 3800
  Boston, MA 02109
Hambrecht & Quist Capital
Management Incorporated (9)..........     380,000               0         380,000             5.3%
  50 Rowes Wharf, 4th Floor
  Boston, MA 02110-3328

------------------------

*       less than 1%

(1) The address of each of the directors and officers listed in this table is 181 Technology Drive, Irvine, California 92618.

(2) Except for information based on Schedules 13G, as indicated in the footnotes hereto, beneficial ownership is stated as of February 25, 1998.

(3) Presumes conversion of Interpore's Series E Preferred Stock into shares of Interpore's Common Stock.

(4) Percentage of beneficial ownership as of February 25, 1998, for each person includes shares subject to options held by such person, which options are exercisable within 60 days after February 25, 1998, as if such shares were outstanding on February 25, 1998.

(5) Messrs. Franklin, Harrison, Mercer, Shors and Simmonds are Named Executive Officers.

(6) Based on Schedule 13G filed by Burr, Egan, Deleage & Co. ("Burr Egan"). Represents shares held by Alta IV Limited Partnership (524,132 shares) and by C.V. Sofinnova Partners Five (95,627 shares) (collectively, the "Burr Egan Funds"). Burr Egan serves as an advisor to the Burr Egan Funds. The Burr Egan Funds exercise sole voting and investment power with respect to their respective shares. Mr. Nohra is a partner of Burr Egan and thus may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares owned by Burr Egan. Burr Egan and Mr. Nohra disclaim beneficial ownership of the shares held by the Burr Egan Funds.

(7) Includes shares held by the Burr Egan Funds (see footnote 6).

(8) Based on Schedule 13G filed by Heartland Advisors, Inc.

(9) Based on Schedule 13G filed by Hambrecht & Quist Capital Management Incorporated, which disclaims beneficial ownership of these shares.

                              THE BUSINESS OF CROSS

    Cross Medical Products is a medical device company that develops and distributes spinal implant products. Cross' stainless steel and titanium spinal implants are used by surgeons to obtain fusion of the vertebral body in areas of the spine affected by degenerative diseases, deformities, trauma and tumors. The spinal implant stabilizes the spine while fusion occurs, and assists in preventing the bone graft material (which is typically used in the areas of the spine where the disc has been removed) from collapsing or migrating.

    Cross, formerly known as Danninger Medical Technology, Inc. and subsidiaries, has historically been engaged in two distinct business segments of the orthopedic device industry: (1) the development and distribution of spinal implant products ("Spinal Implants") and (2) the design, manufacture, distribution and rental of orthopedic rehabilitation products ("Recovery Products"). On March 12, 1997, Cross sold substantially all of the assets and the buyer assumed substantially all of the liabilities of the Recovery Products segment. Cross is currently focused exclusively on increasing market penetration both domestically and internationally for its Spinal Implant business and on the development of new products.

    Unless the context otherwise requires, the following discussion relates only to the continuing operations of the Spinal Implant business. On March 21, 1997, Cross formally changed its name to Cross Medical Products, Inc.

SPINAL IMPLANT PRODUCTS

    Cross' principal product line is the SYNERGY(TM) Spinal Implant System. Cross formed its Medical Advisory Board and began development of the SYNERGY(TM) Spinal Implant System in 1992. The SYNERGY(TM) Spinal Implant System is a "universal" implant system that allows surgeons to treat both the thoracic (middle) and lumbar (lower) portions of the spine, allowing use of the SYNERGY(TM) Spinal Implant System in approximately 70% of all instrumented spinal fusion surgeries in the United States. The SYNERGY(TM) Spinal Implant System is flexible, strong, and easy for surgeons to use. The SYNERGY(TM) Spinal Implant System does not demand that surgeons follow a single surgical protocol, rather, it provides several options. Implants come in various sizes and types to meet the surgeon's preferences and the patient's anatomy, providing a secure anatomic fit for virtually any pathology. The SYNERGY(TM) Spinal Implant System features unique implant locking mechanism designs that, combined with the use of nitrogen-strengthened stainless steel, allow surgeons to assemble constructs of exceptional strength while keeping the profile extremely low. The SYNERGY(TM) Spinal Implant System was engineered to be easy for surgeons to use, reducing surgical time and requiring less manipulation. The screws and hooks are top tightening, the rods do not require pre-loading of additional components, and all implants allow for free rod rotation.

    Cross received 510(k) clearance from the FDA to market the anterior portion of the SYNERGY(TM) Spinal Implant System in October 1994 and for the posterior portion of the system in July 1995. In September 1996, Cross developed a titanium version of the SYNERGY(TM) Spinal Implant System for international distribution. Cross received FDA marketing clearance for the anterior portion of the titanium version in October 1995 and the posterior portion in January 1997. Titanium implant systems are preferred in many foreign markets and are used in the United States in cases where magnetic resonance imaging of the spinal area is anticipated to be needed. Cross is currently developing a cervical version of the SYNERGY(TM) Spinal Implant System. The cervical implant version will permit surgeons to treat the cervical (upper) portion of the spine and, if successful, will expand Cross' product line to cover 100% of instrumental spinal fusion surgeries. Cross believes that the SYNERGY(TM) Spinal Implant System is one of the few "universal" spinal implant systems on the market.

    In March 1997, Cross entered into a license agreement with Polaris Biotechnology, Inc. to develop and market a spinal cage implant. Spinal cage implants provide a supporting framework for bone in-growth for patients with trauma, tumors, or degenerative diseases. Distribution of the spinal cage implant within the United States is subject to regulatory approval which will involve clinical trials, while international distribution is expected to begin in the second half of 1998.

    The initial spinal implant system offered by Cross in 1988 was the Puno/Winter/Byrd Screw/Rod System (the "PWB Screw/Rod System") for fusion of the lumbar spine. Cross elected to market the PWB Screw/Rod System in the United States for clinical studies under an IDE. The IDE allowed Cross to develop a clinical study in order to gather the data necessary to assess safety and efficacy of the PWB Screw/Rod System. The IDE did not permit commercial distribution and limited use of the PWB Screw/Rod System to a small number of surgeons participating in the study. The study and patient follow-up has been completed and Cross is considering filing a Pre-Market Application ("PMA") with the FDA.

    After developing the PWB Screw/Rod System, Cross also developed lumbar hooks for the treatment of unstable, degenerative conditions of the lumbar spine. The lumbar hooks, when used in conjunction with rods and sacral screws, comprise the Puno/Winter/Byrd Lumbosacral System (the "PWB Lumbosacral System"). The PWB Lumbosacral System did not require clinical study and Cross received 510(k) clearance from the FDA in April 1992, permitting marketing, sale and use of the PWB Lumbosacral System. In May 1993, Cross received 510(k) clearance from the FDA to market the INTEGRALTM Screw System. The INTEGRALTM Screw System was developed to be used with the PWB Lumbosacral System, allowing surgeons the option of additional diameters as well as a more rigid construct. It also allowed Cross to expand its potential market penetration as spinal surgeons sought more rigid constructs, while Cross developed its next generation of implants.

    Spinal Implant Marketing. Cross markets its spinal implant products to orthopedic and neurological spine surgeons throughout the world. Cross estimates that more than 2,000 physicians perform spinal surgery in the United States, primarily in major metropolitan areas. Typically, the surgeon selects the type of spinal implant system used in procedures performed by the surgeon. Cross believes that the key to its marketing success in the United States is to convince spinal surgeons of the efficacy of its implant system. This is done through direct selling and marketing efforts by Cross' independent sales representatives to the surgeons, participation by Cross in sponsoring symposiums and training workshops, and through the education and training efforts of the members of Cross' Medical Advisory Board.

    Cross markets its spinal implant products through a network of thirty independent commissioned sales agencies. Cross considers the quality of its independent sales agencies and the level of training and service they provide to surgeons to be a very important factor in its success, second only to the technological advantages of its spinal implant products. The independent sales agencies are prohibited from marketing competing spinal implant products. However, they are permitted to market non-competing implants and other orthopedic products. Spinal implant device inventories are consigned to the independent sales agencies. The SYNERGYO Spinal Implant System contains a variety of related implantable devices from which the surgeon can choose during each surgical procedure. After each procedure, the hospital is invoiced by Cross for the implant devices actually used, and the consigned inventory is replenished.

    Foreign sales of spinal implants and instrumentation represented approximately $5.1 million, or 39.7%, of Cross' total sales of spinal implants and instruments in fiscal 1997. Cross has been able to market the SYNERGYO Spinal Implant System in those countries where governmental approval either is not required or is obtained more quickly than in the United States. Cross markets its spinal implants through the individual distributors in each country who purchase implants and instrumentation directly from Cross. Cross has distributors in approximately twenty-two countries and intends to continue to seek qualified distributors in other foreign markets.

    Medical Advisory Board. Cross has established a Medical Advisory Board consisting of prominent spinal surgeons. The Medical Advisory Board meets periodically to review and evaluate Cross' research and development efforts and to identify promising new technologies for Cross. Individual members of the Medical Advisory Board also meet and consult informally with employees of Cross and assist Cross in training other surgeons in the use of Cross' products. Members of the Medical Advisory Board receive a fixed quarterly payment from Cross and share an annual royalty payment based on sales of certain of Cross' spinal implant products. Cross is obligated to pay a royalty, subject to certain limitations, to its Medical Advisory Board in an amount equal to 6.5% (and increasing 1/2% annually, up to 8%) of the net revenues generated from the sales of certain spinal implant products. Cross' aggregate royalty expense will increase, if and to the extent, sales of implants increase. The following doctors are members of the Medical Advisory Board:


               Robert B. Winter, M.D. Chairman       Minneapolis, MN
               J. Abbott Byrd, M.D.                  Norfolk, VA
               Rolando M. Puno, M.D.                 Louisville, KY
               John Lonstein, M.D.                   Minneapolis, MN
               Joseph Perra, M.D.                    Minneapolis, MN
               Manual Pinto, M.D.                    Minneapolis, MN
               Michael Smith, M.D.                   Minneapolis, MN

COMPETITION

    Many companies compete in the spinal implant market and competition is intense. Cross believes that its largest competitors in the United States offering spinal implant systems are Sofamor Danek Group, Inc. and Acromed, Inc., each of which has substantially greater sales and financial resources than Cross. Cross also competes with many other companies that offer similar products. Other companies have developed and are marketing products based on technologies that are different from Cross', including spinal fusion cages, spinal implants designed to be used with minimally invasive or laparoscopic surgery, biodegradable polymer inserts and artificial bone implants. Cross believes that it competes on the following basis: (a) the technological design and functional performance of its implant products, (b) the level of training and service support provided to spinal surgeons, (c) the professional reputation of members of its Medical Advisory Board and the design and training assistance they provide, and (d) the ability of its research and development personnel to produce technologically superior products. Many of Cross' competitors have capital resources, research and development staff, facilities, experience in clinical trials and obtaining regulatory approvals, physician relationships and experience in manufacturing and marketing significantly greater than those of Cross. Because of intense competition, there can be no assurance that Cross will be able to successfully market its spinal implant products. Additionally, there can be no assurance that other competing products or technologies will not be technologically superior to those offered or developed by Cross.

RESEARCH AND DEVELOPMENT

    Cross continually strives to improve existing products and develop new products in the spinal implant market. Cross conducts its research and development activities primarily through its engineering department and with the assistance of outside consultants. Cross employs six professional engineers and a technician engaged exclusively in research and development.

    In addition to research and development conducted by Cross, the Medical Advisory Board plays an active role in the development of new spinal implant products. Cross will continue to work with the members of its Medical Advisory Board to develop new spinal systems which address spinal deformities and degenerative disease in the cervical spine to be used with the SYNERGYO Spinal Implant System as well as a minimally invasive device. Cross' spinal implant research and development is concentrated on the design of these new systems, and it expects to submit 510(k) applications to the FDA in 1998 for the cervical version. Cross also intends to continue to develop the spinal implant cage which it licensed in March 1997 under a license agreement with Polaris Biotechnology, Inc.

    Cross' research and development expenditures during the fiscal years ended December 31, 1997, 1996, and 1995 were $1,226,000, $687,000, and $859,000 respectively. Cross intends to continue to invest in the development of new spinal implant products in 1998.

INTELLECTUAL PROPERTY

    Cross holds the patent, manufacturing and marketing rights to certain specialty orthopedic products. The SYNERGYO Spinal Implant System is covered by numerous pending U.S. and international patent applications belonging to Cross. These applications concern various aspects of the SYNERGYO Spinal Implant System including the bone anchor, the rod/anchor interface, instrumentation and transverse connectors. CROSS(R), CROSS MEDICAL(R), INTEGRALO, and SYNERGYO are trademarks of Cross.

    Cross intends to file patent applications on future products as appropriate. The mere filing and prosecution of patent applications, however, cannot guarantee the ultimate issuance of patents. To the extent that Cross is unsuccessful in securing patents for its devices or for certain features of its devices which are easily reverse-engineered, there is little to prevent a competitor from copying Cross' products, although Cross would have "lead time" in the marketplace during the period needed by its competitors to copy and secure FDA approval for a duplicate product. Even where patents are issued, third parties may contest the validity of the patents or design around the patents. Enforcement of patents can be expensive and time consuming for the patent holder. Thus, while Cross believes that its patents are valid and have value, Cross believes that they are of lesser significance than the innovative skills, technical competence, and marketing ability of Cross' personnel.

GOVERNMENTAL REGULATION

    The health care industry is subject to extensive government regulation on both the federal and state levels. In particular, the FDA Act provides for regulation by the FDA of the manufacture and sale of medical devices.

    Under the FDA Act, all medical devices are to be classified as Class I, Class II, or Class III devices, depending upon the risk they present. Many Class I and all Class II and III medical devices must be reviewed or approved for marketing prior to their distribution unless they are specifically excluded from the requirement to do so. The review/approval process is more or less difficult depending upon the product class. In general, Class I devices must comply with labeling and recordkeeping requirements and are subject to other general controls and periodic inspection. In addition to general controls, Class II devices must comply with performance standards established by the FDA. Manufacturers of Class II devices also are subject to periodic inspection by the FDA. Class III devices must receive pre-market approval from the FDA before they can be commercially distributed in the United States, and manufacturers of Class III devices are also subject to periodic inspection. The FDA Act and FDA regulations also cover all incoming materials control, processing control, traceability of input materials and components, traceability of product servicing and other quality and safety controls. All of these requirements are covered in the broad FDA specifications known as "good manufacturing practice" regulations. To date, all FDA clearances of Cross' products have been obtained under Section 510(k) of the U.S. Food, Drug and Cosmetics Act, as amended, and regulations promulgated thereunder (collectively, the "FDA Act"), which provides for FDA marketing clearance on an expedited basis for products that can be shown to be substantially equivalent to devices in interstate commerce prior to May 1976, the date of enactment of the FDA Act. Cross anticipates that substantially all of the products currently being developed by Cross will qualify for marketing clearance under Section 510(k).

    The PWB Screw/Rod System implantable devices and the spinal implant cage are Class III devices. Class III devices require pre-market approval from the FDA before full distribution of the device may begin. The FDA allows only devices proven to be both safe and effective to be offered for full distribution. The FDA bases its judgment of both safety and effectiveness on information gathered during studies conducted pursuant to an IDE. Cross is following the premarket approval process for the PWB Screw/Rod System and having completed the IDE, is considering submitting its PMA to the FDA. In addition, Cross plans to pursue an IDE for multiple versions of the spinal implant cage.

    The PWB Lumbosacral System and SYNERGYO Spinal Implant System are Class II devices. Cross has received 510(k) marketing clearance for the PWB Lumbosacral System and the SYNERGYO Spinal Implant System. The 510(k) notification is a document submitted to demonstrate that the device in question is "substantially equivalent" to an already legally marketed device, thus allowing faster clearance by the FDA than the PMA procedure.

DISCONTINUED OPERATIONS

    On March 12, 1997, Cross, Danninger Healthcare, Inc. ("DHI"), an Ohio corporation and wholly-owned subsidiary of Cross, and OrthoLogic Corp. ("OrthoLogic"), a Delaware corporation, entered into an Asset Purchase Agreement, whereby OrthoLogic purchased from Cross and DHI certain assets and assumed certain liabilities related to Cross' Recovery Products business. Under the Asset Purchase Agreement, Cross and DHI, collectively, sold substantially all of their accounts receivables, inventory, fixed assets, intangible assets and other assets related to the Recovery Products business to OrthoLogic for approximately $8,200,000 in cash plus the assumption by OrthoLogic of substantially all of the liabilities of Cross and DHI including accounts payable, lease payable, bank debt and seller financing debt. Assumed liabilities totaled approximately $5,000,000. In addition, OrthoLogic acquired 30,000 restricted shares of Cross' Common Stock for $242,000. The transaction was accomplished through arms-length negotiations between Cross, DHI and OrthoLogic. There was no material relationship between Cross, DHI and OrthoLogic or any affiliates, directors or officers or associates of such directors or officers of any party to the transaction. The following discussion describes Cross' Recovery Products business prior to the sale.

    Technology Overview. Continuous passive motion ("CPM") rehabilitation therapy technology in the orthopedic field employs devices to slowly and continuously move an injured joint without assistance of the patient's muscle power. This therapy is most commonly used after joint surgery to improve blood flow, reduce swelling, increase the range of motion, maintain muscle tone and speed healing.

    Prior to the development of CPM therapy, physicians generally believed that it was necessary to immobilize a bone and adjacent joints in a cast or splint subsequent to an injury or an operation during the healing process. This immobilization resulted in muscle atrophy, cartilage degeneration, and tendon and ligament stiffening, and often required additional rehabilitation to restore the pre-injury range of motion and strength. Beginning in the early 1970s, experiments were conducted to determine the rehabilitative benefits of joint exercise following surgery. These experiments led to the development of CPM machines to provide the desired exercise with no effort on the part of the patient. Clinical research has established that CPM therapy can significantly reduce post-operative joint pain and swelling and increase arterial blood flow, thus increasing range of motion and reducing the length of hospitalization and rehabilitation.

    The major market for CPM devices is for use immediately following knee and hip joint replacement surgeries. The primary function of this therapy is to rehabilitate injured or diseased joints and to prevent injury to joints that would otherwise occur through immobilization. The success that CPM has enjoyed in post-operative knee and hip therapy has generated demand for CPM devices for the elbow, shoulder, hand, wrist, ankle and toe joints.

    Cross Recovery Products. The majority of Cross' line of recovery products were marketed under the trade name DanniflexO. Cross offered a full range of CPM devices: three leg models, a shoulder model, hand and finger model, wrist model and toe model. Cross periodically refined and updated its various CPM devices with the addition of new models to expand its existing line or replace prior models. In addition to CPM devices, Cross offered product accessories that made CPM devices easier to use and apply.

    Recovery Products Marketing. CPM devices are used primarily by post-surgery orthopedic patients in hospitals and in their homes. CPM devices are also used in nursing homes, sports medicine clinics and private practice physical therapy clinics.

    Cross sold the majority of its CPM devices to independent durable medical equipment ("DME") dealers. Typically, DME dealers purchase and inventory CPM devices in sufficient quantity for their rental markets. Dealers purchased the unit outright from Cross or financed the purchase through a third party lessor. Upon receiving a rental order, the dealer transports the unit to and from the hospital, institution, or home (usually within a 20 to 50 mile radius), aids in setting up the unit and bills the customer for the service at a daily, weekly or monthly rental rate.

    In recent years, the DME market has experienced a number of changes. National DME dealers are consolidating while new dealers are entering the market at the local level. In response to these changes, Cross was committed to an open distribution policy for its products and, working with independent financing companies, offered financing programs tailored to the DME marketplace. In addition, in 1994, Cross formed Recovery Services, Inc. ("RSI") as a wholly-owned subsidiary to rent recovery products directly to end users. RSI was formed to expand the geographic scope of Cross' recovery products market in those areas without suitable DME dealers, to explore alternative distribution methods for new and existing products, and to assist Cross in assessing the product needs and requirements of the recovery products market.

    In September 1996, Cross acquired Surgical and Orthopedic Specialties, Inc. ("SOS"), a durable medical equipment dealer that rented orthopedic rehabilitation equipment primarily to home-care patients in Michigan, Indiana and Ohio. Upon completion of the merger, RSI and SOS operated under the DHI name.

    Recovery Products Manufacturing. Cross assembled its recovery products, fabricating some of the mechanical parts and purchasing the remaining mechanical and all of the electrical components from a variety of vendors. All of Cross' DanniflexO line of lower extremity CPM devices shared certain basic structural elements. CPM devices were sold with a limited one year warranty. Claims under Cross' CPM device warranty have been nominal.

LEGAL PROCEEDINGS

    The nature of Cross' business subjects Cross to product liability and related claims from time to time. Cross maintains a claims made product liability insurance policy with per occurrence ($100,000) and aggregate ($500,000) retention limits. Beyond these retention limits, the policy covers aggregate insured claims made during each policy year up to $5,000,000. Cross believes that it has adequate insurance for its business, however, there can be no assurance that future operating results will not be materially adversely affected by the formal resolution of pending cases or future claims.

    Cross and other spinal implant manufacturers were named as defendants in various purported class action product liability lawsuits alleging that the plaintiffs were injured by spinal implants supplied by Cross and others. All such lawsuits were consolidated for pretrial proceedings in the Federal District Court for the Eastern District of Pennsylvania and, on February 22, 1995, Chief Judge Emeritus Lewis C. Bechtle denied class certification. The federal court lawsuits before Judge Bechtle will remain coordinated for further pretrial purposes, but are individual lawsuits. In response to the denial of class certification, a large number of additional individual lawsuits have been filed alleging, in addition to damages from spinal implants, a conspiracy among manufacturers, physicians, and other spinal implant industry members to market products without the proper regulatory approvals. Cross has been named as a defendant, among others, in approximately 750 such lawsuits. None of the 750 cases involve products manufactured by Cross. Cross cannot estimate precisely at this time the number of such lawsuits that may eventually be filed. Most of such lawsuits are pending in federal courts and are in preliminary stages. Discovery proceedings, including the taking of depositions, have commenced in certain of the lawsuits. Plaintiffs in these cases typically seek relief in the form of monetary damages, often in unspecified amounts. While the aggregate monetary damages eventually sought in all of such individual actions is substantial and exceeds the limits of Cross' products liability insurance policies, Cross believes that it has affirmative defenses, including, without limitation, preemption, and that these individual lawsuits are otherwise without merit.

    In addition, Cross has been named as a defendant in 16 cases alleging claims of products liability for allegedly defective products manufactured by Cross. All pending cases are being defended by Cross' insurance carrier, in some cases under a reservation of rights. There can be no assurance, however, that the $5,000,000 per policy year limit of Cross' coverage will be sufficient to cover the cost of defending all lawsuits or the payment of any amounts that may be paid in satisfaction of any settlements or judgments. Further, there can be no assurance that Cross will continue to be able to obtain sufficient amounts of products liability insurance coverage at commercially reasonable premiums.

    In addition, in the ordinary course of business Cross has been named as a defendant in various other legal proceedings. Cross has denied liability in all such lawsuits and is vigorously defending the same. Cross believes that it has adequate insurance for its business, however, there can be no assurance that future operating results will not be materially adversely affected by the formal resolution of these matters.

EMPLOYEES

    As of February 25, 1998, Cross employed 45 full-time employees. Cross has no part-time employees. None of Cross' employees are subject to collective bargaining agreements, and Cross considers its relationship with its employees to be good.

PROPERTY

    On February 8, 1996, Cross entered into a lease for its office and production facilities in Dublin, Ohio. The lease term began on April 1, 1996, and terminates on June 1, 2001. The lease covers 27,680 square feet, of which Cross plans to use approximately 13,680 square feet for office and production and Cross is attempting to sublease the remaining space. The facility is located at 5160-A Blazer Memorial Parkway, Dublin, Ohio 43017-1339.


             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF CROSS

    Mr. Loveland, Secretary, a director and stockholder of Cross, is a partner in the law firm of Porter, Wright, Morris & Arthur, Columbus, Ohio, which firm serves as general counsel to Cross.

            SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CROSS

    The selected consolidated financial data presented below for, and as of the end of, each of the years in the five year period ended December 31, 1997 is derived from the financial statements of the Cross which have been audited by Coopers & Lybrand L.L.P. The following selected consolidated financial data should be read in conjunction with the Cross' consolidated financial statements and related notes and with "Cross Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.


                                                                            YEARS ENDED DECEMBER 31,
                                                                     (In thousands, except per share data)
                                                ------------------------------------------------------------------------------
                                                  1997               1996               1995            1994            1993
                                                --------           --------           --------        --------        --------
STATEMENT OF OPERATIONS DATA:
Revenue .................................       $ 12,918           $  8,572           $  4,091        $  2,880        $  1,360
Cost of goods sold ......................          5,923              3,854              1,995           1,189             358
Gross margin ............................          6,995              4,718              2,096           1,691           1,002
Selling, general and administrative
expenses ................................          6,689              4,330              3,224           2,483           1,984
Research and development expenses .......          1,226                687                859             977             800
Operating loss ..........................           (920)(1)           (299)            (1,987)         (1,769)         (1,782)
Interest expense, net ...................            426                439                101               3              15
Loss before income taxes ................         (1,346)              (738)            (2,088)         (1,772)         (1,797)
Net income (loss) from continuing
operations ..............................           (862)                50(2)          (1,442)         (1,176)         (1,194)
Net income (loss) per share from
  operations (basic and
  continuing diluted) ...................       $  (0.17)          $   0.01           $  (0.31)       $  (0.25)       $  (0.27)
Weighted average shares used in basic and
diluted earnings per share calculations .          5,065              4,772              4,661           4,704           4,422

BALANCE SHEET DATA:
Working Capital .........................       $ 13,356           $  8,241           $  3,135        $  2,599        $  2,032
Total assets ............................         18,762             19,590              9,498           7,413           5,782
Short-term obligations ..................             95              1,659              3,081               6               7
Long-term obligations ...................          5,124              5,482                  7              --               6
Total shareholders' equity ..............          9,998              5,648              3,522           3,390           3,008


(1) In 1997, Cross recognized $925,000 of inventory valuation adjustment for obsolete and slow moving inventory related to market acceptance of certain improvements and modifications to its spinal implant system.

(2) In 1996 Cross recognized income of $459,000 from the reversal of a valuation allowance provided against deferred tax assets.

      CROSS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

OVERVIEW

    At December 31, 1996, Cross had two primary business segments: Recovery Products focused on orthopedic rehabilitative treatment; and Spinal Implant focused on the development and marketing of spinal implant devices. On March 12, 1997, Cross sold substantially all of the assets and the buyer assumed substantially all of the liabilities of its Recovery Products segment. The results of Cross have been reported so as to segregate the discontinued operations from continuing operations. The management discussion that follows pertains to Cross' continuing operations.

    Shown below for the years indicated are the percentages that certain items in Cross' Consolidated Statement of Operations bear to total revenue.


Year Ended December 31,                  1997          1996         1995
                                        -----         -----         -----
Revenue .........................       100.0%        100.0%        100.0%
Cost of goods sold ..............        45.9          45.0          48.8
Sales, general and administrative        51.8          50.5          78.8
expense
Research and development expense          9.5           8.0          21.0
Interest expense ................         3.3           5.1           2.5
Loss before taxes ...............       (10.4)         (8.6)        (51.0)
Income tax benefit ..............         3.7           9.2          15.8
Net income (loss) ...............        (6.7)          0.6         (35.2)
                                        -----         -----         -----

COMPARISON OF THE RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

    For 1997 net sales increased 51% to $12,918,000 from $8,572,000 for 1996.
This increase was primarily a result of Cross' increased penetration into the spinal implant market as Cross continued to increase its distribution network, the number of surgeons using the SYNERGY(TM) Spinal Implant System and its offering of spinal implant products. Cross received FDA marketing clearance for the posterior portion of the titanium version of the SYNERGY(TM) Spinal Implant System for sale in the United States in January 1997.

    Cost of goods sold was $5,923,000 or 45.9% of net sales for 1997 compared to $3,854,000 or 45.0% for 1996. The 1997 cost of goods sold increased as a result of adjustments to inventory valuation of $700,000 recognized in the fourth quarter of 1997 for products that became obsolete or slow-moving due to the widespread acceptance of certain improvements and modifications to Cross' SYNERGY(TM) Spinal Implant System. Before the inventory allowance, the cost of goods sold as a percentage of net sales decreased from 1996 to 1997. The decrease was primarily due to Cross increasing its sales prices in 1997, while the cost of the spinal implant products remained relatively stable from 1996 to 1997.

    Selling, general and administrative expenses increased to 51.8% from 50.5% as a percentage of net sales, an increase to $6,689,000 from $4,330,000, for 1997 and 1996, respectively. Except for commissions and product liability insurance premiums, most of the selling, general and administrative expenses are relatively fixed expenses and as net sales increase, these expenses as a percentage of net sales decrease. Cross intends to continue to invest in the development of additional markets domestically and internationally, which expenditures will tend to keep selling, general and administrative expenses at a relatively high percentage of sales until sales increase.

    Research and development expenses increased to 9.5% from 8.0% as a percentage of net sales, an increase to $1,226,000 from $687,000, for 1997 and 1996, respectively. In March 1997, Cross entered a license agreement to develop a spinal cage, the development of which is ongoing. The cage is expected to open new market segments for Cross. Cross also is developing a cervical spinal system. Cross continues to explore ways to expand its product lines either through internal development or acquisition.

    In 1997, interest expense, net, decreased to $426,000 or 3.3% of net sales from $439,000 or 5.1% of net sales, for 1997 and 1996, respectively. The decrease was primarily attributable to the interest income earned on the investment of the proceeds from the sale of Cross' Recovery Products business in March, 1997.

    Cross recorded a tax benefit of $484,000 and $788,000 for 1997 and 1996, respectively, as Cross had a tax loss from continuing operations in 1997 and 1996.

COMPARISON OF THE RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

    For 1996 net sales increased 110% to $8,572,000 from $4,091,000 for 1995.
This increase was primarily a result of Cross' increased penetration into the spinal implant market as Cross continued to increase its distribution network, the number of surgeons using the SYNERGY(TM) Spinal Implant System and its offering of spinal implant products. In the third quarter of 1996, Cross began marketing internationally the titanium version of the SYNERGY(TM) System. Cross received FDA marketing clearance for the posterior portion of the titanium version for sale in the United States in the first quarter of 1997.

    Cost of goods sold was $3,854,000 or 45.0% of net sales for 1996 compared to $1,995,000 or 48.8% for 1995. This decrease as a percentage of sales was primarily related to an inventory allowance established for Cross' Puno/Winter/Byrd spinal implant systems in 1995. Cost of goods sold is affected by the amount of international sales as a percentage of total sales since such sales are sold at a lower margin to international distributors. On sales of spinal products in the United States, Cross pays a commission to its independent sales representatives, however, this commission is recorded as a selling expense.

    Selling, general and administrative expenses decreased to 50.5% of sales in 1996 from 78.8% in 1995. The decrease is primarily attributable to an increase in sales.

    Research and development expenses decreased by $172,000 and as a percentage of sales to 8.0% in 1996 from 21.0% in 1995. The decrease was due to investments in 1995 relating to the FDA approval of the SYNERGY(TM) Spinal Implant System for marketing clearance. In 1996, Cross focused its financial resources in expanding its distribution network in the United States and internationally.

    In 1996, interest expense increased to 5.1% of sales from 2.5% in 1995 as a result of a $5,250,000 Convertible Subordinated Debenture Offering in May 1996.

    Cross recorded a tax benefit of $788,000 in 1996 compared to a tax benefit of $646,000 in 1995. The 1996 effective income tax rate is below statutory tax rates primarily as a result of the reversal of the valuation allowance used to reduce the tax benefit of research and development tax credits and net operating losses. Management believes that the reversal of the valuation allowance is appropriate due to the improved performance of Cross during 1996 and expectations of future profitability. Research and development credit carryforwards were $455,000 at December 31, 1996 and expire at various times through December 31, 2011. Net operating loss carryforwards were approximately $232,000 and expire in 2010.

LIQUIDITY AND CAPITAL RESOURCES

    Working capital increased to $13,356,000 at December 31, 1997 from $8,241,000 at December 31, 1996. The current ratio (ratio of current assets to current liabilities) increased to 4.7 to 1.0 at December 31, 1997 from 2.4 to
1.0 at December 31, 1996. The increase in working capital is principally attributable to the net cash received from the sale of the Recovery Products segment of approximately $6,010,000 after paying off Cross' line of credit of $2,190,000, cash received from the sale of common stock to the buyer of the Recovery Products segment of $242,000, cash received from the sale of common stock to its Japanese distributor of $2,000,000, and cash generated from operations until the sale of the Recovery Products segment on March 12, 1997 of $92,000.

    Cash flows used in operating activities were $5,250,000 in 1997 compared to $3,181,000 in 1996. The reason for continued use of cash flows from operating activities in 1997 relates to the increases in accounts receivable and inventories and decreases in accounts payable and accrued liabilities. Inventories increased 87% to $8,459,000 at December 31, 1997 from $4,529,000 at December 31, 1996 reflecting an increase in inventory to support the higher level of sales of the SYNERGY(TM) Spinal Implant System. Cash flows used in investing activities were $1,968,000 in 1997 compared to $544,000 in 1996 primarily related to the purchase of a $1,500,000 certificate of deposit. Cash flows provided by financing activities were $609,000 in 1997 compared to $3,325,000 in 1996. The primary source of cash from financing activities in 1996 was the proceeds from the Convertible Subordinated Debenture offering of $5,250,000, exclusive of offering costs of $557,000.

    The nature of Cross' business subjects Cross to product liability and related claims from time to time. Cross believes that it has adequate insurance for its business, but there can be no assurance that Cross' liquidity will not be materially adversely affected by the final resolution of pending cases or future claims.

    Cross utilizes various PC based computer software packages as tools in running its daily operations. Cross Management does not believe that Cross will encounter any material problems with this software as a result of the change of the millennium on January 1, 2000.

    Cross believes that the funds generated by the divestiture of the Recovery Products segment, funds received from the sale of common stock, its bank loan facility, working capital, and funds anticipated to be generated by operations will be sufficient to fund Cross' growth plans through at least the end of fiscal year 1998.

                            OWNERSHIP OF CROSS STOCK

    The following table sets forth the amount and percentage of the outstanding shares of Cross Common Stock which, according to the information supplied to Cross, are beneficially owned by (i) each person who, to the knowledge of Cross, is the beneficial owner of more than 5% of Cross' outstanding Common Stock, (ii) each person who is currently a director of Cross (of whom Edward R. Funk, Herbert J. Kahn and Curtis A. Loveland are also nominees for election as directors of Cross), (iii) each Named Executive Officer (as defined on page 107 hereof) of Cross and (iv) all current directors and executive officers of Cross as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting or dispositive power with respect to the shares which are deemed beneficially owned by such person or entity.


                                                                          TOTAL        PERCENT OF
                                                          OPTIONS      OUTSTANDING      SHARES OF
                                        OUTSTANDING     EXERCISABLE    COMMON STOCK   COMMON STOCK
NAME AND ADDRESS                          COMMON           WITHIN      BENEFICIALLY    BENEFICIALLY
OF BENEFICIAL OWNER(1)                    STOCK(2)         60 DAYS       OWNED(2)      OWNED(2)(3)
                                         ---------         -------       ---------       ----
DIRECTORS/NOMINEES AND NAMED
  EXECUTIVE OFFICERS:

Ira Benson(4)(5) .................           7,000          43,000          50,000          *
Daniel A. Funk, M.D.(6) ..........         228,728          21,000         249,728        4.7%
Edward R. Funk(7) ................         791,013          22,500         813,513       15.4%
Daniel A. Gregorie, M.D ..........               0          10,000          10,000          *
Herbert J. Kahn ..................          36,100          22,500          58,600        1.1%
Curtis A. Loveland (8) ...........         552,878          22,500         575,378       10.9%
Philip A. Mellinger(4) ...........          19,098          10,720          29,818          *
Paul A. Miller(4)(9) .............             400          18,800          19,200          *
Joseph A. Mussey(4) ..............         116,500          74,500         191,000        3.6%
C. Craig Waldbillig(10) ..........          76,600          22,500          99,100        1.9%
Peter H. Williams ................          32,600          22,500          55,100        1.0%
Robert J. Williams ...............               0          10,000          10,000          *
Thomas E. Zimmer(4) ..............          10,624           8,720          19,344          *
ALL DIRECTORS AND EXECUTIVE
  OFFICERS AS A GROUP (13 PERSONS)
  (5)(6)(7)(8)(9)(10) ............       1,873,541         314,240       2,187,781       39.3%

5% BENEFICIAL HOLDERS:
Ingeborg R. Funk(7) ..............         791,013          22,500         813,513       15.4%
  5160-A Blazer Memorial Parkway
  Dublin, Ohio 43017-1339


--------------------------------------

*       less than 1%

(1) The address of each of the directors and officers listed in the table is 5160-A Blazer Memorial Parkway, Dublin, Ohio 43017-1339.

(2) Except for information based on Schedules 13G, as indicated in the footnotes hereto, beneficial ownership is stated as of February 25, 1998.

(3) Percentage of beneficial ownership as of February 25, 1998, for each person includes shares subject to options held by such person, which options are exercisable within 60 days after February 25, 1998, as if such shares were outstanding on February 25, 1998.

(4) Messrs. Benson, Mellinger, Miller, Mussey and Zimmer are Named Executive Officers.

(5) Includes 3,000 shares owned by Mr. Benson's spouse, as to which he expressly disclaims beneficial ownership.

(6) Includes 12,414 shares owned by Dr. Daniel A. Funk's spouse, as to which he expressly disclaims beneficial ownership.

(7) Edward R. Funk and Ingeborg V. Funk are husband and wife. Under the rules of the Securities and Exchange Commission, each may be deemed to beneficially own the shares of the other; consequently, the number reported in the table above for each includes 336,416 and 454,597 shares held of record by Dr. Funk and Mrs. Funk, respectively, and 22,500 shares which could have been acquired by Dr. Funk under stock options exercisable within 60 days of February 25, 1998. Dr. and Mrs. Funk each expressly disclaim beneficial ownership of shares held by the other.

(8) Includes 33,460 shares held by Mr. Loveland directly or in a self-directed retirement account; 519,418 shares held of record by Mr. Loveland as trustee for various irrevocable trusts for the benefit of Dr. and Mrs. Edward R. Funk's children and grandchildren.

(9) Includes 400 shares owned by Mr. Miller's minor children, as to which he expressly disclaims beneficial ownership.

(10) Includes 70,600 shares held in a revocable trust created by Mr. Waldbillig.

                     DESCRIPTION OF INTERPORE CAPITAL STOCK

    The following summary description of the capital stock of Interpore is qualified in its entirety by the complete text of Interpore's Third Amended and Restated Articles of Incorporation and Bylaws which are incorporated herein by reference and copies of which are available to investors upon request to Interpore. Interpore's shareholders are being asked to consider a proposal to change the state of the company's incorporation from California to Delaware. If the proposal is adopted it will affect certain changes in the Interpore capital stock. See "Proposal for Interpore to Reincorporate in Delaware."

    Interpore's authorized capital stock currently consists of 20,000,000 shares of Interpore Common Stock, no par value, and 890,358 shares of Interpore Preferred Stock, no par value.

INTERPORE COMMON STOCK

    As of April 3, 1998, there were 7,110,898 shares of Interpore Common Stock outstanding held of record by approximately 356 shareholders.

    Holders of Interpore Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to the holders of outstanding shares of Interpore Preferred Stock, if any, the holders of Interpore Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of Interpore, and subject to the rights of the holders of outstanding shares of Interpore Preferred Stock, if any, the holders of shares of Interpore Common Stock shall be entitled to receive pro rata all of the remaining assets of Interpore available for distribution to its shareholders. There are no redemption or sinking fund provisions applicable to the Interpore Common Stock. All outstanding shares of Interpore Common Stock are fully paid and nonassessable.

INTERPORE PREFERRED STOCK

    Of the total number of authorized shares of Interpore Preferred Stock, 594,000 shares constitute a separate series designated as Interpore Series E Preferred Stock. There are presently outstanding 32,906 shares of Interpore Series E Preferred Stock held by 9 holders of record. Except as otherwise required by the CGCL, each share of Interpore Series E Preferred Stock is entitled to 1.0045 or 1.0058 votes (depending on issuance date), voting together with the Interpore Common Stock as a class, on all matters to be voted on by Interpore's shareholders. The terms of the Interpore Series E Preferred Stock provide for noncumulative dividends to be paid at the times and in the amounts paid per share on the Interpore Common Stock, and set the liquidation preference at an amount no greater than $7.50 per share. The Interpore Series E Preferred Stock has no redemption rights (although Interpore may redeem the stock in certain circumstances) and is convertible into Interpore Common Stock at a conversion ratio of 1.0045 or 1.0058 shares of Interpore Common Stock (depending on issuance date) for each share of Interpore Preferred Stock, subject to certain anti-dilution protections. In addition, all of the outstanding shares of the Interpore Series E Preferred Stock will automatically convert into 33,067 shares of Interpore Common Stock (subject to certain anti-dilution protections) at such time as the closing sale price of Interpore Common Stock, as reported on the Nasdaq National Market, has been at least $10.00 per share for at least 20 out of 30 consecutive trading days.

    The Interpore Board of Directors has the authority, without further action by the shareholders of Interpore, to issue up to 296,358 shares of Interpore Preferred Stock in one or more series and to fix the rights, preferences and privileges thereof, including the dividend rights, dividend rates, conversion rights, voting rights terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. Although it presently has no intention to do so, the Interpore Board of Directors, without shareholder approval, could issue Interpore Preferred Stock with voting and conversion rights that could adversely affect the voting powers of the holders of Interpore Common Stock and the market price of the Interpore Common Stock. Issuance of Interpore Preferred Stock may also have the effect of delaying, deferring or preventing the change of control of Interpore without further action by the shareholders and may discourage bids for the Interpore Common Stock at a premium over the market price.

PREFERRED STOCK PURCHASE RIGHTS

    On August 29, 1995, the Interpore Board of Directors declared a dividend of one preferred stock purchase right (the "Rights") for each share of Interpore Common Stock outstanding at the close of business on September 22, 1995 (the "Record Date"). Each Right will entitle the registered holder thereof, after the Rights become exercisable and until August 28, 2005 (or the earlier redemption, exchange or termination of the Rights), to purchase from Interpore one one-hundredth (1/100th) of a share of Series F Junior Participating Preferred Stock, no par value per share (the "Preferred Shares"), at a price of $33.00 per one one-hundredth (1/100th) of a Preferred Share, subject to certain anti-dilution adjustments (the "Purchase Price"). The Rights will be represented by the Interpore Common Stock certificates and will not be exercisable or transferable apart from the Interpore Common Stock until the earlier to occur of (i) the tenth day after a public announcement that a Person or group of affiliated or associated Persons has become an Acquiring Person (a Person or group of affiliated or associated Persons who has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the Interpore Common Stock), or (ii) the tenth day after a Person or group commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in the beneficial ownership by a Person or group of 20% or more of the Interpore Common Stock (the earlier of (i) and (ii) being called the "Distribution Date," whether or not either such date occurs prior to the Record Date). Separate certificates representing the Rights will be mailed to holders of record of the Interpore Common Stock as of the close of business on the Distribution Date. The Rights will first become exercisable on the Distribution Date, unless earlier redeemed or exchanged, and may then begin trading separately from the Interpore Common Stock. The Rights will at no time have any voting rights.

    Each Preferred Share purchasable upon exercise of the Rights will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of Interpore Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Interpore Common Stock. Each Preferred Share will have 100 votes and will vote together with the Interpore Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Interpore Common Stock are exchanged, each Preferred Shares will be entitled to receive 100 times the amount received per share of Interpore Common Stock. These Rights are protected by customary anti-dilution provisions. Because of the nature of the Preferred Share's dividend, liquidation and voting rights, the value of one one-hundredth of a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Interpore Common Stock.

    In the event that a Person becomes an Acquiring Person (except pursuant to certain cash offers for all outstanding Interpore Common Stock approved by the Interpore Board of Directors) or if Interpore were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and the Interpore Common Stock were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Interpore Common Stock having a market value of two times the then current Purchase Price of one Right. With certain exceptions, in the event that, following the time that a Person has become an Acquiring Person, Interpore were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price of one Right.

    At any time after a Person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person (except pursuant to certain cash offers for all outstanding Interpore Common Stock approved by the Interpore Board of Directors) of 50% or more of the then outstanding Interpore Common Stock, the Board of Directors may cause Interpore to acquire the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, in exchange for that number of shares of Interpore Common Stock having an aggregate value equal to the Spread (the excess of the value of the shares of Interpore Common Stock issuable upon exercise of a Right after a Person becomes an Acquiring Person over the Purchase Price) per Right (subject to adjustment).

    The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") by the Board of Directors at any time prior to the first date that a Person has become an Acquiring Person (except pursuant to certain cash offers for all outstanding Interpore Common Stock approved by the Interpore Board of Directors). The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Interpore may, at its option, pay the Redemption Price in cash, Interpore Common Stock (based on the current per share market price at the time of the redemption) or any other form of consideration deemed appropriate by the Board of Directors. Immediately upon the action of the Interpore Board of Directors electing to redeem the Rights, Interpore shall make an announcement thereof, and upon such election, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    The Rights will expire on August 28, 2005 (the "Final Expiration Date") (unless earlier redeemed, exchanged or terminated). U.S. Stock Transfer Corporation is the Rights Agent.

    The Purchase Price payable, and the number of one one-hundredths of a Preferred Share or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares or convertible securities at less than the current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of Interpore for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in Preferred Shares (which dividends will be subject to the adjustment described in clause (i) above)) or of subscription rights or warrants (other than those referred to above).

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Interpore beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

    Any of the provisions of the Interpore Rights Plan may be amended by the Interpore Board of Directors prior to the Distribution Date. After the Distribution Date, Interpore and the Rights Agent may amend or supplement the Interpore Rights Plan without the approval of any holders of Right Certificates to cure any ambiguity, to correct or supplement any provision contained therein which may be defective or inconsistent with any other provisions therein, to shorten or lengthen any time period under the Interpore Rights Plan (so long as, under certain circumstances, a majority of Continuing Directors (as defined below) approve such shortening or lengthening) or so long as the interests of the holders of Rights Certificates (other than an Acquiring Person or an affiliate or associated of an Acquiring Person) are not adversely affected thereby, to make any other provisions in regard to matters or questions arising thereunder which Interpore and the Rights Agent may deem necessary or desirable, including but not limited to extending the Final Expiration Date. Interpore may at any time prior to such time as any Person becomes an Acquiring Person amend the Interpore Rights Plan to lower the thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Interpore Common Stock then known by Interpore to be beneficially owned by any Person or group of affiliated or associated Persons and (ii) 10%.

    The term "Continuing Directors" means any member of the Interpore Board of Directors who was a member of the Board prior to the time that any Person becomes an Acquiring Person, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors. Continuing Directors do not include an Acquiring Person, or an affiliate or associated of an Acquiring Person, or any representative of the foregoing.

    One Right was distributed to stockholders of Interpore for each share of Interpore Common Stock owned of record by them on September 22, 1995. As long as the Rights are attached to the Interpore Common Stock, Interpore will issue one Right with each new share of Interpore Common Stock so that all such shares will have attached Rights. Interpore has agreed that, from and after the Distribution Date, Interpore will reserve 140,000 Preferred Shares initially for issuance upon exercise of the Rights. If the Reincorporation is approved, Interpore will redeem all Rights outstanding under the Interpore Rights Plan immediately prior to the Reincorporation Effective Time.

    The Rights will cause substantial dilution to a person or group that acquires 20% or more of Interpore's stock on terms not approved by Interpore's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors at any time prior to the first date that a Person or group has become an Acquiring Person. Because the Interpore Board of Directors has approved both the Merger and the Reincorporation, all Rights available under the Rights Agreement will be terminated automatically at the earlier of the Effective Time or the Reincorporation Effective Time.

REGISTRATION RIGHTS

    The holders of Interpore's Series E Preferred Stock are entitled to certain rights with respect to the registration of the approximately 33,067 shares of Interpore Common Stock issuable upon the conversion of the Series E Preferred Shares (at December 31, 1997) (the "Registrable Shares") under the Securities Act. Under the terms of purchase agreements between Interpore and the purchasers named therein, if Interpore proposes to register an offering of any of its Interpore Common Stock under the Securities Act, the holders of Registrable Shares are entitled to require Interpore to include all or a portion of their shares in such registration, subject to certain conditions. The underwriters of such offering have the right to limit the number of shares included in the registration. All fees, costs and expenses of the registration, other than underwriting discounts, will be paid by Interpore. Additionally, under the terms of the purchase agreements, the holders of at least 33 1/3% (or a lesser percentage if the aggregate offering price of such shares would exceed $5,000,000) of the Registrable Shares then outstanding may demand that Interpore file a registration statement under the Securities Act with respect to such shares. Interpore is required to effect such registration, subject to certain conditions and limitations. All fees, costs and expenses of such registration, other than underwriting discounts, will be paid by Interpore.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND
OFFICERS

    The CGCL provides that California corporations may include provisions in their articles of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, except for the liability of a director resulting from (1) any transaction from which the director derives an improper personal benefit, (ii) acts or omissions involving intentional misconduct or a knowing and culpable violation of law, (iii) acts or omissions that a director believes to be contrary to the best interests of Interpore or its shareholders or that involves the absence of good faith on the part of the director, (iv) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to Interpore or its shareholders, (v) acts or omissions showing a reckless disregard for the director's duty to Interpore or its shareholders in circumstances in which the director was aware or should have been aware in the ordinary course of performing a director's duties, of a risk of serious injury to Interpore or its shareholders, (vi) any improper transaction between a director and Interpore in which the director has a material financial interest, or (vii) the making of an illegal distribution to shareholders or an illegal loan or guaranty. The Interpore Articles provide that Interpore's directors are not liable to Interpore or its shareholders for monetary damages for breach of their fiduciary duties to the fullest extent permitted by California law.

    The inclusion of the above provision in the Articles of Incorporation may have the effect of reducing the likelihood of shareholder derivative suits against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Interpore and its shareholders. At present, there is no litigation or proceeding pending involving a director of Interpore as to which indemnification is being sought, nor is Interpore aware of any threatened litigation that may result in claims for indemnification by any director.

    The Interpore Articles provide that Interpore shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Interpore, Interpore has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

    Interpore believes the foregoing provisions are necessary to attract and retain qualified persons as directors and officers.

STOCK TRANSFER AGENT AND REGISTRAR

    The stock transfer agent and registrar for the Interpore Common Stock is U.S. Stock Transfer Corporation, Glendale, California.

                  COMPARATIVE RIGHTS OF CROSS STOCKHOLDERS AND
                             INTERPORE SHAREHOLDERS

GENERAL

    Upon consummation of the Merger, holders of Cross Common Stock will become holders of Interpore Common Stock. The rights of such holders will then be governed by the Interpore Articles and the Interpore Bylaws. Cross is a Delaware corporation, subject to the provisions of the DGCL. Interpore is currently a California corporation, subject to the provisions of the CGCL. Set forth below are the material differences between the rights of a holder of Cross Common Stock under the Cross Amended and Restated Certificate of Incorporation (the "Cross Certificate of Incorporation"), the Cross Bylaws, and the DGCL, on the one hand, and the rights of a holder of Interpore Common Stock under the current Interpore Articles, the current Interpore Bylaws and the CGCL, on the other hand.

    At the Interpore Annual Meeting, the Interpore shareholders are being asked to approve the reincorporation of Interpore into Delaware. If the Reincorporation is approved, all persons owning Interpore Common Stock will be subject to Delaware corporate law rather than California corporate law. The Reincorporation is scheduled to occur prior to the Merger, and accordingly, if the Reincorporation is approved, upon consummation of the Merger, Cross stockholders will receive stock of a Delaware corporation. Accordingly, although certain differences between the rights of the Cross stockholders under the DGCL and the Interpore shareholders under the CGCL before and after the Merger are discussed below, the discussion assumes that the Reincorporation does not occur. If the Reincorporation does occur, the Cross stockholders receiving Interpore Common Stock in the Merger and the Interpore shareholders should note that Delaware corporate law will govern Interpore. A discussion of the rights of shareholders and corporate governance following the Reincorporation is set forth in "Proposal for Interpore to Reincorporate in Delaware."

    The following summary does not reflect any rules of Nasdaq that may apply to Interpore or Cross in connection with the matters discussed. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL, the CGCL and the constituent documents of each corporation.

AUTHORIZED CAPITAL

    Interpore. Interpore's authorized capital stock is set forth under "Description of Interpore Capital Stock."

    Cross. The authorized capital stock of Cross consists of 40,000,000 shares of Cross Common Stock, $.01 par value and 10,000,000 shares of Cross Preferred Stock, $.01 par value. As of April 3, 1998, 5,273,252 shares of Cross Common Stock were issued and outstanding, and no shares of Cross Preferred Stock were issued and outstanding. As of April 3, 1998, there were approximately 384 holders of record of Cross Common Stock.

AMENDMENT OF CHARTER OR BYLAWS

    Interpore. Under the CGCL, unless otherwise specified in the Interpore Articles, an amendment to the Interpore Articles requires the approval of the Interpore Board of Directors and the affirmative vote of a majority of shareholders entitled to vote thereon, either before or after the board approval. Under the CGCL, the holders of the outstanding shares of a class are entitled to vote as a class if a proposed amendment to the articles of incorporation would: (i) increase or decrease the aggregate number of authorized shares of such class; (ii) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class; (iii) effect an exchange, reclassification, or cancellation of all or part of the shares of such class, other than a stock split; (iv) change the rights, preferences, privileges, or restrictions of the shares of such class; (v) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preferences or privileges prior to the shares of such class; (vi) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the Interpore Board of Directors to do so; or (vii) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid. The Interpore Articles do not require a greater level of approval for an amendment of the Interpore Articles.

    The CGCL also provides that the power to adopt, amend or repeal the Interpore Bylaws shall be in both the Interpore Board of Directors and the shareholders entitled to vote thereon. The Interpore Articles and the Interpore Bylaws confer the power to amend the Interpore Bylaws on the Interpore Board, provided, however, that after the issuance of shares, a bylaw specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa may only be adopted by approval of the majority of shareholders entitled to vote thereon.

    Cross. Under the DGCL, unless a greater vote is required by the Cross Certificate of Incorporation, an amendment to the Cross Certificate of Incorporation requires the approval of the Cross Board of Directors and the approval of the majority of stockholders entitled to vote thereon, voting as classes only if required by the DGCL. The Cross Certificate of Incorporation requires an 80% vote for an amendment of certain articles of the Cross Certificate of Incorporation.

    The DGCL also provides that the power to adopt, amend or repeal the Cross Bylaws shall be in the stockholders entitled to vote thereon, provided that Cross in the Cross Certificate of Incorporation may confer such power on the Cross Board of Directors in addition to the stockholders. The Cross Certificate of Incorporation confers the power to amend the Cross Bylaws by the Cross Board of Directors subject to the power of the Cross Stockholders to alter, amend, change or repeal the Cross Bylaws.

VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

    Interpore. Under the CGCL, adoption of the principal terms of a merger by Interpore requires approval of an affirmative vote of a majority of shareholders entitled to vote thereon, except that, unless required by the Interpore Articles, no authorizing shareholder vote is required of Interpore in a merger in which it is the surviving entity if the shareholders of Interpore shall own, immediately after the merger, more then five-sixths of the voting power of Interpore. The Interpore Articles do not require a greater than majority vote for approval of such extraordinary transactions.

    The CGCL also provides that the affirmative vote of a majority of shareholders entitled to vote thereon is required of Interpore in a merger in which it is the surviving entity if: (i) the Interpore Articles will be amended and would otherwise require shareholder approval; or (ii) shareholders of Interpore will receive shares of Interpore surviving the merger having different rights, preferences, privileges or restrictions (including shares in a foreign corporation) than the shares surrendered. Under the CGCL, shareholder approval is not required for merger or consolidation in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

    Cross. Under the DGCL, adoption of the principal terms of a merger or consolidation by Cross requires the affirmative vote of a majority of stockholders entitled to vote thereon, except that, unless required by the Cross Certificate of Incorporation, no authorizing stockholder vote is required in a merger in which Cross is the surviving entity if: (i) the Cross Certificate of Incorporation is not amended in any respect by the merger; (ii) each share of stock of Cross outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of Cross after the effective date of the merger; and (iii) the number of shares to be issued in the merger does not exceed 20% of Cross Common Stock outstanding immediately prior to the effective date of the merger. The Cross Certificate of Incorporation does not require a greater than majority vote for approval of such extraordinary transactions. Under the DGCL, stockholder approval is also not required for a merger or consolidation in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

DERIVATIVE ACTIONS

    Interpore. Under the CGCL a shareholder bringing a derivative action on behalf of, and for the benefit of the corporation need not have been a shareholder at the time of the transaction of which he or she complains, provided that certain tests are met. The CGCL also provides that the corporation or defendant in a derivative action may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

    Cross. Under the DGCL, a stockholder bringing a derivative action on behalf of, and for the benefit of the corporation must aver in the complaint that he or she was a stockholder at the time of the transaction of which he or she complains. The DGCL also provides that a stockholder may not bring a derivative action unless he or she first makes a demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

DISSENTERS' AND APPRAISAL RIGHTS

    Interpore. Under the CGCL, shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right or unless the corporation or any law restricts the transfer of such shares. Dissenters' rights are unavailable, however, if the shareholders of a Corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity, and if the shares of the surviving corporation have the same rights, preferences, privileges and restrictions as the shares of the disappearing corporation that are surrendered in exchange.

    Cross. Under the DGCL, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment, in cash, for their shares in an amount equal to the fair value (excluding any appreciation or depreciation as a consequence of, or in expectation of, the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or dissenters. The DGCL provides dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. The DGCL also provides that no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on Nasdaq or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than: (i) stock of the surviving corporation; (ii) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on Nasdaq or hold of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares; or (iv) some combination of the above. The DGCL also provides that appraisal rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

    For a description of additional differences between appraisal rights under the DGCL and CGCL, see "Proposal for Interpore to Reincorporate in Delaware -- Dissenters' Rights" and " -- Comparison of Rights of Shareholders of Interpore and Stockholders of the Delaware Company -- Dissenters' Rights."

DIRECTOR LIABILITY

    The DGCL and the CGCL each provide that the charter documents of the corporation may include provisions which limit or eliminate the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty an a director, providing such liability does not arise from certain prescribed conduct, including in the case of the DGCL, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, breach of the duty of loyalty, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions for which such director derived an improper personal benefit, or in the case of the CGCL, intentional misconduct or knowing and culpable violation of law, acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, the receipt of an improper personal benefit, acts or omissions that show reckless disregard for the director's duties to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders, acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the directors duty to the corporation and its shareholders, interested transactions between the corporation and a director in which a director has a material financial interest and liability for improper distributions, loans or guarantees.

    Interpore. The Interpore Articles contain certain provisions that eliminate, to the fullest extent possible under the CGCL, the liability of its directors to Interpore for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. See "Description of Interpore Capital Stock -- Limitation of Liability of Directors and Indemnification of Directors and Officers."

    Cross. The Cross Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as a breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law.

    For a description of additional differences between the applicable provisions under the DGCL and CGCL, see "Proposal for Interpore to Reincorporate in Delaware -- Comparison of Rights of Shareholders of Interpore and Stockholders of the Delaware Company -- Limitation on Directors' Liability."

INDEMNIFICATION

    The DGCL and the CGCL each allow a corporation to advance funds for payment of the legal expenses of an Indemnitee (as defined below) prior to the final disposition of an action, provided that the Indemnitee undertakes to repay any of the amount so advanced if it is later determined that the Indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

    Interpore. Under the CGCL, a corporation may indemnify Indemnitees against expenses, judgments, fines and settlements (other than in connection with actions by or in the right of the corporation) if that person acted in good faith and in a manner the Indemnitee reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the Indemnitee was unlawful, and may indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the beat interests of the corporation and its shareholders. The Interpore Bylaws provide that Interpore shall indemnify its directors and officers to the fullest extent permitted by the CGCL, including in circumstances in which indemnification is otherwise discretionary under the CGCL. See "Description of Interpore Capital Stock -- Limitation of Liability of Directors and Indemnification of Directors and Officers."

    Interpore has entered into indemnification Agreements with its officers and directors containing provisions which may require Interpore, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Description of Interpore Capital Stock -- Limitation of Liability of Directors and Indemnification of Directors and Officers."

    Cross. Under the DGCL, a corporation may indemnify its present and former directors, officers, employees and agents against all reasonable expenses (including attorneys' fees) and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement in actions brought against them, if such individual acted in good faith, and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under the DGCL, a corporation shall Indemnify a present or former director or officer to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action. The Cross Bylaws contain certain provisions obligating Cross to indemnify its directors and officers to the fullest extent permitted by the DGCL.

    Cross has entered into indemnification agreements with certain of its officers and directors containing provisions which may require Cross, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Description of Interpore Capital Stock -- Limitation of Liability of Directors and Indemnification of Directors and Officers."

    For an additional discussion comparing the differences between the applicable provisions of the DGCL and CGCL, see "Proposal for Interpore to Reincorporate in Delaware -- Comparison of Rights of Shareholders of Interpore and Stockholders of Delaware Company -- Limitation on Directors' Liability."

               PROPOSAL FOR INTERPORE TO REINCORPORATE IN DELAWARE

GENERAL

    The Interpore Board of Directors has unanimously approved a proposal to change Interpore's state of incorporation from California to Delaware. Interpore's Board of Directors believes the Reincorporation is in the best interests of Interpore and its shareholders.

    The primary reason for the proposed change in domicile is to cause Interpore to be governed by Delaware law, which over the years has undertaken to maintain a modern and flexible corporation law which frequently is revised to meet changing business conditions. As a result, Delaware has become a preferred domicile for many major U.S. corporations. Because of Delaware's significance as the state of incorporation of major corporations, the Delaware judiciary has become particularly familiar with matters of corporation law, and Delaware has a well-developed body of court decisions interpreting its law. As a consequence, Delaware law is comparatively well-known and understood.

    A number of changes will be effected as a result of the Reincorporation. Such changes are described below under the heading "Comparison of Rights of Shareholders of Interpore and Stockholders of the Delaware Company." A vote "FOR" the Reincorporation proposal will constitute approval of (i) the change in Interpore's state of incorporation through a merger of Interpore into a newly formed Delaware subsidiary, which is currently named Interpore Delaware, Inc. (the "Delaware Company"), (ii) the Certificate of Incorporation of the Delaware Company (the "Delaware Certificate"), (iii) the Bylaws of the Delaware Company (the "Delaware Bylaws"), and (iv) all other aspects of the Reincorporation proposal.

    In the event this proposal is not adopted, Interpore will continue to operate as a California corporation. The Reincorporation is not conditioned on or a prerequisite of the Merger. The Reincorporation may be abandoned or the Reincorporation Agreement may be amended (with certain exceptions), either before or after stockholder approval has been obtained, if in the opinion of the Board, circumstances arise that make such action advisable. Such circumstances may include the failure of the Interpore shareholders or the Cross stockholders to approve the Merger.

REINCORPORATION OF INTERPORE INTERNATIONAL INTO NEWLY FORMED DELAWARE SUBSIDIARY

    The proposed Reincorporation would be accomplished by merging Interpore into the Delaware Company, pursuant to an Agreement and Plan of Merger (the "Reincorporation Agreement"), substantially in the form which is attached as Annex VI to this Joint Proxy Statement/Prospectus. The Delaware Company was incorporated in Delaware in March 1998 specifically for purposes of the Reincorporation and has conducted no business and has no material assets or liabilities. After completion of the Reincorporation, the Delaware Company intends to change its name to Interpore Cross International, Inc. The Delaware Company's principal executive offices are located at 181 Technology Drive, Irvine, California 92618, telephone (714) 453-3200. The Reincorporation would not result in any change in Interpore's business, assets or liabilities and would not result in any relocation of management or other employees.

CERTAIN CONSEQUENCES OF THE REINCORPORATION

    Effective Time. The Reincorporation will take effect on the later of the times (the "Reincorporation Effective Time") at which a Certificate of Ownership and Merger is filed with the Secretary of State of Delaware and Articles of Merger are filed with the California Department of Corporations, which filings are anticipated to be made as soon as practicable after the Reincorporation proposal is approved by the shareholders of Interpore. At the Reincorporation Effective Time, the separate corporate existence of Interpore will cease and shareholders of Interpore will become stockholders of the Delaware Company.

    Shareholder Rights. Certain differences in stockholder rights exist under the CGCL and DGCL and the Third Amended and Restated Articles of Incorporation of Interpore and the Bylaws of Interpore (the "Interpore Articles" and "Interpore Bylaws," respectively) and the Delaware Certificate and the Delaware Bylaws. In particular, the Delaware Certificate includes certain provisions different from those in the Interpore Articles and Interpore Bylaws which could make more difficult a change in control of the Delaware Company. See " -- Comparison of Rights of Shareholders of Interpore and Stockholders of the Delaware Company" for a discussion of the effects of these and other differences between the rights of stockholders under the CGCL and the DGCL.

    Rights Plan. The Rights Agreement provides that the Rights will terminate at the closing of any merger of Interpore with a Person if that merger has been approved by the Interpore Board of Directors prior to such person's becoming an Acquiring Person. Because the Interpore Board of Directors has approved the Reincorporation, all preferred stock purchase rights available under the Rights Agreement will be terminated automatically at the Reincorporation Effective Time. The termination of the Rights Agreement could increase Interpore's exposure to the potential disadvantages of hostile takeover attempts. Takeover attempts that have not been negotiated or approved by the board of directors of a corporation can seriously disrupt the business and management of a corporation and generally present the risk of terms which are less favorable to all of the stockholders of the corporation than would be available in a negotiated, board-approved transaction.

    Conversion of Interpore Common Stock and Interpore Series E Preferred Stock. As a result of the Reincorporation, each outstanding share of Interpore Common Stock will automatically be converted into one share of Common Stock, $.01 par value per share, of the Delaware Company (the "Delaware Company Common Stock") and each outstanding share of Interpore Series E Preferred Stock will automatically be converted into one share of Series E Preferred Stock, par value $.01 per share, of the Delaware Company (the "Delaware Company Series E Preferred Stock"). The Reincorporation will result in certain material changes in the rights and obligations of holders of the Interpore Common Stock and Interpore Series E Preferred Stock due to the differences between California and Delaware law and certain differences between Interpore Articles and Interpore Bylaws and the Delaware Certificate and Delaware Bylaws The Delaware Company Common Stock will be listed on the Nasdaq National Market under the same symbol as the Interpore Common Stock.

    Employee Plans. Interpore's employee benefit plans (the "Plans"), including Interpore's 1995 Stock Option Plan, will each be continued by the Delaware Company following the Reincorporation. Approval of the proposed Reincorporation will result in the adoption and assumption of the Plans by the Delaware Company.

    Outstanding Options. In addition to the assumption by the Delaware Company of all options outstanding under the Plans, any and all other outstanding options and other rights to acquire shares of Interpore Common Stock will be converted into options or rights to acquire shares of Delaware Company Common Stock.

    Federal Income Tax Consequences. The Reincorporation is intended to be tax free under the Code. Accordingly, no gain or loss will be recognized by the holders of shares of Interpore Common Stock as a result of the Reincorporation, and no gain or loss will be recognized by Interpore or the Delaware Company. Each former holder of shares of Interpore Common Stock will have the same tax basis in the Delaware Company Common Stock received by such holder pursuant to the Reincorporation as such holder has in the shares of Interpore Common Stock held by such holder at the Reincorporation Effective Time. Each stockholder's holding period with respect to the Delaware Company Common Stock will include the period during which such holder held the shares of Interpore Common Stock, so long as the latter were held by such holder as a capital asset at the Reincorporation Effective Time. Interpore has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service with respect to the tax consequences of the Reincorporation.

    Interpore believes no gain or loss should be recognized by the holders of outstanding options to purchase shares of Interpore Common Stock, so long as (i) such options (a) were originally issued in connection with the performance of services by the optionee and (b) lacked a readily ascertainable value (for example, were not actively traded on an established market) when originally granted and (ii) the options to purchase the Delaware Company Common Stock into which Interpore's outstanding options will be converted in the Reincorporation also lack a readily ascertainable value when issued. Notwithstanding the foregoing, optionees seeking more specific tax advice should consult their own tax advisors regarding the tax consequences to them of the Reincorporation.

    The foregoing is only a summary of certain federal income tax consequences. Shareholders should consult their own tax advisers regarding the federal tax consequences of the Reincorporation as well as any consequences under the laws of any other jurisdiction.

DISSENTERS' RIGHTS

    California law provides that shareholders of a corporation involved in a reorganization are not entitled to dissenters' rights if the corporation, or its shareholders immediately before the reorganization, or both, own (immediately after the reorganization) certain equity securities possessing more than five-sixths of the voting power of the surviving or acquiring corporation or a parent party. Consequently, because Reincorporation is a reorganization in which the shareholders of Interpore will own, immediately after the reorganization, equity securities possessing more than five-sixths of the voting power of the Delaware Company, dissenters' rights are not available to shareholders of Interpore with respect to the Reincorporation.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF INTERPORE AND STOCKHOLDERS OF THE DELAWARE COMPANY

    General. Upon consummation of the Reincorporation, the shareholders of Interpore will become stockholders of the Delaware Company, and their rights as stockholders will be governed by the Delaware Certificate and Delaware Bylaws. The Delaware Certificate and Delaware Bylaws differ in certain respects from the Interpore Articles and Interpore Bylaws. In addition, the rights of Delaware Company stockholders will be governed by the DGCL, while the rights of Interpore shareholders are currently governed by the CGCL. The DGCL and the CGCL differ in many respects, and consequently it is not practical to summarize all of such differences. It should be noted that certain aspects of the DGCL have been publicly criticized because they do not afford minority shareholders the same substantive rights and protections as are available under the CGCL.

    The following is a summary of significant differences between the Interpore Articles, Interpore Bylaws and applicable provisions of the CGCL, on the one hand, and the Delaware Certificate, Delaware Bylaws and applicable provisions of the DGCL, on the other. This discussion is not intended to be complete and is qualified in its entirety by reference to Delaware Certificate and Delaware Bylaws, attached as Annexes VII and VIII hereto. Copies of the Interpore Articles and Interpore Bylaws have been attached as exhibits to Interpore's filings with the SEC, are available for inspection at the principal executive officers of Interpore and will be sent to holders of shares of Interpore Common Stock upon request.

    Number of Directors. The Delaware Certificate and Delaware Bylaws fix the number of directors at not less than five nor more than nine, with the specific number of directors to be set by the Delaware Company Board of Directors. The size of the Delaware Company Board of Directors may not be increased without the approval of 75% of the members of the Delaware Company Board of Directors. The Interpore Bylaws provide for a Board of Directors consisting of not less than five nor more than nine members, with the specific number of directors to be set by the Interpore Board of Directors.

    Classes and Terms of Directors. The DGCL permits, but does not require, the adoption of a classified Board of Directors with staggered terms, with each class having a term of office longer than one year but not longer than three years. Under the CGCL, corporations whose outstanding shares are listed on the New York Stock Exchange or the American Stock Exchange, and certain corporations whose outstanding shares are authorized for quotation on the Nasdaq, are permitted to have a classified board. The Delaware Certificate provides for a classified Board of Directors consisting of three classes of directors, two Class I directors, two Class II directors and two Class III directors. After initial one, two and three year terms for Class I, Class II and Class III directors, respectively, each director will be elected for a term expiring at the third succeeding annual meeting of stockholders after his or her election. The Interpore Articles and Bylaws do not provide for a classified Board of Directors.

    Cumulative Voting. Cumulative voting, which enhances the ability of minority stockholders to elect directors, is not available under the DGCL unless otherwise provided in a corporation's certificate of incorporation. Under cumulative voting, each stockholder is entitled to the number of votes equal to the number of shares owned by the stockholder multiplied by the number of directors to be elected. All such votes may be cast for a single nominee or distributed among several nominees. In the absence of cumulative voting, the holders of a majority of the shares present or represented at a meeting to elect directors may elect all directors, and no director could be elected without the support of a majority of the stockholders. The Delaware Certificate does not provide for cumulative voting. Under the CGCL, corporations whose outstanding shares are listed on the New York Stock Exchange or the American Stock Exchange, and certain corporations whose outstanding shares are authorized for quotation on the Nasdaq, are permitted to eliminate cumulative voting. The Interpore Bylaws provide for cumulative voting.
    Removal of Directors; Filling Vacancies on the Board of Directors. Under the DGCL, directors generally may be removed, with or without cause, by the holders of a majority of voting shares. Under the CGCL, a director may be removed for cause by the directors or a court, upon suit by holders of at least 10% of the outstanding shares. A director also may be removed without cause, under the CGCL, by the holders of a majority of voting shares, unless the number of shares voting against removal would be sufficient to elect such director if voted cumulatively.

    Under the Delaware Bylaws, any vacancies on the Delaware Company Board of Directors may be filled by a majority of the directors then in office whether or not less than a quorum, or by a sole remaining director. In addition, the Delaware Bylaws provide that a director elected to fill a vacancy on the Delaware Company Board of Directors will serve for the unexpired portion of the term of the director whose place has been filled. Under the DGCL, however, if at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire Delaware Company Board of Directors (as constituted immediately prior to any increase in their number), the Delaware Chancery Court may, under certain circumstances, order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office.

    Under the CGCL, a vacancy created by removal of a director may be filled by a corporation's board of directors only if so authorized by the corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. Under the Interpore Bylaws, vacancies on the Interpore Board of Directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, except that a vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of holders of a majority of the outstanding shares entitled to vote.

    Stockholder Action by Written Consent; Special Meetings. Unless otherwise provided in the certificate of incorporation, stockholders of a Delaware corporation may take action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. The Delaware Certificate provides that stockholders may not take any action by written consent in lieu of a meeting. The Interpore Bylaws provide that an action required to be taken by a meeting of the shareholders may be taken without a meeting if a consent in writing is given by holders of outstanding shares having not less than the minimum number of votes necessary to authorize that action.

    The Delaware Certificate provides that special meetings of stockholders may only be called by a majority of the entire Board of Directors, the Chairman of the Board of Directors or the President. The Interpore Bylaws provide that special meetings of the shareholders may be called by the Board, the Chairman of the Board, the President or by one or more shareholders holding shares entitled to cast not less than 10% of the votes at the meeting.

    Limitation on Directors' Liability. The Delaware Certificate contains certain provisions limiting the personal liability of directors. The Interpore Articles also contain certain provisions limiting the personal liability of directors, although in general, the DGCL permits a corporation to indemnify its directors and officers under a broader range of circumstances than does the CGCL.

    Authorized Capital. The total number of shares the Delaware Company will have the authority to issue will be 55,000,000, consisting of 50,000,000 shares of Delaware Company Common Stock and 5,000,000 shares of Delaware Company Preferred Stock. The total number of shares of stock which Interpore has the authority to issue is 20,890,358, consisting of 20,000,000 shares of common stock, no par value, and 890,358 shares of preferred stock, no par value. Authorized but unissued shares of Delaware Company Common Stock and Delaware Company Preferred Stock are available for issuance at the discretion of the Delaware Company Board of Directors without stockholder approval. Such shares could be issued in the future by the Delaware Company Board of Directors in ways that would make more difficult a change in control of the Delaware Company, such as through a private sale, diluting the stock ownership of the person seeking to gain control of the Delaware Company. Any such action could have the effect of deterring an offer for outstanding Delaware Company Common Stock which might otherwise enable the holders thereof to earn a premium over the then current market price of such securities.

    Amendment of Certificate of Incorporation. In general, the Delaware Certificate may be amended by greater than 50% of the voting power of the outstanding shares of Delaware Company Common Stock and Delaware Company Preferred Stock, voting together as a class. Amendments which would change any of the rights, preferences or privileges of or limitations on the shares of Delaware Company Series E Preferred Stock require additional approval by vote of the holders of more than 50% of the then outstanding shares of the Delaware Company Series E Preferred Stock, voting separately as a series. In addition, proposals which would amend, repeal or adopt any provision of the Delaware Certificate inconsistent with its business combination provisions (described below) which are proposed by or on behalf of an Interested Stockholder require additional approval by affirmative vote of both (i) the holders of not less than 75% of the votes entitled to be cast by the holders of Delaware Company Common Stock and Delaware Company Preferred Stock, voting together as a class; and (ii) the holders of not less than a majority of the votes entitled to be cast by the holders of the Delaware Company Common Stock and Delaware Company Preferred Stock, voting together as a class, excluding stock beneficially owned by the Interested Stockholder, unless the proposal is unanimously approved by the continuing board of directors of the Delaware Company. The requirements for amending the Interpore Articles are identical to those for amending the Delaware Certificate except that the Interpore Articles do not contain business combination provisions or requirements for amending business combination provisions.

    Amendment of Bylaws. The Delaware Certificate provides that stockholders can amend the Delaware Bylaws with an affirmative vote of 75% of the votes entitled to be cast. The Delaware Company Board of Directors may amend its Delaware Bylaws by majority vote, other than certain provisions of the Delaware Bylaws regarding the Board of Directors, amendments to which require the approval of 75% of the Delaware Company Board of Directors. The Interpore Bylaws may be altered, amended or repealed, or new bylaws may be adopted, by a majority of the Interpore Board of Directors or by a majority of the Interpore shareholders.

    Business Combination Provisions. The Delaware Company is subject to Section 203 of the DGCL which restricts the power to engage in business combinations with interested stockholders. In addition, unless approved by a majority of Continuing Directors (as defined in the Delaware Certificate) or an "Interested Stockholder" (defined as anyone who is or intends to become the beneficial owner of 10% or more of the voting stock of the Delaware Company) or the transaction satisfies a number of criteria relating to, among other things, the consideration to be received by stockholders and the public disclosure of the business combination, the Delaware Certificate prohibits a business combination with an Interested Stockholder without an affirmative vote of 75% of the votes entitled to be cast by holders of voting stock of the Delaware Company and not less than a majority of the votes entitled to be cast by holders of voting stock of the Delaware Company, excluding the votes of the Interested Stockholder. The existence of such provisions in the Delaware Certificate could make more difficult a change in control of the Delaware Company by an Interested Stockholder without the approval of a majority of Continuing Directors, and could have the effect of deterring an offer for outstanding Delaware Company Common Stock which might otherwise enable the holders thereof to earn a premium over the then current market price of such securities.

    Dissenters' Rights. Under the CGCL and DGCL, a dissenting shareholder of a corporation participating in certain transactions may, under varying circumstances, receive cash in the amount of the fair market value of his shares (as determined by agreement of the parties or by a court), in lieu of the consideration he or she would otherwise receive in any such transaction. The DGCL generally requires such dissenters' rights of appraisal with respect to reincorporations and consolidations, but not a sale of assets, unless the corporation's certificate of incorporation provides otherwise. The DGCL contains certain exclusions from dissenters' rights requirements, including a reincorporation or consolidation by a corporation, the shares of which are either listed on a national securities exchange or held by more than 2,000 stockholders, if the stockholders receive shares of the surviving corporation or of such a listed or widely-held corporation. In contrast the CGCL in general affords dissenters' rights in a share-for-share exchange reorganization, a sale-of-assets reorganization, or a reincorporation. The exclusions from dissenters' rights in reincorporations under the CGCL are somewhat different from those under the DGCL. For example, in the case of a corporation whose shares are listed on a national securities exchange, dissenters' rights would nevertheless be available in certain transactions for any shares with respect to which there are certain restrictions on transfer, and for any class with respect to which there are certain restrictions on transfer, and for any class with respect to which the holders of 5% or more of such class claims dissenters' rights. Also, under the CGCL, shareholders of a corporation involved in a reorganization are not entitled to dissenters' rights if the corporation, or its shareholders immediately before the reorganization, or both, own (immediately after the reorganization) certain equity securities possessing more than five-sixths of the voting power of the surviving or acquiring corporation or a parent party.

    Loans to Directors, Officers and Employees. Under the DGCL, a corporation may make loans or guarantee the obligations of its officers or other employees and those of its subsidiaries when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Under the CGCL, shareholders of a corporation with at least 100 shareholders may approve a bylaw providing that a disinterested majority of the board of directors may approve loans and guarantees to officers without shareholder approval if the board of directors determines that such loans may reasonably be expected to benefit the corporation. There is no such provision in the Interpore Bylaws.

    Dividends and Repurchases of Shares; Par Value, Capital and Surplus. The CGCL dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like, while such concepts are retained under the DGCL. A Delaware corporation may make repurchases or redemptions that do not impair capital, and may pay dividends out of any surplus account (generally the stockholders' equity of the corporation less the par value of the capital stock outstanding) or, if there exists no surplus, out of net profits of the current and preceding fiscal year (after provision for outstanding Interpore Preferred Stock). To determine the surplus, assets and liabilities may be revalued at their current fair market value, which may create greater surplus from which to pay dividends than would the book valuation of assets and liabilities.

    With certain limited exceptions, distributions to shareholders of a California corporation (including redemptions, repurchases and dividends, other than stock dividends) are generally limited either to the amount of the corporation's retained earnings or to an amount which would leave the corporation with (i) tangible assets of at least one and one quarter times its liabilities other than certain deferred liabilities and (ii) current assets at least equal to its current liabilities. In addition, the CGCL provides that a corporation may not make any distribution that would render the corporation unable to meet its liabilities, nor may such a distribution be made if, as a result, the excess of the corporation's assets over its liabilities would be less than the liquidation preference of all shares having a preference on liquidation over the class or series to which the distribution is made. The CGCL does not permit the revaluation of assets from book value to their current fair market value.

    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO REINCORPORATE INTERPORE IN THE STATE OF DELAWARE.

                     PROPOSAL TO ELECT INTERPORE'S DIRECTORS

    Directors are elected at each Annual Meeting of Shareholders and hold office until their successors are duly elected and qualified at the next Annual Meeting of Shareholders. Interpore's Bylaws authorize a board comprised of at least five directors and no more than nine directors, with the exact number set by resolution of the board. Pursuant to a resolution adopted by the Interpore Board of Directors, the authorized number of members of the Interpore Board of Directors has been set at five. There are five nominees for election to the Board of Directors. If the Merger is consummated, Messrs. Mercer, Eisenecher and Jones will continue as directors (together with certain designees of Cross) and that each of the other members of the Interpore Board of Directors will resign. You are being asked to elect the complete slate of Interpore directors in the normal course of business in case the Merger is not consummated.

    Each of Interpore's nominees for election to the Interpore Board of Directors currently serves as a director of Interpore and was elected to his present term of office by the shareholders of Interpore. Each nominee first became a director of Interpore in the year set forth below and has continually served as a director of Interpore since then.


        NAME, AGE,                                                                  FIRST BECOME
        PRINCIPAL OCCUPATION OR POSITION                                            A DIRECTOR
        --------------------------------                                            ----------
        DAVID C. MERCER, 56, Chairman of the Board, President and                      1992
          Chief Executive Officer of Interpore

        WILLIAM A. EISENECHER, 55, Business Consultant                                 1983

        G. BRADFORD JONES, 43, General Partner of Brentwood Venture                    1983
          Capital

        GUY P. NOHRA, 38, Vice President of Burr, Egan, Deleage & Co.                  1994

        GEORGE W. SMYTH, JR., 67, Business Consultant                                  1983


    David C. Mercer has served as Chairman of the Board of Directors of Interpore since April 1997, and as President and Chief Executive Officer of Interpore since March 1992. Mr. Mercer was President, Orthopaedic Division, of Kirschner Medical Corporation, a manufacturer of orthopaedic devices, from October 1988 through March 1992, and Senior Vice President, Marketing, Orthopaedic Implant Division of Zimmer, Inc., a manufacturer of orthopaedic devices, from April 1986 through October 1988. From April 1983 to April 1986, he was President of Aspen Labs, Inc., the arthroscopic and electrosurgical product subsidiary of Zimmer, Inc.

    William A. Eisenecher is a business consultant. From 1987 to August 1993, Mr. Eisenecher was the President and Chief Executive Officer of Rehabilitation Technologies, Inc. He is also a director of several privately-held companies.

    G. Bradford Jones is a general partner of Brentwood Venture Capital, a position he has held since 1986. Mr. Jones joined Brentwood Venture Capital in 1981. He also serves on the boards of directors of Aastrom Biosciences, which develops systems for culturing human bone marrow stem cells; ISOCOR, an electronic mail and electronic data interchange software company; Onyx Acceptance Corporation, which provides automobile financing through car dealerships; and Trikon Technologies, Inc., a manufacturer of advanced etching and deposition equipment for the semiconductor industry. Mr. Jones is also a director of several privately-held companies.

    Guy P. Nohra has been a director of Interpore since 1994. He has been Vice President of Burr, Egan, Deleage & Co. ("Burr Egan") since 1989, and a general partner of certain funds affiliated with Burr Egan since 1992. He was an associate of Burr Egan from 1989 to 1992. He is also general partner of Alta California Partners, L.P. Prior to joining Burr Egan, Mr. Nohra was product manager with Security Pacific Trading Corporation, where he managed a multi-million dollar medical product line in Asia. Mr. Nohra is a member of the Board of Directors of Interdyne, Inc., as well as several private companies and was a director of Euphonix, Inc. until April 1997.

    George W. Smyth, Jr. served as Chairman of the Board of Directors of Interpore from 1983 to April 1997, and is currently a business consultant. From 1983 to March 1992, Mr. Smyth was President and Chief Executive Officer of Interpore. Prior to June 1983, Mr. Smyth was Vice President, Sales and Marketing for the American Edwards Laboratories division of American Hospital Supply Corporation, a manufacturer and distributor of cardiovascular devices.

    The Interpore Board of Directors held five meetings (including one by written consent) during the fiscal year ended December 31, 1997. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during such period and the total number of meetings held during such period by all committees of the Board of Directors on which that director served.

    Interpore has standing Audit, Compensation and Stock Option Committees. During fiscal 1997, Messrs. Eisenecher, Jones and Nohra comprised the Interpore Audit Committee, which met one time. The Interpore Audit Committee's responsibilities include (i) recommending the selection of Interpore's independent public auditors to the Interpore Board of Directors, (ii) consulting with the independent auditors with regard to the plan and scope of audit, (iii) reviewing in consultation with the independent auditors, their report of audit, or proposed report of audit, and the accompanying management letter, if any, and
(iv) consulting with the independent auditors with regard to the adequacy of internal controls, and, if need be, to consult also with management regarding the same. During fiscal 1997, the Interpore Compensation Committee was comprised of Messrs. Jones, Nohra and Mercer and the committee met two times. The Interpore Compensation Committee reviews and approves executive salaries, considers awards to be granted under Interpore's officer bonus plan and performs other related functions upon request of the Board of Directors. Interpore also has a Stock Option Committee, which administers stock option grants under Interpore's 1995 Stock Option Plan. During fiscal 1997, the Interpore Stock Option Committee was comprised of Messrs. Jones and Nohra, and met four times.

BOARD COMPENSATION AND BENEFITS

    Each non-employee director of Interpore is entitled to be paid a fee of $1,000 per Board meeting attended in person (or by phone if a regularly scheduled meeting) (the "Directors' Fees"), and is eligible to be reimbursed for expenses actually incurred in attending Board meetings. No fees are paid for Board meetings by telephonic conference (other than regularly scheduled meetings) or unanimous written consent, or for committee meetings of the Board.

    On April 4, 1995, the Interpore Board of Directors adopted the Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan"), which was approved by Interpore's shareholders at the 1995 Annual Meeting of Shareholders. The Non-Employee Directors Plan provides for the automatic grant of non-qualified stock options to purchase shares of Interpore Common Stock to eligible non-employee directors of Interpore annually, at set times and in set amounts. On May 25, 1995, under the terms of the Non-Employee Directors Plan, each director of Interpore who was not an employee of Interpore was automatically granted an initial option to purchase 15,000 shares of Interpore Common Stock, effective as of May 25, 1995, at an exercise price of $5.75 per share. Non-employee directors who are first appointed or elected to the Interpore Board of Directors after May 25, 1995 will be automatically granted an initial option to purchase 15,000 shares of Interpore Common Stock, effective on the date of election or appointment to the Board of Directors. In addition to the initial grant, non-employee directors will be automatically granted additional options to purchase 2,500 shares on the date of the Annual Meeting of Shareholders in every year following the initial grant to such director, provided such director is re-elected at such meeting. Accordingly, effective May 6, 1998, if the Merger is not approved, Messrs. Eisenecher, Jones, Nohra and Smyth, presuming their re-election to the Board, will each be granted options to purchase 2,500 shares.

    The Non-Employee Directors Plan also provides that, pursuant to an irrevocable election made at least six months prior to the Board meeting date, a non-employee director may elect to automatically receive non-qualified stock options covering 500 shares of Common Stock in lieu of the Directors' Fees. The price per share of Interpore Common Stock subject to each option granted under the plan is 100% of the fair market value of Interpore Common Stock on the date the option is granted, or, if such date is not a trading day on the principal exchange on which Interpore Common Stock is then trading, then on the trading day immediately preceding the date the option is granted. The options become exercisable in four cumulative annual installments of 25% of the shares covered by the option per year over four years, commencing with the first anniversary from the date of grant.

    During fiscal 1997, non-employee directors received options to purchase 500 shares of Interpore Common Stock, in lieu of the Director's fees, as follows: exercise price of $4.625 (Eisenecher, Jones), $5.50 (Eisenecher, Jones, Nohra, Smyth), $5.875 (Eisenecher, Jones, Nohra) and $9.00 (Eisenecher, Jones, Nohra, Smyth). Each non-employee director received an option to purchase 2,500 shares of Interpore Common Stock, at an exercise price of $4.625, which option was granted upon their re-election to the Board.

    THE INTERPORE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH NOMINEE TO THE INTERPORE BOARD OF DIRECTORS.

                          INTERPORE EXECUTIVE OFFICERS

    The executive officers of Interpore as of April 3, 1998 are as follows:


          NAME               AGE      POSITION
          ----               ---      --------
  David C. Mercer            56       Chairman of the Board, President and Chief Executive
                                      Officer

  William A. Franklin, Jr.   52       Vice President, Operations

  Richard L. Harrison        41       Vice President, Finance, Chief Financial Officer and
                                      Secretary

  Edwin C. Shors, Ph.D       52       Vice President, Research and Development

  Maxwell R. Simmonds        42       Vice President, Sales and Marketing


    For a description of the business background of Mr. Mercer, see "Proposal To Elect Interpore's Directors."

    William A. Franklin, Jr. has served as Vice President, Operations since August 1994 and as Vice President, Quality Assurance and Regulatory Affairs of Interpore from February 1992 to August 1994. Mr. Franklin was Director, Quality Assurance, of Allergan Optical, a division of Allergan, Inc., a manufacturer of ophthalmic products, from December 1988 through October 1991, and Vice President, Quality Assurance and Regulatory Affairs, of Quest Medical, Inc., a medical device manufacturer, from March 1983 through October 1988.

    Richard L. Harrison has served as Vice President, Finance, Chief Financial Officer and Secretary of Interpore since November 29, 1994. Prior to joining Interpore, Mr. Harrison worked for Kirschner Medical Corporation, a manufacturer of orthopaedic devices, as Corporate Controller from February 1992 through October 1994, as Division Controller from April 1988 through February 1992, and as Manager of Financial Analysis from October 1987 through April 1988. Mr. Harrison is a Certified Public Accountant.

    Edwin C. Shors, Ph.D, has served as Vice President, Research and Development of Interpore since 1983. Dr. Shors was Executive Vice President of Interpore from 1978 to 1983, during which time he was responsible for establishing the manufacturing procedures, animal evaluations and clinical trials leading to the FDA approval and marketing of coralline hydroxyapatite. Prior to joining Interpore, he was Director of the Thoracic and Cardiovascular Laboratory at Harbor/UCLA Medical Center. Dr. Shors obtained a Masters in Biology and a Doctorate in Physiology and Biophysics from the University of Southern California.

    Maxwell R. Simmonds has served as Vice President, Sales and Marketing of Interpore since August 1991, and from December 1989 through August 1991, he served as Director of Sales and Marketing. From September 1988 through October 1989, Mr. Simmonds served as Vice President, Sales and Marketing for Implant Technology, Inc., a manufacturer of total hip implants. From November 1985 through August 1988, he served as Regional Manager, National Sales Manager and Trauma Group Marketing Manager for Kirschner Medical Corporation.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to Interpore for the fiscal years ended December 31, 1997, 1996 and 1995 of those persons who were at December 31, 1997 (i) the chief executive officer of Interpore, (ii) one of the other most highly compensated executive officers of Interpore whose annual salary and bonuses exceeded $100,000 or (iii) any other executive officer who would have qualified under sections (i) or (ii) of this paragraph but for the fact that the individual was not serving as an executive officer of the registrant at the end of the 1997 fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                          ANNUAL COMPENSATION
                               -------------------------------------        LONG TERM
                                                                          COMPENSATION
                                                            OTHER              AWARDS
                                                            ANNUAL          SECURITIES   ALL OTHER
                                                            COMPEN-          UNDERLYING   COMPEN-
NAME AND PRINCIPAL POSITION    YEAR  SALARY(1)  BONUS(2)    SATION            OPTIONS    SATION(3)

                               ----  ---------  --------   ---------           ------    ---------
   DAVID C. MERCER             1997  $ 180,000  $ 21,000   $15,261(4)          39,000    $     468
   Chairman, President and     1996    160,313         0    13,877(4)          39,000          468
    Chief Executive Officer    1995    148,500         0    14,192(4)          46,000          468

   MAXWELL R. SIMMONDS         1997    135,000    15,000    15,204(4)          34,000          468
   Vice President, Sales       1996    126,125         0    13,843(4)          31,000          468
    and Marketing              1995    120,800         0    13,844(4)          38,000          468

   RICHARD L. HARRISON         1997    115,000    15,000    17,485(4)          34,000          468
   Vice President, Finance     1996    104,375         0    25,800(5)          31,000          468
    Chief Financial            1995     98,000         0   135,142(5)          38,000          468
    Officer and Secretary

   WILLIAM A. FRANKLIN, JR.    1997    110,000    15,000    19,379(4)          34,000          468
   Vice President, Operations  1996    103,062         0    15,121(4)          25,000          468
                               1995     98,900         0    15,181(4)          38,000          468

   EDWIN C. SHORS, PH.D        1997     95,500     9,000    15,307(4)          24,000          445
   Vice President, Research    1996     95,500         0    11,071(4)          22,000          449
    and Development            1995     95,500         0    11,282(4)          38,000          449


(1) Includes amounts deferred under Interpore's 401(k) plan.

(2) Represents amounts paid under Interpore's Annual Incentive Plan.

(3) Represents payment by Interpore of term-life insurance premiums.

(4) Represents the cost of Interpore-provided automobiles, including reimbursement of taxes thereon.

(5) Represents the cost of Interpore-provided automobiles, including reimbursement of taxes thereon, of $15,210 and $16,803, and the cost of Interpore-paid relocation expenses, including reimbursement of taxes thereon, of $10,590 and $118,339, in 1996 and 1995, respectively.

    The following table sets forth certain information with respect to grants of stock options during 1997 to the Named Executive Officers, all of which were made pursuant to Interpore's 1995 Stock Option Plan ("Interpore 1995 Option Plan"):


                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                POTENTIAL
                                        PERCENTAGE                           REALIZABLE VALUE
                                        OF TOTAL                             AT ASSUMED ANNUAL
                            NUMBER OF   OPTIONS      EXERCISE                 RATES OF STOCK
                           SECURITIES   GRANTED TO   OR BASE                PRICE APPRECIATION
                           UNDERLYING   EMPLOYEES     PRICE                  FOR OPTIONTERM(2)
                             OPTIONS    IN FISCAL     (PER    EXPIRATION  -----------------------
NAME                         GRANTED(1)   YEAR        SHARE)      DATE       5%           10%
                              ------      ---       --------   -------    --------     -----------
David C. Mercer.............  21,000      8.5%       $5.50      3/12/07   $ 72,639      $184,086
                              18,000      7.3%        9.00     10/28/07    101,880       258,210

Maxwell R. Simmonds.........  19,000      7.7%        5.50      3/12/07     65,721       166,554
                              15,000      6.1%        9.00     10/28/07     84,900       215,175

Richard L. Harrison.........  19,000      7.7%        5.50      3/12/07     65,721       166,554
                              15,000      6.1%        9.00     10/28/07     84,900       215,175

William A. Franklin, Jr. ...  19,000      7.7%        5.50      3/12/07     65,721       166,554
                              15,000      6.1%        9.00     10/28/07     84,900       215,175

Edwin C. Shors, Ph.D. ......  12,000      4.9%        5.50      3/12/07     41,508       105,192
                              12,000      4.9%        9.00     10/28/07     67,920       172,140


(1) Represents options granted under the Interpore 1995 Option Plan. Under the terms of the Interpore 1995 Option Plan, the Interpore Stock Option Committee retains discretion, subject to certain restrictions, to modify the terms of outstanding options and to reprice outstanding options. No option is exercisable during the first year after such option is granted, and thereafter becomes exercisable in four equal annual installments. The exercise price of shares of Interpore Common Stock subject to options granted under the Interpore 1995 Option Plan is set by the Interpore Stock Option Committee; provided, however, that the price of shares of Interpore Common Stock subject to an incentive stock option must be at least 100% of the fair market value of the shares of Interpore Common Stock on the date the option is granted.

(2) Assumed annual rates of stock price appreciation for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and Interpore's financial performance. No assurance can be given that such rates will be achieved.

    The following table sets forth certain information with respect to unexercised options held by the Named Executive Officers as of December 31, 1997 pursuant to Interpore's Amended and Restated Stock Option Plan and the Interpore 1995 Option Plan:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                          NUMBER OF
                                                          SECURITIES             VALUE OF
                                                          UNDERLYING            UNEXERCISED
                                                         UNEXERCISED           IN-THE-MONEY
                                                          OPTIONS AT            OPTIONS AT
                             SHARES                    FISCAL YEAR END      FISCAL YEAR END(1)
                            ACQUIRED                   ----------------    ------------------
                              ON          VALUE         EXERCISABLE/          EXERCISABLE/
  NAME                     EXERCISE     REALIZED       UNEXERCISABLE          UNEXERCISABLE
                            ------     ---------       ----------------    ------------------
  David C. Mercer.........       0     $       0       280,750 /116,250    $848,218 / $44,531
  Maxwell R. Simmonds.....       0             0       119,750 / 96,250     132,656 /  38,469
  Richard L. Harrison.....       0             0        45,500 / 82,500      17,156 /  38,469
  William A. Franklin, Jr.  18,750       121,875        85,250 / 91,750      15,843 /  34,531
  Edwin C. Shors, Ph.D....       0             0       127,500 / 79,500     177,687 /  29,063


(1) Calculated based on the closing sales price of Interpore's Common Stock on the Nasdaq National Market on December 31, 1997 (i.e. $6.00), minus the exercise price of the option, multiplied by the number of shares to which the option relates.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    General Philosophy. The Interpore Compensation Committee reviews and determines salaries, bonuses and all other elements of the compensation packages offered to the executive officers of Interpore, including its Chief Executive Officer, and establishes the general compensation policies of Interpore.

    Interpore desires to attract, motivate and retain high quality employees who will enable Interpore to achieve its short- and long-term strategic goals and values. Interpore participates in a high-growth environment where substantial competition exists for skilled employees. The ability Interpore to attract, motivate and retain high caliber individuals is dependent in large part upon the compensation packages it offers.

    Interpore believes that its executive compensation programs should reflect Interpore's financial and operating performance. In addition, individual contribution to Interpore's success should be supported and rewarded.

    Historically, Interpore's executive compensation has been based on two primary components, base salary and long-term incentives in the form of stock options. Commencing with 1994, Interpore expanded its traditional executive compensation package to include an annual incentive program, a profit-sharing plan and an executive automobile program. These changes in executive compensation were made upon the recommendation of a national marketing consultant hired by Interpore to evaluate Interpore's executive compensation packages in light of competitive practices. The Interpore Compensation Committee believes that these incentive programs have raised annual executive compensation to competitive levels and have provided an effective means of retaining, motivating and rewarding high quality management.

    Under the 1993 Omnibus Budget Reconciliation Act ("OBRA"), income tax deductions of publicly-traded companies in tax years beginning on or after January 1, 1994 may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any "excess parachute-payments" as defined in Section 280G of the Code) in any one year. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the compensation committee must certify that the performance goals were achieved before payments can be made. The Interpore Compensation Committee attempts to design Interpore's compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance-based." Interpore may, however, pay compensation which is not deductible in limited circumstances when sound management of Interpore so requires.

    Base Salary. Base salary for each of the executive officers, including the Chief Executive Officer, is targeted at the average salaries paid for such positions by competitive medical products companies of similar size, with additional consideration given to biotech companies for selected positions. Industry and custom surveys are used to establish competitive practices. Salaries for executives are reviewed by the Interpore Compensation Committee on an annual basis and may be adjusted at that time based on Interpore's performance, the Interpore Compensation Committee's assessment of the individual's contribution to Interpore's operations and changes in competitive pay levels.

    Interpore provides each of its executive officers with an automobile on a three-year, closed-end lease. Interpore believes that providing each executive with the use of an automobile will increase the value of the after-tax compensation of each executive to more competitive levels.

    Annual Incentive Plan. In an effort to encourage and reward Interpore operating performance on an annual basis, executive officers and senior management are eligible for annual bonuses. Target bonus awards for each position, expressed as a percent of base salary ranging from 10% to 25%, were established by surveying awards paid by competitive companies of similar size. The target bonus awards vary by management level, with the target award for the chief executive officer established at 25% of base salary. For fiscal year 1997, actual bonus awards could have ranged from 0% to 150% of the targeted award, based upon actual performance against targeted objectives. Executive officer awards are based upon Interpore's actual operating results as compared to targeted annual operating results approved by the Interpore Compensation Committee at the beginning of each fiscal year. In the case of senior management, 50% of the award is based upon individual performance against personal and/or functional objectives, with the remaining 50% based upon Interpore's operating results. Interpore achieved its targeted earnings for fiscal year 1997, and accordingly, bonuses equal to 100% of the targeted award were earned, payable in 1998.

    Profit Sharing Plan. In an effort to encourage teamwork and Interpore operating performance, all employees of Interpore are eligible to participate in the profit sharing plan of Interpore. Under the terms of the profit sharing plan, a percentage of earnings in excess of targeted earnings for the fiscal year comprises the profit sharing pool. All employees not covered by the annual incentive plan first share in this pool, up to individual maximum profit sharing awards equal to 5% of base salary. Once the maximum awards for these employees are reached, executive officers and senior management are entitled to share in the remainder of the pool up to a maximum individual award of 5% of base salary. Interpore achieved its targeted earnings for fiscal year 1997, and accordingly, employees not covered by the annual incentive plan earned profit sharing awards equal to 5% of base salary, payable in 1998.

    Long Term Incentives. Interpore offers its executives and other key employees long-term incentives primarily through stock option grants under its stock option plans. Stock option grants are intended to motivate executives to improve long-term stock performance, and thus are tied directly to shareholders' interests. Stock options are granted at the prevailing market price on the date of grant and will, thus, only have value if Interpore's stock price rises. Stock options generally vest over four years. The Interpore Stock Option Committee, composed of Messrs. Jones and Nohra, administers the plan and determines which employees are to receive option grants and the number of options to be granted.

This report has been provided by the Interpore Compensation Committee:

Date:   March 24, 1998           G. Bradford Jones
                                 David C. Mercer
                                 Guy Nohra

    The above report of the Compensation Committee will not be deemed to be incorporated by reference to any filing by Interpore under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Interpore specifically incorporates the same by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1997, the Compensation Committee was composed of Messrs. Jones, Mercer and Nohra. Mr. Mercer is the President and Chief Executive Officer of Interpore. Mr. Mercer did not participate in discussions and decisions concerning his compensation package.

COMPANY PERFORMANCE

    The following line graph compares the annual cumulative total shareholder return of Interpore's Common Stock against the cumulative total return of the S&P 500 Index and the S&P Medical Products & Supplies Index for the period from December 20, 1993, the date of Interpore's initial public offering, to December 31, 1997.


                         [PERFORMANCE CHART NOT SHOWN]



SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires Interpore's directors and executive officers, and persons who own more than 10% of a registered class of Interpore's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market. Such persons are required by SEC regulations to furnish Interpore with copies of all
Section 16(a) forms they file.

    Based solely on its review of copies of such forms received by it with respect to fiscal 1997, or written representations from certain reporting persons, Interpore believes that during fiscal 1997 all of its directors and executive officers and persons who own more than 10% of Interpore's Common Stock have complied with the reporting requirements of Section 16(a).

    THE INTERPORE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH NOMINEE TO THE INTERPORE BOARD OF DIRECTORS.

                       PROPOSAL TO ELECT CROSS' DIRECTORS

    The Cross Board of Directors proposes the election of three directors at the Annual Meeting to serve as Class II Directors. These nominees, Edward R. Funk, Herbert J. Kahn, and Curtis A. Loveland, if elected, will each serve for a three-year term expiring at the 2001 Annual Meeting of Stockholders and until their successors have been elected and qualified. The nominees are currently directors of Cross. If the Merger is consummated, Messrs. Mussey, Daniel Funk and Robert Williams will be elected to the Interpore Board of Directors and that each of the other members of the Cross Board of Directors will resign. You are being asked to elect the Class II Directors in the normal course of business in case the Merger is not consummated.

    THE CROSS BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH NOMINEE FOR CLASS II DIRECTOR.

    The following table sets forth certain information concerning each nominee, and each continuing director of Cross and all of the nominees.

                               CLASS II DIRECTORS
                      (NOMINEES FOR TERMS EXPIRING IN 2001)


                                                                                     DIRECTOR
        NAME, AGE,                                                                 CONTINUOUSLY
        PRINCIPAL OCCUPATION OR POSITION                                               SINCE
        --------------------------------                                           ------------

        EDWARD R. FUNK, 72, Chairman of the Board of Cross;                            1980
          President of Superconductive Components, Inc.
        HERBERT J. KAHN, 57, Executive Vice President of CompuServe                    1983
          Network Services
        CURTIS A. LOVELAND, 51, Partner, Porter, Wright, Morris & Arthur               1983

                               CLASS III DIRECTORS
                             (TERMS EXPIRE IN 1999)

                                                                                     DIRECTOR
        NAME, AGE,                                                                 CONTINUOUSLY
        PRINCIPAL OCCUPATION OR POSITION                                               SINCE
        --------------------------------                                           ------------

        C. CRAIG WALDBILLIG, 72, Retired                                               1983
        PETER H. WILLIAMS, 47, Senior Vice President of Sena, Weller,                  1983
          Rohs and Williams, Inc.

                                CLASS I DIRECTORS
                             (TERMS EXPIRE IN 2000)

                                                                                     DIRECTOR
        NAME, AGE,                                                                 CONTINUOUSLY
        PRINCIPAL OCCUPATION OR POSITION                                               SINCE
        --------------------------------                                           ------------

        DANIEL A. FUNK, M.D., 42, Orthopedic Surgeon                                   1985
        DANIEL A. GREGORIE, M.D., 48, Consultant                                       1993
        JOSEPH A. MUSSEY, 49, President, Treasurer and Chief Executive                 1991
          Officer of Cross
        ROBERT J. WILLIAMS, 65, Chairman, Chief Executive Officer and                  1994
          President of ARTEC, Inc.


    Edward R. Funk, SC.D., is a founder and director of Cross and has previously served as President, Chief Executive Officer, and Treasurer of Cross. Additionally, Dr. Funk has served as Chairman of the Board of Cross since its inception. Dr. Funk is also a founder of Superconductive Components, Inc., Columbus, Ohio, and has been a director and President thereof since its inception in April 1987. Dr. Funk is the father of Dr. Daniel A. Funk, also a director of Cross.

    Joseph A. Mussey, President, Treasurer, and Chief Executive Officer, joined Cross in August 1990 as Cross' Vice President and Chief Financial Officer. Mr. Mussey was named President of Cross in April 1991 and Chief Executive Officer in November 1991. Mr. Mussey was previously Executive Vice President of the Process Automation Business of Combustion Engineering, Inc., a division of Asea Brown Boveri from 1987 until joining Cross in August 1990. From 1984 to 1987, he was Vice President, Operations of the Engineered Systems and Controls Group of Combustion Engineering.

    Herbert J. Kahn joined CompuServe, Inc. in September 1991 as Vice President of Administration and subsequently served as an Executive Vice President of that company until its sale in 1998. Mr. Kahn currently serves as Executive Vice President of CompuServe Network Services, a subsidiary of WorldCom, Inc.

    Curtis A. Loveland, Secretary of Cross since January 1984, has been a practicing attorney for 24 years and has been a partner in the law firm of Porter, Wright, Morris & Arthur, Columbus, Ohio since 1979. Mr. Loveland is also a director of Rocky Shoes & Boots, Inc. and Applied Innovation Inc., both companies which have a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

    C. Craig Waldbillig retired from his position as Chairman of the Board of Medex, Inc., in January 1997. Mr. Waldbillig served as the Chairman of the Board of Medex for more than five years. Medex, was a manufacturer of disposable medical supplies and equipment that was sold to Furon Company in January 1997.

    Peter H. Williams has been Senior Vice President of Sena, Weller, Rohs and Williams, Inc., a registered investment advisory firm in Cincinnati, Ohio, since March 1989.

    Daniel A. Funk, M.D. has been an orthopedic surgeon in private practice in Cincinnati, Ohio since September 1989 and is a partner with Orthopedic Consultants of Cincinnati, Inc. Dr. Funk completed a five-year residency in orthopedic surgery at the Mayo Clinic, Rochester, Minnesota in June 1986. From April 1988 to June 1989, Dr. Funk was Assistant Professor of The Ohio State University School of Medicine, Department of Orthopedic Surgery. Dr. Funk served as a member of Cross' Technical Advisory Board from 1984 until he was named Cross' Medical Advisor in 1990. He is the son of Dr. Edward R. Funk, Chairman of the Board of Cross.

    Daniel A. Gregorie, M.D. was the President and Chief Executive Officer of ChoiceCare, a managed health care company, in Cincinnati, Ohio from 1989 to 1997. Dr. Gregorie is currently a self-employed consultant.

    Robert J. Williams has been the Chairman of the Board, President and Chief Executive Officer of ARTEC, Inc. since 1988. ARTEC is an Indianapolis based manufacturer of disposable anesthesia and respiratory products.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Cross Board of Directors had a total of six meetings during 1997. Four of the meetings were regular meetings and two were special meetings of the Cross Board of Directors. The Cross Board of Directors has standing Audit and Stock Option and Compensation Committees. The members of the Cross Audit Committee are Messrs. Loveland, Kahn, and P. Williams. The Cross Audit Committee oversees the work of the internal accounting staff and external auditors and met four times during 1997. The Cross Stock Option and Compensation Committee, whose members are Messrs. Waldbillig, D. Funk, and R. Williams, reviews officer compensation and administers the stock option plans. The Cross Stock Option and Compensation Committee met twice during 1997. With the exception of Messrs. Waldbillig and Gregorie, no director attended fewer than seventy-five (75%) percent of the board or committee meetings.


                   OFFICERS AND SIGNIFICANT EMPLOYEES OF CROSS

    The officers of Cross are elected annually by the Board of Directors and serve at the pleasure of the Board. In addition to Dr. Edward R. Funk, Chairman of the Board; Joseph A. Mussey, President, Treasurer, and Chief Executive Officer; Dr. Daniel A. Funk, M.D., Medical Advisor; and Curtis A. Loveland, Secretary, the following persons are executive officers of Cross:

    Paul A. Miller, age 41, was named Vice President and Chief Financial Officer in July 1994. From July 1991 until joining Cross, Mr. Miller was Chief Financial Officer and General Counsel for Litter Industries, Inc., a diversified, family owned distributor in Chillicothe, Ohio. From 1983 until joining Litter Industries, Inc., Mr. Miller was with Coopers & Lybrand L.L.P.

    Ira Benson, age 42, was named Vice President, Sales and Marketing for Cross Medical Products, Inc., Cross' wholly-owned subsidiary, in June 1992. From November 1988 until he joined Cross in June 1992, Mr. Benson was Vice President, Marketing and Director of Marketing of Orthomet, Inc., Minneapolis, Minnesota, a manufacturer and distributor of reconstructive hip and knee orthopaedic implants.

    Thomas E. Zimmer, age 56, was named Vice President, Manufacturing in August 1993 and served as Cross' Director of Manufacturing from May 1991 to August 1993. From May 1988 until joining Cross, Mr. Zimmer was Director of Manufacturing, Electronic Transmitter Group for ABB Kent-Taylor, a division of Asea Brown Boveri in Rochester, New York.

    Phillip A. Mellinger, age 34, was named Vice President, Research and Development in January 1997. Since 1987, Mr. Mellinger has been employed by Cross in its research and development department. Prior to 1987, Mr. Mellinger attended Northwestern University, where he received his Bachelor of Science degree in Biomedical and Mechanical Engineering.

    Messrs. Benson and Zimmer are not expected to constitute a part of the management of the combined company.

MEDICAL ADVISOR

    Dr. Daniel A. Funk, M.D., is Cross' Medical Advisor. Dr. Funk receives an $18,000 annual retainer and is paid a per diem fee when asked to perform a function requiring time beyond the retainer consideration, at the rate of $600 per half day and $1,200 per day, plus reimbursement of reasonable expenses.

COMPENSATION OF OFFICERS

    The aggregate compensation of the Chief Executive Officer, and other executive officers of Cross with compensation exceeding $100,000 in the 1997 fiscal year, for Cross' fiscal years ended December 31, 1997, 1996 and December 31, 1995, is set forth in the following table.

                           SUMMARY COMPENSATION TABLE


                                            ANNUAL COMPENSATION                   LONG TERM
                                        ------------------------------      ----------------------
                                                                            COMPENSATION
                                                                 OTHER         AWARDS
                                                                 ANNUAL      SECURITIES   ALL OTHER
                                                                 COMPEN-     UNDERLYING    COMPEN-
NAME AND PRINCIPAL POSITION     YEAR     SALARY      BONUS       SATION      OPTIONS(1)   SATION(2)
                                ----    --------    -------         --      ------------  ---------
   JOSEPH A. MUSSEY             1997    $170,000    $78,516         $0         20,000      $8,594
    Chief Executive Officer,    1996     163,642     25,643          0         30,000       1,222
      President and Treasurer   1995     125,005      8,020          0         15,000         970

   IRA BENSON                   1997     110,885     20,279          0         10,000       7,896
    Vice President of Sales     1996     103,577      8,826          0          5,000       1,084
      and Marketing             1995      94,700      2,926          0          5,000       1,438

   PAUL A. MILLER               1997     106,500     49,444          0              0       8,116
    Vice President and          1996      94,232     14,617          0          2,000       1,051
      Chief Financial Officer   1995      82,501      5,833          0         30,000         867

   PHILIP A. MELLINGER          1997      87,500     15,603          0         11,600       8,384
    Vice President, Research    1996      78,500      5,151          0          5,000         981
      and Development           1995      69,850      1,685          0          4,000       1,300

   THOMAS E. ZIMMER             1997      87,500     15,603          0         12,600       7,475
    Vice President, Operations  1996      79,500      6,591          0          3,000         795
                                1995      71,500      2,163          0          5,000         722


(1) All shares are subject to options granted under the 1994 Stock Option Plan.

(2) Includes the amount of Cross contributions to Cross' Retirement Express Master Savings Plan and Trust and automobile allowances.

STOCK OPTIONS

    Cross had a 1984 Incentive Stock Option Plan which terminated on January 27, 1994, and had a 1984 Non-Statutory Plan which terminated on April 26, 1994. Stock options granted prior to the termination of these plans remain outstanding until they are exercised in full, expire or terminate under the terms of the stock option agreement. On May 19, 1994, the stockholders of Cross approved the Cross 1994 Plan. The Cross 1994 Plan provides for vesting of options upon a "change in control." Because the Merger will constitute such a change in control pursuant to the definition set forth in the Cross 1994 Plan, all options outstanding under the Cross 1994 Plan will become fully vested and immediately exercisable upon consummation of the Merger. The following tables contain information concerning the grant of stock options to Cross' Chief Executive Officer, Joseph A. Mussey, and the executive officers named in the Summary Compensation Table under the Cross 1994 Plan:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                Individual Grants


                                                      PERCENTAGE OF
                         NUMBER OF     TOTAL OPTIONS    EXERCISE
                         SECURITIES     GRANTED TO       OR BASE
                         UNDERLYING    EMPLOYEES IN       PRICE
                          OPTIONS         FISCAL           (PER          EXPIRATION
                         GRANTED (1)       YEAR           SHARE)            DATE
                         ----------    -----------     -----------       -----------
NAME
Joseph A. Mussey ..       20,000           33.6%         $   8.25          01/01/03
Ira Benson ........       10,000           16.8%             8.25          01/01/03
Paul A. Miller ....           --             --                --                --
Philip A. Mellinger       11,600           19.5%             8.25          01/01/03
Thomas E. Zimmer ..       12,600           21.2%             8.25          01/01/03


(1) Shares subject to options granted under 1994 Stock Option Plan, which options first became exercisable on January 1, 1998

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES


                                                          NUMBER OF
                                                          SECURITIES             VALUE OF
                                                          UNDERLYING            UNEXERCISED
                                                         UNEXERCISED           IN-THE-MONEY
                             SHARES                       OPTIONS AT            OPTIONS AT
                            ACQUIRED                   FISCAL YEAR END        FISCAL YEAR END
                               ON          VALUE         EXERCISABLE/          EXERCISABLE/
  NAME                      EXERCISE     REALIZED       UNEXERCISABLE          UNEXERCISABLE
  ----                      --------     --------       -------------          -------------
  Joseph A. Mussey........   2,435       $ 9,971        60,000 / 55,500     $315,500 /$108,300
  Ira Benson..............       0             0        37,500 / 20,000       223,495 / 42,430
  Paul A. Miller..........       0             0        12,400 / 19,600        51,750 / 79,500
  Philip A. Mellinger.....       0             0         5,600 / 20,000        28,355 / 33,720
  Thomas E. Zimmer........  14,624        83,174         3,600 / 20,000        16,185 / 33,520


COMPENSATION OF DIRECTORS

    In 1997, each member of the Cross Board of Directors received $500 for each Board meeting attended and $250 for each Cross Board Committee Meeting attended. Directors who are also employees of Cross do not receive additional compensation for serving as directors. Directors are also reimbursed for reasonable expenses incurred in connection with attendance at Board meetings.

    Cross has granted stock options to Board members each fiscal year since 1986. Under the 1994 Stock Option Plan, each nonemployee director is automatically granted an option to purchase 5,000 shares on June 30 each year, exercisable at the fair market value at the date of grant, and exercisable for a five year period commencing one year after the date of grant. Each nonemployee director of Cross was automatically granted an option to purchase 5,000 shares at an exercise price of $7.125 per share on June 30, 1997. These options first become exercisable on June 30, 1998, and expire June 30, 2003.

EMPLOYMENT CONTRACTS

    On January 1, 1994, Cross entered into an employment contract with Dr. Edward R. Funk. Dr. Funk's employment contract with Cross has a term of ten (10) years. It may be terminated by Dr. Funk upon thirty (30) days written notice, immediately upon written notice if his compensation is reduced, upon his death or upon termination for cause by Cross. Dr. Funk was compensated for the first three (3) years of the agreement at the rate of $90,000 per year, subject to adjustment based on the Consumer Price Index. Thereafter, Dr. Funk's compensation is determined by Cross' Stock Option and Compensation Committee. The employment agreement contains restrictions on Dr. Funk regarding Cross' confidential information and inventions created by Dr. Funk. Additionally, Dr. Funk is restricted from competing with Cross during the term of the agreement and for three (3) years after its termination. In addition to the employment agreement, Cross, the Edward R. Funk Irrevocable Life Insurance Trust #1 and the Edward R. Funk Irrevocable Life Insurance Trust #2, are parties to two Split Dollar Insurance Plans (the "Plans"), dated November 15, 1988. Dr. Funk, the trusts and Cross have entered into an agreement dated February 11, 1998, where, conditioned and effective upon the consummation of the merger, the Plans are terminated, the employment agreement is terminated, and Dr. Funk will receive $240,000 in consideration for the termination of the employment agreement and the Plans.

    On August 15, 1997, Cross entered into employment agreements (the "Employment Agreements") with Messrs. Mussey, Miller, Mellinger, Zimmer and Benson to provide for employment of the executives in their current capacities. Messrs. Mussey's, Miller's, Mellinger's, Zimmer's and Benson's Employment Agreements with Cross are "at will" and may be terminated: (i) by the executive or Cross without cause upon thirty (30) days' advance written notice; (ii) by Cross upon a determination of "good cause" for termination; or (iii) upon the executive's death or permanent disability. Under the Employment Agreements, Messrs. Mussey's, Miller's, Mellinger's, Zimmer's and Benson's minimum base salaries are $170,000, $106,500, $90,000, $90,000 and $108,000 per year, respectively. The minimum base salary may be increased, but not decreased, from time to time by the Board of Directors. For up to one (1) year following a "change in control" of Cross, Messrs. Mussey, Miller, Mellinger, Zimmer and Benson, if terminated during that period, are entitled to certain benefits, including unpaid annual salary plus payment of twice the executive's base salary (including any performance bonuses earned in the prior twelve months) and all outstanding stock options shall become 100% vested and exercisable in accordance with the stock option agreements and plans. The Merger will constitute a "change of control" pursuant to the definition set forth in the Employment Agreements. The Employment Agreements contain restrictions on Messrs. Mussey, Miller, Mellinger, Zimmer and Benson regarding Cross' confidential information and inventions. In addition, Messrs. Mussey, Miller, Mellinger, Zimmer and Benson are restricted from competing with Cross for a period of twelve (12) months after termination of employment with Cross.

RETIREMENT EXPRESS MASTER SAVINGS PLAN AND TRUST

    Cross' Retirement Express Master Savings Plan and Trust (the "Master Savings Plan"), as adopted by the Board of Directors on November 14, 1991, effective January 1, 1992, is a qualified defined contribution plan which contains a cash or deferred arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. Participation is available to any employee of Cross or its subsidiary on or following the date on which such employee has both reached the age of 21 and has been credited with 1,000 hours of service, provided that the 1,000 hours of service are credited during such employee's first year of employment or during a single calendar year. Employees who satisfied these requirements on the effective date of the Master Savings Plan were eligible to participate on the effective date. Employees may elect to participate by requesting a pre-tax reduction of compensation. Twenty-five percent of an employee's pre-tax contributions are matched by Cross; however, the maximum percent of compensation subject to the match is 4% of the employee's annual compensation. Pre-tax contributions for an individual cannot exceed 10% of the individual's gross compensation each year or $9,500 in 1997. Participants are 100% vested in their individual contributions to the Master Savings Plan at all times. A participant's vested percentage of Cross' matching contributions will be 20% once the participant has been credited with two vesting years, and an additional 20% for each additional vesting year thereafter until 100% vested. Messrs. Mussey, Zimmer, Benson, Miller and Mellinger are the only officers and directors currently participating in the Master Savings Plan.

RELATED PARTY TRANSACTIONS

    Mr. Loveland, Secretary, a director and stockholder of Cross, is a partner in the law firm of Porter, Wright, Morris & Arthur, Columbus, Ohio, which firm serves as general counsel to Cross.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Cross' officers and directors, and greater than 10% stockholders, to file reports of ownership and changes in ownership of Cross' securities with the Securities and Exchange Commission. Copies of the reports are required by SEC regulation to be furnished to Cross. Based on its review of such reports and written representations from reporting persons, Cross believes that, with the exception of one late report on Form 4 for Philip Mellinger, all officers, directors and greater than 10% stockholders complied with all filing requirements during fiscal 1997

                 APPOINTMENT OF INTERPORE'S INDEPENDENT AUDITORS

    The firm of Ernst & Young LLP, Interpore's independent auditors for the fiscal year ended December 31, 1997, was selected by the Board of Directors of Interpore, upon recommendation of the Audit Committee, to act in the same capacity for the fiscal year ending December 31, 1998. Neither the firm nor any of its members has any relationship with Interpore or any of its affiliates except in the firm's capacity as Interpore's auditor.

    Representatives of Ernst & Young LLP are expected to be present at the Interpore Annual Meeting and will have the opportunity to make statements if they so desire and respond to appropriate questions from the shareholders.


                  APPOINTMENT OF CROSS' INDEPENDENT ACCOUNTANTS

    The firm of Coopers & Lybrand L.L.P., Cross' independent accountants for the fiscal year ended December 31, 1997, was selected by the Board of Directors of Cross, to act in the same capacity for the fiscal year ending December 31, 1998. Neither the firm nor any of its members has any relationship with Cross or any of its affiliates except in the firm's capacity as Cross' auditor.

    Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Cross Annual Meeting and will have the opportunity to make statements if they so desire and respond to appropriate questions from the stockholders.


                           ANNUAL REPORTS ON FORM 10-K

    Interpore's Annual Report on Form 10-K to Shareholders for the fiscal year ended December 31, 1997, containing financial statements for each of the three years in the period ended December 31, 1997 and the report of Ernst & Young LLP, independent auditors, with respect to such financial statements, is being sent to shareholders of Interpore concurrently with this Joint Proxy Statement/Prospectus. The Annual Report on Form 10-K of Interpore is not to be regarded as proxy soliciting material, and the management of Interpore does not intend to ask, suggest or solicit any action from the shareholders of Interpore with respect to such report.

    Cross' Annual Reports on Form 10-K to Stockholders for the fiscal year ended December 31, 1997, containing financial statements for each of the three years in the period ended December 31, 1997 and the report of Coopers & Lybrand L.L.P., independent public accountants, with respect to such financial statements, is being sent to stockholders of Cross concurrently with this Joint Proxy Statement/Prospectus. The Annual Report on Form 10-K of Cross is not to be regarded as proxy soliciting material, and the management of Cross does not intend to ask, suggest or solicit any action from the stockholders of Cross with respect to such report.


                              STOCKHOLDER PROPOSALS

    If the Merger is consummated, the first annual meeting of the stockholders of Interpore after such consummation is expected to be held in May 1999. If the Merger is not consummated, the 1999 annual meeting of shareholders of Interpore is expected to be held in May 1999 and the 1999 annual meeting of the stockholders of Cross is expected to be held in May 1999.

    Subject to the foregoing, if any Interpore shareholder and, if the Merger is not consummated, any Cross stockholder intends to present a proposal at the 1999 Interpore annual meeting or Cross annual meeting, as the case may be, and wishes to have such proposal considered for inclusion in the proxy materials for such meeting, such holder must submit the proposal to the Secretary of Interpore or Cross, as the case may be, in writing so as to be received at the executive offices of Interpore or Cross, as the case may be, on or about December 25, 1998. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders' proposals.

    Subject to the foregoing, in the event the Merger is not consummated, the only stockholder proposals eligible to be considered for inclusion in the proxy materials for the 1999 annual meetings of Interpore and Cross will be those which were duly submitted to the Secretary of Interpore or Cross, as the case may be, on or about December 25, 1998.

                                  LEGAL MATTERS

    Certain of the tax consequences of the Merger will be passed upon by Porter, Wright, Morris & Arthur, Columbus, Ohio. Curtis A. Loveland, Secretary, a director and a stockholder of Cross, is a partner in Porter, Wright, Morris & Arthur.


                                     EXPERTS

    The consolidated financial statements of Interpore International at December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in this Joint Proxy Statement/Prospectus, which is referred to and made a part of the Registration Statement have been audited by Ernst & Young LLP, independent auditors as set forth in their reports appearing elsewhere herein, and as included herein in reliance on such reports and upon the authority of said firm as experts in accounting and auditing. It is expected that a representative of Ernst & Young LLP will be present at the Interpore Annual Meeting to respond to appropriate questions of stockholders and to make a statement if such representative desires.

    The consolidated financial statements of Cross Medical Products, Inc. and subsidiary as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included in this Joint Proxy Statement/Prospectus, which is referred to and made part of the Registration Statement in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, as included herein and upon the authority of said firm as experts in accounting and auditing. It is expected that a representative of Coopers & Lybrand L.L.P. will be present at the Cross Annual Meeting to respond to appropriate questions of stockholders and to make a statement if such representative desires.


                                  OTHER MATTERS

    As of the date of this Joint Proxy Statement/Prospectus, the Interpore Board of Directors and the Cross Board of Directors know of no matters that will be presented for consideration at the Interpore Annual Meeting or the Cross Annual Meeting other than as described in this Joint Proxy Statement/Prospectus. If any other matters shall properly come before either stockholder meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of Interpore and Cross.


                             ADDITIONAL INFORMATION

    Interpore and Cross file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

    Interpore filed a Registration Statement on Form S-4 to register with the SEC the Interpore Common Stock to be issued to Cross stockholders in the Merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Interpore in addition to being a proxy statement of Interpore and Cross for the Annual Meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

    We may file additional documents with the SEC between the date of this Joint Proxy Statement/Prospectus and the dates of the Annual Meetings of our stockholders.

    Interpore has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Interpore and Cross has supplied all such information relating to Cross.

    If you are a stockholder, you can obtain any additional documents filed by Interpore or Cross through us or the SEC. Stockholders may obtain certain additional documents by requesting them in writing or by telephone from the appropriate party at the following addresses:


Interpore International                          Cross Medical Products, Inc.
Attention:  Richard L. Harrison, Vice            Attention:  Paul A. Miller, Vice President
President and  Chief Financial Officer                       and Chief Financial Officer
181 Technology Drive                             5160-A Blazer Memorial Parkway
Irvine, California  92618                        Dublin, Ohio  43017-1339
Telephone:  (714) 453-3200                       Telephone:  (614) 718-0530


    If you would like to request documents from us, please do so by April 15, 1998 to receive them before the Annual Meetings.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED APRIL 6, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN APRIL 6, 1998, AND NEITHER THE MAILING OF THE JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF INTERPORE COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

INDEX TO FINANCIAL STATEMENTS

INTERPORE INTERNATIONAL
Report of Independent Auditors....................................                   F-2
Consolidated Balance Sheets as of December 31, 1997 and 1996......                   F-3
Consolidated Statements of Income for the years ended December
   31, 1997, 1996 and 1995........................................                   F-4
Consolidated Statements of Shareholders' Equity...................                   F-5
Consolidated Statements of Cash Flows.............................                   F-6
Notes to Consolidated Financial Statements........................                   F-7

CROSS MEDICAL PRODUCTS, INC. AND SUBSIDIARIES
Report of Independent Accountants.................................                   F-15
Consolidated Balance Sheet as of December 31, 1997 and 1996.......                   F-16
Consolidated Statement of Operations for the years ended December
   31, 1997, 1996 and 1995........................................                   F-17
Consolidated Statement of Changes in Shareholders' Equity for the
   years ended December 31, 1997, 1996 and 1995...................                   F-18
Consolidated Statement of Cash Flows..............................                   F-19
Notes to Consolidated Financial Statements........................                   F-20

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Interpore International

    We have audited the accompanying consolidated balance sheets of Interpore International as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Interpore International at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                   /S/ ERNST & YOUNG  LLP

Orange County, California
February 4, 1998, except for
Note 7, as to which the date
is February 11, 1998

                             Interpore International
                           Consolidated Balance Sheets
                        (in thousands, except share data)


                                                                                        DECEMBER 31,
                                                                                  ------------------------
                                                                                    1997            1996
                                                                                  --------        --------
ASSETS
Current assets:
  Cash and cash equivalents                                                       $ 10,221        $  6,112
  Short-term investments                                                             3,326           4,220
  Accounts receivable, less allowance for doubtful accounts of
    $204 and $339 in 1997 and 1996, respectively                                     2,286           3,771
  Inventories                                                                        1,915           3,462
  Prepaid expenses                                                                     438             436
  Deferred income taxes                                                                571             596
  Other current assets                                                                 756             107
                                                                                  --------        --------
Total current assets                                                                19,513          18,704

Property, plant and equipment, net                                                     580             688
Deferred income taxes                                                                2,639             904
Other assets                                                                            44              27
                                                                                  --------        --------
Total assets                                                                      $ 22,776        $ 20,323
                                                                                  ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY Current liabilities:
  Accounts payable                                                                $    102        $    629
  Accrued compensation and related expenses                                            758             591
  Accrued sales taxes                                                                  114             252
  Deferred rent payable                                                                 10             103
  Other accrued liabilities                                                            156             212
  Current portion of long-term debt                                                     --               5
                                                                                  --------        --------
Total current liabilities                                                            1,140           1,792
                                                                                  --------        --------

Commitments and contingencies

Shareholders' equity:
  Series E convertible preferred stock, voting, no par value:
    Authorized, issued and outstanding shares - 32,906 at December 31, 1997 and  76,593 at December 31, 1996; aggregate liquidation value of $247
    at December 31, 1997 and $574 at December 31, 1996 Preferred stock:                208             484
    Authorized shares - 296,358; issued and outstanding shares - none                   --              --
  Common stock, no par value:
    Authorized shares - 20,000,000; issued and outstanding shares-
    7,104,538 at December 31, 1997 and 6,945,447 at December 31, 1996               36,043          35,433
  Accumulated deficit                                                              (14,615)        (17,386)
                                                                                  --------        --------
Total shareholders' equity                                                          21,636          18,531
                                                                                  --------        --------
Total liabilities and shareholders' equity                                        $ 22,776        $ 20,323
                                                                                  ========        ========


See accompanying notes.

                             INTERPORE INTERNATIONAL
                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)


                                                              YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------
                                                       1997            1996            1995
                                                     --------        --------        --------
Net sales                                            $ 15,511        $ 19,917        $ 17,103
Cost of goods sold                                      3,135           5,394           4,520
Royalty expense                                            52             249             278
                                                     --------        --------        --------
Gross profit                                           12,324          14,274          12,305
                                                     --------        --------        --------

Operating expenses:
  Research and development                              1,994           2,001           1,939
  Selling and marketing                                 7,342           9,826           7,544
  General and administrative                            2,227           2,552           2,438
  Loss on sale of dental business                         617              --              --
  Provision for distributor returns                        --              --             411
                                                     --------        --------        --------
Total operating expenses                               12,180          14,379          12,332
                                                     --------        --------        --------

Income (loss) from operations                             144            (105)            (27)
                                                     --------        --------        --------

Interest income                                           689             553             669
Interest expense                                           (8)            (28)            (45)
Other income                                              311             238              37
                                                     --------        --------        --------
Total interest and other income, net                      992             763             661
                                                     --------        --------        --------

Income before taxes                                     1,136             658             634
Income tax benefit                                     (1,635)             --          (1,404)
                                                     --------        --------        --------
Net income                                           $  2,771        $    658        $  2,038
                                                     ========        ========        ========

Net income per share:
  Basic                                              $    .40        $    .09        $    .30
                                                     ========        ========        ========
  Diluted                                            $    .37        $    .09        $    .27
                                                     ========        ========        ========

Shares used in computing net income per share:
  Basic                                                 7,002           6,996           6,752
  Diluted                                               7,401           7,468           7,535


See accompanying notes.

                            Interpore International
                Consolidated Statements of Shareholders' Equity
                                 (in thousands)


                                        Series E Convertible
                                           Preferred Stock                  Common Stock
                                       ------------------------        ------------------------       Accumulated
                                        Shares          Amount          Shares          Amount          deficit
                                       --------        --------        --------        --------        --------
Balance at December 31, 1994                514        $  3,246           6,690        $ 33,973        $(20,082)

  Exercise of stock options                  --              --              31              74              --
  Conversion of preferred stock
    convertible into common stock          (273)         (1,726)            275           1,726              --
  Issuances under employee stock
    purchase plan                            --              --               7              36              --
  Repurchase of common stock                 --              --             (44)           (228)             --
  Net income                                 --              --              --              --           2,038
                                       --------        --------        --------        --------        --------

Balance at December 31, 1995                241           1,520           6,959          35,581         (18,044)

  Exercise of stock options                  --              --              51              75              --
  Conversion of preferred stock
    into common stock                      (164)         (1,036)            164           1,036              --
  Issuances under employee stock
    purchase plan                            --              --              12              64              --
  Repurchase of common stock                 --              --            (241)         (1,323)             --
  Net income                                 --              --              --              --             658
                                       --------        --------        --------        --------        --------

Balance at December 31, 1996                 77             484           6,945          35,433         (17,386)

  Exercise of stock options                  --              --              95             244              --
  Conversion of preferred stock
    into common stock                       (44)           (276)             44             276              --
  Issuances under employee stock
    purchase plan                            --              --              21              90              --
  Net income                                 --              --              --              --           2,771
                                       --------        --------        --------        --------        --------

Balance at December 31, 1997                 33        $    208           7,105        $ 36,043        $(14,615)
                                       ========        ========        ========        ========        ========


See accompanying notes.

                            INTERPORE INTERNATIONAL
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                   YEAR ENDED DECEMBER 31,
                                                           ----------------------------------------
                                                             1997            1996            1995
                                                           --------        --------        --------
OPERATING ACTIVITIES
Net income                                                 $  2,771        $    658        $  2,038
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
    Depreciation and amortization                               345             371             323
    Loss on sale of dental business                             617              --              --
    Changes in operating assets and liabilities:
      Accounts receivable                                       541            (596)            902
      Inventories                                                43             295          (1,512)
      Prepaid expenses                                          (70)             44            (232)
      Other assets                                               58             331             (26)
      Deferred income taxes                                  (1,710)             --          (1,500)
      Accounts payable                                         (117)           (231)           (174)
      Accrued liabilities                                       (68)           (439)            (40)
                                                           --------        --------        --------
Net cash provided by (used in) operating activities           2,410             433            (221)
                                                           --------        --------        --------

INVESTING ACTIVITIES
Purchases of short-term investments, net                        894           3,715          (1,979)
Proceeds from sale of dental business, net                      741              --              --
Capital expenditures                                           (265)           (360)           (220)
                                                           --------        --------        --------
Net cash provided by (used in) investing activities           1,370           3,355          (2,199)
                                                           --------        --------        --------

FINANCING ACTIVITIES
Repurchase of common stock                                       --          (1,323)           (228)
Proceeds from exercise of stock options                         244              75              74
Proceeds from employee stock purchase plan                       90              64              36
Repayments of notes payable                                      --              --             (79)
Repayment of lease financing                                     (5)           (186)            (99)
                                                           --------        --------        --------
Net cash provided by (used in) financing activities             329          (1,370)           (296)
                                                           --------        --------        --------

Net increase (decrease) in cash and cash equivalents          4,109           2,418          (2,716)
Cash and cash equivalents at beginning of year                6,112           3,694           6,410
                                                           --------        --------        --------
Cash and cash equivalents at end of year                   $ 10,221        $  6,112        $  3,694
                                                           ========        ========        ========


See accompanying notes

                             INTERPORE INTERNATIONAL
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND DESCRIPTION OF BUSINESS

    Interpore International ("Interpore") is a biomaterials company that operates in one business segment: the development, manufacturing and marketing of synthetic bone graft materials for the orthopaedic, oral and maxillofacial markets. Interpore distributes these products in the United States and internationally.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of Interpore and its subsidiaries, Interpore Orthopaedics, Inc. ("Orthopaedics") and Interpore Acquisition Corporation, Inc., after elimination of all significant intercompany transactions. Certain amounts have been reclassified to conform to the 1997 presentation.

REVENUE RECOGNITION

    Revenue from product sales is recognized at the time of shipment. Provision is made currently for estimated product returns based on historical experience and other known factors.

PER SHARE INFORMATION

    In 1997, the FASB issued Statement No. 128 (SFAS 128), Earnings Per Share, which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to fully diluted earnings per share. All earnings per share amounts for all periods have been presented to conform with the requirements of SFAS 128.

CONCENTRATIONS OF BUSINESS AND CREDIT RISK

    Interpore operates in markets which are subject to rapid technological advancement and significant government regulation. The introduction of technologically advanced products by competitors and increased regulatory barriers could have a material impact on the future operations of Interpore.

    In the normal course of business, Interpore provides credit to its customers. At December 31, 1997, 78% of Interpore's accounts receivable are from domestic customers, and 22% are from foreign customers. Interpore performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations. As of December 31, 1997, Interpore had no significant concentrations of credit risk. Sales to domestic customers were 88%, 90% and 90% of total sales in 1997, 1996 and 1995, respectively, and sales to foreign customers were 12%, 10% and 10% of total sales in 1997, 1996 and 1995, respectively. All sales to foreign customers for the periods presented were denominated in United States dollars.

STOCK OPTION PLANS

    During 1996, Interpore adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation and accordingly, is continuing to account for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. The adoption of SFAS 123 had no impact on Interpore 's consolidated results of operations or financial position.

ADVERTISING

    Interpore expenses the costs of advertising as incurred.

RESEARCH AND DEVELOPMENT

    Expenditures for research and development are expensed as incurred.

SHORT-TERM INVESTMENTS

    Interpore invests excess cash in United States Treasury securities and high grade corporate marketable securities. Highly liquid investments with a maturity of three months or less at the date of purchase are classified as cash equivalents. Short-term investments consist of highly liquid investments with a maturity of more than three months when purchased. Pursuant to Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, Interpore's short-term investments are classified as available-for-sale securities and are reported at fair market value. At December 31, 1997 and 1996, there were no material unrealized gains or losses on the short-term investments. All of Interpore's short-term investments at December 31, 1997 mature within twelve months.

INVENTORIES

    Inventories are stated at the lower of average cost or market. Inventories are comprised of the following (in thousands):


                       1997          1996
                      ------       ------
Raw material          $  540       $  692
Work-in-process          227          385
Finished goods         1,148        2,385
                      ------       ------
                      $1,915       $3,462
                      ======       ======


PROPERTY, PLANT AND EQUIPMENT

    During 1997, Interpore performed a review of its property, plant and equipment assets. As a result of the review, Interpore removed from its balance sheet certain assets which were no longer being used. The value at cost was $869,000 and all items were fully depreciated. Property, plant and equipment are stated at costs and are comprised of the following (in thousands):


                                                       1997           1996
                                                     -------        -------
Machinery and equipment                              $ 1,532        $ 2,143
Furniture and fixtures                                   365            469
Tooling                                                  142            116
Leasehold improvements                                   129            114
                                                     -------        -------
Property, plant and equipment, at cost                 2,168          2,842
Less accumulated depreciation and amortization        (1,588)        (2,154)
                                                     -------        -------
Property, plant and equipment, net                   $   580        $   688
                                                     =======        =======


DEPRECIATION AND AMORTIZATION

    Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:


    Machinery and equipment                 3 to 5 years
    Furniture and fixtures                  5 years
    Tooling                                 3 years
    Leasehold improvements                  Lesser of estimated useful life or term of lease


PROVISION FOR DISTRIBUTOR RETURNS

    In 1995, Interpore commenced a significant restructuring of its distribution channels for the sale of Interpore's synthetic bone graft materials. As of December 31, 1995, certain distributors had been notified of the termination of their distribution agreements with Interpore. A $411,000 provision was recorded in 1995 to reflect the estimated value of product returns Interpore accepted from these terminated distributors in 1996.

CONSOLIDATED STATEMENTS OF CASH FLOWS

    Interpore paid income taxes of $120,000, $62,000 and $128,000 and interest of $8,000, $28,000 and $45,000 in 1997, 1996 and 1995, respectively.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued Statement No. 130 (SFAS 130), Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income generally represents all changes in shareholders' equity except those resulting from investments by and distributions to shareholders. SFAS 130 is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented.

    Also in June 1997, the FASB issued Statement No. 131 (SFAS 131), Disclosures about Segments of an Enterprise and Related Information, which requires publicly-held companies to report financial and descriptive information about its operating segments in financial statements issued to shareholders for interim and annual periods. The statement also requires additional disclosure with respect to products and services, geographical areas of operations, and major customers. SFAS 131 is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented.

IMPACT OF YEAR 2000

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Interpore uses only third party software and has completed an assessment of each program to ensure Year 2000 compliance. All software currently used by Interpore is or will be compliant by the year 2000. Any costs associated with installing updated versions will not be material and will take place during normal update cycles.

2.  DEBT

    Interpore has available a $5 million line of credit facility with its primary bank. The line is secured by substantially all of the assets of Interpore and Orthopaedics, bears interest at the bank's prime rate (8.5% at December 31, 1997), and matures July 5, 1998. The facility contains certain financial covenants with which Interpore was in compliance at December 31, 1997. No amount was outstanding under the facility at December 31, 1997.

3.  SHAREHOLDERS' EQUITY

SERIES E CONVERTIBLE PREFERRED STOCK

    The terms of the Series E Convertible Preferred Stock provide for noncumulative dividends to be paid at the times and in the amounts paid per share on the common stock and a liquidation preference at an amount no greater than $7.50 per share. The Series E Convertible Preferred Stock has no redemption rights (although Interpore may redeem the stock in certain circumstances) and is convertible into common stock at conversion ratios averaging 1.005 shares of common stock for each share of preferred stock, subject to certain antidilution provisions. In addition, the Series E Convertible Preferred Stock will automatically convert into common stock at such time as the closing sale price of Interpore's common stock as reported on The Nasdaq Stock Market has been at least $10.00 per share for at least 20 out of 30 consecutive trading days.

STOCK OPTIONS

    Interpore's Amended and Restated Stock Option Plan (the "Amended Plan") and the 1995 Stock Option Plan (the "1995 Plan") provide for the granting of incentive and non-qualified stock options to directors, officers, consultants and key employees to purchase shares of its common stock. Interpore's Stock Option Plan for Non-Employee Directors (the "Directors Plan"), adopted May 25, 1995, provides for automatic grants of non-qualified stock options to non-employee directors at set times in set amounts. The minimum exercise price for options granted under all plans is the fair market value of Interpore's common stock on the date of grant. The options generally vest annually over a four-year period commencing on the first anniversary of the date of grant. The options typically expire after 10 years.

    The Amended Plan provides for up to 1,211,049 shares to be issued pursuant to options granted under the plan. At December 31, 1995, the Amended Plan was terminated with respect to all future option grants.

    The 1995 Plan provides for a maximum of 1.5 million shares to be issued pursuant to options granted under the plan. The number of shares reserved for issuance under this plan increases annually by an amount equal to 3% of the number of shares of common stock issued and outstanding as of the close of business on December 31 of the immediately preceding year, up to the plan maximum of 1.5 million shares. The maximum number of shares which may be issued pursuant to options granted during 1998 is approximately 233,000.

    The Directors Plan provides for a maximum of 200,000 shares to be issued pursuant to options granted under the plan. At December 31, 1997, there were approximately 125,000 shares available for grant under the Directors Plan.

    The following is a summary of stock option activity for the periods indicated:


                                                            1997                 1996                 1995
                                                      ---------------      ---------------      ---------------
Options outstanding at beginning of year                    1,403,127            1,202,857              959,917
Options granted during the year                               262,500              261,000              290,750
Options exercised during the year                             (94,672)             (51,215)             (31,289)
Options forfeited during the year                             (34,345)              (9,515)             (16,521)
                                                      ---------------      ---------------      ---------------
Options outstanding at end of year                          1,536,610            1,403,127            1,202,857
                                                      ===============      ===============      ===============
Exercise price of options outstanding at end of
  the period                                           $1.00 to $9.00       $1.00 to $9.00       $1.00 to $9.00
                                                      ===============      ===============      ===============
Exercise price of options exercised during the
  period                                               $1.00 to $5.88       $1.00 to $2.50        $.30 to $2.50
                                                      ===============      ===============      ===============
Options exercisable at end of year                            910,937              695,911              456,663
                                                      ===============      ===============      ===============


    The weighted average exercise price per share for each stock option activity and the estimated fair value per share of options granted for the periods indicated follows:


                                                      1997           1996           1995
                                                    --------       --------       --------
Weighted average exercise price per share of:
  Options outstanding at beginning of year          $   5.24       $   5.07       $   4.74
  Options granted during the year                       6.76           5.32           5.92
  Options exercised during the year                     2.58           1.46           2.19
  Options forfeited during the year                     5.49           5.47           6.08
  Options outstanding at end of year                    5.66           5.24           5.07

Estimated fair value per share of options
granted during the year                                 3.46           2.73           3.04


    The weighted average remaining contractual life of stock options outstanding at December 31, 1997, 1996 and 1995 were approximately 7.0, 7.4 and 7.9 years, respectively.

EMPLOYEE STOCK PURCHASE PLAN

    Interpore has a qualified employee stock purchase plan which allows employees to purchase shares of Interpore's common stock every six months through payroll deductions. The purchase price for the shares is 85% of the lesser of the fair market value of such shares on the first or last day of each six-month period. The plan provides for a maximum of 100,000 shares to be issued pursuant to the plan. As of December 31, 1997, 40,070 shares of common stock had been issued pursuant to the plan.

SHAREHOLDER RIGHTS PLAN

    Effective August 1995, Interpore's Board of Directors adopted a Shareholder Rights Plan. Every share of Interpore common stock currently issued or to be issued is accompanied by one right, and every common share issued upon conversion of Interpore's preferred stock also will be accompanied by one right. The plan provides for the rights to become exercisable upon the earlier to occur of (i) ten days following the announcement that a person or group of persons has acquired or obtained the right to acquire 20% or more of Interpore's common stock, or (ii) ten days following the announcement or commencement of a tender offer which would result in ownership of 20% or more of the common stock.

    If any person or group of persons acquires 20% or more of Interpore's common stock, each right, once exercisable and excluding any rights acquired by the 20% holder, will entitle its holder to purchase that number of additional shares of Interpore's common stock having a market value of twice the rights' exercise price. If Interpore is involved in a merger or other business combination involving the exchange of Interpore's common stock for stock of an acquiring company at any time after the rights become exercisable, each right will entitle its holder to purchase that number of the acquiring company's common stock having a market value of twice the rights' exercise price.

    The rights' current exercise price is $33.00. The exercise price and the number of shares issuable upon exercise are subject to adjustment from time to time to prevent dilution. The rights will expire on August 28, 2005, subject to Interpore's right to extend such date, unless earlier redeemed or exchanged by Interpore or terminated. Interpore is entitled to redeem the rights at one cent per right at any time before they become exercisable.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    Interpore applies Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Interpore's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if Interpore had accounted for employee stock options granted on or after January 1, 1995 under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: a risk free interest rate of 6%, a volatility factor of the expected market price of Interpore's common stock of .51, a weighted-average expected life of the option of five years and no dividend yield.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. Interpore's pro forma information, which reflects the charges related to options issued in 1997, 1996 and 1995 and may not be indicative of such charges in future periods, is as follows:

                                                1997            1996           1995
                                             ---------       ---------      ---------
Pro forma net income (in thousands)          $   2,309       $     328      $   1,911
Pro forma basic net income per share         $     .33       $     .05      $     .28
Pro forma diluted net income per share       $     .31       $     .04      $     .25


4.  INCOME TAXES

    Interpore uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are recognized and measured based on the likelihood of realization of the related tax benefit in the future.

    A reconciliation of the income tax benefit using the federal statutory rate to the book provision for income taxes follows (in thousands):


                                                     1997           1996           1995
                                                   -------        -------        -------
Statutory federal provision for income taxes       $   386        $   224        $   216
Increase (decrease) in taxes resulting from:
  Realization of loss carryforwards                   (386)          (224)          (216)
  Federal alternative minimum tax                       --             --             58
  State tax, net of federal benefit                    100             --             38
  Reduction in valuation allowance                  (1,735)            --         (1,500)
                                                   -------        -------        -------
Income tax benefit                                 $(1,635)       $    --        $(1,404)
                                                   =======        =======        =======

    Significant components of the income tax benefit are as follows (in thousands):

                                 1997            1996          1995
                               -------        ---------       -------
Current expense:
  Federal                      $    --        $      --       $    58
  State                            100               --            38
                               -------        ---------       -------
Total current                      100               --            96
                               -------        ---------       -------

Deferred benefit:
  Federal                       (1,735)              --        (1,275)
  State                             --               --          (225)
                               -------        ---------       -------
Total deferred                  (1,735)              --        (1,500)
                               -------        ---------       -------
Total income tax benefit       $(1,635)       $      --       $(1,404)
                               =======        =========       =======

    At December 31, 1997, Interpore has unused net operating loss carryforwards of approximately $8.6 million for federal income tax purposes which expire beginning in 2001. Interpore also has research and development tax credit and alternative minimum tax credit carryforwards of approximately $300,000 for federal tax purposes and $80,000 for California tax purposes. The research and development tax credit carryforward began to expire in 1997. Prior to 1995, a valuation allowance was recorded to entirely offset the tax benefits of the federal carryforwards. In 1995 and 1997, the valuation allowance was reduced to recognize the future tax benefits which management believes are more likely than not to be realized.

    The Tax Reform Act of 1986 includes provisions which significantly limit the potential use of net operating losses and tax credit carryforwards in situations where there is a change in ownership, as defined, of more than 50% during a cumulative three-year period. Accordingly, if a change in ownership occurs, the ultimate benefit realized from these carryforwards may be significantly reduced in total, and the amount that may be utilized in any given year may be significantly limited. California has enacted similar legislation. Interpore has had stock issuances during the past three years; however, these issuances did not cause a greater than 50% change in ownership at December 31, 1997.

    In addition to the net operating losses discussed above, Interpore has net operating loss carryforwards and research and development tax credit carryforwards at December 31, 1997 of approximately $7.2 million and $55,000, respectively, for federal income tax purposes resulting from the acquisition of Orthopaedics. As a result of the acquisition, Orthopaedics experienced a more than 50% ownership change. Accordingly, under the provisions of the 1986 Tax Reform Act, the use of Orthopaedics' net operating loss carryforwards is limited to approximately $300,000 per year. These carryforwards expire beginning in the year 2001. As a result of the annual limitation, it is estimated that a maximum of $3.6 million in net operating loss carryforwards will be available for use prior to expiration. The ultimate realization of the benefits of these loss and credit carryforwards is dependent on future profitable operations of Orthopaedics.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the net deferred tax asset at December 31, 1997 and 1996 consist of the following (in thousands):


                                                                        1997           1996
                                                                      -------        -------
Interpore net operating loss carryforwards                            $ 2,940        $ 2,935
Orthopaedics net operating loss carryforwards                           1,219          1,317
Research and development and alternative minimum tax
  credit carryforwards                                                    378            363
Orthopaedics research and development tax credit carryforward              55             19
Reserves and accruals not currently deductible for tax purposes           143            387
Inventory capitalization                                                  114            270
Depreciation not currently deductible for tax purposes                    181             58
                                                                      -------        -------
Total deferred tax assets                                               5,030          5,349
Less valuation allowance                                               (1,820)        (3,849)
                                                                      -------        -------
Net deferred tax asset                                                $ 3,210        $ 1,500
                                                                      =======        =======

5.  COMMITMENTS AND CONTINGENCIES

LICENSE AGREEMENTS

    Interpore paid royalties ranging from 1% to 8% of net sales on certain of its dental products.

LITIGATION

    In the ordinary course of its business, Interpore is subject to legal proceedings, claims and liabilities, including product liability matters. In the opinion of management, the amount of ultimate liability with respect to any known proceedings or claims will not materially affect the financial position or results of operations of Interpore.

LEASE COMMITMENTS

    Future minimum rentals under noncancelable operating leases for manufacturing and office facilities and equipment at December 31, 1997 are as follows (in thousands):

1998                                                                               $      467
1999                                                                                      434
2000                                                                                      432
2001                                                                                      446
Thereafter                                                                                503
                                                                                   ----------
                                                                                   $    2,282
                                                                                   ==========

    Rent expense was $632,000, $674,000 and $649,000 in 1997, 1996 and 1995,
respectively.

    The lease for Interpore's principal office and manufacturing facility, which was extended and now expires January 31, 2003, provides a right to extend the lease for an additional five years at the fair market lease rate of the facility on the extension date, but not less than the rate paid by Interpore during the month immediately preceding the commencement of the extension period.

6.  SALE OF ASSETS

    In April 1997, Interpore entered into a definitive agreement for the sale of its dental implant business to Steri-Oss Inc. of Yorba Linda, California. In May 1997, the sale was completed, and Interpore received an initial cash payment of $1.5 million. A deferred cash payment of $749,000 is due in March 1998. The transaction, including associated costs, resulted in a net charge of $617,000.

7.  SUBSEQUENT EVENT

    In February 1998, Interpore entered into an agreement to merge with Cross Medical Products, Inc. ("Cross"), an Ohio-based worldwide supplier of spinal implant systems used to treat degenerative conditions and deformities of the spine. If the merger is consummated, approximately 6.7 million shares of Interpore's common stock will be exchanged for all the common stock of Cross. Consummation of the merger is subject to customary conditions, including regulatory approvals and approvals by the shareholders of each company. The merger is intended to be accounted for as a pooling of interests and is expected to be completed in the second quarter of 1998.

    In February 1998, the Board of Directors of Interpore approved a proposal for Interpore to reincorporate from California to Delaware. The proposed reincorporation is subject to approval by Interpore's shareholders and is expected to be completed in the second quarter of 1998.

8.  QUARTERLY RESULTS (UNAUDITED)

    The following table presents a summary of the quarterly results of operations for 1997 and 1996:


                                                            Quarter
                                     ----------------------------------------------------
(in thousands, except per share data)   First       Second          Third        Fourth
                                     ----------   ----------      ----------   ----------
1997
Net sales(1)                         $    4,725   $    4,000      $    3,501   $    3,285
Gross profit                              3,422        3,253           2,880        2,769
Net income                                  259           20(1)          577        1,915(2)
Net income per share - basic         $      .04   $      .00      $      .08   $      .27
Net income per share - diluted       $      .04   $      .00      $      .08   $      .25

                                                                                     1996
Net sales(1)                         $    4,996   $    4,892      $    4,733   $    5,296
Gross profit                              3,590        3,620           3,352        3,712
Net income                                  175          117             127          239
Net income per share - basic         $      .02   $      .02      $      .02   $      .03
Net income per share - diluted       $      .02   $      .02      $      .02   $      .03


(1) Interpore's dental implant business was sold in May 1997. The transaction, including associated costs, resulted in a net charge to operating expenses of $617,000. Net sales of dental implants were approximately $1.4 million and $262,000 in the first and second quarters of 1997, and $1.4 million, $1.1 million, $1.6 million and $1.7 million in the first, second, third and fourth quarters of 1996, respectively.

(2) A $1.7 million credit was recorded in the fourth quarter of 1997 to reflect the reduction in the valuation allowance against deferred tax assets.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Cross Medical Products, Inc. and Subsidiary

    We have audited the accompanying consolidated balance sheets of Cross Medical Products, Inc. and Subsidiary (formerly Danninger Medical Technology, Inc. and Subsidiaries) as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cross Medical Products, Inc. and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                   /S/ COOPERS & LYBRAND L.L.P.

Columbus, Ohio
February 4, 1998, except
for Note 11, for which
the date is February 11,
1998

                   CROSS MEDICAL PRODUCTS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1997 AND 1996

                                 (IN THOUSANDS)


                                                       1997          1996
                                                      -------       -------
Assets
Current assets:
  Cash and cash equivalents                           $ 1,588       $   216
  Investments                                           1,500
  Accounts receivable, net                              4,304         4,194
  Inventories                                           8,459         4,529
  Current assets of discontinued operations             4,437
  Other current assets                                    207           126
  Deferred income taxes                                   883           703
                                                      -------       -------
    Total current assets                               16,941        14,205
                                                      -------       -------
Property and equipment, net                               970           784
Other assets:
  Intangible assets, net                                  183           128
  Non-current assets of discontinued operations                       3,811
  Other assets                                            668           662
                                                      -------       -------
    Total assets                                      $18,762       $19,590
                                                      =======       =======


                   CROSS MEDICAL PRODUCTS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1997 AND 1996
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS )


                                                                    1997            1996
                                                                  --------        --------
Liabilities and Shareholders' Equity
Current liabilities:
  Current portion, term debt and capital lease obligations        $     95        $  1,659
  Current liabilities of discontinued operations                                     2,355
  Accounts payable                                                     992           1,265
  Accrued liabilities                                                  821             620
  Accrued disposition costs                                            610
  Accrued income taxes                                               1,067              65
                                                                  --------        --------
    Total current liabilities                                        3,585           5,964
                                                                  --------        --------
Term debt, net of current maturities                                 5,080           5,318
                                                                  --------        --------
Obligations under capital leases, net of current maturities             44             164
Non-current liabilities of discontinued operations                      --           2,452
                                                                  --------        --------
Deferred income taxes                                                   55              44
                                                                  --------        --------
Commitments and contingencies Shareholders' equity:
  Preferred stock, $.01 par value:
  Authorized, 10,000,000 shares; no shares issued and
    outstanding
  Common stock, $.01 par value:
  Authorized, 40,000,000 shares; issued and outstanding
    5,224,314 and 4,936,265 shares for 1997
    and 1996, respectively                                              53              49
  Additional paid-in capital                                         6,948           4,362
  Retained earnings                                                  2,997           1,389
                                                                  --------        --------
                                                                     9,998           5,800
  Less treasury stock, at cost, 17,402 shares                                         (152)
                                                                  --------        --------
    Total shareholders' equity                                       9,998           5,648
                                                                  --------        --------

    Total liabilities and shareholders' equity                    $ 18,762        $ 19,590
                                                                  ========        ========


See notes to the consolidated financial statements.

                   CROSS MEDICAL PRODUCTS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                               1997            1996            1995
                                                             --------        --------        --------
Net sales                                                    $ 12,918        $  8,572        $  4,091
Cost of goods sold                                              5,923           3,854           1,995
                                                             --------        --------        --------
  Gross margin                                                  6,995           4,718           2,096
                                                             --------        --------        --------
Selling, general and administrative                             6,689           4,330           3,224
Research and development                                        1,226             687             859
                                                             --------        --------        --------
                                                                7,915           5,017           4,083
                                                             --------        --------        --------
  Operating loss                                                 (920)           (299)         (1,987)
Interest expense, net                                            (426)           (439)           (101)
                                                             --------        --------        --------
Loss from continuing operations before
  income taxes                                                 (1,346)           (738)         (2,088)
                                                             --------        --------        --------
Income tax benefit:
  Federal:
    Current                                                      (321)           (261)           (549)
    Deferred                                                     (163)           (527)            (97)
                                                             --------        --------        --------
                                                                 (484)           (788)           (646)
Net income (loss) from continuing operations
                                                                 (862)             50          (1,442)
                                                             --------        --------        --------
Net income from discontinued operations (net of income
    taxes of $168, $140 and $366 for 1997, 1996 and               290           1,231           1,083
    1995, respectively)
Gain on sale of discontinued operations (net of
    income taxes of $1,400)                                     2,180
                                                             --------        --------        --------
Net income from discontinued operations                         2,470           1,231           1,083
                                                             --------        --------        --------
Net income (loss)                                            $  1,608        $  1,281        $   (359)
                                                             ========        ========        ========


                   CROSS MEDICAL PRODUCTS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                        1997           1996               1995
                                                     ---------       ---------       -------------
Basic earnings per share:
  Net income (loss) from continuing operations       $    (.17)      $     .01       $        (.31)
                                                     =========       =========       =============
  Net income from discontinued operations                  .49             .26                 .23
                                                     =========       =========       =============
  Net income (loss)                                  $     .32       $     .27       $        (.08)
                                                     =========       =========       =============

Diluted earnings per share:
  Net income (loss) from continuing operations       $    (.17)      $     .01       $        (.31)
                                                     =========       =========       =============
  Net income from discontinued operations                  .49             .26                 .23
                                                     =========       =========       =============
  Net income (loss)                                  $     .32       $     .27       $        (.08)
                                                     =========       =========       =============

Weighted average shares outstanding used in
  basic and diluted earnings per share
  calculations                                       5,065,294       4,772,082           4,661,332
                                                     =========       =========       =============


See notes to the consolidated financial statements.

                   CROSS MEDICAL PRODUCTS, INC. AND SUBSIDIARY
                  CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                     FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)


                                    NUMBER OF                  ADDITIONAL
                                     SHARES         COMMON      PAID-IN        RETAINED       TREASURY
                                   OUTSTANDING      STOCK        CAPITAL       EARNINGS        STOCK           TOTAL
                                     -------       -------       -------        -------        -------        -------
Balance, January 1, 1995               4,552       $    46       $ 2,877        $   467        $     0        $ 3,390
  Exercise of stock options
    and warrants                         156             1           402                                          403
  Tax benefit from stock                                              88                                           88
    options exercised
  Net loss                                                                         (359)                         (359)
                                     -------       -------       -------        -------        -------        -------
Balance, December 31, 1995             4,708            47         3,367            108              0          3,522
  Exercise of stock options              145             1           383           (152)           232
  Tax benefit from stock                                             113                                          113
     options exercised
  Issuance of common shares to
     purchase business                    83             1           499                                          500
  Net income                                                                      1,281                         1,281
                                     -------       -------       -------        -------        -------        -------
Balance, December 31, 1996             4,936            49         4,362          1,389           (152)         5,648
  Exercise of stock options               26             1           157            158
  Retirement of treasury stock                                      (152)                          152             --
  Options granted in exchange                                        172                                          172
     for services
  Sale of common stock                   241             2         2,240                                        2,242
  Converted debentures                    21             1           169                                          170
  Net income                                                                      1,608                         1,608
                                     -------       -------       -------        -------        -------        -------
Balance, December 31, 1997             5,224       $    53       $ 6,948        $ 2,997        $     0        $ 9,998
                                     =======       =======       =======        =======        =======        =======

 See notes to the consolidated financial statements.


                   CROSS MEDICAL PRODUCTS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)


                                                                  1997           1996           1995
                                                                -------        -------        -------
Cash flows from operating activities:
  Net income (loss) from continuing operations                  $  (862)       $    50        $(1,442)
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
    Depreciation and amortization                                   369            112             45
    Reserves for doubtful accounts                                   77             84             17
    Deferred income taxes                                          (163)          (527)           (97)
    Changes in assets and liabilities:
      Accounts receivable                                          (187)        (2,773)          (101)
      Inventories                                                (3,931)        (1,395)        (1,298)
      Other assets                                                 (170)            (3)           (48)
      Accounts payable and accrued liabilities                     (383)         1,271           (478)
                                                                -------        -------        -------
  Net cash used in continuing operations                         (5,250)        (3,181)        (3,402)
  Net cash provided by discontinued operations                       92            903          1,091
                                                                -------        -------        -------
      Net cash used in operating activities                      (5,158)        (2,278)        (2,311)
                                                                -------        -------        -------
Cash flows from investing activities:
  Expenditures for patents rights                                   (60)           (70)            --
  Purchase of investment                                         (1,500)            --             --
  Purchases of property and equipment                              (408)          (474)           (87)
                                                                -------        -------        -------
    Net cash used in continuing operations                       (1,968)          (544)           (87)
    Net cash used in discontinued operations                        (91)        (1,106)           (75)
    Cash received from sale of Recovery Products segment          8,177             --             --
                                                                -------        -------        -------
      Net cash provided by (used in) investing activities         6,118         (1,650)          (162)
                                                                -------        -------        -------

                   CROSS MEDICAL PRODUCTS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)


                                                                   1997           1996           1995
                                                                 -------        -------        -------
Cash flows from financing activities:
  Proceeds from term debt                                        $    --        $ 1,595        $ 3,079
  Proceeds from convertible subordinated
    debenture offering                                                --          5,250             --
  Repayment of term debt and capitalized lease obligations        (1,791)        (3,028)            (7)
  Debt issue costs                                                    --           (557)            --
  Proceeds from exercise of stock options                            158            232            403
  Proceeds from sale of common stock                               2,242             --             --
  Cash overdraft                                                      --           (167)           167
                                                                 -------        -------        -------
    Net cash provided by continuing operations                       609          3,325          3,642
    Net cash provided by (used in) discontinued operations          (197)           819         (1,172)
                                                                 -------        -------        -------
      Net cash provided by financing activities                      412          4,144          2,470
                                                                 -------        -------        -------
    Net increase (decrease) in cash                                1,372            216             (3)
Cash and cash equivalents beginning of year                          216              0              3
                                                                 -------        -------        -------
    Cash and cash equivalents end of year                        $ 1,588        $   216        $     0
                                                                 =======        =======        =======
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                     $   596        $   356        $   101
                                                                 =======        =======        =======
    Income taxes (refunds)                                       $     9        $   (79)       $    28
                                                                 =======        =======        =======


See notes to the consolidated financial statements.

             NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF CROSS

1.  DESCRIPTION OF BUSINESS:

    Prior to March 12, 1997, Cross Medical Products, Inc. and Subsidiary ("Cross"), formerly known as Danninger Medical Technology, Inc. and Subsidiaries, was engaged in two distinct business segments of the orthopedic device industry: 1) the design, manufacture, distribution and rental of orthopedic rehabilitation products ("recovery products") and 2) the design, manufacture and marketing of implants and instruments for the surgical treatment of degenerative diseases, deformities and trauma of the spine ("spinal implants"). On March 12, 1997, Cross sold substantially all of the assets and liabilities related to the recovery products segment (See Note 10). Effective March 21, 1997 Danninger Medical Technology, Inc. changed its name to Cross Medical Products, Inc. On February 12, 1998, Cross announced a merger agreement with Interpore International, a California corporation (See Note 11).

    In 1992, Cross received the Food & Drug Administration (FDA) 510(k) marketing clearance for general distribution of its Puno/Winter/Byrd (PWB) Lumbosacral System. In 1995, Cross received FDA 510(k) marketing clearance for general distribution of its SYNERGY(TM) Spinal Implant System. In January 1997, Cross received FDA 510(k) marketing clearance for general distribution of its titanium SYNERGY(TM) Spinal Implant System.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The following is a summary of significant accounting policies followed in preparation of these consolidated financial statements:

    BASIS OF PRESENTATION:

    The accompanying consolidated financial statements reflect the reclassification of the recovery products segment as discontinued operations. Assets and liabilities of the discontinued operations exclude assets and liabilities to be retained by Cross. Income from discontinued operations has been adjusted for the effect of the allocation of certain general corporate overhead costs associated with continuing operations. Interest expense has been allocated to continuing operations based upon specific identification of indebtedness to be retained. All significant intercompany accounts and transactions have been eliminated. Unless otherwise stated, the notes to the financial statements disclose information related to continuing operations.

    ACCOUNTING ESTIMATES:

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues expenses during the reporting period. The most significant of these estimates are related to the allowance for doubtful accounts, inventory valuation reserves, amortization of intangible assets, valuation allowance on deferred tax assets, depreciation of property and equipment and accrued liabilities including product liability claims. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS:

    Cross considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company has cash and investments on deposit with a single financial institution of $3,088,000 at December 31, 1997.

    INVENTORIES:

    Inventories are valued at the lower of first-in, first-out cost or market and consisted of the following (in thousands):


                              1997         1996
                             ------       ------
Raw materials                $  197       $  125
Finished goods                5,949        3,498
Consigned inventory           2,951        1,210
                             ------       ------
                              9,097        4,833
Less inventory reserve          638          304
                             ------       ------
                             $8,459       $4,529
                             ======       ======


    PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method at rates designed to amortize the costs of such items over estimated useful lives ranging from three to five years. Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $279,000, $64,000 and $44,000, respectively.

    Expenditures for major improvements are capitalized, while expenditures for repairs and maintenance are charged to operations as incurred. When property and equipment are retired or sold, the cost and related accumulated depreciation or amortization are removed from the accounts with any gain or loss reflected in the results of operations.

    Property and equipment are comprised of (in thousands):


                                     1997         1996
                                    ------       ------
Machinery and equipment             $  603       $  906
Office furniture and fixtures          244           94
Computer equipment                     436          106
Leasehold improvements                 169          131
                                    ------       ------
                                     1,452        1,237
Less accumulated depreciation          482          453
                                    ------       ------
                                    $  970       $  784
                                    ======       ======


    INTANGIBLE ASSETS:

    Intangible assets include patents and license rights which are amortized on a straight-line basis over their estimated useful lives of seventeen years. Amortization begins at the time the patents are granted. Management periodically evaluates the recoverability of intangible assets based on estimated undiscounted future cash flows. Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $6,000, $2,000 and $1,000, respectively.
Accumulated amortization of intangible assets was $9,000 and $3,000 at December 31, 1997 and 1996, respectively.

    INVESTMENTS:

    Investments include a 270 day certificate of deposit with a maturity of January 27, 1998 bearing interest of 5.65%. Management intends to hold the certificate to maturity. Accordingly, the investment is carried at cost.

    REVENUE RECOGNITION:

    Revenue from the sales of product is recognized upon shipment. Revenue from the sales of consigned inventory is recorded upon receipt of written acknowledgment from distributors that the surgical procedure has been completed.

    Allowance for doubtful accounts was $167,000 and $95,000 at December 31, 1997 and 1996, respectively.

    Research and Development:

    Research and development costs are expensed as incurred.

    INCOME TAXES:

    Income tax provisions are determined using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of the assets and liabilities and net operating loss and tax credit carryforwards for which income tax benefits will be realized in future years using enacted rates. Valuation allowances are provided against deferred tax assets based on estimated future recoverability of the assets.

    NEW ACCOUNTING STANDARDS:

    In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Each standard will be effective December 31, 1998.

    SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses). SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owners sources; it includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.

    SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement defines business segments as components of an enterprise about which separate financial information is available and used internally for evaluating segment performance and decision making on resource allocations. SFAS No. 131 requires reporting a measure of segment profit or loss, certain specific revenue and expense items, and segment assets; and other reporting about geographic and customer matters.

    Cross is evaluating each of these pronouncements and has not yet determined the ultimate impact of these pronouncements on its future financial statements.

3.  TERM DEBT:

    Term debt at December 31, 1997 and 1996 was:


                                                                                   1997         1996
                                                                                  ------       ------
                                                                                    (in thousands)
Revolving credit agreement                                                            --       $1,495

Convertible Subordinated Debentures, due in June 2003                             $5,080        5,250
    plus interest at 8.5%, payable semi-annually
Note payable, due in monthly installments of $1,666                                                87
    plus interest at prime plus .75%, maturing in May 2001
Note payable, related party, payable on demand with
    interest at 8%, payable annually                                                  80           80
                                                                                  ------       ------
                                                                                   5,160        6,912
Less current maturities                                                               80        1,594
                                                                                  ------       ------
                                                                                  $5,080       $5,318
                                                                                  ======       ======

    The Convertible Subordinated Debentures (the "Debentures") are convertible prior to maturity or redemption into Cross' Common Stock at $8.125 per share. Beginning July 1, 1999, Cross will be obligated to redeem Debentures tendered by June 1, 1999 or June 1 of any succeeding year at their fair amount plus accrued interest, subject to an annual limitation of $25,000 per holder and an aggregate of $262,500. Redemption may be accelerated in the event of a change in control of Cross and in certain other circumstances as described in the bond indenture. The Debentures contain certain covenants with respect to default of interest and redemption payments and defaults under other indebtedness of Cross in excess of $1,000,000. Interest expense was $601,000, $418,000, and $102,000 in 1997, 1996, and 1995, respectively. During 1997, $170,000 of
Debentures were converted to 20,920 shares of Common Stock.

    Other assets include $573,000 of offering costs related to issuance of the Debentures. Amortization of such costs of $83,000 and $46,000 for the year ended December 31, 1997 and 1996, respectively, are included in interest expense. Accumulated amortization was $129,000 and $46,000 as of December 31, 1997 and 1996, respectively.

    During 1995, Cross obtained a loan from a split-dollar life insurance policy in the irrevocable life trust of a significant shareholder and director at an interest rate of 8%, payable on the anniversary date of the loan.

    Term debt maturities (in thousands):


     1998                  $   80
     1999                       0
     2000                       0
     2001                       0
     2002                       0
Thereafter                  5,080
                           -------
                           $5,160
                           =======


4.  RENTAL AND LEASE AGREEMENTS:

    Cross leases its offices and distribution facility under an operating lease agreement which will expire on May 31, 2001. Total rent expense from continuing operations was $160,000, $103,000 and $42,000 in 1997, 1996, and 1995,
respectively.

    Cross leases certain office and computer equipment under noncancelable lease agreements that are accounted for as capitalized leases. The leases provide that Cross pay taxes, insurance and maintenance expenses related to the equipment. Leased equipment under capital leases is included in the accompanying consolidated balance sheet as property and equipment with an aggregate cost of $79,000 and $272,000, and accumulated depreciation of $25,000 and $37,000 at December 31, 1997 and 1996, respectively. New capital lease obligations were $38,000 and $236,000 in 1997 and 1996, respectively.

    Future minimum payments under capital and operating leases are as follows (in thousands):


                                                        Capital
Year Ending December 31,                   Leases       Operating
                                           ------       ---------
1998                                       $  20         $  270
1999                                          19            273
2000                                          19            276
2001                                          10            115
                                           ------       ---------
Total minimum lease payments                  68         $  934
                                                        =========
  Less amount representing interest            9
                                           -----
                                              59
    Less current maturities                   15
                                           -----
    Long-term obligations
      under capital leases                 $  44
                                           =====

5.  INCOME TAXES:

    The components of the net deferred tax asset are (in thousands):


Temporary differences:            1997         1996
                                  -----        -----
Deferred tax assets
   Accounts receivable                         $  32
   Inventories                    $ 217          103
   Accrued liabilities              407           34
   Net operating loss                             79
   Tax credit carryforwards         259          455
                                  -----        -----
   Total deferred tax asset         883          703
Deferred tax liability
   Property and equipment           (55)         (44)
                                  -----        -----
Net deferred tax asset            $ 828        $ 659
                                  =====        =====


    The current and non-current components of the net deferred tax asset recognized in the balance sheet are (in thousands):


                                1997       1996
                                ----       ----
Net current asset               $883       $703

Net non-current liability         55         44
                                ----       ----

Net asset                       $828       $659
                                ====       ====


    Cross previously established a valuation allowance for the future recoverability of deferred tax assets. The allowance was established based on Cross' historical experience of paying federal income taxes at alternative minimum tax rates and expected limitations on the future use of research and development and alternative minimum tax credit carryforwards. During the fourth Quarter of 1996, Cross reversed the previously established valuation allowance based on the improved performance of the spinal implant segment during 1996 and expectations of future profitability. Research and development credit carryforwards were $259,000 at December 31, 1997 and expires as follows: $78,000 in 2009, $35,000 in 2010, $88,000 in 2011, and $58,000 in 2012.

    The following is a reconciliation of income tax expense to the amount computed at the federal statutory rate (in thousands):


                                               1997         1996         1995
                                              -----        -----        -----
Income tax benefit at statutory rates         $(458)       $(251)       $(710)
Increase (reduction) in taxes resulting
  from: Research and development tax
  credits                                       (58)         (88)         (35)
  Valuation allowance                                       (459)         101
  Other permanent differences                    32           10           (2)
                                              -----        -----        -----
    Total income tax benefit                  $(484)       $(788)       $(646)
                                              =====        =====        =====


    Tax benefits credited to equity for stock options exercised were $0, $113,000 and $88,000 for the years ending December 31, 1997, 1996 and 1995, respectively.

6.  SHAREHOLDERS' EQUITY:

    At December 31, 1997, Cross has three stock-based compensation plans, which are described below.

    In January 1984, Cross adopted an Incentive Stock Option Plan (Incentive
Plan) which expired on January 27, 1994. The Incentive Plan was administered by the Compensation Committee of the Board of Directors (the Committee) and provided that options be granted to key employees at exercise prices no less than market value on the date the option was granted. All options currently outstanding vest pro rata over five years beginning one year from date of grant and expire six years from date of grant. Cross has reserved 750,000 shares of its common stock for distribution under the Incentive Plan.

    Changes in stock options are:


                                                 NUMBER OF    WEIGHTED AVERAGE
                                                   SHARES      OPTION PRICE
                                                   -------        -----
1995
  Outstanding at January 1, 1995                   295,550        $2.22
    Granted                                              0
    Exercised                                       20,100        $1.73
    Canceled                                         6,400        $2.16
                                                   -------
    Outstanding at December 31, 1995               269,000        $2.26
                                                   =======
    Options exercisable at December 31, 1995       160,000
1996
  Outstanding at January 1, 1996                   269,000        $2.26
    Granted                                              0
    Exercised                                      124,441        $2.42
    Canceled                                         8,500        $2.15
                                                   -------
    Outstanding at December 31, 1996               136,059        $2.12
                                                   =======
    Options exercisable at December 31, 1996        83,059
1997
    Outstanding at January 1, 1997                 136,059        $2.12
    Granted
    Exercised                                       25,059        $2.56
    Canceled
                                                   -------
    Outstanding at December 31, 1997               111,000        $2.02
                                                   =======
    Options exercisable at December 31, 1997        83,000


    As of December 31, 1997, the options outstanding under the Incentive Plan have exercise prices between $1.75 and $2.38 and a weighted-average remaining contractual life of 1.4 years. The remaining options become exercisable in 1998
- 14,000 shares; 1999 - 14,000 shares. Certain options exercised in 1996 resulted from the exchange of 17,402 shares of common stock held by the participants at the then current market value of $152,268 for the exercise of options to purchase 65,841 shares of common stock. These shares were retired in 1997.

    In April 1984, Cross adopted a Nonstatutory Stock Option Plan (Nonstatutory
Plan) which expired on April 26, 1994. The Nonstatutory Plan specified that options be granted to officers, directors, advisors and key employees at a price specified by the Board of Directors on the date the option was granted. The options vest pro rata over a period of up to five years beginning one year from date of grant and expire six years from date of grant. Cross has reserved 300,000 shares of common stock.

    Changes in stock options are:


                                                 NUMBER OF     WEIGHTED AVERAGE
                                                   SHARES        OPTION PRICE
                                                   ------        ------------
1995
 Outstanding at January 1, 1995                     97,500          $2.47
  Granted                                                0
  Exercised                                         26,000          $2.25
  Canceled                                               0
                                                   -------
  Outstanding at December 31, 1995                  71,500          $2.54
                                                   =======
  Options exercisable at December 31, 1995          71,500
1996
  Outstanding at January 1, 1996                    71,500          $2.54
  Granted                                                0
  Exercised                                         14,000          $2.37
  Canceled                                               0
                                                   -------
  Outstanding at December 31, 1996                  57,500          $2.59
                                                   =======
  Options exercisable at December 31, 1996          57,500
1997
  Outstanding at January 1, 1997                    57,500          $2.59
  Granted
  Exercised
  Canceled
                                                   -------
  Outstanding at December 31, 1997                  57,500          $2.59
                                                   =======
  Options exercisable at December 31, 1997          57,500


    As of December 31, 1997, the options outstanding under the Nonstatutory Plan have exercise prices between $1.94 and $2.94 and a weighted-average remaining contractual life of 1.1 years.

    In February 1994, Cross adopted the 1994 Stock Option Plan (1994 Plan). The 1994 Plan was intended to replace both the Incentive Plan and the Nonstatutory Plan. The 1994 Plan is administered by the Committee. The 1994 Plan provides for the granting of nonstatutory or incentive options to directors, consultants, advisors, or key employees of Cross who are selected by the Committee. Vesting periods are determined by the Committee. Cross has reserved 1,000,000 shares of common stock for distribution under the 1994 Plan.

    Changes in stock options are:


                                               NUMBER OF        WEIGHTED AVERAGE
                                                 SHARES           OPTION PRICE
                                              --------------    -----------------
1995
  Outstanding at January 1, 1995                 45,000                $3.50
  Granted                                       150,000                $5.64
  Exercised                                      10,000                $3.50
  Canceled                                        9,000                $4.25
                                              ---------
  Outstanding at December 31, 1995              176,000                $5.28
                                              =========
  Options exercisable at December 31, 1995       45,000
  Weighted-average fair value of options
    granted during 1995                                                $3.20

1996
  Outstanding at January 1, 1996                176,000                $5.28
  Granted                                       164,000                $6.74
  Exercised                                       7,000                $4.25
  Canceled                                       18,000                $4.91
                                              ---------
  Outstanding at December 31, 1996              315,000                $6.09
                                              =========
  Options exercisable at December 31, 1996      142,800
  Weighted-average fair value of options
    granted during 1996                                                $3.76

1997
  Outstanding at January 1, 1997                315,000                $6.09
  Granted                                       227,276                $7.94
  Exercised                                      22,000                $5.55
  Canceled                                       15,000                $7.38
                                              ---------
  Outstanding at December 31, 1997              505,276                $6.91
                                              =========
  Options exercisable at December 31, 1997      298,177
  Weighted-average fair value of options
    granted during 1997                                                $4.50


    As of December 31, 1997, the options outstanding under the 1994 Plan have exercise prices between $3.50 and $8.875 and a weighted-average remaining contractual life of 4.4 years. The remaining options become exercisable in 1998
- 100,779 shares; 1999 - 34,480 shares; 2000 - 34,480 shares; 2001 - 23,680 shares; and 2002 - 13,680 shares.

    Cross applies APB Opinion 25 and related Interpretations in accounting for its plans. There has been no compensation cost charged against income for its stock option plans in 1995, 1996, and 1997. Had compensation cost for Cross' three stock option plans been determined based on the fair value at the grant dates for the awards under those plans consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," Cross' net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands):


                                              1997      1996
                                              ----      ----
Net income                     As reported   $ 1,608   $1,281
                                 Pro forma   $ 1,250   $1,093

Diluted earnings per share     As reported   $  0.32   $ 0.26
                                 Pro forma   $  0.25   $ 0.22


    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997 and 1996, respectively: risk-free interest rates of 7%, expected life of 5 years and expected volatility of 57%.

    In August 1997, Cross sold restricted common shares to a distributor. The restrictions include a two year holding period and certain voting restrictions. Cross has the right of first refusal in the event of a transfer of such shares and the distributor is prohibited from the purchase of additional shares.

7.  EMPLOYEE BENEFIT PLAN:

    In January 1992, Cross adopted a 401(k) profit sharing plan (the Plan) covering substantially all employees. Pursuant to the Plan, employees may make voluntary contributions, and Cross may make matching contributions based on 25% of the employee's contribution, up to 4% of the employee's salary, subject to certain limitations. Cross expensed matching contributions of $15,000, $7,000 and $6,000 during 1997, 1996, and 1995, respectively.

8.  FOURTH QUARTER ADJUSTMENTS:

    During the fourth quarter of 1997, Cross recognized $700,000 of inventory valuation adjustments related to obsolete and slow moving inventory.

    During the fourth quarter of 1996, Cross increased the reserve for product liability by $70,000 and recognized income of $459,000 from the reversal of a valuation allowance provided against deferred tax assets.

9.  EARNINGS PER SHARE CALCULATIONS

    Cross adopted Statement of Financial Accounting Standard No. 128 ("FAS 128"), "Earnings Per Share," for the year ended December 31, 1997. All prior period earnings per share data have been restated to conform to the provisions of this statement. Basic earnings per share is computed using the weighted average number of shares outstanding. Diluted earnings per share is computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options and warrants to purchase common stock and convertible subordinated debentures. For purposes of computing diluted earnings per share assuming conversion of the subordinated debentures, income from continuing operations is adjusted for interest expense, net of tax. For the years ended December 31, 1997, 1996 and 1995, the common stock equivalents were not considered in the diluted earnings per share calculation since the results were antidilutive.

10. SALE OF RECOVERY PRODUCTS SEGMENT:

    On March 12, 1997, Cross entered into an agreement to sell its recovery products segment for approximately $8,200,000 in cash and the assumption of approximately $5,000,000 of debt and other liabilities. The buyer also acquired 30,000 shares of Cross' common stock for $242,000. The buyer entered into a "temporary services agreement" to pay Cross $30,000 a month for the use of Cross' facility and accounting services from the date of the sale until July 1997. In connection with the sale, Cross agreed to retain cash, leasehold improvements, other assets and certain related accrued liabilities and leases of the discontinued segment.

    Cross recognized a gain of $2,180,000, net of related income taxes of $1,400,000. Included in the determination of the gain are future lease commitments of $332,000, severance and other compensation arrangements of $96,000, and disposal costs of $222,000. At December 31, 1997, the Company is in negotiations with the buyer concerning matters related to escrow deposits and the temporary services agreement.

    Revenues from discontinued operations through the date of disposal were $2,500,000. Accrued disposition costs at December 31, 1997 include estimated amounts for lease commitments and other contingent liabilities related to discontinued operations.

11. MERGER AGREEMENT:

    On February 12, 1998, Cross entered into a definitive merger agreement with Interpore International, a California based company. The agreement calls for each shareholder of Cross to receive 1.275 shares of Interpore Common Stock in exchange for each of their shares of Cross' common stock. It is anticipated that the transaction will be consummated after the customary conditions are met and after approval by the shareholders of each company. The transaction is expected to close prior to June 30, 1998.

    Interpore International is a biomaterials company specializing in the development, manufacture and marketing of synthetic bone and tissue products for use in the orthopaedic markets.

12. COMMITMENTS AND CONTINGENCIES:

    In 1996, Cross maintained a claims made product liability insurance policy with $50,000 per occurrence and $250,000 aggregate retention limits. Beyond these retention limits, the policy covers aggregate insured claims made during each policy year up to $5,000,000. Effective January 1, 1997, Cross revised its product liability insurance policy with the recovery products business having a $75,000 per occurrence and $250,000 aggregate retention limits and the spinal implant business having a $100,000 per occurrence and $500,000 aggregate retention limits. The new policy covers aggregate insured claims made during each policy year up to $5,000,000. For spinal implant claims incurred before January 1, 1997, and filed anytime within five years after such date, Cross' aggregate insured claims limit equals the outstanding balance as of December 31, 1996. For spinal implant claims incurred after December 31, 1996, the new policy limits would apply.

    Cross and other spinal implant manufacturers have been named as defendants in various class action product liability lawsuits alleging that the plaintiffs were injured by spinal implants supplied by Cross and others. All such lawsuits were consolidated for pretrial proceedings in the Federal District Court for the Eastern District of Pennsylvania, and on February 22, 1995, the plaintiffs were denied class certification. In response to the denial of class certification, a large number of additional individual lawsuits have been filed alleging, in addition to damages from spinal implants, a conspiracy among manufacturers, physicians and other spinal implant industry members. Approximately 750 such lawsuits have been filed in which Cross is a party although none of these lawsuits involve Cross' products. Cross cannot estimate precisely at this time the number of such lawsuits that may eventually be filed. The vast majority of such lawsuits are pending in federal courts and are in preliminary stages. Discovery proceedings, including the taking of depositions, have commenced in certain of the lawsuits. Plaintiffs in these cases typically seek relief in the form of monetary damages, often in unspecified amounts. While the aggregate monetary damages eventually sought in all of such individual actions is substantial and exceeds the limits of Cross' product liability insurance policies, Cross believes that it has affirmative defenses, including, without limitation, preemption, and that these individual lawsuits are otherwise without merit. In addition, Cross has been named as a defendant in 16 cases alleging claims of products liability for defective products manufactured by Cross. An estimate of the amount of loss cannot be made as Cross does not have sufficient information on which to base an estimate. All pending cases are being defended by Cross' insurance carrier, in some cases under a reservation of rights. There can be no assurance, however, that the $5,000,000 per annum limit of Cross' coverage will be sufficient to cover the cost of defending all lawsuits or the payment of any amounts that may be paid in satisfaction of any settlements or judgments. Further, there can be no assurance that Cross will continue to be able to obtain sufficient amounts of product liability insurance coverage at commercially reasonable premiums.

    The range of estimated product liability exposures was $300,000 to $575,000 at December 31, 1997. Cross has provided a reserve for these exposures of $300,000.

    In addition to the above, in the ordinary course of business Cross has been named as a defendant in various other legal proceedings. These actions, when finally concluded, will not, in the opinion of management, have a material adverse affect upon the financial position or results of operations of Cross. However, there can be no assurance that future quarterly or annual operating results will not be materially adversely affected by the final resolution of these matters.

    Financial instruments that potentially subject Cross to concentration of credit risk consist principally of trade accounts receivable (domestic and international). Cross follows certain guidelines in determining the credit-worthiness of domestic and foreign customers. The credit risk associated with each customer and each country is reviewed before a credit decision is made. All international sales are denominated in U.S. dollars.

    Cross has royalty agreements with its Medical Advisory Board related to certain of the spinal implant systems. Cross is obligated to pay members of the Medical Advisory Board a fixed quarterly amount plus a royalty, subject to certain limitations of 6.5% (and increasing -1/2% annually up to 8%) of the net revenues generated from the sales of these spinal implant products.

    International sales were $5,100,000, $4,200,000, $1,400,000 in 1997, 1996, and 1995, respectively. Sales to individual customers constituting more than 10% of net sales were $1,837,000 and $652,000, in 1996, and 1995, respectively. Accounts receivable include amounts from two customers of approximately $1,500,000 at December 31, 1996.

                                                                         ANNEX I
                                                                MERGER AGREEMENT


                          AGREEMENT AND PLAN OF MERGER


                          DATED AS OF FEBRUARY 11, 1998


                                      AMONG


                            INTERPORE INTERNATIONAL,
                            A CALIFORNIA CORPORATION,


                          BUCKEYE INTERNATIONAL, INC.,
                             A DELAWARE CORPORATION


                                       AND


                          CROSS MEDICAL PRODUCTS, INC.,
                             A DELAWARE CORPORATION

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
ARTICLE I.  THE MERGER.......................................................................1

        Section 1.1. The Merger..............................................................1
        Section 1.2. Effective Time of the Merger............................................1
        Section 1.3. Closing.................................................................2
        Section 1.4. Effect of the Merger....................................................2


ARTICLE II.  CONVERSION OF SECURITIES........................................................2

        Section 2.1. Conversion of Cross Capital Stock.......................................2
        Section 2.2. Exchange of Certificates................................................2
        Section 2.3. Dissenting Shares.......................................................4


ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF CROSS........................................4

        Section 3.1. Organization of Cross...................................................4
        Section 3.2. Cross Capital Structure.................................................5
        Section 3.3. Authority; No Conflict; Required Filings and Consents...................5
        Section 3.4. SEC Filings; Financial Statements.......................................6
        Section 3.5. No Undisclosed Liabilities..............................................7
        Section 3.6. Absence of Certain Changes or Events....................................7
        Section 3.7. Taxes...................................................................7
        Section 3.8. Properties..............................................................8
        Section 3.9. Intellectual Property...................................................8
        Section 3.10. Regulation.............................................................9
        Section 3.11. Agreements, Contracts and Commitments..................................9
        Section 3.12. Litigation............................................................10
        Section 3.13. Environmental Matters.................................................10
        Section 3.14. Employee Benefit Plans................................................11
        Section 3.15. Compliance With Laws..................................................12
        Section 3.16. Accounting and Tax Matters............................................12
        Section 3.17. Registration Statement; Joint Proxy Statement/Prospectus..............14
        Section 3.18. Labor Matters.........................................................15
        Section 3.19. Insurance.............................................................15
        Section 3.20. Opinion of Financial Advisor..........................................15
        Section 3.21. No Existing Discussions...............................................15
        Section 3.22. Section 203 of the DGCL Not Applicable................................15
        Section 3.23. Warn Act..............................................................15
        Section 3.24. Transactions with Related Parties.....................................16
        Section 3.25. Suppliers and Customers...............................................16


ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF INTERPORE....................................16

        Section 4.1. Organization of Interpore..............................................16
        Section 4.2. Interpore Capital Structure............................................17
        Section 4.3. Authority; No Conflict; Required Filings and Consents..................17
        Section 4.4. SEC Filings; Financial Statements......................................18
        Section 4.5. No Undisclosed Liabilities.............................................18
        Section 4.6. Absence of Certain Changes or Events...................................18
        Section 4.7. Taxes..................................................................19
        Section 4.8. Properties.............................................................19
        Section 4.9. Intellectual Property..................................................19
        Section 4.10. Regulation............................................................20
        Section 4.11. Agreements, Contracts and Commitments.................................21
        Section 4.12. Litigation............................................................22

        Section 4.13. Environmental Matters.................................................22
        Section 4.14. Employee Benefit Plans................................................22
        Section 4.15. Compliance With Laws..................................................23
        Section 4.16. Accounting and Tax Matters............................................23
        Section 4.17. Registration Statement; Joint Proxy Statement/Prospectus..............25
        Section 4.18. Labor Matters.........................................................26
        Section 4.19. Insurance.............................................................26
        Section 4.20. Opinion of Financial Advisor..........................................26
        Section 4.21. No Existing Discussions...............................................26
        Section 4.22. Interpore Rights Plan.................................................26
        Section 4.23. Section 203 of the DGCL Not Applicable................................26
        Section 4.24. Warn Act..............................................................26
        Section 4.25. Transactions with Related Parties.....................................27
        Section 4.26. Suppliers and Customers...............................................27


ARTICLE V.  COVENANTS.......................................................................27

        Section 5.1. Conduct of Business....................................................27
        Section 5.2. Cooperation; Notice; Cure..............................................29
        Section 5.3. No Solicitation........................................................29
        Section 5.4. Joint Proxy Statement/Prospectus; Registration Statement...............29
        Section 5.5. NASDAQ Quotation and Listing...........................................30
        Section 5.6. Access to Information..................................................30
        Section 5.7. Stockholders' Meetings.................................................30
        Section 5.8. Legal Conditions to Merger.............................................30
        Section 5.9. Public Disclosure......................................................31
        Section 5.10. Nonrecognition Exchange...............................................31
        Section 5.11. Pooling Accounting....................................................31
        Section 5.12. Affiliate Agreements..................................................31
        Section 5.13. NASDAQ Listing........................................................32
        Section 5.14. Cross Stockholder Agreement Legend....................................32
        Section 5.15. Interpore Stockholder Agreement Legend................................32
        Section 5.16. Stock Plans...........................................................32
        Section 5.17. Brokers or Finders....................................................33
        Section 5.18. Indemnification.......................................................33
        Section 5.19. Stock Option Agreements...............................................33
        Section 5.20. No Warn Act Activities................................................33
        Section 5.21. Post-Merger Corporate Governance; Employment Arrangements.............34
        Section 5.22. Conveyance Taxes......................................................34
        Section 5.23. Transfer Taxes........................................................34
        Section 5.24. Stockholder Litigation................................................34
        Section 5.25. Employee Benefits; Severance..........................................35
        Section 5.26. Supplemental Indenture................................................35
        Section 5.27. No Tax Offset Payments................................................35


ARTICLE VI.  CONDITIONS TO MERGER...........................................................35

        Section 6.1. Conditions to Each Party's Obligation to Effect the Merger.............35
        Section 6.2. Additional Conditions to Obligations of Cross..........................36
        Section 6.3. Additional Conditions to Obligations of Interpore......................36


ARTICLE VII.  TERMINATION AND AMENDMENT.....................................................37

        Section 7.1. Termination............................................................37
        Section 7.2. Effect of Termination..................................................38
        Section 7.3. Fees and Expenses......................................................38
        Section 7.4. Amendment..............................................................40
        Section 7.5. Extension; Waiver......................................................40


ARTICLE VIII.  MISCELLANEOUS................................................................40

        Section 8.1. Nonsurvival of Representations, Warranties and Agreements..............40
        Section 8.2. Notices................................................................40
        Section 8.3. Interpretation.........................................................41
        Section 8.4. Counterparts...........................................................41
        Section 8.5. Entire Agreement; No Third Party Beneficiaries.........................41
        Section 8.6. Governing Law..........................................................41
        Section 8.7. Assignment.............................................................41


EXHIBITS

        Exhibit A       Stockholder Agreement (Cross)
        Exhibit B       Stockholder Agreement (Interpore)
        Exhibit C       Stock Option Agreement (Cross)
        Exhibit D       Stock Option Agreement (Interpore)
        Exhibit E       Form of Cross Affiliate Agreement
        Exhibit F       Form of Interpore Affiliate Agreement

                             TABLES OF DEFINED TERMS

                                                            CROSS REFERENCE
TERMS                                                        IN AGREEMENT
-----                                                        ------------
Acquisition Proposal                                         Section 5.3(a)
Affiliate                                                    Section 5.12
Affiliate Agreement                                          Section 5.12
Agreement                                                    Preamble
Alternative Transaction                                      Section 7.3(e)
Bankruptcy and Equity Exception                              Section 3.3(a)
CCC                                                          Section 4.3(a)
Certificate of Merger                                        Section 1.2
Certificates                                                 Section 2.2(b)
Closing                                                      Section 1.3
Closing Date                                                 Section 1.3
Code                                                         Preamble
Confidentiality Agreements                                   Section 5.3(a)
Cross                                                        Preamble
Cross Balance Sheet                                          Section 3.4(b)
Cross Claims                                                 Section 3.12
Cross Common Stock                                           Preamble
Cross Disclosure Schedule                                    Article III
Cross Employee Plans                                         Section 3.14(a)
Cross Employees                                              Section 5.24(b)
Cross Exchange Ratio                                         Section 2.1(b)
Cross Intellectual Property                                  Section 3.9(a)
Cross Material Adverse Effect                                Section 3.1
Cross Material Contracts                                     Section 3.11(a)
Cross Preferred Stock                                        Section 3.2(a)
Cross Products                                               Section 3.10(a)
Cross SEC Reports                                            Section 3.4(a)
Cross Stock Option                                           Section 5.15(a)
Cross Stock Option Agreement                                 Preamble
Cross Stock Plans                                            Section 3.2(a)
Cross Stockholder Agreement                                  Preamble
Cross Stockholders' Meeting                                  Section 3.17
Debentures                                                   Section 5.26
DGCL                                                         Section 1.1
Effective Time                                               Section 1.2
Environmental Law                                            Section 3.13(b)
ERISA                                                        Section 3.14(a)
ERISA Affiliate                                              Section 3.14(a)
Exchange Act                                                 Section 3.3(c)
Exchange Agent                                               Section 2.2(a)
Exchange Fund                                                Section 2.2(a)
Existing Indenture                                           Section 5.26
FDA                                                          Section 3.10(a)
Governmental Entity                                          Section 3.3(c)
Hazardous Substance                                          Section 3.3(c)
Indemnified Parties                                          Section 5.17(a)
Interpore                                                    Preamble
Interpore Balance Sheet                                      Section 4.4(b)
Interpore Claims                                             Section 4.12
Interpore Common Stock                                       Preamble
Interpore Disclosure Schedule                                Article IV
Interpore Employee Plans                                     Section 4.14(a)
Interpore Employees                                          Section 5.24(b)
Interpore Intellectual Property                              Section 4.9(a)
Interpore Material Adverse Effect                            Section 4.1
Interpore Material Contracts                                 Section 4.11(c)
Interpore Preferred Stock                                    Section 4.2(a)
Interpore Products                                           Section 4.10(a)

                                                            CROSS REFERENCE
TERMS                                                        IN AGREEMENT
-----                                                        ------------

Interpore Rights Plan                                        Section 4.2(b)
Interpore SEC Reports                                        Section 4.4(a)
Interpore Stock Option Agreement                             Preamble
Interpore Stock Plans                                        Section 4.2(a)
Interpore Stockholder Agreement                              Preamble
Interpore Stockholders' Meeting                              Section 3.17
IRS                                                          Section 3.7(b)
Joint Proxy Statement/Prospectus                             Section 3.17
Liens                                                        Section 3.2(a)
Merger                                                       Preamble
Order                                                        Section 5.8(b)
Outside Date                                                 Section 7.1(b)
Person                                                       Section 3.9(b)
Registration Statement                                       Section 3.17
SEC                                                          Section 3.3(c)
Securities Act                                               Section 2.2(k)
Stockholder Agreement                                        Preamble
Sub                                                          Preamble
Subsidiary                                                   Section 3.1
Superior Proposal                                            Section 5.3(a)
Supplemental Indenture                                       Section 5.26
Tax                                                          Section 3.7(a)
Third Party                                                  Section 5.3(a)
Transfer Taxes                                               Section 5.22
WARN Act                                                     Section 3.24


                          AGREEMENT AND PLAN OF MERGER


        AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of February 11, 1998, by and between INTERPORE INTERNATIONAL, a California corporation ("Interpore"), BUCKEYE INTERNATIONAL, INC., a Delaware corporation and a wholly-owned subsidiary of Interpore ("Sub") and CROSS MEDICAL PRODUCTS, INC., a Delaware corporation ("Cross").

        WHEREAS, the respective Boards of Directors of Interpore, Sub and Cross, and Interpore, acting as the sole shareholder of Sub, have approved the merger of Sub with and into Cross (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock, par value $.01 per share, of Cross ("Cross Common Stock"), other than Cross Common Stock owned by Interpore, Sub or Cross, will be converted into the right to receive Common Stock, no par value of Interpore ("Interpore Common Stock");

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Interpore's willingness to enter into this Agreement, Interpore and certain affiliate stockholders of Cross have entered into a Stockholder Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Cross Stockholder Agreement");

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Cross's willingness to enter into this Agreement, Cross and certain affiliate stockholders of Interpore have entered into a Stockholder Agreement dated as of the date of this Agreement and attached hereto as Exhibit B (the "Interpore Stockholder Agreement" and collectively with the Cross Stockholder Agreement, the "Stockholder Agreements"));

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Cross's and Interpore's willingness to enter into this Agreement, Cross and Interpore have entered into (i) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit C (the "Cross Stock Option Agreement"), pursuant to which Interpore granted Cross an option to purchase shares of common stock of Interpore under certain circumstances, and (ii) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit D (the "Interpore Stock Option Agreement" and, together with the Cross Stock Option Agreement, the "Stock Option Agreements"), pursuant to which Cross granted Interpore an option to purchase shares of common stock of Cross under certain circumstances;

        WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, for accounting purposes, it is intended that the transactions contemplated by this Agreement shall be accounted for as a pooling of interests; and

        WHEREAS, the Boards of Directors of Cross and Interpore have approved this Agreement, the Stockholder Agreements and the Stock Option Agreements, as applicable;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:


                                   ARTICLE I.

                                   THE MERGER

        Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), Sub shall merge with and into Cross. Cross shall be the surviving corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Sub shall terminate. At the election of Interpore, any newly-created direct or indirect wholly-owned Subsidiary (as defined in Section 3.1) of Interpore may be substituted for Sub as a constituent corporation in the Merger.

        Section 1.2. Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger with respect to the Merger in such form as is required by the relevant provisions of the DGCL (the

"Certificate of Merger") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as early as practicable on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as is specified in the Certificate of Merger (the time at which the Merger has become fully effective being hereinafter referred to as the "Effective Time").

        Section 1.3. Closing. The closing of the Merger (the "Closing") will take place at 8:00 a.m., local time, at the offices of Latham & Watkins, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, on a date to be specified by Interpore and Cross, which shall be no later than the second business day after satisfaction or, if permissible, waiver of the conditions set forth in Article VI (the "Closing Date"), unless another date is agreed to in writing by Interpore and Cross.

        Section 1.3. Effect of the Merger. As a result of the Merger, the separate corporate existence of Sub shall cease and Cross shall continue as the surviving corporation. Upon becoming effective, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Sub shall vest in Cross, and all debts, liabilities and duties of Sub shall become the debts, liabilities and duties of Cross.


                                   ARTICLE II.

                            CONVERSION OF SECURITIES

        Section 2.1. Conversion of Cross Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any shares of Cross Common Stock:

               (a) Cancellation of Treasury Stock and Interpore-Owned Stock. All shares of Cross Common Stock that are owned by Cross as treasury stock and any shares of Cross Common Stock owned by Interpore, Sub or any other wholly-owned Subsidiary (as defined in Section 3.1) of Interpore shall be canceled and retired and shall cease to exist and no stock of Interpore or other consideration shall be delivered in exchange therefor.

               (a) Exchange Ratio for Cross Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Cross Common Stock (other than shares to be canceled in accordance with Section 2.1(a) or Dissenting Shares (as defined in Section 2.3) in respect of which appraisal rights are properly exercised and perfected under Section 262 of the DGCL) shall be converted into the right to receive 1.275 shares (the "Cross Exchange Ratio") of Interpore Common Stock. All such shares of Cross Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any ownership or other rights with respect thereto, except the right to receive the shares of Interpore Common Stock and an amount equal to certain dividends and other distributions described in Section 2.2(c), without interest, upon the surrender of such certificate in accordance with Section 2.2.

        Section 2.2. Exchange of Certificates. The procedures for exchanging certificates which prior to the Effective Time represented shares of Cross Common Stock for certificates representing Interpore Common Stock pursuant to the Merger are as follows:

               (a) Exchange Agent. As of the Effective Time, Interpore shall deposit with a bank or trust company or other entity mutually agreeable to Interpore and Cross (the "Exchange Agent"), for the benefit of the holders of shares of Cross Common Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of Interpore Common Stock and an estimated amount of cash in lieu of fractional shares (such shares of Interpore Common Stock and cash in lieu of fractional shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), issuable pursuant to Section 2.1 in exchange for shares of Cross Common Stock outstanding immediately prior to the Effective Time.

               (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Cross Common Stock (collectively, the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Interpore Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Interpore may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Interpore Common Stock (plus cash in lieu of fractional shares, if any, of Interpore Common Stock as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Interpore, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Interpore Common Stock, the amount of any cash payable in lieu of fractional shares of Interpore Common Stock, if any, and an amount equal to certain dividends and other distributions which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Cross Common Stock prior to the Effective Time which is not registered in the transfer records of Cross, a certificate representing the number of shares of Interpore Common Stock issuable and any amounts payable in accordance with this Agreement may be issued and paid to a transferee if the Certificate representing such Cross Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

               (c) Distributions With Respect to Unexchanged Shares. No amount in respect of dividends or other distributions declared or made after the Effective Time with respect TO Interpore Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Interpore Common Stock which the holder thereof is entitled to receive in respect thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate to Interpore in accordance herewith. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Interpore Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Interpore Common Stock to which such holder is entitled pursuant to subsection
(e) below and an amount equal to the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to whole shares of Interpore Common Stock, and (ii) at the appropriate payment date, an amount equal to the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to whole shares of Interpore Common Stock, in each case without interest.

               (d) No Further Ownership Rights in Cross Common Stock. All shares of Interpore Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Cross Common Stock theretofore represented by such Certificates, subject, however, to Interpore's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Cross on such shares of Cross Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 5.1) prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of Cross of the shares of Cross Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Interpore or Cross for any reason, such Certificates shall be canceled and exchanged as provided in this Section 2.2.

               (e) No Fractional Shares. No certificate or scrip representing fractional shares of Interpore Common Stock shall be issued upon the surrender for exchange of Certificates representing shares of Cross Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Cross Common Stock outstanding immediately prior to the Effective Time exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Interpore Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Interpore Common Stock multiplied by the average closing sale price per share of Interpore Common Stock (as reported on the NASDAQ National Market) for the ten (10) consecutive trading days immediately prior to the Effective Time.

               (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of Cross for 180 days after the Effective Time shall be delivered to Interpore upon demand, and any former stockholder of Cross who has not previously complied with this
Section 2.2 shall thereafter look only to Interpore for payment of such former stockholder's claim for Interpore Common Stock, any cash in lieu of fractional shares of Interpore Common Stock and any amounts in respect of dividends or distributions with respect to Interpore Common Stock.

               (g) No Liability. None of Cross, Interpore, or the Exchange Agent shall be liable to any holder of shares of Cross Common Stock, as the case may be, for any shares of Interpore Common Stock (or cash in lieu of fractional shares of Interpore Common Stock or any dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Interpore, on a daily basis. Any interest and other income resulting from such investments shall be paid to Interpore.

               (i) Withholding Rights. Interpore shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates which prior to the Effective Time represented shares of Cross Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Interpore, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Cross Common Stock in respect of which such deduction and withholding was made.

               (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Interpore, the posting by such person of a bond in such reasonable amount as Interpore may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Interpore Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Interpore Common Stock deliverable in respect thereof pursuant to this Agreement.

               (k) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Affiliate (as defined in Section 5.12) of Cross or Interpore shall not be exchanged until (i) Interpore has received an Affiliate Agreement (as defined in Section 5.12) from such Affiliate or (ii) until the later of such date as such shares of Interpore Common Stock are freely tradable without jeopardizing the pooling of interests accounting treatment of the Merger and without violating the Securities Act of 1933, as amended (the "Securities Act").

        Section 2.3. Dissenting Shares. Subject to Section 6.3(e), Shares of Cross Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have properly exercised appraisal rights with respect thereto under Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or represent the right to receive shares of Interpore Common Stock as provided in Section 2.1, but the holders of Dissenting Shares shall be entitled to receive such payment of the appraised value of such shares of Cross Common Stock held by them from Interpore (or the Exchange Agent, if applicable) as shall be determined pursuant to
Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose the right to appraisal and payment under the DGCL, each such holder's shares of Cross Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the shares of Interpore Common Stock as provided in Section 2.1, without any interest thereon and less any required withholding of taxes, upon surrender of the Certificate(s) representing such shares of Cross Common Stock, in the manner provided in Section 2.2 and such shares of Cross Common Stock shall no longer be Dissenting Shares.


                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF CROSS

        Cross represents and warrants to Interpore that the statements contained in this Article III are true and correct, except as set forth herein and in the disclosure schedule delivered by Cross to Interpore on or before the date of this Agreement (the "Cross Disclosure Schedule"). The Cross Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs. Whenever a statement in this Article III is qualified by "to the best knowledge of Cross" or a similar phrase, it is intended to indicate that the executive officers of Cross do not have current actual knowledge of the inaccuracy of such statement.

        Section 3.1. Organization of Cross. Each of Cross and its Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Cross and its Subsidiaries, taken as a whole (an "Cross Material Adverse Effect"). A true and correct copy of the Certificate of Incorporation and Bylaws of Cross and each Subsidiary of Cross has been delivered to Interpore. Except as set forth in Cross SEC Reports (as defined in Section 3.4) filed prior to the date hereof, neither Cross nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in Cross or in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding (i) securities in any publicly traded company held for investment by Cross and comprising less than five percent (5%) of the outstanding stock of such company and (ii) any investment or series of related investments with a book value of less than $50,000. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the economic interests in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        Section 3.2.  Cross Capital Structure.

               (a) The authorized capital stock of Cross consists of 40,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value ("Cross Preferred Stock"). As of the date hereof, (i) 5,259,314 shares of Cross Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) no shares of Cross Common Stock were held in the treasury of Cross or by Subsidiaries of Cross. The Cross Disclosure Schedule shows the number of shares of Cross Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date hereof and the plans under which such options were granted (collectively, the "Cross Stock Plans"). As of the date of this Agreement, no shares of Cross Preferred Stock are issued or outstanding and no dividends or other distributions have been declared or made by Cross in respect of any of its capital stock. There are no obligations, contingent or otherwise, of Cross or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Cross Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business and other than any obligation the failure of which to perform or satisfy would not have a Cross Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests of each of Cross's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Cross or another Subsidiary of Cross free and clear of all security interests, liens, claims, pledges, agreements, limitations in Cross's voting rights, charges or other encumbrances of any nature (collectively, "Liens").

               (b) Except as set forth in this Section 3.2 or as reserved for future grants of options under the Cross Stock Plans or the Interpore Stock Option Agreement, (i) there are no shares of capital stock of any class of Cross, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Cross or any of its Subsidiaries is a party or by which it is bound obligating Cross or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests of Cross or any of its Subsidiaries or obligating Cross or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) to the best knowledge of Cross, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Cross. All shares of Cross Common Stock subject to issuance as specified in this Section 3.2 are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

        Section 3.3.  Authority; No Conflict; Required Filings and Consents.

               (a) Cross has all requisite corporate power and authority to enter into this Agreement, the Interpore Stockholder Agreement and the Stock Option Agreements and to consummate the transactions contemplated by this Agreement, the Interpore Stockholder Agreement and the Stock Option Agreements. The execution and delivery of this Agreement, the Interpore Stockholder Agreement and the Stock Option Agreements and the consummation of the transactions contemplated by this Agreement, the Interpore Stockholder Agreement and the Stock Option Agreements by Cross have been duly authorized by all necessary corporate action on the part of Cross, subject only to the approval and adoption of this Agreement and the Merger by Cross's stockholders under the DGCL. This Agreement, the Interpore Stockholder Agreement and the Stock Option Agreements have been duly executed and delivered by Cross and constitute the valid and binding obligations of Cross, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

               (b) The execution and delivery of this Agreement, the Interpore Stockholder Agreement and the Stock Option Agreements by Cross does not, and the consummation of the transactions contemplated by this Agreement, the Interpore Stockholder Agreement and the Stock Option Agreements will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Cross or any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Cross or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cross or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a Cross Material Adverse Effect or
(y) would not substantially impair or delay the consummation of the Merger.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Cross or any of its Subsidiaries in connection with the execution and delivery of this Agreement, Stockholder Agreements and the Stock Option Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Certificate of Merger with respect to the Merger with the Delaware Secretary of State, (ii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 3.17 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not (x) be reasonably likely to have a Cross Material Adverse Effect or (y) substantially impair or delay the consummation of the Merger.

               (d) The affirmative vote of the holders of a majority of the outstanding shares of Cross Common Stock at the Cross Stockholders Meeting (as defined in Section 3.17) or any adjournment or postponement thereof to approve this Agreement is the only vote of the holders of any class or series of Cross's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

        Section 3.4.  SEC Filings; Financial Statements.

               (a) Cross has filed and made available to Interpore all forms, reports and documents required to be filed by Cross with the SEC since January 1, 1996 (collectively, the "Cross SEC Reports"). The Cross SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Cross SEC Reports or necessary in order to make the statements in such Cross SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Cross's Subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any related notes) of Cross contained in the Cross SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Cross and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Cross as of December 31, 1997 is referred to herein as the "Cross Balance Sheet."

        Section 3.5. No Undisclosed Liabilities. Except as disclosed in the Cross SEC Reports filed prior to the date hereof, and as of the Closing Date except as set forth in the audited financial statements of Cross as of December 31, 1997, and except for normal or recurring liabilities incurred since December 31, 1997 in the ordinary course of business consistent with past practices, Cross and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Cross Material Adverse Effect.

        Section 3.6. Absence of Certain Changes or Events. Except as disclosed in the Cross SEC Reports filed prior to the date of this Agreement, since the date of the Cross Balance Sheet, Cross and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, development, state of affairs or condition, or series or combination of events, developments, states of affairs or conditions, which, individually or in the aggregate, has had or is reasonably likely to have a Cross Material Adverse Effect (other than events, developments, states of affairs or conditions that are the effect or result of actions taken by Interpore or economic factors affecting the economy as a whole or the industry in which Cross competes); (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Cross or any of its Subsidiaries which is reasonably likely to have a Cross Material Adverse Effect; (iii) any material change by Cross in its accounting methods, principles or practices to which Interpore has not previously consented in writing; (iv) any revaluation by Cross of any of its assets which is reasonably likely to have a Cross Material Adverse Effect; or (v) any other action or event that would have required the consent of Interpore pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement other than such actions or events that, individually or in the aggregate, have not had or are not reasonably likely to have a Cross Material Adverse Effect.

        Section 3.7.  Taxes.

               (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

               (b) Cross and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clauses (i), (ii) or (iii) for any such filings, payments or accruals that are not reasonably likely, individually or in the aggregate, to have a Cross Material Adverse Effect. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Cross, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Cross Material Adverse Effect. Cross and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts that are not reasonably likely, individually or in the aggregate, to have a Cross Material Adverse Effect. Neither Cross nor any of its Subsidiaries has made an election under Section 341(f) of the Code, except for any such election that shall not have a Cross Material Adverse Effect. There are no liens for Taxes upon the assets of Cross or any of its Subsidiaries (other than liens for Taxes that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings), except for liens that are not reasonably likely, individually or in the aggregate, to have a Cross Material Adverse Effect.

               (c) Neither Cross nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) for any taxable period beginning on or after the taxable period ending December 31, 1993, other than a group the common parent of which is or was Cross or any Subsidiary of Cross.

               (d) Neither Cross nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg.

Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity, except for obligations that are not reasonably likely, individually or in the aggregate, to have a Cross Material Adverse Effect.

        Section 3.8.  Properties.

               (a) Cross and each of its Subsidiaries has good and valid title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used in the conduct of the businesses of Cross and its Subsidiaries or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not have a Cross Material Adverse Effect. All such material assets and properties, other than assets and properties in which Cross or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens and except for Liens that individually or in the aggregate would not have a Cross Material Adverse Effect.

               (b) Cross and each of its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect, except for such noncompliance or failure to be in full force and effect as would not individually or in the aggregate have a Cross Material Adverse Effect. Cross and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that would not individually or in the aggregate have a Cross Material Adverse Effect.

        Section 3.9. Intellectual Property.

               (a) Cross and its Subsidiaries own or possess adequate rights to use all intellectual and similar property of every kind and nature relating to or used or necessary in the operation of the business of Cross and its Subsidiaries, including, without limitation, (i) all patents and trademarks associated with the business of Cross and its Subsidiaries (including all Governmental Entity trademarks, service marks, logos and designs, all registrations and recordings thereof, and all applications in the United States or any other Governmental Entity, all goodwill symbolized thereby or associated therewith and all extensions or renewals thereof, all of which are set forth on
Section 3.9 of the Cross Disclosure Schedule), (ii) copyrights associated solely with the business of Cross and its Subsidiaries, including all copyrights, United States and foreign copyright registrations, and applications to register copyrights which are set forth on Section 3.9 of the Cross Disclosure Schedule,
(iii) inventions, formulae, processes, designs, know-how or other data or information, (iv) confidential or proprietary technical and business information, processes and trade secrets, (v) computer software, (vi) technical manuals and documentation made or used in connection with any of the foregoing, and (vii) licenses or rights with respect to any of the foregoing or property of like nature (collectively, "Cross Intellectual Property").

               (b) (i) Section 3.9 of the Cross Disclosure Schedule sets forth a complete and accurate list of all registered copyrights, patents and trademarks owned by or under obligation of assignment to Cross or any of its Subsidiaries, currently used in the conduct of the business of Cross or its Subsidiaries, and all applications therefor;

                      (ii) Section 3.9 of the Cross Disclosure Schedule sets forth a complete and accurate list of the owners of the Cross Intellectual Property. Each owner listed in Section 3.9 of the Cross Disclosure Schedule is listed in the records of the appropriate Governmental Entity as the sole owner of record;

                      (iii) Section 3.9 of the Cross Disclosure Schedule sets forth a complete and accurate list of all agreements between Cross, on the one hand, and any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, Governmental Entity, trust or other entity (any of the foregoing, a "Person"), on the other hand, granting any right to use or practice any rights with respect to any Cross Intellectual Property;

                      (iv) there is no encumbrance on the right of Cross and its Subsidiaries to transfer any of the Cross Intellectual Property, as herein contemplated;

                      (v) no trade secret, formula, process, invention, design, know-how or any other information currently used in the conduct of the business of Cross and its Subsidiaries has been disclosed or authorized to be disclosed to any Person, except in the ordinary course of business or pursuant to an obligation of confidentiality binding upon said Person;

                      (vi) there are no pending proceedings by or before any Governmental Entity, including oppositions, interferences, proceedings or suits, relating to such Cross Intellectual Property, and no such proceedings are threatened;

                      (vii) the conduct of the business of Cross and its Subsidiaries and the exercise of rights relating to the patents which are part of the Cross Intellectual Property does not infringe upon or otherwise violate any rights of any Person with respect to the Cross Intellectual Property;

                      (viii) to Cross's knowledge, no Person is infringing upon or otherwise violating any patents which are part of the Cross Intellectual Property;

                      (ix) Neither Cross nor any of its Subsidiaries has received notice of any claims, obligations or liabilities and there are no pending claims, obligations or liabilities, of an Persons relating to the scope, ownership or use of any of the Cross Intellectual Property; and

                      (x) each copyright registration, patent and registered trademark and application therefor listed in Section 3.9 of the Cross Disclosure
Schedule is in proper form, has not been disclaimed and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions.

        Section 3.10. Regulation.

               (a) Except as is not reasonably likely to have a Cross Material Adverse Effect, since March 1, 1993, there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by Cross or any of its Subsidiaries (the "Cross Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. Cross and each of its Subsidiaries has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labeling, testing and inspection of Cross Products and the operation of manufacturing facilities promulgated by the Food and Drug Administration (the "FDA"), except where the failure so to comply is not likely to have a Cross Material Adverse Effect. Except as described in the Cross SEC Reports, since March 1, 1993, there have been no recalls, field notifications or seizures ordered or, to Cross's knowledge, threatened by any such governmental or regulatory body with respect to any of the Cross Products. Cross has not received, and does not reasonably believe that any facts or circumstances exist that are reasonably likely to result in, any warning letter, or Section 305 notices from the FDA. Section 3.10(a) of the Cross Disclosure Schedule sets forth summary information concerning all 510(k) applications, Premarket Approvals and Investigation Device Exemptions obtained by Cross or any of its Subsidiaries from the FDA or required in connection with the manufacturing, marketing and sale of any Cross Product, including title, date issued, summary and type of FDA action.

               (b) Cross has obtained, in all countries where Cross or any of its Subsidiaries is marketing or has marketed the Cross Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies (including the FDA) in such countries regulating the safety, effectiveness and market clearance of the Products that are currently marketed by Cross or any of its Subsidiaries (collectively, "Cross Licenses"), except for any such failures that are not reasonably likely, individually or in the aggregate, to have a Cross Material Adverse Effect.
Section 3.10(b) of the Cross Disclosure Schedule (i) contains a complete and accurate list of all Cross Licenses and (ii) identifies all material information relating to regulation of the Cross Products, including licenses, registrations, approvals, permits, device listings, inspections, Cross's and its Subsidiaries' recalls and product actions, audits and Cross's and its Subsidiaries' ongoing clinical studies. Other than as set forth on Section 3.10(b) of the Cross Disclosure Schedule, there are no Cross Licenses or material information of the type described in clause (ii) of the immediately preceding sentence.

               (c) With respect to Cross Products sold during the last five years, neither Cross nor any Subsidiary has marketed any of its products for uses other than uses approved by the FDA.

        Section 3.11. Agreements, Contracts and Commitments.

               (a) Subsections (i) through (vii) of Section 3.11(a) of the Cross Disclosure Schedule contain a list of the following types of contracts and agreements to which Cross or any Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 3.11(a) of the Cross Disclosure Schedule being referred to herein collectively as the "Cross Material Contracts"):

                      (i) all distributor, manufacturer's representative, broker, franchise, agency and dealer contracts and agreements to which Cross or any Subsidiary is a party;

                      (ii) all contracts with physicians and any scientific advisory board members;

                      (iii) all contracts with independent contractors or consultants (or similar arrangements) to which Cross or any Subsidiary is a party and which: (A) are reasonably likely to involve consideration of more than $150,000 in the aggregate during the calendar year ended December 31, 1998, or
(B) are reasonably likely to involve consideration of more than $150,000 in the aggregate over the remaining term of the contract;

                      (iv) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which Cross or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which Cross or any Subsidiary has imposed (or may impose) a lien on any of its assets, whether tangible or intangible, to secure indebtedness;

                      (v) all contracts and agreements that limit the ability of Cross or any Subsidiary or, after the Effective Time, Interpore or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

                      (vi) all contracts and agreements between or among Cross or any Subsidiary, on the one hand, and any affiliate of Cross (other than a wholly owned Subsidiary), on the other hand; and

                      (vii) all other contracts or agreements (A) which are material to Cross and its Subsidiaries or the conduct of their respective businesses or (B) the absence of which would have a Cross Material Adverse Effect or (C) which are believed by Cross to be of unique value to Cross even though not material to the business of Cross.

               (b) Except as would not, individually or in the aggregate, have a Cross Material Adverse Effect, each contract referred to in paragraphs (ii) and
(vii) above and each other material contract or agreement of Cross or any Subsidiary which would have been required to be disclosed in Sections 3.11(a)(ii) and (vii) of the Cross Disclosure Schedule had such contract or agreement been entered into prior to the date of this Agreement, is a legal, valid and binding agreement, and none of the Cross Material Contracts is in default by its terms or had been canceled by the other party; Cross and its Subsidiaries are not in receipt of any claim of default under any such agreement; and none of Cross or any of its Subsidiaries anticipates any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise. Cross has furnished Interpore with true and complete copies of all Cross Material Contracts and any and all amendments thereto.

        Section 3.12. Litigation.

               (a) Section 3.12(a) of the Cross Disclosure Schedule sets forth a complete and accurate list, of all claims, actions, litigations, proceedings, product liability claims and investigations pending or, to Cross's knowledge, threatened against Cross or any of its Subsidiaries, or any property or asset of Cross or any of its Subsidiaries, before any Governmental Authority or arbitrator (collectively, "Cross Claims"). Each Cross Claim is cross-referenced in Section 3.12 of the Cross Disclosure Schedule by the insurer or insurers from which Cross or any Subsidiary has claimed coverage for such Cross Claim. There is no Cross Claim, which, individually or when aggregated with other Cross Claims which are reasonably likely to result from facts and circumstances that have given rise to such a Cross Claim, is reasonably likely to have a Cross Material Adverse Effect. As of the date hereof, neither Cross nor any of its Subsidiaries nor any property or asset of Cross or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Cross Material Adverse Effect.

               (b) As of the date hereof, to Cross's knowledge, neither Cross nor any of its Subsidiaries has received notice from any source that Cross or any of its Subsidiaries may be liable with respect to product liability or worker's compensation claims, except for such claims that are not reasonably likely to have, individually or in the aggregate, a Cross Material Adverse Effect.

        Section 3.13. Environmental Matters.

               (a) To the knowledge of Cross and except as disclosed in the Cross SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Cross Material Adverse Effect: (i) Cross and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 3.13(b));
(ii) the properties currently owned, leased or operated by Cross and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in
Section 3.13(c)); (iii) the properties formerly owned, leased or operated by Cross or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Cross or any of its Subsidiaries;
(iv) neither Cross nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Cross nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither Cross nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Cross or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither Cross nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving Cross or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Cross or any of its Subsidiaries pursuant to any Environmental Law.

               (b) As used in this Agreement, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

               (c) As used in this Agreement, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

        Section 3.14. Employee Benefit Plans.

               (a) For purposes of this Agreement, the "Cross Employee Plans" shall mean all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Cross or any trade or business (whether or not incorporated) which is under common control with Cross within the meaning of Section 414 of the Code (an "ERISA Affiliate"), or any Subsidiary of Cross (together, the "Cross Employee Plans"). Cross has listed in Section
3.14 of the Cross Disclosure Schedule all Cross Employee Plans.

               (b) With respect to each Cross Employee Plan, Cross has made available to Interpore, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Cross Employee Plan and all amendments thereto, (iii) each trust agreement and group annuity contract, if any, and all amendments thereto relating to such Cross Employee Plan and (iv) the most recent actuarial report or valuation relating to a Cross Employee Plan subject to Title IV of ERISA.

               (c) With respect to the Cross Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Cross, there exists no condition or set of circumstances in connection with which Cross could be subject to any liability that is reasonably likely to have a Cross Material Adverse Effect under ERISA, the Code or any other applicable law.

               (d) With respect to the Cross Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Cross, except for obligations which, individually or in the aggregate, are not reasonably likely to have a Cross Material Adverse Effect.

               (e) Except as disclosed in the Cross SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Cross nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of Cross or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Cross of the nature contemplated by this Agreement, (ii) agreement with any officer of Cross providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated or the funding of benefits of which will be required, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

               (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of Cross or any of its Subsidiaries (with respect to their relationship with such entities) that, individually or collectively, provides for the payment by Cross of any amount (i) that is not deductible under Section 162(a)(1) of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

        Section 3.15. Compliance With Laws. Cross has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation, including without limitation, Federal Medicare and Medicaid statutes, including without limitation, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn or related statutes or regulations, with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Cross Material Adverse Effect.

        Section 3.16. Accounting and Tax Matters.

               (a) To the best knowledge of Cross, after consulting with its independent auditors with respect to clause (i) below and its tax advisors with respect to clause (ii) below, neither Cross nor any of its Affiliates (as defined in Section 5.12) has taken or agreed to take any action which would (i) prevent Interpore from accounting for the business combination to be effected by the Merger as a pooling of interests or (ii) prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code. Except as contemplated by the Cross Option Agreement, neither Cross nor any of its Subsidiaries owns any shares of Interpore Common Stock or other securities convertible into shares of Interpore Common Stock (exclusive of any shares owned by Cross's employee benefit plans).

               (b) The terms of the exchange of the outstanding shares of Cross Common Stock for Interpore Common Stock were arrived at as a result of arm's length negotiations. Based on the fairness opinion of Piper Jaffray Inc. pursuant to Section 3.20 and based on the value of the Interpore Common Stock and Cross Common Stock at the date of this Agreement, the fair market value of the Interpore Common Stock (and, if applicable, cash in lieu of fractional shares) received by each stockholder of Cross will be approximately equal to the fair market value of Cross Common Stock surrendered in the Merger. The only consideration to be issued in the Merger is Interpore Common Stock, except for cash paid for fractional shares and cash paid to dissenters.

               (c) Cross knows of no plan or intention of any of the stockholders of Cross to (i) sell, exchange, or otherwise dispose of a number of shares of Interpore Common Stock received pursuant to the Merger that would reduce the Cross Stockholders' aggregate ownership of Interpore Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all the formerly outstanding Cross Common Stock as of the same date (but including distributions by Cross and the value of Cross Common Stock redeemed or surrendered by dissenters for cash or other property in connection with the Merger, regardless of whether such distribution, redemption or surrender occurred or occurs prior to the Effective Time) or (ii) enter into any transaction or arrangement that would eliminate substantially all of the economic benefits and burdens of beneficial ownership of any shares of Interpore Common Stock.

               (d) Following consummation of the Merger, (i) Cross will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger and at least 90 percent of the fair market value of Sub's net assets and 70 percent of the fair market value of Sub's gross assets and (ii) Cross and its Subsidiaries, on a combined basis, and disregarding any shares of stock of any such Subsidiary, will hold 90% of the fair market value of their net assets, and at least 70% of the fair market value of their gross assets, held immediately prior to the Merger. For purposes of this representation, amounts paid by Cross or Sub to stockholders of Cross who receive cash or other property, either as dissenters' rights or in lieu of fractional shares, amounts used by Cross to pay its expenses related to the Merger and all redemptions or distributions made by Cross in connection with the Merger are included in computing Cross's and Sub's assets held immediately prior to the Merger.

               (e) Cross has no plan or intention to issue additional shares of its stock or other securities (or any options, warrants, or other similar rights) that would result in Interpore losing "control" of Cross within the meaning of Section 368(c) of the Code or owning less than 80% of any class of outstanding capital stock of Cross after the Merger.

               (f) Cross and its stockholders will pay their respective expenses, if any, incurred in connection with the transaction and neither Cross or its stockholders will pay the expenses of Interpore or Sub.

               (g) No intercorporate indebtedness exists between Cross and either Interpore or Sub that was issued, acquired, or will be settled at a discount.

               (h) None of the shares of Cross Common Stock issued and outstanding at any time prior to the Merger have been sold, exchanged, redeemed or otherwise disposed of prior to the Merger in a transaction or transactions related to the Merger (or otherwise in connection with the Merger) for consideration other than Interpore Common Stock, except for shares of Cross Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Interpore Common Stock.

               (i) Except for any shares of Cross Common Stock subject to dissenters rights of appraisal or exchanged for cash in lieu of fractional shares, and assuming that the Merger will be validly effected pursuant to the laws of the State of Delaware, all of the issued and outstanding shares of all classes of the capital stock of Cross immediately prior to the Merger will be converted and exchanged in the Merger solely for Interpore Common Stock.

               (j) As of the Effective Time, the fair market value of the assets of Cross will exceed the sum of its liabilities, plus the liabilities, if any, to which its assets are subject, and all liabilities were incurred by Cross in the ordinary course of its business.

               (k) Cross has not filed for protection from creditors under the U.S. bankruptcy laws or otherwise made a general assignment of its assets for the benefit of creditors.

               (l) Cross is not an investment company within the meaning of
Section 368(a)(2)(F) of the Code. Generally, a corporation is an "investment company" under that provision of the Code if 50% or more of its assets (by value) consist of stock or securities and 80% or more of its assets (by value) are held for investment. For purposes of these 50% and 80% tests, however, stock of a subsidiary corporation is ignored and Interpore is deemed to own a ratable portion of its subsidiary's assets directly. (A corporation is a subsidiary for this purpose if the parent owns 50% or more of its stock by vote or value.)

               (m) Immediately after the time of the Merger, Cross will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person can acquire stock in Cross, that if exercised or converted, would affect Interpore's acquisition or retention of "control" of Cross within the meaning of Section 368(c) of the Code.

               (n) Stockholders of Cross will receive Interpore Common Stock in the Merger that has a value, as of the date of the Merger, of at least 80 percent of the value of all of the formerly outstanding Cross Common Stock as of the same date and at least 80 percent of the total number of shares of all other classes of stock, in exchange solely for voting stock of Interpore. For purposes of this representation, Cross shares exchanged for cash or other property originating with Interpore will be treated as outstanding Cross Common Stock on the date of the Merger. Moreover, in making this representation, we have considered shares of Cross Common Stock and Interpore Common Stock held by the stockholders of Cross and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger.

               (o) No part of any consideration paid to any stockholder of Cross for services performed by such stockholder for Cross or pursuant to any other contractual relationship between Cross and such stockholder constitutes separate or additional consideration for the shares of Cross Common Stock tendered in the Merger, and, no part of the Interpore Common Stock transferred to such stockholder of Cross pursuant to the Merger constitutes separate or additional consideration attributable to such services or other contractual relationships.

               (p) Following the Merger, Cross and its Subsidiaries each intend to continue its historic business or use a significant portion of its historic business assets in a business.

               (q) Cross has no plan or intention to liquidate, merge into another corporation, or to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business.

               (r) Cross is entering into the Merger for business reasons and not for the principal purpose of avoiding federal income tax.

               (s) Cross has not paid or declared dividends with respect to its stock prior to the Merger.

               (t) There are no restrictions or agreements with respect to the stock of Cross, except for the Cross Stockholders Agreement and the Cross Stock Option Agreement.

               (u) The Merger will be consummated in compliance with the material terms of this Agreement, and none of the material terms and conditions therein has been waived or modified, and Cross has no plan or intention to waive or modify any such material condition. No side agreements exist between Cross and any of its stockholders, Interpore or Sub related to the Merger which set forth terms or conditions or call for payment of consideration by any party not set forth in this Agreement, except as listed on Section 3.16(u) of the Cross Disclosure Schedule.

               (v) To the best knowledge of Cross, No shares of Cross Common Stock are owned or have been owned, directly or indirectly, at any time during the past five years by Interpore or Sub.

               (w) All the outstanding debt of Cross has been, and will be, treated by Cross as debt, and not as equity, for all financial accounting and tax purposes. At the time of the issuance of the debt, it was anticipated that the existing cash flow of Cross would be more than adequate to enable Cross to timely make all scheduled payments of interest and principal on the debt. Cross has in fact timely made all payments of principal and interest on the debt as such payments have become due.

               (x) Amounts, if any, paid to dissenters will be paid solely out of funds of Cross and not from any consideration paid by Interpore.

               (y) Cross knows of no stockholder of Cross who acquired his or her shares of Cross Stock in contemplation of the Merger.

               (z) Cross has not repurchased any shares of its outstanding stock since January 1, 1995.

               (aa) The payment of cash in lieu of fractional shares of Interpore Common Stock does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to stockholders of Cross instead of issuing fractional shares of Interpore Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to stockholder of Cross for their shares of Cross Common Stock. The fractional share interests of each stockholder of Cross will be aggregated, and no stockholder of Cross will receive cash in an amount greater than the value of one full share of Interpore Common Stock.

               (bb) To the best of Cross's knowledge, none of the compensation received by any stockholder of Cross who is also an employee or independent contractor of Cross from Interpore will be separate or additional consideration for, or allocable to any of their shares of Cross Common Stock; none of the shares of Interpore Common Stock received by any such stockholder will be separate or additional consideration for, or allocable to, any employment agreement with Interpore or other agreement to perform services for Interpore; and the compensation paid to any such stockholder by Interpore will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

               (cc) To the best of Cross's knowledge and based on the representations of Interpore, Cross has no reason to believe that the representations made by Interpore in Section 4.16 are not true, correct and complete in all material respects.

        Section 3.17. Registration Statement; Joint Proxy Statement/Prospectus. The information to be supplied by Cross for inclusion in the registration statement on Form S-4 pursuant to which shares of Interpore Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Cross for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of Interpore and Cross in connection with the meeting of Cross's stockholders (the "Cross Stockholders' Meeting") and the meeting of Interpore's stockholders (the "Interpore Stockholders' Meeting") to consider this Agreement and the Merger (the "Joint Proxy Statement/Prospectus") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of Cross or Interpore, at the time of the Cross Stockholders' Meeting and the Interpore Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Cross Stockholders' Meeting or the Interpore Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Cross or any of its Affiliates, officers or directors should be discovered by Cross which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Cross shall promptly inform Interpore.

        Section 3.18. Labor Matters. Neither Cross nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Cross or any of its Subsidiaries the subject of any material proceeding asserting that Cross or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Cross, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Cross or any of its Subsidiaries.

        Section 3.19. Insurance.

               (a) Section 3.19(a) of the Cross Disclosure Schedule sets forth a complete and accurate list of all material fire and casualty, general liability, business interruption, product liability, directors and officers and other insurance policies maintained by Cross or any of its Subsidiaries. All such policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Cross and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Cross Material Adverse Effect.

               (b) Section 3.19(b) of the Cross Disclosure Schedule sets forth a complete and accurate list of all products liability insurance policies which Cross or any of its Subsidiaries has maintained since June 30, 1991. Copies of all such products liability insurance policies have been provided to Interpore prior to the date hereof. Cross has continuous insurance coverage in amounts equal to $5 million or more per occurrence and in the aggregate for products liability claims, on a claims made basis from January 1, 1990 through January 1, 1999 covering each of its products sold during such periods.

        Section 3.20. Opinion of Financial Advisor. The financial advisor of Cross, Piper Jaffray Inc., has delivered to Cross an opinion dated the date of this Agreement to the effect that the consideration to be received in the Merger by Cross's stockholders is fair to Cross's stockholders from a financial point of view, a signed copy of which opinion has been promptly delivered to Interpore.

        Section 3.21. No Existing Discussions. As of the date hereof, Cross is not engaged, directly or indirectly, in any material discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.3).

        Section 3.22. Section 203 of the DGCL Not Applicable. The restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in DGCL Section 203) will not apply to the authorization, execution, delivery and performance of this Agreement, the Stockholder Agreement or the Stock Option Agreements by Cross or by the parties thereto or the consummation of the Merger by Cross. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to Cross or (by reason of Cross's participation therein) the Merger or the other transactions contemplated by this Agreement.

        Section 3.23. Warn Act. Since the enactment of the Work Adjustment and Retraining Notification Act of 1988 ("WARN Act"), neither Cross nor any of its Subsidiaries have effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more operating units within any site of employment of Cross or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting Cross or any of its Subsidiaries; nor has Cross been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of any of Cross or its Subsidiaries has suffered an "employment loss" (as defined in the WARN Act) during the ninety-day period prior to the Effective Date of this Agreement.

        Section 3.24. Transactions with Related Parties . No officer or director of Cross or its Subsidiaries or any affiliate thereof, or any business or entity in which Cross or its Subsidiaries or any affiliate thereof, or relative of any such person, has any direct or material indirect interest (collectively, "Related Parties"):

               (a) has borrowed money or loaned money to Cross or any Subsidiary;

               (b) has made or threatened any contractual or other claim of any kind whatsoever against Cross or any Subsidiary;

               (c) has any interest in any property or assets used by Cross or any Subsidiary in its business;

               (d) has been engaged in any other transaction with Cross or any Subsidiary (other than employment relationships disclosed in Section 3.14);

               (e) owns or holds any capital stock or other ownership interest in Interpore; or

               (f) since December 1, 1997, has purchased or sold any of the capital stock or other ownership interests of Cross or Interpore.

        Section 3.25. Suppliers and Customers. Section 3.25 of the Cross Disclosure Schedule contains a list of Cross's top five suppliers and top ten customers, determined in each case by aggregate purchases. No supplier or customer accounted for more than ten percent of Cross's and its Subsidiaries' sales or purchases in either of the past two years and no other supplier or customer material to the business of Cross and its Subsidiaries, taken as a whole, has materially decreased its supplies or orders, as the case may be, or terminated its relationship with Cross or any Subsidiary.


                                   ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF INTERPORE

        Interpore represents and warrants to Cross that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Interpore to Cross on or before the date of this Agreement (the "Interpore Disclosure Schedule"). The Interpore Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs. Whenever a statement in this Article IV is qualified by "to the best knowledge of Interpore" or a similar phrase, it is intended to indicate that the executive officers of Interpore do not have current actual knowledge of the inaccuracy of such statement.

        Section 4.1. Organization of Interpore. Each of Interpore and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Interpore and its Subsidiaries, taken as a whole (a "Interpore Material Adverse Effect"). A true and correct copy of the Certificate of Incorporation and Bylaws of Interpore and each Subsidiary of Interpore has been delivered to Cross. Except as set forth in the Interpore SEC Reports (as defined in Section 4.4) filed prior to the date of this Agreement, neither Interpore nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in Interpore or in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding (i) securities in any publicly traded company held for investment by Interpore and comprising less than five percent (5%) of the outstanding stock of such company and (ii) any investment or series of related investments with a book value of less than $50,000.

        Section 4.2.  Interpore Capital Structure.

               (a) The authorized capital stock of Interpore consists of 20,000,000 shares of Common Stock, no par value, and 372,951 shares of Preferred Stock ("Interpore Preferred Stock"). As of the date hereof, (i) 7,105,898 shares of Interpore Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) 76,593 shares of Interpore Preferred Stock were issued and outstanding; and (iii) no shares of Interpore Common Stock were held in the treasury of Interpore or by Subsidiaries of Interpore. As of the date of this Agreement no dividends or other distributions have been declared or made by Interpore in respect of any of its capital stock. The Interpore Disclosure Schedule shows the number of shares of Interpore Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date hereof and the plans under which such options were granted (collectively, the "Interpore Stock Plans"). There are no obligations, contingent or otherwise, of Interpore or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Interpore Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business and other than any obligation the failure of which to perform or satisfy would not have an Interpore Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests of each of Interpore's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Interpore or another Subsidiary of Interpore free and clear of all Liens.

               (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under the Interpore Stock Plans or the Cross Stock Option Agreement, and except for the preferred stock purchase rights issued and issuable under the Rights Agreement dated as of August 29, 1995 between Interpore and U.S. Stock Transfer Corporation (the "Interpore Rights Plan"), (i) there are no shares of capital stock of any class of Interpore, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Interpore or any of its Subsidiaries is a party or by which it is bound obligating Interpore or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests of Interpore or any of its Subsidiaries or obligating Interpore or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) to the best knowledge of Interpore, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Interpore. All shares of Interpore Common Stock subject to issuance as specified in this Section 4.2 are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

        Section 4.3.  Authority; No Conflict; Required Filings and Consents.

               (a) Interpore has all requisite corporate power and authority to enter into this Agreement, the Cross Stockholder Agreement and the Stock Option Agreements and to consummate the transactions contemplated by this Agreement, the Cross Stockholder Agreement and the Stock Option Agreements. The execution and delivery of this Agreement, the Cross Stockholder Agreement and the Stock Option Agreements and the consummation of the transactions contemplated by this Agreement, the Cross Stockholder Agreement and the Stock Option Agreements by Interpore have been duly authorized by all necessary corporate action on the part of Interpore, subject only to the approval and adoption of this Agreement and the Merger by Interpore's stockholders under the California Corporations Code (the "CCC"). This Agreement, the Cross Stockholder Agreement and the Stock Option Agreements have been duly executed and delivered by Interpore and constitute the valid and binding obligations of Interpore, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception.

               (b) The execution and delivery of this Agreement, the Cross Stockholder Agreement and the Stock Option Agreements by Interpore does not, and the consummation of the transactions contemplated by this Agreement, the Cross Stockholder Agreement and the Stock Option Agreements will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Interpore or any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Interpore or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Interpore or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which

(x) are not, individually or in the aggregate, reasonably likely to have an Interpore Material Adverse Effect or (y) would not substantially impair or delay the consummation of the Merger.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Interpore or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Cross Stockholder Agreement and the Stock Option Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Certificate of Merger with respect to the Merger with the Delaware Secretary of State, (ii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the Securities Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not (x) be reasonably likely to have an Interpore Material Adverse Effect or (y) substantially impair or delay the consummation of the Merger.

               (d) The affirmative votes of the holders of majorities of the outstanding shares of (i) Interpore Common Stock and (ii) Interpore Series E Preferred Stock at the Interpore Stockholders Meeting or any adjournment or postponement thereof to approve this Agreement are the only votes of the holders of any class or series of Interpore's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

        Section 4.4.  SEC Filings; Financial Statements.

               (a) Interpore has filed and made available to Cross all forms, reports and documents required to be filed by Interpore with the SEC since January 1, 1996 (collectively, the "Interpore SEC Reports"). The Interpore SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Interpore SEC Reports or necessary in order to make the statements in such Interpore SEC Reports, in the light of the circumstances under which they were make, not misleading. None of Interpore's Subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any related notes) of Interpore contained in the Interpore SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Interpore and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Interpore as of December 31, 1997 is referred to herein as the "Interpore Balance Sheet."

        Section 4.5. No Undisclosed Liabilities. Except as disclosed in the Interpore SEC Reports filed prior to the date hereof, and as of the Closing Date, except as set forth in the audited financial statements of Interpore as of December 31, 1997, and except for normal or recurring liabilities incurred since December 31, 1997 in the ordinary course of business consistent with past practices, Interpore and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have an Interpore Material Adverse Effect.

        Section 4.6. Absence of Certain Changes or Events. Except as disclosed in the Interpore SEC Reports filed prior to the date hereof, since the date of the Interpore Balance Sheet, Interpore and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, development, state of affairs or condition, or series or combination of events, developments, states of affairs or conditions, which, individually or in the aggregate, has had or which is reasonably likely to have an Interpore Material Adverse Effect (other than events, developments, states of affairs or conditions that are the effect or result of actions taken by Cross or economic factors affecting the economy as a whole or the industry in which Interpore competes); (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Interpore or any of its Subsidiaries which is reasonably likely to have an Interpore Material Adverse Effect; (iii) any material change by Interpore in its accounting methods, principles or practices to which Cross has not previously consented in writing; (iv) any revaluation by Interpore of any of its assets which is reasonably likely to have an Interpore Material Adverse Effect; or (v) any other action or event that would have required the consent of Cross pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement, other than such actions or events that, individually or in the aggregate, have not had or are not reasonably likely to have an Interpore Material Adverse Effect.

        Section 4.7.  Taxes.

               (a) Interpore and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clauses (i), (ii) or (iii) for any such filings, payments or accruals that are not reasonably likely, individually or in the aggregate, to have an Interpore Material Adverse Effect. Neither the IRS nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Interpore, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have an Interpore Material Adverse Effect. Interpore and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts that are not reasonably likely, individually or in the aggregate, to have an Interpore Material Adverse Effect. Neither Interpore nor any of its Subsidiaries has made an election under Section 341(f) of the Code, except for any such election that shall not have an Interpore Material Adverse Effect. There are no liens for Taxes upon the assets of Interpore or any of its Subsidiaries (other than liens for Taxes that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings), except for liens that are not reasonably likely, individually or in the aggregate, to have an Interpore Material Adverse Effect.

               (b) Neither Interpore nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) for any taxable period beginning on or after the taxable period ending December 31, 1993, other than a group the common parent of which is or was Interpore or any Subsidiary of Interpore.

               (c) Neither Interpore nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity, except for obligations that are not reasonably likely, individually or in the aggregate, to have an Interpore Material Adverse Effect.

        Section 4.8.  Properties.

               (a) Interpore and each of its Subsidiaries has good and valid title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used in the conduct of the businesses of Interpore and its Subsidiaries or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not have an Interpore Material Adverse Effect. All such material assets and properties, other than assets and properties in which Interpore or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens and except for Liens that individually or in the aggregate would not have an Interpore Material Adverse Effect.

               (b) Interpore and each of its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect, except for such noncompliance or failure to be in full force and effect as would not individually or in the aggregate have an Interpore Material Adverse Effect. Interpore and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that would not individually or in the aggregate have an Interpore Material Adverse Effect.

        Section 4.9.  Intellectual Property.

               (a) Interpore and its Subsidiaries own or possess adequate rights to use all intellectual and similar property of every kind and nature relating to or used or necessary in the operation of the business of Interpore and its Subsidiaries, including, without limitation, (i) all patents and trademarks associated with the business of Interpore and its Subsidiaries (including all Governmental Entity trademarks, service marks, logos and designs, all registrations and recordings thereof, and all applications in the United States or any other

Governmental Entity, all goodwill symbolized thereby or associated therewith and all extensions or renewals thereof, all of which are set forth on Section 4.9 of the Interpore Disclosure Schedule), (ii) copyrights associated solely with the business of Interpore and its Subsidiaries, including all copyrights, United States and foreign copyright registrations, and applications to register copyrights which are set forth on Section 4.9 of the Interpore Disclosure Schedule, (iii) inventions, formulae, processes, designs, know-how or other data or information, (iv) confidential or proprietary technical and business information, processes and trade secrets, (v) computer software, (vi) technical manuals and documentation made or used in connection with any of the foregoing, and (vii) licenses or rights with respect to any of the foregoing or property of like nature (collectively, "Interpore Intellectual Property").

                  (b) (i) Section 4.9 of the Interpore Disclosure Schedule sets forth a complete and accurate list of all registered copyrights, patents and trademarks owned by or under obligation of assignment to Interpore or any of its Subsidiaries, currently used in the conduct of the business of Interpore or its Subsidiaries, and all applications therefor;

                      (ii) Section 4.9 of the Interpore Disclosure Schedule sets forth a complete and accurate list of the owners of the Interpore Intellectual Property. Each owner listed in Section 4.9 of the Interpore Disclosure Schedule is listed in the records of the appropriate Governmental Entity as the sole owner of record;

                      (iii) Section 4.9 of the Interpore Disclosure Schedule sets forth a complete and accurate list of all agreements between Interpore, on the one hand, and any Person, on the other hand, granting any right to use or practice any rights with respect to any Interpore Intellectual Property;

                      (iv) there is no encumbrance on the right of Interpore and its Subsidiaries to transfer any of the Interpore Intellectual Property, as herein contemplated;

                      (v) no trade secret, formula, process, invention, design, know-how or any other information currently used in the conduct of the business of Interpore and its Subsidiaries has been disclosed or authorized to be disclosed to any Person, except in the ordinary course of business or pursuant to an obligation of confidentiality binding upon said Person;

                      (vi) there are no pending proceedings by or before any Governmental Entity, including oppositions, interferences, proceedings or suits, relating to such Interpore Intellectual Property, and no such proceedings are threatened;

                      (vii) the conduct of the business of Interpore and its Subsidiaries and the exercise of rights relating to the patents which are part of the Interpore Intellectual Property does not infringe upon or otherwise violate any rights of any Person with respect to the Interpore Intellectual Property;

                      (viii) to Interpore's knowledge, no Person is infringing upon or otherwise violating any patents which are part of the Interpore Intellectual Property;

                      (ix) Neither Interpore nor any of its Subsidiaries has received notice of any claims, obligations or liabilities and there are no pending claims, obligations or liabilities, of an Persons relating to the scope, ownership or use of any of the Interpore Intellectual Property; and

                      (x) each copyright registration, patent and registered trademark and application therefor listed in Section 4.9 of the Interpore Disclosure Schedule is in proper form, has not been disclaimed and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions.

        Section 4.10. Regulation.

               (a) Except as is not reasonably likely to have an Interpore Material Adverse Effect, since March 1, 1993, there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by Interpore or any of its Subsidiaries (the "Interpore Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. Interpore and each of its Subsidiaries has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labeling, testing and inspection of Interpore Products and the operation of manufacturing facilities promulgated by the Food and Drug Administration (the "FDA"), except where the failure so to comply is not likely to have an Interpore

Material Adverse Effect. Except as described in the Interpore SEC Reports, since March 1, 1993, there have been no recalls, field notifications or seizures ordered or, to Interpore's knowledge, threatened by any such governmental or regulatory body with respect to any of the Interpore Products. Interpore has not received, and does not reasonably believe that any facts or circumstances exist that are reasonably likely to result in, any warning letter, or Section 305 notices from the FDA. Section 4.10(a) of the Interpore Disclosure Schedule sets forth summary information concerning all 510(k) applications, Premarket Approvals and Investigation Device Exemptions obtained by Interpore or any of its Subsidiaries from the FDA or required in connection with the manufacturing, marketing and sale of any Interpore Product, including title, date issued, summary and type of FDA action.

               (b) Interpore has obtained, in all countries where Interpore or any of its Subsidiaries is marketing or has marketed the Interpore Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies (including the FDA) in such countries regulating the safety, effectiveness and market clearance of the Products that are currently marketed by Interpore or any of its Subsidiaries (collectively, "Interpore Licenses"), except for any such failures that are not reasonably likely, individually or in the aggregate, to have an Interpore Material Adverse Effect. Section 4.10(b) of the Interpore Disclosure Schedule
(i) contains a complete and accurate list of all Interpore Licenses and (ii) identifies all material information relating to regulation of the Interpore Products, including licenses, registrations, approvals, permits, device listings, inspections, Interpore's and its Subsidiaries' recalls and product actions, audits and Interpore's and its Subsidiaries' ongoing clinical studies. Other than as set forth on Section 4.10(b) of the Interpore Disclosure Schedule, there are no Interpore Licenses or material information of the type described in clause (ii) of the immediately preceding sentence.

               (c) With respect to Interpore Products sold during the last five years, neither Interpore nor any Subsidiary has marketed any of its products for uses other than uses approved by the FDA.

        Section 4.11. Agreements, Contracts and Commitments.

               (a) Subsections (i) through (vii) of Section 4.11(a) of the Interpore Disclosure Schedule contain a list of the following types of contracts and agreements to which Interpore or any Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 4.11(a) of the Interpore Disclosure Schedule being referred to herein collectively as the "Interpore Material Contracts"):

                      (i) all distributor, manufacturer's representative, broker, franchise, agency and dealer contracts and agreements to which Interpore or any Subsidiary is a party;

                      (ii) all contracts with physicians and any scientific advisory board members;

                      (iii) all contracts with independent contractors or consultants (or similar arrangements) to which Interpore or any Subsidiary is a party and which: (A) are reasonably likely to involve consideration of more than $150,000 in the aggregate during the calendar year ended December 31, 1998, or
(B) are reasonably likely to involve consideration of more than $150,000 in the aggregate over the remaining term of the contract;

                      (iv) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which Interpore or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which Interpore or any Subsidiary has imposed (or may impose) a lien on any of its assets, whether tangible or intangible, to secure indebtedness;

                      (v) all contracts and agreements that limit the ability of Interpore or any Subsidiary or, after the Effective Time, Interpore or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

                      (vi) all contracts and agreements between or among Interpore or any Subsidiary, on the one hand, and any affiliate of Interpore (other than a wholly owned Subsidiary), on the other hand; and

                      (vii) all other contracts or agreements (A) which are material to Interpore and its Subsidiaries or the conduct of their respective businesses or (B) the absence of which would have an Interpore Material Adverse Effect or (C) which are believed by Interpore to be of unique value to Interpore even though not material to the business of Interpore.

               (b) Except as would not, individually or in the aggregate, have an Interpore Material Adverse Effect, each contract referred to in paragraphs
(ii) and (vii) above and each other material contract or agreement of Interpore or any Subsidiary which would have been required to be disclosed in Sections 4.11(a)(ii) and (vii) of the Interpore Disclosure Schedule had such contract or agreement been entered into prior to the date of this Agreement, is a legal, valid and binding agreement, and none of the Interpore Material Contracts is in default by its terms or had been canceled by the other party; Interpore and its Subsidiaries are not in receipt of any claim of default under any such agreement; and none of Interpore or any of its Subsidiaries anticipates any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise. Interpore has furnished Interpore with true and complete copies of all Interpore Material Contracts and any and all amendments thereto.

        Section 4.12. Litigation

               (a) Section 4.12(a) of the Interpore Disclosure Schedule sets forth a complete and accurate list, of all claims, actions, litigations, proceedings, product liability claims and investigations pending or, to Interpore's knowledge, threatened against Interpore or any of its Subsidiaries, or any property or asset of Interpore or any of its Subsidiaries, before any Governmental Authority or arbitrator (collectively, "Interpore Claims"). Each Interpore Claim is cross-referenced in Section 4.12 of the Interpore Disclosure Schedule by the insurance policy or policies under which Interpore or any of its Subsidiaries has claimed coverage for such Interpore Claim. There is no Interpore Claim, which, individually or when aggregated with other Interpore Claims which are reasonably likely to result from facts and circumstances that have given rise to such an Interpore Claim, is reasonably likely to have an Interpore Material Adverse Effect. As of the date hereof, neither Interpore nor any of its Subsidiaries nor any property or asset of Interpore or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, an Interpore Material Adverse Effect.

               (b) As of the date hereof, to Interpore's knowledge, neither Interpore nor any of its Subsidiaries has received notice from any source that Interpore or any of its Subsidiaries may be liable with respect to product liability or worker's compensation claims, except for such claims that are not reasonably likely to have, individually or in the aggregate, an Interpore Material Adverse Effect.

        Section 4.13. Environmental Matters. To the knowledge of Interpore and except as disclosed in the Interpore SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have an Interpore Material Adverse Effect: (i) Interpore and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned, leased or operated by Interpore and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned, leased or operated by Interpore or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Interpore or any of its Subsidiaries; (iv) neither Interpore nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Interpore nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither Interpore nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Interpore or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither Interpore nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving Interpore or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Interpore or any of its Subsidiaries pursuant to any Environmental Law.

        Section 4.14. Employee Benefit Plans.

               (a) For purposes of this Agreement, the "Interpore Employee Plans" shall mean all "employee benefit plans" (as defined in Section 3(3) of ERISA), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Interpore or any ERISA Affiliate of Interpore, or any Subsidiary of Interpore (together, the "Interpore Employee Plans"). Interpore has listed in Section 4.14 of the Interpore Disclosure Schedule all Interpore Employee Plans.

               (b) With respect to each Interpore Employee Plan, Interpore has made available to Cross, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Interpore Employee Plan and all amendments thereto, (iii) each trust agreement and group annuity contract, if any, and all amendments thereto relating to such Interpore Employee Plan and (iv) the most recent actuarial report or valuation relating to an Interpore Employee Plan subject to Title IV of ERISA.

               (c) With respect to the Interpore Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Interpore, there exists no condition or set of circumstances in connection with which Interpore could be subject to any liability that is reasonably likely to have an Interpore Material Adverse Effect under ERISA, the Code or any other applicable law.

               (d) With respect to the Interpore Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Interpore, except for obligations which, individually or in the aggregate, are not reasonably likely to have an Interpore Material Adverse Effect.

               (e) Except as disclosed in the Interpore SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Interpore nor any of its Subsidiaries is a party to any oral or written
(i) agreement with any officer or other key employee of Interpore or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Interpore of the nature contemplated by this Agreement, (ii) agreement with any officer of Interpore providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated or the funding of benefits of which will be required, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

               (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of Interpore or any of its Subsidiaries (with respect to their relationship with such entities) that, individually or collectively, provides for the payment by Interpore of any amount (i) that is not deductible under Section 162(a)(1) of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

        Section 4.15. Compliance With Laws. Interpore has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation, including without limitation, Federal Medicare and Medicaid statutes, including without limitation, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn or related statutes or regulations, with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have an Interpore Material Adverse Effect.

        Section 4.16. Accounting and Tax Matters.

               (a) To the best knowledge of Interpore, after consulting with its independent auditors with respect to clause (i) below and its tax advisors with respect to clause (ii) below, neither Interpore nor any of its Affiliates (as defined in Section 5.12) has taken or agreed to take any action which would (i) prevent Interpore from accounting for the business combination to be effected by the Merger as a pooling of interests, or (ii) prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code. Except as contemplated by the Interpore Option Agreement, neither Interpore nor any of its Subsidiaries owns any shares of Cross Common Stock or other securities convertible into shares of Cross Common Stock (exclusive of any shares owned by Interpore's employee benefit plans).

               (b) The terms of the exchange of the outstanding shares of Cross Common Stock for Interpore Common Stock were arrived at as a result of arm's length negotiations. Based on the fairness opinion of Genesis Merchant Group Securities LLC pursuant to Section 4.20 and based on the value of the Interpore Common Stock and Cross Common Stock at the date of this Agreement, the fair market value of the Interpore Common Stock (and, if applicable, cash in lieu of fractional shares) received by each stockholder of Cross will be approximately equal to the fair market value of Cross Common Stock surrendered in the Merger. The only consideration to be issued in the Merger is Interpore Common Stock, except for cash paid for fractional shares and cash paid to dissenters.

               (c) Following consummation of the Merger, (i) Interpore will cause Cross to hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger and at least 90 percent of the fair market value of Sub's net assets and 70 percent of the fair market value of Sub's gross assets and (ii) Cross and its Subsidiaries, on a combined basis, and disregarding any shares of stock of any such Subsidiary, will hold 90% of the fair market value of their net assets, and at least 70% of the fair market value of their gross assets, held immediately prior to the Merger. For purposes of this representation, amounts paid by Cross or Sub to stockholders of Cross who receive cash or other property, either as dissenters' rights or in lieu of fractional shares, amounts used by Cross to pay its expenses related to the Merger and all redemptions or distributions made by Cross in connection with the Merger are included in computing Cross's and Sub's assets held immediately prior to the Merger.

               (d) Immediately prior to the Merger, Interpore will own directly all of the outstanding stock of Sub. Sub is being used solely in order to consummate the Merger, and at no time will Sub conduct any business activities or other operations of any kind prior to the Closing Date.

               (e) Interpore has no intention or plan to cause Cross to issue additional shares of its stock that would result in Interpore losing "control" of Cross within the meaning of Section 368(c) of the Code.

               (f) Interpore has no plan or intention to reacquire any of the Interpore Common Stock issued in the Merger.

               (g) To the best knowledge of Interpore, after the Merger, Interpore will be the sole shareholder of Cross. Interpore has no plan or intention to liquidate Cross; to merge Cross into another corporation; to cause Cross to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; to sell or otherwise dispose of any Cross Common Stock, except for transfers of Cross Common Stock to a corporation controlled by Interpore within the meaning of Section 368(c) of the Code; or to cause Cross to issue any stock to any third party.

               (h) Sub will have no liabilities assumed by Cross, and will not transfer to Cross any assets subject to liabilities in the Merger.

               (i) Following the Merger, Interpore will cause Cross and each of its Subsidiaries to continue its historic business or use a significant portion of its historic business assets in a business.

               (j) Interpore and Sub will pay their respective expenses, if any, incurred in connection with the Merger and neither Interpore nor Sub will pay the expenses of Cross or its stockholders.

               (k) No intercorporate indebtedness exists between Cross and either Interpore or Sub that was issued, acquired, or will be settled at a discount.

               (l) To the best knowledge of Interpore, in the Merger, Interpore will acquire shares of Cross Common Stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of capital stock of Cross in exchange solely for Interpore Common Stock. For purposes of this representation, shares of Cross Common Stock exchanged for cash or other property originating with Interpore will be treated as outstanding Cross Common Stock on the date of the Merger.

               (m) To the best knowledge of Interpore, none of the shares of Cross Common Stock issued and outstanding at any time prior to the Merger have been sold, exchanged, redeemed or otherwise disposed of prior to the Merger in a transaction or transactions related to the Merger (or otherwise in connection with the Merger) for consideration other than Interpore Common Stock, except for shares of Cross Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Interpore Common Stock.

               (n) To the best knowledge of Interpore and based on the representations of Cross, except for any shares of Cross Common Stock subject to dissenters rights of appraisal or exchanged for cash in lieu of fractional shares, and assuming that the Merger will be validly effected pursuant to the laws of the State of Delaware, all of the issued and outstanding shares of all classes of the capital stock of Cross immediately prior to the Merger will be converted and exchanged in the Merger solely for Interpore Common Stock.

               (o) The payment of cash in lieu of fractional shares of Interpore Common Stock is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to stockholders of Cross instead of issuing fractional shares of Interpore Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to stockholders of Cross for their shares of Cross Common Stock. The fractional share interests of each stockholder of Cross will be aggregated, and no stockholder of Cross will receive cash in an amount greater than the value of one full share of Interpore Common Stock.

               (p) Interpore has not filed for protection from creditors under the U.S. bankruptcy laws or otherwise made a general assignment of its assets for the benefit of creditors.

               (q) Interpore is not an investment company within the meaning of
Section 368(a)(2)(F) of the Code.

               (r) No liabilities of any stockholder of Cross will be assumed by Interpore pursuant to or in connection with the Merger.

               (s) To the extent any of the stockholders of Cross or its Subsidiaries has ever performed services for Interpore or has ever entered into any other contractual relationship with Interpore, no part of any consideration paid to such stockholder of Cross for such services or pursuant to such relationship constitutes separate or additional consideration for the shares of Cross Common Stock tendered in the Merger.

               (t) Interpore is entering into the Merger for business reasons and not for the principal purpose of avoiding federal income tax.

               (u) Except as set forth on Section 4.16(t) of the Interpore Disclosure Schedule, the Merger will be consummated in compliance with the material terms of this Agreement, and none of the material terms and conditions therein has been waived or modified, and Interpore has no plan or intention to waive or modify any such material condition. No side agreements exist between Interpore or Sub and any of the stockholders of Cross related to the Merger which set forth terms or conditions or call for payment of consideration by any party not set forth in this Agreement, except as listed on Section 4.16(u) of the Interpore Disclosure Schedule.

               (v) To the best knowledge of Interpore, no shares of Cross Common Stock are owned or have been owned, directly or indirectly, at any time during the past five years by Interpore or Sub.

               (w) No amounts, if any, paid to dissenters will be paid, directly or indirectly, by Interpore, nor will Interpore, directly or indirectly, reimburse Cross for any payments made to dissenters.

               (x) None of the compensation received by any stockholder of Cross who is also an employee or independent contractor of Cross from Interpore will be separate or additional consideration for, or allocable to any of their shares of Cross Common Stock; none of the shares of Interpore Common Stock received by any such stockholder will be separate or additional consideration for, or allocable to, any employment agreement with Interpore or other agreement to perform services for Interpore; and the compensation paid to any such stockholder by Interpore will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

               (y) Interpore knows of no plan or intention of any of the stockholders of Cross to (i) sell, exchange, or otherwise dispose of a number of shares of Interpore Common Stock received pursuant to the Merger that would reduce the Cross stockholders' aggregate ownership of Interpore Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all the formerly outstanding Cross Common Stock as of the same date (but including distributions by Cross and the value of Cross Common Stock redeemed or surrendered by dissenters for cash or other property in connection with the Merger, regardless of whether such distribution, redemption or surrender occurred or occurs prior to the Effective Time) or (ii) enter into any transaction or arrangement that would eliminate substantially all of the economic benefits and burdens of beneficial ownership of any shares of Interpore Common Stock.

               (z) To the best of Interpore's knowledge and based on the representations of Cross, Interpore has no reason to believe that the representations made by Cross in Section 3.16 are not true, correct and complete in all material respects.

        Section 4.17. Registration Statement; Joint Proxy Statement/Prospectus. The information to be supplied by Interpore for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information to be supplied by Interpore for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of Interpore or Cross, at the time of the Interpore Stockholders' Meeting and the Cross Stockholder's Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Interpore Stockholders' Meeting or the Cross Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Interpore or any of its Affiliates, officers or directors should be discovered by Interpore which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Interpore shall promptly inform Cross.

        Section 4.18. Labor Matters. Neither Interpore nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Interpore or any of its Subsidiaries the subject of any material proceeding asserting that Interpore or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Interpore, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Interpore or any of its Subsidiaries.

        Section 4.19. Insurance.

               (a) Section 4.19(a) of the Interpore Disclosure Schedule sets forth a complete and accurate list of all material fire and casualty, general liability, business interruption, product liability, directors and officers and other insurance policies maintained by Interpore or any of its Subsidiaries. All such policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Interpore and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have an Interpore Material Adverse Effect.

               (b) Section 4.19(b) of the Interpore Disclosure Schedule sets forth a complete and accurate list of all products liability insurance policies which Interpore or any of its Subsidiaries has maintained since January 1, 1994. Copies of all such products liability insurance policies have been provided to Cross prior to the date hereof.

        Section 4.20. Opinion of Financial Advisor. The financial advisor of Interpore, Genesis Merchant Group Securities LLC, has delivered to Interpore an opinion dated the date of this Agreement to the effect that the consideration to be received in the Merger by Interpore's shareholders is fair to Interpore's shareholders from a financial point of view, a signed copy of which opinion has been promptly delivered to Cross.

        Section 4.21. No Existing Discussions. As of the date hereof, Interpore is not engaged, directly or indirectly, in any material discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.3).

        Section 4.22. Interpore Rights Plan. Under the terms of the Interpore Rights Plan, neither the execution of this Agreement or the Cross Stock Option Agreement, nor the transactions contemplated hereby or thereby will cause a Distribution Date to occur or cause the rights issued pursuant to the Interpore Rights Plan to become exercisable, and all such rights shall become non-exercisable at the Effective Time.

        Section 4.23. Section 203 of the DGCL Not Applicable. The restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in DGCL Section 203) will not apply to the authorization, execution, delivery and performance of this Agreement, the Stockholder Agreement or the Stock Option Agreements by Cross or by the parties thereto or the consummation of the Merger by Interpore. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to Interpore or (by reason of Interpore's participation therein) the Merger or the other transactions contemplated by this Agreement.

        Section 4.24. Warn Act. Since the enactment of the WARN Act, neither Interpore nor any of its Subsidiaries have effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more operating units within any site of employment of Interpore or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting Interpore or any of its Subsidiaries; nor has Interpore been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of any of Interpore or its Subsidiaries has suffered an "employment loss" (as defined in the WARN Act) during the ninety-day period prior to the Effective Date of this Agreement.

        Section 4.25. Transactions with Related Parties. No Related Party:

               (a) has borrowed money or loaned money to Interpore or any Subsidiary;

               (b) has made or threatened any contractual or other claim of any kind whatsoever against Interpore or any Subsidiary;

               (c) has any interest in any property or assets used by Interpore or any Subsidiary in its business;

               (d) has been engaged in any other transaction with Interpore or any Subsidiary (other than employment relationships disclosed in Section 4.14);

               (e) owns or holds any capital stock or other ownership interest in Cross; or

               (f) since December 1, 1997, has purchased or sold any of the capital stock or other ownership interests of Cross or Interpore.

        Section 4.26. Suppliers and Customers. Section 4.26 of the Interpore Disclosure Schedule contains a list of Interpore's top five suppliers and top ten customers, determined in each case by aggregate purchases. No supplier or customer accounted for more than ten percent of Interpore's and its Subsidiaries' sales or purchases in either of the past two years and no other supplier or customer material to the business of Interpore and its Subsidiaries, taken as a whole, has materially decreased its supplies or orders, as the case may be, or terminated its relationship with Interpore or any Subsidiary.


                                   ARTICLE V.

                                    COVENANTS

        Section 5.1. Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Cross and Interpore each agrees as to itself and its respective Subsidiaries (except to the extent that the other party shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Except as expressly contemplated by this Agreement or the Stock Option Agreements or as set forth in Section 5.1 of the Cross Disclosure Schedule or Section 5.1 of the Interpore Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Cross and Interpore each shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of the other party:

               (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements (including severance agreements) in effect as of the date of this Agreement;

               (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

               (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to employees, consultants or directors, which options represent in the aggregate the right to acquire no more than 200,000 shares (net of cancellations) of Cross Common Stock or Interpore Common Stock, as the case may be, (ii) the issuance of shares of Cross Common Stock or Interpore Common Stock, as the case may be, pursuant to the exercise of options, warrants or other convertible securities outstanding on the date of this Agreement, and (iii) the issuance of capital stock under the Interpore Rights Plan if required by the terms thereof; provided, however, that if either party takes any of the actions listed in clauses (i), (ii) or (iii), such party shall promptly give written notice of such action to the other party;

               (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than properties, inventory and other immaterial assets, in each case in the ordinary course of business);

               (e) Sell, lease, license or otherwise dispose of any of its material properties or assets, except for transactions (including sales, leases, licenses or dispositions of properties, inventory and other immaterial assets) in the ordinary course of business;

               (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees (other than officers) in accordance with past practices; provided, however that if either party increases the salary or wages of its employees, such party shall promptly give written notice of such action to the other party, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers,
(iii) enter into any collective bargaining agreement (other than as required by law or extensions to existing agreements in the ordinary course of business),
(iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

               (g) Amend or propose to amend its Certificate of Incorporation, Articles of Incorporation or Bylaws except as contemplated by this Agreement;

               (h) Incur any indebtedness for borrowed money other than in the ordinary course of business;

               (i) Take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or the Stock Option Agreements or in any of its representations and warranties set forth in this Agreement or the Stock Option Agreements being untrue on and as of the Closing Date;

               (j) Make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or make any material change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1996, except as may be required by applicable law;

               (k) Settle any litigation relating to the transactions contemplated hereby other than any settlement which would not (i) have a Cross Material Adverse Effect (if settled by Cross) or an Interpore Material Adverse Effect (if settled by Interpore) or (ii) adversely affect the consummation of the transactions contemplated hereby;

               (l) Settle or take any other material action with respect to any pending litigation;

               (m)    Cancel or amend any insurance policy; or

               (n) Take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (m) above.

        Section 5.2. Cooperation; Notice; Cure. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Cross and Interpore shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby. Each of Cross and Interpore shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Cross or Interpore under this Agreement to be breached or that renders or will render untrue any representation or warranty of Cross or Interpore contained in this Agreement. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

        Section 5.3.  No Solicitation.

               (a) Cross and Interpore each shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving such party or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions with any person (or group of persons) other than Cross or Interpore or their respective affiliates (a "Third Party") concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Cross or Interpore, or their respective Board of Directors, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or modifying or withdrawing its recommendation with respect to the transactions contemplated hereby or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of such party, if and only to the extent that (1) the Board of Directors of such party believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the prospects of Cross and Interpore as a combined company, would, if consummated, result in a transaction more favorable to the stockholders of such party over the long term than the transaction contemplated by this Agreement (a "Superior Proposal") and the Board of Directors of such party determines in good faith after consultation with outside legal counsel that such action is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality and standstill agreement with terms no less favorable to such party than those contained in the Confidentiality Agreements, each dated October 10, 1997 between Interpore and Cross (the "Confidentiality Agreements"); or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Each of Cross and Interpore agrees not to release any Third Party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless its Board of Directors determines in good faith after consultation with outside legal counsel that such action is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

               (b) Cross and Interpore shall each notify the other party immediately after receipt by Cross or Interpore (or any of their advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of such party by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Such party shall continue to keep the other party hereto informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

        Section 5.4.  Joint Proxy Statement/Prospectus; Registration Statement.

               (a) As promptly as practical after the execution of this Agreement, Cross and Interpore shall prepare and file with the SEC the Joint Proxy Statement/Prospectus and the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, provided that Cross and Interpore may delay the filing of the Registration Statement until preliminary approval of the Joint Proxy Statement/Prospectus by the SEC. Cross and Interpore shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. The Joint Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Cross in favor of adoption of this Agreement and the Merger and the recommendation of the Board of Directors of Interpore in favor of adoption of this Agreement and the Merger; provided that the Board of Directors of either party may modify or withdraw such recommendation if such Board of Directors believes in good faith after consultation with outside legal counsel that the modification or withdrawal of such recommendation is required for such Board of Directors to comply with its fiduciary duties under applicable law.

               (b) Cross and Interpore shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

               (c) If at any time prior to the Effective Time any event relating to Cross or any of its Affiliates, officers or directors should be discovered by Cross which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Cross shall promptly inform Interpore. If at any time prior to the Effective Time any event relating to Interpore or any of its Affiliates, officers or directors should be discovered by Interpore which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Interpore shall promptly inform Cross.

        Section 5.5. NASDAQ Quotation and Listing. Each of Cross and Interpore agrees to continue the quotation and listing of Cross Common Stock and Interpore Common Stock, respectively, on NASDAQ SmallCap Market and the NASDAQ National Market, respectively, during the term of this Agreement.

        Section 5.6. Access to Information. Upon reasonable notice, Cross and Interpore shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records and, during such period, each of Cross and Interpore shall, and shall cause each of their respective Subsidiaries to, furnish promptly to the other (a) copies of monthly financial reports and development reports, (b) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (c) all other information concerning its business, properties and personnel as such other party may reasonably request. The parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreements. No information or knowledge obtained in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

        Section 5.7. Stockholders' Meetings. Cross and Interpore each shall call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. Subject to Sections 5.3 and 5.4, Cross and Interpore shall, through their respective Boards of Directors, recommend to their respective stockholders adoption of this Agreement and approval of such matters and shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Unless otherwise required to comply with the applicable fiduciary duties of the respective directors of Cross and Interpore, as determined by such directors in good faith after consultation with outside legal counsel, each party shall use all reasonable efforts to solicit from stockholders of such party proxies in favor of such matters. Cross and Interpore intend to submit additional proposals to their respective stockholders at the Cross Stockholders' Meeting and the Interpore Stockholders' Meeting, respectively, separate from the proposals referred to in the first sentence of this Section 5.7, including Interpore's proposal to reincorporate by merger into a Delaware corporation. The approval by Cross's stockholders or Interpore's stockholders, as the case may be, of such additional proposals shall not be a condition to the closing of the Merger under this Agreement.

        Section 5.8.  Legal Conditions to Merger.

               (a) Cross and Interpore shall each use all reasonable efforts to
(i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable,
(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Cross or Interpore or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law. Cross and Interpore shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Cross and Interpore shall use their reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement.

               (b) Cross and Interpore agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable efforts to obtain any government clearances required for Closing (including through compliance with any applicable foreign government reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any federal, state or foreign antitrust or fair trade law. Cross and Interpore shall cooperate and work together in any proceedings or negotiations with any Governmental Entity relating to any of the foregoing. Notwithstanding anything to the contrary in this Section 5.8, neither Cross nor Interpore, nor any of their respective Subsidiaries, shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

               (c) Each of Cross and Interpore shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third party consents related to or required in connection with the Merger.

        Section 5.9. Public Disclosure. Cross and Interpore shall use all reasonable efforts to agree on the form and content of their respective press releases, which press releases shall (i) announce the transactions contemplated hereby and (ii) contain disclosure of Cross's and Interpore's respective financial results for the quarter and year ended December 31, 1997. Thereafter, Cross and Interpore shall consult with each other before issuing, and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

        Section 5.10. Nonrecognition Exchange. From and after the date hereof and until the Effective Time, neither Cross nor Interpore, nor any of their respective Subsidiaries or other Affiliates shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a reorganization described in Section 368(a) of the Code. Each party shall provide reasonable cooperation to Porter, Wright, Morris & Arthur to enable Porter, Wright, Morris and Arthur to issue their opinion as set forth in Section 6.2(c).

        Section 5.11. Pooling Accounting. From and after the date hereof and until the Effective Time, neither Cross nor Interpore, nor any of their respective Subsidiaries or other Affiliates shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes. Cross and Interpore shall each provide reasonable cooperation to Coopers & Lybrand, L.L.P. and Ernst & Young LLP to enable them to issue their respective letters as set forth in Section 6.1(e).

        Section 5.12. Affiliate Agreements.

               (a) Upon the execution of this Agreement, Cross will provide Interpore with a list of those persons who are, in Cross's reasonable judgment, "affiliates" of Cross, within the meaning of Rule 145 or for purposes (each such person who is an "affiliate" of Cross within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Cross shall provide Interpore such information and documents as Interpore shall reasonably request for purposes of reviewing such list and shall notify Interpore in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Cross shall use all reasonable efforts to deliver or cause to be delivered to Interpore within 30 days following the date hereof (and in any case at least 30 days prior to the Effective Time) from each of its Affiliates, an executed Affiliate Agreement, in substantially the form of Exhibit E attached hereto (each, a "Cross Affiliate Agreement," and together, the "Cross Affiliate Agreements").

               (b) Upon the execution of this Agreement, Interpore will provide Cross with a list of those persons who are, in Interpore's reasonable judgment, Affiliates of Interpore. Interpore shall provide Cross such information and documents as Cross shall reasonably request for purposes of reviewing such list and shall notify Cross in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Interpore shall use all reasonable efforts to deliver or cause to be delivered to Interpore within 30 days following the date hereof (and in any case at least 30 days prior to the Effective Time) from each of its Affiliates, an executed Affiliate Agreement, in substantially the form of Exhibit F attached hereto (each, a "Interpore Affiliate Agreement," and together, the "Interpore Affiliate Agreements").

        Section 5.13. NASDAQ Listing. Interpore shall use all reasonable efforts to cause the shares of Interpore Common Stock to be issued in the Merger and upon exercise of Cross Stock Options to be authorized for inclusion in the NASDAQ National Market, prior to the Effective Time, subject to official notice of issuance.

        Section 5.14. Cross Stockholder Agreement Legend. Cross will inscribe upon any Certificate representing Subject Shares tendered by a Stockholder (as defined in the Cross Stockholder Agreement) for such purpose the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF CROSS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF FEBRUARY 11, 1998, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF CROSS."

        Section 5.15. Interpore Stockholder Agreement Legend. Interpore will inscribe upon any Certificate representing Subject Shares tendered by a Stockholder (as defined in the Interpore Stockholder Agreement) for such purpose the following legend: "THE SHARES OF COMMON STOCK, NO PAR VALUE PER SHARE, OF INTERPORE REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF FEBRUARY 11, 1998, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF INTERPORE."

        Section 5.16. Stock Plans.

               (a) At the Effective Time, each outstanding option to purchase shares of Cross Common Stock (an "Cross Stock Option") under the Cross Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Cross Stock Option, the same number of shares of Interpore Common Stock as the holder of such Cross Stock Option would have been entitled to receive pursuant to the Merger, had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded downward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Cross Common Stock purchasable pursuant to such Cross Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Interpore Common Stock deemed purchasable pursuant to such Cross Stock Option in accordance with the foregoing.

               (b) As soon as practicable after the Effective Time, Interpore shall deliver to the participants in the Cross Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to Cross Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.15 after giving effect to the Merger).

               (c) Interpore shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Interpore Common Stock for delivery under Cross Stock Plans assumed in accordance with this Section 5.16. As soon as practicable after the Effective Time, Interpore shall amend its registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Interpore Common Stock deemed purchasable pursuant to the Cross Stock Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding.

               (d) The Board of Directors of Cross shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Cross Stock Plans and the instruments evidencing the Cross Stock Options, to provide for the conversion of the Cross Stock Options into options to acquire Interpore Common Stock in accordance with this Section 5.16 without obtaining consent of the holders of the Cross Stock Options in connection with such conversion; provided, however, that Cross shall use all reasonable efforts to obtain from each holder of Cross Stock Options a waiver of any right of such holder to receive any cash payment which may become due with respect to any Cross Stock Options that are exercisable immediately prior to the Effective Time as a result of the consummation of the transactions contemplated hereby.

               (e) The Board of Directors of Cross shall, prior to or as of the Effective Time, take appropriate action to approve the deemed cancellation of the Cross Stock Options for purposes of Section 16(b) of the Exchange Act. The Board of Directors of Interpore shall, prior to or as of the Effective Time, take appropriate action to approve the deemed grant of options to purchase Interpore Common Stock under the Cross Stock Options (as converted pursuant to this Section 5.16) for purposes of Section 16(b) of the Exchange Act.

        Section 5.17. Brokers or Finders. Each of Cross and Interpore represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Piper Jaffray Inc., whose fees and expenses will be paid by Cross in accordance with Cross's agreement with such firm (a copy of which has been delivered by Cross to Interpore prior to the date of this Agreement), and Genesis Merchant Group Securities LLC, whose fees and expenses will be paid by Interpore in accordance with Interpore's agreement with such firm (a copy of which has been delivered by Interpore prior to the date of this Agreement). Each of Interpore and Cross agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates.

        Section 5.18. Indemnification.

               (a) From and after the Effective Time, each of Cross and Interpore agrees that it will indemnify and hold harmless each present and former director and officer of Cross and Interpore and their respective Subsidiaries, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Cross or Interpore, as the case may be, would have been permitted under Delaware or California law, as applicable, and its certificate or articles of incorporation or bylaws in effect on the date hereof to indemnify such Indemnified Party (and such party shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

               (b) For a period of six years after the Effective Time, Interpore shall maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Cross's or Interpore's directors' and officers' liability insurance policy (copies of which have been heretofore delivered by Cross and Interpore to each other) with coverage in amount and scope at least as favorable as Cross's or Interpore's existing coverage; provided that in no event shall Interpore be required to expend in the aggregate in excess of 200% of the annual premium currently paid by Cross and Interpore for such coverage; and if such premium would at any time exceed 200% of the such amount, then Interpore shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

               (c) The provisions of this Section 5.18 are intended to be an addition to the rights otherwise available to the current officers and directors of Cross and Interpore by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

        Section 5.19. Stock Option Agreements. Interpore and Cross each agree to fully perform their respective obligations under the Stock Option Agreements.

        Section 5.20. No Warn Act Activities . From the date hereof through the Closing Date, Cross shall not effectuate (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Cross's or the Subsidiaries' business, of (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Cross's or the Subsidiaries' business without giving all notices required by the WARN Act, or any similar state law or regulation and Cross shall assume all liability for any alleged failure to give such notice and indemnify and hold harmless Interpore and its Affiliates for any and all claims asserted under the WARN Act or any similar state law or regulation because of a "plant closing" or a "mass layoff" occurring on or before the Closing Date. For purposes of this Agreement, the Closing Date is the "effective date" for purposes of the WARN Act.

        Section 5.21. Post-Merger Corporate Governance; Employment Arrangements.

               (a) Immediately following the Effective Time, the total number of persons serving on the Board of Directors of Interpore shall be six (unless otherwise agreed in writing by Interpore and Cross prior to the Effective Time), three of whom shall be Interpore Directors and three of whom shall be Cross Directors (as such terms are defined below). In the event that, prior to the Effective Time, any person so selected to serve as an Interpore Director after the Effective Time is unable or unwilling to serve in such position, the Board of Directors of Interpore shall designate, at its sole discretion, another of its members to serve in such person's stead. In the event that, prior to the Effective Time, any person so selected to serve as a Cross Director after the Effective Time is unable or unwilling to serve in such position, the Board of Directors of Cross shall designate, at its sole discretion, another of its members to serve in such person's stead. The persons to serve initially on the Board of Directors of Interpore immediately after the Effective Time who are "Interpore Directors" shall be David C. Mercer, William A. Eisenecher and G. Bradford Jones; and the persons to serve initially on the Board of Directors of Interpore at the Effective Time who are "Cross Directors" shall be Joseph A. Mussey, Daniel A. Funk and Robert J. Williams. The Board of Directors of Interpore immediately following the Effective Time shall be divided into three classes, and the Interpore Directors and Cross Directors shall be evenly spread between Interpore's three classes of directors as follows: Messrs. Mercer and Mussey shall serve until the third annual meeting of Interpore's stockholders following the Effective Time; (ii) Messrs. Eisenecher and Funk shall serve until the second annual meeting of Interpore's stockholders following the Effective Time; and (iii) Messrs. Jones and Williams shall serve until the first annual meeting of Interpore's stockholders following the Effective Time.

               (b) Immediately following the Effective Time: (i) David C. Mercer, the current President and Chief Executive Officer of Interpore, shall hold the position of Chief Executive Officer and Chairman of the Board of Interpore, (ii) Joseph A. Mussey, the current President and Chief Executive Officer of Cross, shall hold the position of President and Chief Operating Officer of Interpore, (iii) Richard L. Harrison, the current Vice President and Chief Financial Officer of Interpore, shall hold the position of Senior Vice President and Chief Financial Officer of Interpore and (iv) Paul A. Miller, the current Vice President and Chief Financial Officer of Cross, shall hold the position of Vice President, Administration and Business Development of Interpore. If any of the persons identified above in this Section 5.21(b) is unable or unwilling to hold such offices as set forth above, his successor shall be selected by the Board of Directors of Interpore in accordance with the Bylaws of Interpore. None of Messrs. Mercer, Mussey, Harrison or Miller shall have any right, remedy or cause of action under this Section 5.21, nor shall they be third party beneficiaries of this Section 5.21.

               (c) Each of Interpore and Cross shall cause Interpore to incorporate the provisions contained in this Section 5.21(a), as appropriate, into the Bylaws of Interpore in effect at the Effective Time, which provisions shall thereafter be amended only with the approval of 75% of the members of the Board of Directors of Interpore.

        Section 5.22. Conveyance Taxes. Cross and Interpore shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

        Section 5.23. Transfer Taxes. Cross shall pay, and Interpore shall pay, on behalf of the stockholders of Cross and Interpore, respectively, any transfer taxes imposed on the stockholders of Cross and Interpore, respectively, by any State of the United States (and any interest with respect to such taxes) (the "Transfer Taxes"), which become payable in connection with the transactions contemplated by this Agreement. Cross and Interpore shall cooperate in the preparation, execution and filing of any required returns with respect to such Transfer Taxes (including returns on behalf of the stockholders of Cross and Interpore). The Joint Proxy Statement/Prospectus shall provide that the stockholders of Cross and Interpore shall be deemed to have (i) authorized Cross and Interpore, respectively, to prepare, execute and file any tax returns relating to Transfer Taxes and pay any Transfer Taxes arising in connection with the Merger, in each case, on behalf of such holders and (ii) agreed to be bound by the values and allocations established by Cross and Interpore in the preparation of any return with respect to the Transfer Taxes, if applicable.

        Section 5.24. Stockholder Litigation. Each of Cross and Interpore shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against Cross or Interpore, as applicable, and its directors relating to the transactions contemplated hereby.

        Section 5.25. Employee Benefits; Severance.

               (a) After the Effective Time, Interpore's management shall submit to Interpore's Board of Directors for its approval an annual bonus plan for management employees for the 1998 fiscal year, which plan shall replace the current Cross and Interpore annual bonus plans, and shall calculate the amounts payable to participants thereunder in accordance with the terms of such plan.

               (b) For purposes of determining eligibility to participate, vesting, entitlement to benefits and in all other respects where length of service is relevant (except for pension benefit accruals) under any employee benefit plan or arrangement covering employees of Cross and its Subsidiaries ("Cross Employees") or employees of Interpore and its Subsidiaries ("Interpore Employees") following the Effective Time, Interpore shall cause such plans or arrangements to recognize service credit for service with Cross or Interpore (as applicable) and any of their respective Subsidiaries to the same extent such service was recognized under the applicable employee benefit plans immediately prior to the Effective Time.

               (c) Immediately prior to the Effective Time, Cross shall terminate the Danninger Medical Technology, Inc. Retirement Express Savings Plan (the "Cross 401(k) Plan"), and as soon as practicable following the Effective Time, Cross shall prepare and file with the IRS an application for a determination letter with respect to the qualified status of the Cross 401(k) Plan.

               (d) Interpore agrees to use all reasonable efforts, including obtaining any necessary employee consents, to prevent the automatic funding of any escrow, trust or similar arrangement pursuant to any employment agreement, arrangement or benefit plan that arises in connection with the execution of this Agreement or the consummation of any of the transactions contemplated hereby.

        Section 5.26. Supplemental Indenture. Within a reasonable time after the Effective Time, Interpore agrees to enter into a Supplemental Indenture (the "Supplemental Indenture") with the Trustee under that certain Indenture between Cross and Fifth Third Bank, dated as of May 15, 1996 (the "Existing Indenture"), in connection with the issuance by Cross of its 8.5% Convertible Subordinated Debentures Due 2003 (the "Debentures"). The Supplemental Indenture shall provide that after the Effective Time, the holder of each Debenture shall have the right to convert such Debenture into the same number of shares of Interpore Common Stock that such holder would have been entitled to receive in the Merger if such Debenture had been converted into Cross Common Stock immediately prior to the Effective Time, subject to adjustment pursuant to Section 5.04 of the Existing Indenture.

        Section 5.27. No Tax Offset Payments. Cross shall not make any "Tax Offset Payment" (as such term is defined in Section 10 of the Danninger Medical Technology, Inc. 1994 Stock Option Plan).


                                   ARTICLE VI.

                              CONDITIONS TO MERGER

        Section 6.1. Conditions to Each Party's Obligation to Effect the Merger . The respective obligations of each party to this Agreement to effect the
Merger shall be subject to the satisfaction or waiver by each party prior to the Effective Time of the following conditions:

               (a) Stockholder Approval. This Agreement and the Merger shall have been approved in the manner required under the DGCL and the CCC by the respective holders of the issued and outstanding shares of capital stock of Cross and Interpore.

               (b) Approvals. Other than the filings provided for by Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entities, the failure of which to file, obtain or occur is reasonably likely to have a Cross Material Adverse Effect or an Interpore Material Adverse Effect, shall have been filed, been obtained or occurred. Without limiting the foregoing sentence, the SEC shall have not indicated its opposition to the pooling of interests accounting treatment of the Merger.

               (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

               (d) No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

               (e) Pooling Letters. Cross and Interpore shall have received letters, dated as of the Closing Date, from Coopers & Lybrand, L.L.P. and Ernst & Young LLP, respectively, addressed to Cross and Interpore (i) regarding their concurrence with the respective conclusions of management of Cross and Interpore, as to the appropriateness of the pooling of interests accounting, under Accounting Principles Board Opinion No. 16 for the transactions contemplated hereby and (ii) stating that the basis for such concurrence is their belief that the criteria for such accounting treatment have been met, it being agreed that Cross and Interpore shall each provide reasonable cooperation to Coopers & Lybrand, L.L.P. and Ernst & Young LLP to enable them to issue such letters.

               (f) NASDAQ Listing. The shares of Interpore Common Stock to be issued in the Merger and upon exercise of Cross Stock Options shall have been authorized for inclusion in the NASDAQ National Market, subject to official notice of issuance.

        Section 6.2. Additional Conditions to Obligations of Cross. The obligation of Cross to effect the Merger is subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Cross:

               (a) Representations and Warranties. The representations and warranties of Interpore set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and
(ii) inaccuracies or changes which, individually or in the aggregate, have not had and are not reasonably likely to have an Interpore Material Adverse Effect or a material adverse effect upon the consummation of the transactions contemplated hereby; and Cross shall have received a certificate signed on behalf of Interpore by the chief executive officer and the chief financial officer of Interpore to such effect.

               (b) Performance of Obligations of Interpore. Interpore shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Cross shall have received a certificate signed on behalf of Interpore by the chief executive officer and the chief financial officer of Interpore to such effect.

               (c) Tax Opinion. Cross shall have received the opinion of Porter, Wright, Morris & Arthur, counsel to Cross, based upon reasonably requested representation letters and dated the Closing Date, to the effect that the Merger will be treated as a reorganization described in Section 368(a) of the Code. This condition shall be deemed to have been waived by Cross if Cross fails to take all reasonable steps, including making all necessary representations, to enable Porter, Wright, Morris & Arthur to issue their opinion. In rendering such tax opinion, Porter, Wright, Morris & Arthur shall be entitled to make certain reasonable qualifications and assumptions and to rely upon the representations contained in Sections 3.16 and 4.16 of this Agreement and such other representations as it reasonably deems necessary, including, without limitation, representations of Cross's officers and stockholders holding in excess of five percent (5%) of the outstanding Cross Common Stock, and representations of officers of Interpore, in each case reasonably satisfactory in form and substance to Porter, Wright, Morris & Arthur.

               (d) No Trigger of Interpore Rights Plan. No event shall have occurred that has or would result in the triggering of any right or entitlement of stockholders of Interpore under the Interpore Rights Plan, or will occur as a result of the consummation of the Merger.

        Section 6.3. Additional Conditions to Obligations of Interpore. The obligations of Interpore to effect the Merger are subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Interpore:

               (a) Representations and Warranties. The representations and warranties of Cross set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) inaccuracies or changes which, individually or in the aggregate, have not had and are not reasonably likely to have a Cross Material Adverse Effect, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Interpore shall have received a certificate signed on behalf of Cross by the chief executive officer and the chief financial officer of Cross to such effect.

               (b) Performance of Obligations of Cross. Cross shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Interpore shall have received a certificate signed on behalf of Cross by the chief executive officer and the chief financial officer of Cross to such effect.

               (c) Resignation of Edward R. Funk. Edward R. Funk shall have resigned his employment with Cross and its Subsidiaries, and Cross shall have terminated (i) Mr. Funk's current employment agreements with Cross and its Subsidiaries, (ii) that certain Split Dollar Insurance Plan between Cross and Edward R. Funk Irrevocable Trust Life Insurance Trust #1 as the Owner dated 11/10/88 and (iii) that certain Split Dollar Insurance Plan between Cross and Edward R. Funk Irrevocable Trust Life Insurance Trust #2 as the Owner dated 11/10/88.

               (d) Insurance. Cross shall have obtained products liability insurance policies covering any Cross spinal fixation products used in surgeries on or after January 1, 1995 and on or before December 31, 1996, for claims brought on or before December 31, 2003, without regard to the date of injury, with coverage in an amount equal to $5 million per occurrence and $5 million in the aggregate per calendar year, for a total purchase price not to exceed $400,000; provided such policies shall not contain exclusions other than those reasonably acceptable to Interpore. Such insurance coverage shall be in addition to Cross's existing coverage.

               (e) Appraisal Rights. Stockholders of Cross making written demand pursuant to Section 262(d)(1) of the DGCL to exercise appraisal rights with respect to the Merger shall hold fewer than five percent (5%) of the outstanding shares of Cross Common Stock.

               (f) Dissenters' Rights. Stockholders of Interpore making written demand pursuant to Chapter 13 of the CCC to exercise dissenters' rights with respect to the Merger shall hold fewer than five percent (5%) of the outstanding shares of Interpore Common Stock.


                                  ARTICLE VII.

                            TERMINATION AND AMENDMENT

        Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(h), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Cross or Interpore:

               (a)    by mutual written consent of Cross and Interpore; or

               (b) by either Cross or Interpore if the Merger shall not have been consummated by June 30, 1998 (provided that (i) either Cross or Interpore may extend such date to August 31, 1998 by providing written notice thereof to the other party on or prior to June 30, 1998 (August 31, 1998, as it may be so extended, shall be referred to herein as the "Outside Date") and (ii) the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

               (c) by either Cross or Interpore if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

               (d) (i) by Cross or Interpore, if, at the Interpore Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Interpore in favor of the approval and adoption of this Agreement and the Merger shall not have been obtained; or (ii) by Interpore or Cross if, at the Cross Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Cross in favor of the approval and adoption of this Agreement and the Merger shall not have been obtained; or
               (e) by Cross, if (i) the Board of Directors of Interpore shall have withdrawn or modified its recommendation of this Agreement or the Merger (provided that Cross's right to terminate this Agreement under such clause
(e)(i) shall not be available if at such time Interpore would be entitled to terminate this Agreement under Section 7.1(h) without giving effect to the cure period); (ii) after the receipt by Interpore of an Acquisition Proposal, Cross requests in writing that the Board of Directors of Interpore reconfirm its recommendation of this Agreement and the Merger to the stockholders of Interpore and the Board of Directors of Interpore fails to do so within 10 business days after its receipt of Cross's request; (iii) the Board of Directors of Interpore shall have recommended to the stockholders of Interpore an Alternative Transaction (as defined in Section 7.3(e)); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of Interpore Common Stock is commenced (other than by Cross or an Affiliate of Cross) and the Board of Directors of Interpore recommends that the stockholders of Interpore tender their shares in such tender or exchange offer; or (v) for any reason Interpore fails to call and hold the Interpore Stockholders' Meeting by the Outside Date (provided that Cross's right to terminate this Agreement under such clause (e)(v) shall not be available if at such time Interpore would be entitled to terminate this Agreement under
Section 7.1(h) without giving effect to the cure period); or

               (f) by Interpore, if (i) the Board of Directors of Cross shall have withdrawn or modified its recommendation of this Agreement or the Merger (provided that Interpore's right to terminate this Agreement under such clause
(f)(i) shall not be available if at such time Cross would be entitled to terminate this Agreement under Section 7.1(h) without giving effect to the cure period); (ii) after the receipt by Cross of an Acquisition Proposal, Interpore requests in writing that the Board of Directors of Cross reconfirm its recommendation of this Agreement and the Merger to the stockholders of Interpore and the Board of Directors of Cross fails to do so within 10 business days after its receipt of Interpore's request; (iii) the Board of Directors of Cross shall have recommended to the stockholders of Cross an Alternative Transaction (as defined in Section 7.3(e)); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of Cross Common Stock is commenced (other than by Interpore or an Affiliate of Interpore) and the Board of Directors of Cross recommends that the stockholders of Cross tender their shares in such tender or exchange offer; or (v) for any reason Cross fails to call and hold the Cross Stockholders' Meeting by the Outside Date (provided that Interpore's right to terminate this Agreement under such clause (f)(v) shall not be available if at such time Cross would be entitled to terminate this Agreement under Section 7.1(h) without giving effect to the cure period); or

               (g) by Cross or Interpore, prior to the approval of this Agreement by the stockholders of such party, if, as a result of a Superior Proposal received by such party from a Third Party, the Board of Directors of such party determines in good faith after consultation with outside legal counsel that accepting such Superior Proposal is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law; provided, however, that no termination shall be effective pursuant to this
Section 7.1(g) under circumstances in which a termination fee is payable by the terminating party pursuant to Section 7.3(b)(iii) or (c)(iii), unless concurrently with such termination, such termination fee is paid in full by the terminating party in accordance with Section 7.3(b)(iii) or (c)(iii), as applicable; or

               (h) by Cross or Interpore, if (A) there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) will cause the conditions set forth in Section 6.2(a) or (b) (in the case of termination by Cross) or 6.3(a) or (b) (in the case of termination by Interpore) not to be satisfied, and (ii) shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party; or (B) any event shall have occurred which makes it impossible for the conditions set forth in Article VI hereof (other than Section 6.1(a), 6.1(e), 6.2(d) and 6.3(c)) to be satisfied, provided that any termination pursuant to this clause
(B) shall not be effective until 20 business days after notice thereof is delivered by the party seeking to terminate to the other party, and shall be automatically rescinded if (1) such condition is solely for the benefit of the party receiving such notice and (2) such party, prior to such 20th business day, irrevocably waives satisfaction of such condition based on such event.

        Section 7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Cross, Interpore, or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 5.17 and 7.3 and except that such termination shall not limit liability for a willful breach of this Agreement; provided that, the provisions of Sections 5.17 and 7.3 of this Agreement, the Stock Option Agreements and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

        Section 7.3.  Fees and Expenses.

               (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

               (b) Cross shall pay Interpore a termination fee of $2.0 million upon the earliest to occur of the following events:

                      (i) the termination of this Agreement by either Interpore or Cross pursuant to Section 7.1(d)(ii), but only if a proposal for an Alternative Transaction (as defined below) involving Cross shall have been publicly announced prior to the Cross Stockholders' Meeting and either a definitive agreement for an Alternative Transaction is entered into, or an Alternative Transaction is consummated, within eighteen months of such termination;

                      (ii) the termination of this Agreement by Interpore pursuant to Section 7.1(f); or

                      (iii) the termination of this Agreement by Cross pursuant to Section 7.1(g).

               Cross's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Interpore against Cross and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment. Notwithstanding the foregoing, if and to the extent that Interpore has purchased shares of Cross Common Stock pursuant to the Interpore Stock Option Agreement prior to the payment of the $2.0 million fee provided for herein (the "Fee Payment Date"), the amount payable to Interpore under this
Section 7.3(b), together with (i)(x) the net cash amount received by Interpore prior to the Fee Payment Date pursuant to Cross's repurchase of Shares (as defined in the Interpore Stock Option Agreement) pursuant to Section 7 of the Interpore Stock Option Agreement, less (y) Interpore's purchase price for such Shares, and (ii)(x) the amounts received by Interpore prior to the Fee Payment Date pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged), less (y) Interpore's purchase price for such Shares, shall not exceed $2.0 million.

               (c) Interpore shall pay Cross a termination fee of $2.0 million upon the earliest to occur of the following events:

                      (i) the termination of this Agreement by either Cross or Interpore pursuant to Section 7.1(d)(i), but only if a proposal for an Alternative Transaction (as defined below) involving Interpore shall have been publicly announced prior to the Interpore Stockholders' Meeting and either an Alternative Transaction is entered into, or an Alternative Transaction is consummated, within eighteen months of such termination;

                      (ii) the termination of this Agreement by Cross pursuant to Section 7.1(e); or

                      (iii) the termination of this Agreement by Interpore pursuant to Section 7.1(g).

               Interpore's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Cross against Interpore and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment. Notwithstanding the foregoing, if and to the extent that Cross has purchased shares of Interpore Common Stock pursuant to the Cross Stock Option Agreement prior to the Fee Payment Date, the amount payable to Cross under this Section 7.3(c), together with (i)(x) the net cash amount received by Cross prior to the Fee Payment Date pursuant to Interpore's repurchase of Shares (as defined in the Cross Stock Option Agreement) pursuant to Section 7 of the Cross Stock Option Agreement, less (y) Cross's purchase price for such Shares, and (ii)(x) the amounts received by Cross prior to the Fee Payment Date pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged), less (y) Cross's purchase price for such Shares, shall not exceed $2.0 million.

               (d) The fees payable pursuant to Section 7.3(b) or 7.3(c) shall be paid concurrently with the first to occur of the events described in Section 7.3(b)(i), (ii) or (iii) or 7.3(c)(i), (ii) or (iii), respectively.

               (e) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any Third Party acquires more than 20% of the outstanding shares of Cross Common Stock or Interpore Common Stock, as the case may be, pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving Cross or Interpore pursuant to which any Third Party (or the stockholders of a Third Party) acquires more than 20% of the outstanding shares of Cross Common Stock or Interpore Common Stock, as the case may be, or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Cross or Interpore, and the entity surviving any merger or business combination including any of them) of Cross or Interpore having a fair market value (as determined by the Board of Directors of Cross or Interpore, as the case may be, in good faith) equal to more than 20% of the fair market value of all the assets of Cross or Interpore, as the case may be, and their respective Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        Section 7.4. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Cross or Interpore, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 7.5. Extension; Waiver. At any time prior to the Effective
Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE VIII.

                                  MISCELLANEOUS

        Section 8.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.4, 2.1, 2.2, 5.17, 5.18,
5.20 and 5.24 and Article VIII, the agreements of the Affiliates delivered pursuant to Section 5.12 and the Confidentiality Agreements.

        Section 8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)    if to Cross, to

                             Cross Medical Products, Inc.
                             5160 Blazer Memorial Parkway
                             Suite A
                             Dublin, Ohio  43017
                             Attn:  Joseph A. Mussey
                             Telecopy:  (614) 718-0528

                             with a copy to

                             Porter, Wright, Morris & Arthur
                             41 South High Street
                             Columbus, Ohio 43215
                             Attn:  Curtis A. Loveland, Esq.
                             Telecopy:  (614) 227-2100

               (b)    if to Interpore, to

                             Interpore International
                             181 Technology Drive
                             Irvine, California  92718
                             Attn:  David C. Mercer
                             Telecopy:  (714) 453-1884

                             with a copy to:

                             Latham & Watkins
                             650 Town Center Drive
                             20th Floor
                             Costa Mesa, California 92626-1925
                             Attn:  Charles K. Ruck, Esq.
                             Telecopy:  (714) 755-8290

        Section 8.3. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 11, 1998.

        Section 8.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 8.5. Entire Agreement; No Third Party Beneficiaries. This Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.17 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreements shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Cross nor Interpore makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

        Section 8.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

        Section 8.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        IN WITNESS WHEREOF, Cross and Interpore have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.


                                      INTERPORE INTERNATIONAL, A CALIFORNIA
                                      CORPORATION


                                      By:    /s/ DAVID C. MERCER
                                         ---------------------------------------
                                      Name:  David C. Mercer
                                      Title: President and Chief Executive
                                             Officer


                                      BUCKEYE INTERNATIONAL, INC., A DELAWARE
                                      CORPORATION


                                      By:    /s/ DAVID C. MERCER
                                         ---------------------------------------
                                      Name:  David C. Mercer
                                      Title: President and Chief Executive
                                             Officer


                                      CROSS MEDICAL PRODUCTS, INC., A DELAWARE
                                      CORPORATION


                                      By:    /s/ JOSEPH A. MUSSEY
                                         ---------------------------------------
                                      Name:  Joseph A. Mussey
                                      Title: President and Chief Executive
                                             Officer

                                                                       ANNEX II.
                                                     FAIRNESS OPINION OF GENESIS

                             GENESIS MERCHANT GROUP
                                   SECURITIES


                                                               February 11, 1998


Board of Directors
Interpore International
181 Technology Drive
Irvine, California  92718

Gentlemen:

    We understand that Interpore International, a California corporation ("Interpore" or the "Company"), Break Acquisition Corporation, a Delaware corporation ("NewCo"), and Cross Medical Products, Inc., a Delaware corporation ("Cross") propose to enter into an Agreement and Plan of Merger ("Agreement"), dated as of February 11, 1998, pursuant to which Cross will merge its assets and liabilities into NewCo in a pooling transaction in exchange for 1.275 (the "Exchange Ratio") shares of Interpore common stock for each share of Cross common stock (the "Merger") outstanding at the closing of the Merger. The terms of the Merger are more fully described in the Agreement.

    You have requested our opinion with respect to the fairness to Interpore, from a financial point of view as of the date hereof, of the Exchange Ratio to be used in calculating the number of Interpore common shares to be issued to Cross shareholders in exchange for each common share of Cross held by them at the close of the Merger. In arriving at the opinion set forth herein, we have, among other things:

    (i)   review the financial terms and conditions of the Agreement;

    (ii) ANALYZED CERTAIN HISTORICAL BUSINESS AND FINANCIAL INFORMATION RELATING TO THE COMPANY AND CROSS;

    (iii) HELD DISCUSSIONS WITH CERTAIN MEMBERS OF THE MANAGEMENT OF THE COMPANY AND CROSS CONCERNING THE BUSINESS, OPERATIONS AND PROSPECTS OF INTERPORE AND CROSS;

    (iv) REVIEWED CERTAIN BUSINESS AND FINANCIAL INFORMATION WITH RESPECT TO THE COMPANY AND CROSS, INCLUDING FINANCIAL FORECASTS PREPARED AND PROVIDED BY THE MANAGEMENT OF INTERPORE AND CROSS, RESPECTIVELY;

    (v) REVIEWED THE COMPANY'S AND CROSS' ANNUAL REPORTS AND FORMS 10-K FOR THE THREE YEARS ENDED DECEMBER 31, 1996 AND THE COMPANY'S AND CROSS' FORMS 10-Q FOR THE QUARTERS ENDED MARCH 31, JUNE 30, AND SEPTEMBER 30, 1997;

    (vi)  REVIEWED CERTAIN FINANCIAL STATISTICS OF PUBLICLY-TRADED
          COMPANIES WE DEEMED REASONABLY COMPARABLE TO THE COMPANY AND CROSS;

    (vii) compared the financial terms of the Merger with those of similar transactions we deemed comparable;

    (viii)reviewed the price and trading history of the Company's and Cross' common stock; and

    (ix) performed such other studies, analyses, and investigations as we deemed appropriate.

    In connection with our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available by Interpore and Cross and we have neither attempted independently to verify nor have we assumed any responsibility for verification of such information. We have not made or obtained or assumed any responsibility for making or obtaining independent evaluations or appraisals of the assets of Interpore or Cross, nor have we been furnished with any such evaluations or appraisals. With respect to the financial projections referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best available estimate and judgment of the management of Interpore and Cross as

The Board of Directors
February 11, 1998
Page 2

to the future financial performance of the Company and Cross and that Interpore and Cross will perform substantially in accordance with such projections. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. We have not been engaged to evaluate and have not evaluated any potential future product liability costs and damages of Cross or the effect of such costs and damages on the fairness of the Exchange Ratio. We have assumed that the Merger will be consummated on the terms described in the agreement without any waiver or modification to any of the material terms and conditions relating to Interpore. Our conclusions are based solely on information available to us on or before the date hereof and reflect economic, market and other conditions as of such date.

    This opinion has been prepared solely for the benefit and use of the Board of Directors of Interpore in connection with its consideration of the Merger. This opinion does not constitute a recommendation to any shareholder as to whether or not such investor should vote for or against the Merger. In addition, Interpore has agreed to indemnify Genesis Merchant Group Securities for certain liabilities which may arise out of the rendering of this opinion.

    In rendering this opinion, we have not been engaged to act as an agent or fiduciary of, and the Board of Directors has expressly waived to the fullest extent permitted by law any duties or liabilities we may otherwise be deemed to have had to, the Company's equity holders or any other third party.

    On the basis of, and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Interpore from a financial point of view.

Very truly yours,

/S/ GENESIS MERCHANT GROUP SECURITIES

Genesis Merchant Group Securities

                                                                      ANNEX III.
                                               FAIRNESS OPINION OF PIPER JAFFRAY

                                                               February 11, 1998

The Board of Directors
Cross Medical Products, Inc.
5160-A Blazer Memorial Parkway
Dublin, OH 43017

Attention:     Joseph A. Mussey
               Chief Executive Officer

Members of the Board:

    In connection with the proposed transaction ("Transaction") in which Interpore International Acquisition Corporation, a wholly-owned subsidiary of Interpore International ("Interpore"), shall be merged with and into Cross Medical Products, Inc. ("Cross") and Cross shall thereupon be a wholly-owned subsidiary of Interpore, you have requested our opinion as to the fairness, from a financial point of view, to the common stockholders of Cross of the proposed consideration to be received by the common stockholders of Cross in the Transaction pursuant to the Agreement referred to below. Under the terms of the Agreement and Plan of Merger (the "Agreement"), at the effective time of the Transaction, each issued and outstanding share of Cross Common Stock will be converted into 1.2750 shares of Interpore Common Stock. The terms and conditions of the Merger, including the cash to be paid in respect of fractional shares are more fully set forth in the Agreement. The Transaction is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and will be treated as a pooling-of-interests for accounting purposes.

    Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Cross in connection with the Transaction and will receive a fee for our services which is contingent upon consummation of the Transaction. In addition, we will receive a separate fee for providing this opinion. This opinion fee is not contingent upon the consummation of the Transaction. Cross has also agreed to indemnify us against certain liabilities in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of Cross and Interpore for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

    In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft copy of the Agreement and Plan of Merger dated February 9, 1998, (ii) certain public information related to Interpore, (iii) certain publicly available financial and securities data of Interpore and selected public companies deemed comparable to Interpore, (iv) certain internal financial information of Interpore on a stand-alone basis prepared for financial planning purposes and furnished by the management of Interpore, (v) to the extent publicly available, information concerning selected transactions deemed comparable to the proposed Transaction, (vi) certain publicly available information relative to Cross and selected public companies deemed comparable to Cross, (vii) certain internal financial information of Cross on a stand-alone basis prepared for financial planning purposes, and on a combined company basis with Interpore, prepared and furnished by Cross management and (viii) certain publicly available financial and securities data of Cross. We had discussions with members of the management of (a) Cross concerning the financial condition, current operating results and business outlook for both Cross and Interpore on a stand-alone basis and the combined company resulting from the Transaction as well as the amount and timing of the incremental revenue, cost savings and related expenses expected to result from the Transaction, and (b) Interpore concerning the financial condition, current operating results and business outlook for Interpore and the combined company resulting from the Transaction as well as the amount and timing of the incremental revenue, cost savings and related expenses expected to result from the Transaction.

    We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by Cross, Interpore or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. Neither Cross nor Interpore publicly disclose internal financial information of the type provided to Piper Jaffray in connection with Piper Jaffray's review of the Transaction. Such information was prepared for financial planning purposes and was not prepared with the expectation of public disclosure. We have relied upon the assurances of the managements of Cross and Interpore



                                      III-1

The Board of Directors
February 11, 1998
Page 2

that the information provided to us as set forth above by Cross and Interpore has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, we have assumed that neither Cross nor Interpore is a party to any material pending transaction, including external financial, recapitalization, acquisition or merger discussions, other than the Transaction or in the ordinary course of business.

    We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us, without modification or waiver of material terms or conditions by Cross or Interpore. We have also assumed that the Transaction contemplated by the Agreement will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that the Transaction will be treated as a pooling-of-interests for accounting purposes. In addition, in arriving at our opinion, we have assumed that, in the course of obtaining the necessary regulatory approvals for the Transaction, no restrictions, including any divestiture requirements will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

    In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of Cross or Interpore, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity.

    In arriving at our opinion, we have also assumed, based on discussions with management and legal representatives of Cross, that the Transaction will not result in a change in control of Cross under applicable state corporate law. Our opinion herein is limited to the consideration to be received by the holders of common stock in the Transaction pursuant to the Agreement and we have made no evaluation for purposes of expressing an opinion, and express no opinion concerning, any other terms of the Agreement or any other agreement entered into in connection with the Transaction, including without limitation the Stockholder Agreements and the Stock Option Agreements (each as defined in the Agreement).

    This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Cross or Interpore Common Stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

    This opinion is directed to the Board of Directors of Cross and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

    Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the consideration proposed to be received by the common stockholders of Cross in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the common stockholders of Cross as of the date hereof.

Sincerely,

/S/ PIPER JAFFRAY INC.

Piper Jaffray Inc.


                                      III-2

                                                                       ANNEX IV.
                                                    CHAPTER 13 OF THE CALIFORNIA
                                                         GENERAL CORPORATION LAW

                                CORPORATIONS CODE
                              TITLE 1. CORPORATIONS
                       DIVISION 1. GENERAL CORPORATION LAW
                         CHAPTER 13. DISSENTERS' RIGHTS

sec. 1300.  SHAREHOLDER IN SHORT-FORM MERGER; PURCHASE AT FAIR MARKET VALUE;
            "DISSENTING SHARES"; "DISSENTING SHAREHOLDER"

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

sec. 1301.  NOTICE TO HOLDER OF DISSENTING SHARES OF REORGANIZATION APPROVAL;
            DEMAND FOR PURCHASE OF SHARES; CONTENTS OF DEMAND

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

sec. 1302.  STAMPING OR ENDORSING DISSENTING SHARES

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

sec. 1303.  DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST
            THEREON; WHEN PRICE TO BE PAID

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

sec. 1304.  ACTION BY DISSENTERS TO DETERMINE WHETHER SHARES ARE DISSENTING
            SHARES OR FAIR MARKET VALUE OF DISSENTING SHARES OR BOTH; JOINDER OF SHAREHOLDERS; CONSOLIDATION OF ACTIONS; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

sec. 1305.  DUTY AND REPORT OF APPRAISERS; COURT'S CONFIRMATION OF REPORT;
            DETERMINATION OF FAIR MARKET VALUE BY COURT; JUDGMENT, AND PAYMENT; APPEAL; COSTS OF ACTION

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

sec. 1306.  PREVENTION OF PAYMENT TO HOLDERS OF DISSENTING SHARES OF FAIR MARKET
            VALUE; EFFECT

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

sec. 1307.  DISPOSITION OF DIVIDENDS UPON DISSENTING SHARES

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

sec. 1308.  RIGHTS AND PRIVILEGES OF DISSENTING SHARES; WITHDRAWAL OF DEMAND FOR
            PAYMENT

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

sec. 1309.  WHEN DISSENTING SHARES LOSE THEIR STATUS

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

sec. 1310.  SUSPENSION OF PROCEEDINGS FOR COMPENSATION OR VALUATION PENDING
            LITIGATION

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

sec. 1311.  SHARES TO WHICH CHAPTER INAPPLICABLE

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

sec. 1312.  ATTACK ON VALIDITY OF REORGANIZATION OR SHORT-FORM MERGER; RIGHTS OF
            SHAREHOLDERS; BURDEN OF PROOF

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                        ANNEX V.
                                                     SECTION 262 OF THE DELAWARE
                                                         GENERAL CORPORATION LAW

                           DELAWARE CORPORATIONS CODE
                              TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

sec. 262.    APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                       ANNEX VI.
                                                       REINCORPORATION AGREEMENT

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            INTERPORE DELAWARE, INC.,
                             A DELAWARE CORPORATION

                                       AND

                            INTERPORE INTERNATIONAL,
                            A CALIFORNIA CORPORATION


        This Agreement and Plan of Merger (this "Agreement") dated as of March 26, 1998, is by and between INTERPORE DELAWARE, INC., a Delaware corporation (hereinafter sometimes called "Interpore Delaware"), and INTERPORE INTERNATIONAL, a California corporation (hereinafter called "Interpore California"). Interpore Delaware and Interpore California are sometimes hereinafter referred to as the "constituent corporations."


                            STIPULATIONS AND RECITALS

        1. Interpore Delaware is a corporation duly organized and existing under the laws of the State of Delaware, with its registered office located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. Interpore Delaware has a capitalization of fifty-five million (55,000,000) authorized shares divided into two classes designated "Common Stock" and "Preferred Stock": (a) 50,000,000 shares of Common Stock, par value $.01 per share, and (b) 5,000,000 shares of Preferred Stock, par value $.01 per share. Of the total number of authorized shares of Preferred Stock, 594,000 shares constitutes a separate series designated Series E. Interpore Delaware has 1,000 shares of Common Stock issued and outstanding, all of which are owned by Interpore California.

        2. Interpore California is a corporation duly organized and existing under the laws of the State of California, with its principal office located at 181 Technology Drive, Irvine, California 92718. Interpore California has a capitalization of 20,890,358 authorized shares divided into two classes designated "Common Stock" and "Preferred Stock": (a) 20,000,000 shares of Common Stock, no par value, and (b) 890,358 shares of Preferred Stock, no par value. Of the total number of authorized shares of Preferred Stock, 594,000 shares constitutes a separate series designated Series E. Interpore California has 7,110,898 shares of Common Stock issued and outstanding and 32,906 shares of Series E Preferred Stock issued and outstanding.

        3. Interpore Delaware and Interpore California have entered into this Agreement in accordance with Section 252 of the General Corporation Law of the State of Delaware (the "DGCL") and Section 1108 of the California Corporations Code (the "CCC") providing for the merger of Interpore California with and into Interpore Delaware (the "Merger"), which Agreement has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

        4. The boards of directors of the constituent corporations deem it desirable and in the best interests of the corporations and their shareholders that Interpore California be merged into Interpore Delaware in accordance with the provisions of Section 252 of the DGCL and Chapter 11 of the CCC, in order that the transaction qualify as a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

        5. The CCC permits a merger of a business corporation of the State of California with and into a business corporation of another jurisdiction.

        6. The DGCL permits the merger of a business corporation of another jurisdiction with and into a business corporation of the State of Delaware.

        7. The Agreement has been approved and adopted by the requisite percentages of the outstanding voting stock of Interpore California and Interpore Delaware.

        NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, being thereunto duly entered into by Interpore Delaware and approved by resolutions adopted by its Board of Directors and by its sole stockholder and being thereunto duly entered into by Interpore California and approved by resolutions adopted by its Board of Directors and by the requisite vote of its shareholders at its 1998 Annual Meeting of Shareholders, the Merger and the terms and conditions thereof and the mode of carrying the same into effect, together with any provisions required or permitted to be set forth herein are hereby determined and agreed upon as follows:

                       SECTION ONE -- STATEMENT OF MERGER

        Interpore California shall, pursuant to the provisions of the DGCL, be merged with and into Interpore Delaware, and from and after the effective date of the Merger, Interpore California shall cease to exist and Interpore Delaware shall continue to exist pursuant to the provisions of the DGCL. Interpore Delaware, as the surviving corporation from and after the effective date of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."


                       SECTION TWO -- TERMS AND CONDITIONS

        (a) On the effective date of the Merger, the separate existence of Interpore California shall cease, and Interpore Delaware shall succeed to all the rights, privileges, immunities, and franchises, and all the property, real, personal and mixed, of Interpore California, without the necessity for any separate transfer. Interpore Delaware shall thereafter be responsible and liable for all liabilities and obligations of Interpore California, and neither the rights of creditors nor any liens on the property of Interpore California shall be impaired by the Merger.

        (b) Upon approval of this Agreement by shareholders of Interpore California and the sole stockholder of Interpore Delaware, the sole stockholder of Interpore Delaware shall be deemed to have adopted and approved (i) the stock option plans of Interpore California, and (ii) all options that are outstanding under such stock options plans immediately prior to the Merger. Such plans, options and warrants shall be deemed adopted and approved on the same terms and conditions existing under such plans, options and warrants immediately prior to the Merger.


                      SECTION THREE -- CONVERSION OF SHARES

        The manner and basis of converting the shares of Interpore California into shares of Interpore Delaware upon the effective date of the Merger shall be as follows:

        (a) Each share of Common Stock of Interpore California issued and outstanding on the effective date of the Merger shall be converted into one share of Common Stock of the Surviving Corporation, which shall thereafter be issued and outstanding shares of Common Stock of the Surviving Corporation.

        (b) Each share of Series E Preferred Stock of Interpore California issued and outstanding on the effective date of the Merger shall be converted into one share of Series E Preferred Stock of the Surviving Corporation, which shall thereafter be issued and outstanding shares of Series E Preferred Stock of the Surviving Corporation.

        (c) Each share of the 1,000 shares of Common Stock of Interpore Delaware issued and outstanding on the effective date of the Merger shall be canceled and shall cease to exist.

        (d) After the effective date of the Merger, the conversion and exchange of shares provided by this Section Three shall be effected as follows:

               (i) No certificates for shares of the Surviving Corporation's Common Stock will be issued to holders of any of the shares of Interpore California's Common Stock upon consummation of the Merger.

               (ii) Certificates representing shares of Interpore California's Common Stock shall upon the consummation of Merger be deemed for all purposes to represent that number of shares of Common Stock of the Surviving Corporation receivable in exchange therefor as provided in
        Section 3(a) hereof.

               (iii) Certificates representing shares of Interpore California's Series E Preferred Stock shall upon the consummation of Merger be deemed for all purposes to represent that number of shares of Series E Preferred Stock of the Surviving Corporation receivable in exchange therefor as provided in Section 3(a) hereof.

               (iv) Interpore California, as the holder of a certificate for shares of Common Stock in Interpore Delaware described in paragraph (c) of this Section Three, shall surrender such certificate for cancellation.

        (d) Each option under Interpore California's stock option plans outstanding immediately prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option or right to purchase a number of shares of the Surviving Corporation's Common Stock equal to the number of shares of Common Stock of Interpore California subject to such option, without change in the exercise price therefor and otherwise upon the same terms and conditions of such option.

                  SECTION FOUR -- CERTIFICATE OF INCORPORATION

        Attached hereto as Exhibit A and made a part hereof is a copy of the Certificate of Incorporation of Interpore Delaware (the "Certificate") as the same shall be in force and effect at the effective time of the Merger. The Certificate shall continue to be the certificate of incorporation of the Surviving Corporation following the effective date of the Merger until the same shall be thereafter altered or amended; provided, however, that on the effective date, Article FIRST of the Certificate shall be amended to read, in its entirety, as follows:

                        "FIRST: The name of the Corporation (hereinafter the
            "Corporation") is:

                  Interpore International, Inc."

                             SECTION FIVE -- BYLAWS

        The bylaws of Interpore Delaware shall continue to be the bylaws of the Surviving Corporation following the effective date of the Merger until the same shall be thereafter altered or amended.

                            SECTION SIX -- DIRECTORS

        The directors of Interpore California as of the effective date of the Merger shall be the directors of the Surviving Corporation from and after the effective date of the Merger. All of such directors shall hold their directorships until the election and qualification of their respective successors, or until their prior resignation, removal or death.

                            SECTION SEVEN -- OFFICERS

        The officers of Interpore California as of the effective date of the Merger shall be the officers of the Surviving Corporation from and after the effective date of the Merger. All of such officers shall hold their offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the Surviving Corporation, or until their prior resignation or death.

              SECTION EIGHT -- DEFERRAL, TERMINATION AND AMENDMENT

        The parties hereto may amend, modify, supplement or terminate this Agreement at any time prior to the effective date of the Merger, whether prior to or after approval of the Merger and this Agreement by the shareholders of Interpore California and the sole stockholder of Interpore Delaware, without shareholder or stockholder approval, in such manner as may be agreed upon by Interpore California and Interpore Delaware in writing.

                        SECTION NINE - AGREEMENT ON FILE

        An executed copy of this Agreement is on file at the principal place of business of Interpore Delaware located in the State of California, 181 Technology Drive, Irvine, California 92718.

                        SECTION TEN - FURTHER ASSURANCES

        In the event that this Agreement shall have been fully approved and adopted on behalf of Interpore California in accordance with the provisions of the CCC and on behalf of Interpore Delaware in accordance with the provisions of the DGCL, the constituent corporations agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of California and by the laws of the State of Delaware, and that they will cause to be performed all necessary acts within the State of California and the State of Delaware and elsewhere to effectuate the Merger.

        The boards of directors and the proper officers of Interpore California and of Interpore Delaware are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file and record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Agreement.

                         SECTION ELEVEN - EFFECTIVE DATE

        The Merger shall have become effective on the date of filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Sections 252(c) and 103 of the DGCL.

        IN WITNESS WHEREOF, Interpore Delaware and Interpore California, as duly authorized by their respective boards of directors, have caused this Agreement to be executed and acknowledged as of the date first set forth above.


                                       INTERPORE DELAWARE, INC.,
                                       a Delaware corporation




                                       By:/s/ DAVID C. MERCER
                                          --------------------------------------
                                              David C. Mercer
                                              President




                                       Attest:




                                       By:/s/ RICHARD L. HARRISON
                                          --------------------------------------
                                              Richard L. Harrison
                                              Secretary

                                       INTERPORE INTERNATIONAL,
                                       a California corporation




                                       By:/s/ DAVID C. MERCER
                                          --------------------------------------
                                              David C. Mercer
                                              President


                                       Attest:




                                       By:/s/ RICHARD L. HARRISON
                                          --------------------------------------
                                              Richard L. Harrison
                                              Secretary

                                                                      ANNEX VII.
                                           DELAWARE CERTIFICATE OF INCORPORATION

                          CERTIFICATE OF INCORPORATION

                                       OF

                            INTERPORE DELAWARE, INC.


               The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

               FIRST: The name of the corporation (hereinafter the "Corporation") is:

                       Interpore Delaware, Inc.

               SECOND: The name and address, including street, number, city and county, of the registered agent of the Corporation in the State of Delaware are:

                             THE CORPORATION TRUST COMPANY
                             Corporation Trust Center
                             1209 Orange Street
                             Wilmington, New Castle County, Delaware 19801

               THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

               FOURTH:

               1. The Corporation is authorized to issue a total of 55,000,000 shares of stock (the "Capital Stock") consisting of two classes of shares designated as "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 50,000,000, par value $0.01 per share and the number of shares of Preferred Stock authorized to be issued is 5,000,000, par value $0.01 per share.

               2. The shares of Preferred Stock may be issued from time to time in one or more series, as provided for herein or as provided for by the Board of Directors as permitted hereby. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the terms fixed herein for the series provided for herein or fixed by the Board of Directors for series provided for by the Board of Directors as permitted hereby. All shares of any one series shall be identical in all respects with all the other shares of such series, except the shares of any one series issued at different times may differ as to the dates from which dividends thereon may be cumulative.

               3. The Board of Directors is hereby authorized, by resolution or resolutions, to establish, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, additional series of Preferred Stock. Before any shares of any such additional series are issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, by resolution or resolutions, the number of shares constituting such series and the distinguishing characteristics and the relative rights, preferences, privileges and immunities, if any, and any qualifications, limitations or restrictions thereof, of the shares thereof, so far as not inconsistent with the provisions of this Article FOURTH. Without limiting the generality of the foregoing, the Board of Directors may fix and determine:

               (a) The designation of such series and the number of shares which shall constitute such series of such shares;

               (b) The rate of dividend, if any, payable on shares of such series;



                                     VII-1

               (c) Whether the shares of such series shall be cumulative, non-cumulative or partially cumulative as to dividends, and the dates from which any cumulative dividends are to accumulate;

               (d) Whether the shares of such series may be redeemed, and, if so, the price or prices at which and the terms and conditions on which shares of such series may be redeemed;

               (e) The amount payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation;

               (f) The sinking fund provisions, if any, for the redemption of shares of such series;

               (g) The voting rights, if any, of the shares of such series;

               (h) The terms and conditions, if any, on which shares of such series may be converted into shares of Capital Stock of the Corporation of any other class or series;

               (i) Whether the shares of such series are to be preferred over shares of Capital Stock of the Corporation of any other class or series as to dividends, or upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Corporation, or otherwise; and

               (j) Any other characteristics, preferences, limitations, rights, privileges, immunities or terms not inconsistent with the provisions of this Article FOURTH.

               4. Except as otherwise provided in this Certificate of Incorporation, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him on all matters submitted to stockholders for a vote and each holder of Preferred Stock of any series that is voting stock shall be entitled to such number of votes for each share held by him as may be specified in the resolutions providing for the issuance of such series.

               5. Except as otherwise provided by law, the presence, in person or by proxy, of the holders of record of issued and outstanding shares of Capital Stock entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of issued and outstanding shares of Capital Stock entitled to vote shall constitute a quorum at all meetings of the stockholders.

               6. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation be authorized to issue.




               FIFTH: The name and the mailing address of the incorporator are as follows:

                             Charles K. Ruck
                             650 Town Center Drive, 20th Floor
                             Costa Mesa, California 92626-1925

               SIXTH: The Corporation is to have perpetual existence.

               SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall consist of not less than five or more than nine Directors, the exact number of Directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors, subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board of Directors. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Class I, Class II and Class III shall each consist of an equal number of Directors to the extent practicable. Class I Directors shall be initially elected for a term expiring at the first annual meeting of stockholders of the Corporation following the date hereof, Class II Directors shall be elected for a term expiring at the second annual meeting of stockholders of the Corporation following the date hereof, and Class III Directors shall be elected for a term expiring at the third annual meeting of stockholders of the Corporation following the date hereof. At each annual meeting of stockholders following the date hereof, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain a number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class,



                                     VII-2
but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, prior to death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of Directors and any other vacancy may only be filled by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor.

               Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto (including the resolutions of the Board of Directors pursuant to Article FOURTH), and such Directors so elected shall not be divided into classes pursuant to this Article SEVENTH unless expressly provided by such terms.

               EIGHTH: The personal liability of the Directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph
(7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

               NINTH:

               1. In addition to any affirmative vote required by law or this Certificate of Incorporation (including any resolutions of the Board of Directors pursuant to Article FOURTH) or the Bylaws of the Corporation, and except as otherwise expressly provided in Section 2 of this Article NINTH, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Stockholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of such Interested Stockholder shall, except as otherwise prohibited by applicable law, require the affirmative vote of (i) not less than 75% of the votes entitled to be cast by the holders of all of the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class and (ii) not less than a majority of the votes entitled to be cast by holders of all the then outstanding Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by such Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

               2. The provisions of Section 1 of this Article NINTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certification of Incorporation (including any resolutions of the Board of Directors pursuant to Article FOURTH) or the Bylaws of the Corporation, or any agreement with any national securities exchange, or other national market if all the conditions specified in either of the following subparagraphs (a) or (b) are met or, in the case of Business Combination not involving the payment of consideration to the holders of the Corporation's outstanding Capital Stock (as hereinafter defined), if the condition specified in the following subparagraph (a) is met:

               (a) The Business Combination shall have been approved, either specifically or as a transaction which is in an approved category of transactions, by a majority (whether such approval is made prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Stockholder to become an Interested Stockholder) of the Continuing Directors (as hereinafter defined).

               (b) All of the following conditions shall have been met:

                              (i) The aggregate amount of cash and the Fair
               Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under clauses (1) and (2) below:

                                    (1) (if applicable) the highest per share
               price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock (x) within the two-year period immediately prior to the first public announcement of the proposed Business



                                     VII-3

               Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to common stock; and

                                    (2) the Fair Market Value per share of
               Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher.

                              (ii) The aggregate amount of cash and the Fair
               Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of each class or series of outstanding Capital Stock, other than Common Stock, shall be at least equal to the highest amount determined under clauses (1), (2) and (3) below:

                                    (1) (if applicable) the highest per share
               price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

                                    (2) the Fair Market Value per share of such
               class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

                                    (3) (if applicable) the highest preferential
               amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.

                                    (4) The provisions of this subparagraph
               (b)(ii) shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.


                              (iii) The consideration to be received by holders
               of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

                              (iv) After the Determination Date and prior to the
               consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full periodic dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (b) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing Directors; (c) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (d) such Interested Stockholders shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder's percentage beneficial ownership of any class or series of Capital Stock.



                                     VII-4

                              (v) A proxy or information statement describing
               the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Act") (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, such statement, if any, as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by the Corporation.

                              (vi) Such Interested Stockholder shall not have
               made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

                              (vii) After the Determination Date, such
               Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

               3. The following definitions shall apply with respect to this Article NINTH:

               (a) The term "Business Combination" shall mean:

                              (i) any merger or consolidation of the Corporation
               or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other company (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

                              (ii) any sale, lease, exchange, mortgage, pledge,
               transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase or sell, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities or commitments of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which (except for any arrangement, whether as employee or consultant or otherwise, other than as director, pursuant to which any Interested Stockholder or any Affiliate or Associate thereof shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the Corporation, with respect to which arrangement the value test set forth below shall not apply), together with all other such arrangements (including all contemplated future events), has an aggregate Fair Market Value and/or involves aggregate commitments of $100,000,000 or more or constitutes more than 5 percent of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or 5 percent of the stockholders' equity (in the case of transactions in capital stock) of the entity in question (the "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the Corporation would be required to approve or authorize the Business Combination involving the assets, securities and/or commitments constituting any Substantial Part; provided, that if stockholders' equity is negative, the fair market value of the outstanding Capital Stock at the date of such balance sheet shall be used in lieu thereof in determining if a transaction involves a Substantial Part; or

                              (iii) the adoption of any plan or proposal for the
               liquidation or dissolution of the Corporation or for any amendment to the Corporation's Bylaws; or

                              (iv) any reclassification of securities (including
               any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any



                                     VII-5

               Subsidiary, that is beneficially owned by any Interested Stockholder or any affiliate or Associate of any Interested Stockholder; or

                              (v) any agreement, contract or other arrangement
               providing for any one or more of the actions specified in the foregoing clauses (i) to (iv).

               (b) The term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

               (c) The term "person" shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

               (d) The term "Interested Stockholder" shall mean any person (other than (i) the Corporation or any Subsidiary, any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity and (ii) Cross Medical Products, Inc., a Delaware corporation, Buckeye International, Inc., a Delaware corporation and any Subsidiary thereof) who (a) is, or has announced or publicly disclosed a plan or intention to become, the beneficial owner of Voting Stock representing ten percent or more of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent or more of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock; or (c) is an assignee of or has otherwise succeeded to any Voting Stock which was at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

               (e) A person shall be a "beneficial owner" of any Capital Stock
(i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (a) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such person nor any such Affiliate or Associate shall be deemed to be the beneficial owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate or Associate is otherwise deemed the beneficial owner); or (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except to the extent contemplated by the parenthetical clause (b) in this Section or disposing of any shares of Capital Stock; provided that: (x) no director or officer of the Corporation (nor any Affiliate or Associate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed the "beneficial owner" of any shares of Capital Stock that are beneficially owned by any other such director or officer; (y) in the case of any employee stock ownership or similar plan of the Corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote the shares of Voting Stock held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate or Associate of such trustee), solely by reason of such capacity of such trustee, shall be deemed the "beneficial owner" of the shares of Voting Stock held under such plan; and (z) no person shall be deemed the "beneficial owner" of any shares of Voting Stock held in any voting trust, employee stock ownership plan or any similar plan or trust if such person does not possess the right to vote such shares. For the purposes of determining whether a person is an Interested Stockholder pursuant to subparagraph (d) of this Section 3, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this subparagraph (e) of Section 3, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

               (f) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on the date that this Article NINTH is approved by the Board (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

               (g) The term "Subsidiary" means any company of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of



                                     VII-6

Interested Stockholder set forth in subparagraph (d) of this Section 3, the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is beneficially owned by the Corporation.

               (h) The term "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board of Directors"), while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any director who is thereafter chosen to fill any vacancy or newly-created directorship on the Board of Directors or who is elected and who, in either event, is not an Affiliate or Associate or representative of the Interested Stockholder and, in connection with such person's initial assumption of office, is recommended for appointment or election by a majority of the Continuing Directors then on the Board.

               (i) The term "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock the highest closing sales price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange--Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the Nasdaq National Market or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and
(c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

               (j) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraphs (b)(i) and (b)(ii) of Section 2 of this Article NINTH shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

               4. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article NINTH, on the basis of information known to them after reasonable inquiry, all questions arising under this Article NINTH including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether a Proposed Action (as hereinafter defined) is with, or proposed by, or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $100,000,000 or more, (f) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part, and (g) whether the applicable conditions set forth in subparagraph (ii) of paragraph (b) of this Article NINTH have been met with respect to any Business Combination. Any such determination made good faith shall be binding and conclusive on all parties.

               5. Nothing contained in this Article NINTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

               6. The fact that any Business combination complies with the provisions of Section 2 of this Article NINTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

               7. For the purpose of this Article NINTH, a Business Combination or any proposal to amend, repeal or adopt any provision of this Certificate of Incorporation inconsistent with this Article NINTH (collectively, "Proposed Action") is presumed to have been proposed by, or on behalf of, an Interested Stockholder or a person who thereafter would become such if (1) after the Interested Stockholder became such, the Proposed Action is proposed following the election of any director of the Corporation who with respect to such Interested Stockholder, would not qualify to serve as a Continuing Director or
(2) such Interested Stockholder, Affiliate, Associate or person votes for the adoption of any such Proposed Action, unless as to such Interested Stockholder, Affiliate, Associate or person, a majority of the Continuing Directors makes a good faith determination that such Proposed Action is not proposed by or on behalf of such Interested Stockholder, Affiliate, Associate or person, based on information known to them after reasonable inquiry.



                                     VII-7

               8. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), or any proposal to amend, repeal or adopt any provision of this Certificate of Incorporation inconsistent with this Article NINTH which is proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder shall require the affirmative vote of (i) the holders of not less than 75% of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, and (ii) the holders of not less than a majority of the votes entitled to be cast by the holders of the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by such Interested Stockholder, provided, however, that this Section 8 shall not apply to, and such vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board of Directors if all of such directors are persons who would be eligible to serve as Continuing Directors within the meaning of Section 3, subparagraph (h) of this Article NINTH.

               TENTH:

               1. Of the total number of authorized shares of Preferred Stock, 594,000 shares shall constitute a separate series designated as Series E Preferred Stock.

               2. The rights, preferences, privileges and restrictions granted to and imposed upon the Series E Preferred Stock, are set forth below in this Article TENTH.

               (a) Definitions. For purposes of this Article TENTH, the following definitions shall apply:

                              (i) "Board" shall mean the Board of Directors of
               the Corporation.

                              (ii) "Common Stock" shall mean the Common Stock of
               the Corporation.

                              (iii) "Conversion Price" shall mean the price per
               share at which the Series E is convertible into Common Stock which is equal to $5.00 per share and adjusted as provided herein.

                              (iv) "Corporation" shall mean Interpore Delaware,
               Inc., a Delaware corporation.

                              (v) "Effective Date" shall mean the date of filing
               this Certificate of Incorporation.

                              (vi) "Series E" shall mean the Series E Preferred
               Stock of the Corporation.

                              (vii) "Sale Price" shall mean the price per share
               at which the Series E is originally issued which is $5.00 per share.

                              (viii) "Subsidiary" shall mean any corporation at
               least 50% of whose outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

               (b)    Dividends.

                              (i) Rights to Dividends. The holders of the then
               outstanding Series E shall be entitled to receive, when, as and if declared by the Board, out of funds legally available therefor, dividends per share equal to the amount of dividends paid per share on any outstanding shares of Common Stock of the Corporation. Any such dividend shall be payable within sixty (60) days following the close of each fiscal year. The Corporation, at its option, may make any dividend payment on the Series E in shares of Common Stock or cash, or both, with each share of Common Stock being valued for this purpose at its fair market value, as determined in good faith by the Board, as of the date such dividend becomes payable. Dividends on the Series E shall not be cumulative and shall not accrue and the Corporation shall not be obligated to pay dividends unless and until declared by the Board, whether or not the earnings of the Corporation in that or any previous fiscal year are sufficient to pay dividends in whole or in part.

                              (ii) Priority. Series E shall rank prior to shares
               of Common Stock, with respect to dividends. If the Corporation has insufficient funds available for the payment of full dividends



                                     VII-8
               on each share of Series E outstanding, then the dividends payable with respect to each share of Series E shall be equal to the amount which results from multiplying the total amount of funds available for such distribution by a fraction, (i) the numerator of which is the dividend rate for such series multiplied by the total number of shares of such series then outstanding, and (ii) the denominator of which is the sum of the dividend rate for the Series E multiplied by the total number of shares of Series E then outstanding. Unless full dividends on the shares of Series E for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart,
               (1) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any shares of Common Stock, and
               (2) no shares of Common Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. Notwithstanding the foregoing, the Corporation shall not be prohibited from repurchasing shares of Common Stock from the directors, officers or employees of the Corporation or any Subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including, without limitation, the termination of employment, where such repurchase has been duly authorized by the Board.

               (c)    Liquidation Rights.

                              (i) Series E Preference. In the event of any
               liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (collectively, a "Dissolution"), the holders of each share of Series E then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (the "Dissolution Amount"), whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made with respect to any shares of Common Stock; at a liquidation price per share of Series E equal to the sum of (x) three times its Sale Price, plus (y) an amount equal to $0.50 per share per annum from the date of original issue to and including the date full payment shall be tendered to the holders of the Series E with respect to such Dissolution, less an amount equal to the aggregate amount of dividends actually paid per share of Series E from the date of original issue, provided however, that in no event shall the Dissolution Amount exceed $7.50. If upon any Dissolution, the assets to be distributed to the holders of the Series E shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the total amount of the assets of the Corporation expressed in dollars available for distribution shall be divided equally among the number of shares of such series outstanding at the time of Dissolution such that each share of Series E receives the same per share amount in Dissolution.

                              (ii) Remaining Assets. After the payment or
               distribution to the holders of the Series E of the full preferential amounts aforesaid, the holders of the Common Stock then outstanding shall be entitled to receive ratably all remaining assets of the Corporation to be distributed.

                              (iii) Reorganization. A consolidation or merger of
               the Corporation with or into any other corporation or corporations or the sale of all or substantially all of the assets of. the Corporation, other than a consolidation, merger or sale of all or substantially all of the assets of the Corporation in which the stockholders of the Corporation receive solely Capital Stock (other than cash in lieu of fractional shares) of the acquiring corporation or of the direct or indirect parent corporation or subsidiary corporation of the acquiring corporation, shall be deemed a Dissolution of the Corporation as that term is used in this Section 2.

               (d)    Redemption.

                              (i) Redemption at the Corporation's Option. The
               Corporation at its option, may elect to redeem, in whole or in part, the Series E for the Redemption Price hereinafter specified; provided, however, that the Company shall not redeem any Series E or give notice of redemption of any Series E, for which the Company does not have sufficient and lawful funds to use to redeem such shares.

                              (ii) Redemption Notice. The Corporation shall, not
               less than 30 days nor more than 60 days prior to the Redemption Date (as hereinafter defined) for such Series E, mail written notice, or if the address of the holder is outside the United States of America telegraph or facsimile written notice ("Redemption Notice"), expenses prepaid, to each holder of record of such Series E to be redeemed at its post office address or facsimile number, as appropriate, last shown on the records of the Corporation. The Redemption Notice shall states:



                                     VII-9

                                    (1) Whether all or less than all the
               outstanding shares of Series E are to be redeemed and the total number of shares of such series being redeemed;

                                    (2) The number of shares of Series E held by
               the holder which the Corporation intends to redeem;

                                    (3) The Redemption Date and Redemption
               Price; and

                                    (4) The time, place and manner in which the
               holder is to surrender to the Corporation its certificate or certificates representing the shares of Series E to be redeemed.

                              (iii) Redemption Price. The redemption price (the
               "Redemption Price") for the Series E shall be an amount per share in cash equal to the Sale Price, plus an amount equal to $0.40 per annum per share of Series E, in each case, from the date of original issue to and including the date of redemption of such shares of Series E (the "Redemption Date") less, an amount equal to the aggregate amount of dividends actually paid per share with respect to such share from the date of original issue; provided, however, that in no event shall the Redemption Price exceed $7.50 per Share.

                              (iv) Surrender of Stock. On or before the
               applicable Redemption Date, each holder of shares of Series E to be redeemed, unless the holder has exercised its right to convert the shares as provided in Section 6 hereof, shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable on the Redemption Date to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. If less than all of the shares represented by any such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder of such shares.

                              (v) Termination of Rights. If the Redemption
               Notice is duly given, and if on the Redemption Date the Redemption Price is either paid or made available for payment through the arrangement specified in subparagraph (f) below, then notwithstanding that the certificates evidencing any of the shares of Series E to be redeemed have not been surrendered, all rights with respect to such shares shall forthwith as of the Redemption Date cease and terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificates thereof.

                              (vi) Deposit of Funds. At least three days prior
               to the Redemption Date, the Corporation shall deposit with any bank or trust company having a capital and surplus of at least $100,000,000, as a trust fund, a sum equal to the aggregate Redemption Price of all shares of the Series E to be redeemed on the Redemption Date and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the Redemption Price to the respective holders upon the surrender of their share certificates. From and after the Redemption Date, the shares shall be deemed to be redeemed and no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except the right to receive from the bank, trust company or the Corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Any monies so deposited and unclaimed at the end of two years from the Redemption Date shall be released or repaid to the Corporation, after which the holders of shares to be redeemed shall be entitled to receive payment of the Redemption Price only from the Corporation.

               (e) Voting Rights. Each holder of shares of Series E shall be entitled to vote on all matters, including the election of directors to the Board. Each holder of shares of Series E shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series E could be converted pursuant to the provisions of subparagraph
(f) hereof, at the record date for the determination of the stockholders entitled to vote on such mattes or, if no such record date is established, at the date such vote is taken. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held. Except as otherwise expressly provided herein or as required by law, the holders of Series E and the holders of Common Stock shall vote together and not as separate classes.

               (f) Conversion. The holders of Series E shall have the following conversion rights (the "Conversion Rights").



                                     VII-10

                              (i) Right to Convert; Automatic Conversion. Each
               share of Series E shall be convertible, at any time or from time to time, at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock, at the Conversion Price in effect at the time of conversion; provided, however, that the conversion rights provided herein expire as to those shares of Series E to be redeemed pursuant to subparagraph (d) of this Article TENTH seven (7) calendar days prior to the applicable Redemption Date. Each share of Series E shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such shares of Series E immediately upon the consummation of the Corporation's sale of its Common Stock in a bona fide, firm commitment underwriting involving a public offering of more than $10,000,000 (total price to public) pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which as of the Effective Date, was not less than $8.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization). In addition, each share of Series E shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such shares of Series E at such time as the Common Stock shall, for at least twenty out of any thirty consecutive trading days, have had a (i) closing price of not less than $10.00 if traded on a national securities exchange, (ii) a last sales price of not less than $10.00, if listed as a National Market Issue under the Nasdaq-NMS or (iii) mean between the closing representative bid and asked prices for the stock of not less than $10.00 as reported by Nasdaq or successor quotation system.

                              (ii) Conversion Rate. Each share of Series E shall
               be convertible into that number of shares of Common Stock which results from dividing the Sale Price by the Conversion Price in effect at the time of conversion (the "Conversion Rate"). The Conversion Prices shall be subject to adjustment from time to time as provided below.

                              (iii) Mechanics of Conversion. Before any holder
               of Series E shall be entitled to convert Series E into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series E or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the Series E and shall state therein the number of shares of Series E being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series E to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                              (iv) Adjustment for Stock Splits and Combinations.
               If the Corporation at any time or from time to time after the Effective Date effects a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Corporation at any time or from time to time after the Effective Date combines the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subparagraph (iv) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                              (v) Adjustment for Certain Dividends and
               Distributions. In the event the Corporation at any time or from time to time after the Effective Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversation Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which shall be the sum of (A) the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus (B) the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subparagraph
               (v) as of the time of actual payment of such dividends or distributions.

                              (vi) Adjustments for Other Dividends and
               Distributions. In the event the Corporation at any time or from time to time after the Effective Date makes, or fixes a record date for the



                                     VII-11
               determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series E shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series E been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this subparagraph (f) with respect to the rights of the holders of the Series E.

                              (vii) Adjustment for Reclassification, Exchange
               and Substitution. If the Common Stock issuable upon the conversion of the Series E is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Certificate of Incorporation), then and in any such event each holder of Series E shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series E could have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                              (viii) Reorganizations, Mergers, Consolidations or
               Sales of Assets. If at any time or from time to time there is a capital reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this subparagraph
               (f) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person (other than a merger, consolidation or sale of all or substantially all of the assets of the Corporation governed by subparagraph (c)(iii) above), then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series E shall thereafter be entitled to receive upon conversion of the Series E, if not liquidated, redeemed or purchased pursuant to subparagraph (c) or
               (d), the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this subparagraph (f) with respect to the rights of the holders of the Series E after the reorganization, merger, consolidation or sale to the end that the provisions of this
               Section 6 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series E) shall be applicable after that event and be as nearly equivalent as may be practicable.

                              (ix) Sale of Shares Below Conversion Price.

                                    (1) If at any time or from time to time
               after the Effective Date, the Corporation issues or sells, or is deemed by the express provisions of this subparagraph (ix) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in subparagraph
               (vi) above and other than upon a subdivision or combination of shares of Common Stock as provided in subparagraph (iv) above, for an Effective Price (as hereinafter defined) less than the then existing Conversion Price of any shares of Series E (or, if an adjusted Conversion Price shall be in effect by reason of a previous adjustment, then less than such adjusted Conversion Price), then and in such case the then existing Conversion Price of the Series E, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying that Conversion Price for each such series by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such issue or sale plus (B) the number of shares of Common Stock which the aggregate consideration received (or by the express provisions hereof deemed to have been received) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of such issue after giving effect to such issue of Additional Shares of Common Stock. Conversion Price adjustments shall be made separately for Series E; provided, however, that no adjustment shall be made for the Series E if the Conversion Price of the Series E is less than the Effective Price.



                                     VII-12

                                    (2) For the purpose of making any adjustment
               required under this subparagraph (ix), the consideration received by the Corporation for any issue or sale of securities shall (i) to the extent it consists of cash be computed at the net amount of cash received by the Corporation after deduction of any expenses payable by the Corporation in connection with such issue or sale and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Corporation in connection with such issue or sale, (ii) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (iii) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                                    (3) For the purpose of the adjustment
               required under this subparagraph (ix), if the Corporation issues or sells any rights or options for the purchase of Additional Shares of Common Stock or stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities") for an Effective Price less than the Conversion Price then in effect for Series E, then in each such case, for purposes of adjusting the Conversion Price of such shares, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received in consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of options or rights, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such options or rights, and, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities). If the Conversion Price was adjusted upon the issuance of such rights, options or Convertible Securities, no further adjustment of the Conversion Price of such shares shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration, if any, for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

                                    (4) For the purpose of the adjustment
               required under this subparagraph (ix), if the Corporation issues or sells any rights or options for the purchase of Convertible Securities and the Effective Price for the underlying Additional Shares of Common Stock is less than the Conversion Price then in effect for Series E, then in each such case, for purposes of adjusting the Conversion Price of such shares, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Corporation for the issuance of such rights or options plus the minimum amount of consideration, if any, payable to the Corporation upon the exercise of such rights or options plus the minimum amount of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion of such Convertible Securities. If the Conversion Price was adjusted upon the issuance of such rights or options, no further adjustment of the Conversion Price for such shares shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon



                                     VII-13
               the conversion of such Convertible Securities. The provisions of paragraph (3) above for the readjustment of the applicable Conversion Price upon the expiration of rights or options or the rights of conversion of Convertible securities shall apply mutatis mutandis to the rights, options and Convertible Securities referred to in this subparagraph (4).

                                    (5) "Additional Shares of Common Stock" as
               used herein shall mean all shares of Common Stock issued by the Corporation after the Effective Date, whether or not subsequently reacquired or retired by the Corporation, other than (i) shares of Common Stock issued upon conversion of the Series E, (ii) not more than 538,632 shares of Common Stock (appropriately adjusted for stock splits, stock combinations, stock dividends and recapitalizations) issuable to key officers and employees of the Corporation in connection with the sale of the Series E, whether upon the exercise of stock options or otherwise, (iii) not more than 100,000 shares of Common Stock (appropriately adjusted for stock splits, stock combinations, stock dividends, and other recapitalizations) issuable whether upon the exercise of stock options or otherwise, to directors, officers, employees and consultants of the Corporation who prior to December 13, 1990, had not held any shares of Common Stock or options to purchase shares of Common Stock, (iv) shares of Common Stock issuable to directors, officers, employees and consultants of the Corporation pursuant to the exercise of options outstanding as of the Effective Date, (v) 99,851 shares of Common Stock issuable pursuant to options granted to directors, officers, and employees of the Corporation under the Interpore International First Amended and Restated Stock Option Plan in connection with the cancellation of certain outstanding options to purchase shares of Common Stock with an exercise price in excess of the Common Stock's fair market value, as determined by the Board, (vi) Common Stock (appropriately adjusted for stock splits, stock combinations, stock dividends, and other recapitalizations) issuable pursuant to the exercise of certain (A) warrants at a per-share exercise price equal to or exceeding the then highest Conversion Price for the Series E issued by the Corporation in connection with the issuance of the Series E, or (B) warrants issued by the Corporation in connection with any other financings of the Corporation obtained on or prior to the Effective Date. The "Effective Price" of Additional Shares of Common Stock shall mean the amount determined by dividing the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this subparagraph (ix), by the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this subparagraph (ix).

                              (x) Accountants' Certificate of Adjustment. In
               each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series E, the Corporation, at its expense, shall cause independent public accountants of recognized standing selected by the Corporation (who may be the independent public accountants then auditing the books of the Corporation) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series E at the holder's address as shown in the Corporation's books. The certificate shall set forth the adjustment or readjustment, showing in detail the facts upon which the adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock is issued or sold or deemed to have been issued or sold,
               (ii) the Conversion Price for the Series E at the time in effect,
               (iii) number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series E.

                              (xi) Notices of Record Date. In the event of any
               taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any capital reorganization of the Corporation, any reclassification or recapitalization of the Capital Stock of the Corporation or any transfer of all or substantially all of the assets of the Corporation to any other person or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail, or if the address of the holder is outside the United States of America facsimile or telegram, to each holder of Series E, at least thirty (30) days prior to the record date specified therein, a notice specifying
               (i) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the date, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other



                                     VII-14
               property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

                              (xii) Fractional Shares. No fractional shares of
               Common Stock shall be issued upon conversion of Series E. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion, as determined in good faith by the Board.

                              (xiii) Reservation of Stock Issuable Upon
               Conversion. The Corporation shall at all times reserve and keep available out (of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series E, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series E, the Corporation will take such corporate and other action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of share as shall be sufficient for such purpose.

                              (xiv) Notices. Any notice required by the
               provisions of this subparagraph (f) to be given to the holder of any shares of the Series E shall be deemed given upon the earlier of actual receipt or 72 hours after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation or if the address of the holder is outside of the United States of America, 72 hours after the notice has been sent by telegram or facsimile to such holder.

                              (xv) Payment of Taxes. The Corporation will pay
               all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series E, including, without limitation, any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series E so converted were registered.

                              (xvi) No Dilution or Impairment. The Corporation
               shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series E against dilution or other impairment.

               (g)    Merger; Consolidation.

                              (i) At any time, in the event of (i) any
               consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the Corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization, or any transaction or series of related transactions by the Corporation in which in excess of 50% of the Corporation's voting power is transferred, or any sale of all or substantially all of the Corporation's voting power is transferred, or any sale of all or substantially all of the assets of the Corporation and (ii) such transaction is not governed by Section (c)(iii), then any holder of Series E may elect in writing at the time of the stockholder vote on the transaction to receive for each share of Series E an amount equal to the amount payable with respect to such share of Series E in the event of a Dissolution as provided in Section (c)(i) the Dissolution Amount. The Dissolution Amount shall be paid at the closing of any such transaction in cash or securities delivered by the acquiring corporation as consideration for such consolidation, merger, reorganization or sale, or in a combination thereof. Such election shall not impair such holder's right to exercise its conversion rights pursuant to subparagraph
               (f) thereafter but prior to the closing of such transaction. Such payments shall be made with respect to Series E by (A) redemption of such shares pursuant to subparagraph (d)(ii), (d)(iv) and
               (d)(v) hereof (provided that in such event, the moment immediately prior to the closing of such transaction shall, for purposes of this subparagraph, be deemed to be the "Redemption Date," and only twenty (20) days' prior notice of the date fixed for redemption need be given, and further provided that any reference to



                                     VII-15

               "Redemption Price" in subparagraph (d)(iii), for purposes of this subparagraph (g) only, shall mean the Dissolution Amount) or (B) purchase of such shares of Series E by the surviving corporation, entity or person. In addition, such payments shall be made with respect to Series E in the same priority and with the same preferences as provided in subparagraph (c)(i)and (c)(ii) hereof. The consent to such transaction by the holders of the Series E who have so elected shall be deemed to have been given.

                              (ii) Any securities to be delivered to the holders
               of the Series E pursuant to subparagraph (g)(i) above shall be valued as follows:

                                    (1) Securities not subject to investment
               letter or other similar restrictions on free marketability:

                                    (A) If traded on a securities exchange, the
               value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                                    (B) If actively traded over-the-counter, the
               value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                                    (C) If there is no active public market, the
               value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the then outstanding shares of the Series E.

                                    (2) The method of valuation of securities
               subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the then outstanding shares of Series E.

                              (iii) In the event the requirements of
               subparagraph (g)(i) are not complied with, the Corporation shall forthwith either:

                                    (1) cause such closing to be postponed until
               such time as the requirements of this Section have been complied with, or

                                    (2) cancel such transaction, in which event
               the rights, preferences and privileges of the holders of the Series E shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subparagraph (g)(iv) hereof.

                              (iv) The Corporation shall give each holder of
               record of Series E written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called, to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 7, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten
               (10) days after the Corporation has given notice of any material changes provided for herein, provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of Series E then outstanding.

                              (v) The provisions of this subparagraph (g) are in
               addition to the protective provisions of subparagraph (h) hereof.

               (h) Restrictions and Limitations. The Corporation shall not amend its Certificate of Incorporation without the approval by vote of the holders of more than 50% of the then outstanding shares of the Series E, voting separately as a series, if such amendment would change any of the rights, preferences or privileges of or limitations on the shares of such Series E.



                                     VII-16

               ELEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

               TWELFTH:

               1. The Board of Directors shall have the power to make, adopt, alter, amend, change or repeal the Bylaws of the Corporation by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board of Directors.

               2. Stockholders may not make, adopt, alter, amend, change or repeal the Bylaws of the Corporation except upon the affirmative vote of at least 75% of the votes entitled to be cast by the holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

               THIRTEENTH: Special meetings of the stockholders of the Corporation, for any purpose or purposes, may only be called at any time by a majority of the entire Board of Directors or by either the Chairman or the President of the Corporation.

               FOURTEENTH: No stockholder action may be taken except at an annual or special meeting of stockholders of the Corporation and stockholders of the Corporation may not take any action by written consent in lieu of a meeting.



               FIFTEENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, this Certificate of Incorporation may be amended by the Board of Directors, with respect to corrections not affecting the rights, preferences and privileges of the Corporation's stockholders.


Signed on March 25, 1998
                                                   /s/ CHARLES K. RUCK
                                                   -----------------------------
                                                       Charles K. Ruck
                                                       Incorporator



                                     VII-17

                                                                     ANNEX VIII.
                                                                 DELAWARE BYLAWS

                                     BYLAWS

                                       OF

                            INTERPORE DELAWARE, INC.
                             A DELAWARE CORPORATION


                                   ARTICLE I.
                                     OFFICES

               Section 1.1 Registered Office. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

               Section 1.2 Other Offices. The corporation may also have offices at such other places both within the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II.
                            MEETINGS OF STOCKHOLDERS

               Section 2.1 Place of Meetings. Meetings of stockholders shall be held at any place within or without the State of Delaware designated by the Board of Directors. In the absence of any such designation, stockholders' meetings shall be held at the principal executive office of the corporation.

               Section 2.2 Annual Meeting of Stockholders. The annual meeting of stockholders shall be held each year on a date and a time designated by the Board of Directors. At each annual meeting directors shall be elected and any other proper business may be transacted.

               Section 2.3 Quorum; Adjourned Meetings and Notice Thereof. A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation, or by these Bylaws. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority of the voting stock represented in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat.

               Section 2.4 Voting. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes, or the Certificate of Incorporation, or these Bylaws, a different vote is required in which case such express provision shall govern and control the decision of such question.

               Section 2.5 Proxies. At each meeting of the stockholders, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for him by proxy appointed by an instrument in writing subscribed by such stockholder and bearing a date not more than three years prior to said meeting, unless said instrument provides for a longer period. All proxies must be filed with the Secretary of the corporation at the beginning of each meeting in order to be counted in any vote at the meeting. Each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the corporation on the record date set by the Board of Directors as provided in Article V, Section 5.6 hereof. All elections shall be had and all questions decided by a plurality vote.



                                     VIII-1

               Section 2.6 Special Meetings. Unless otherwise prescribed by statute or by the Certificate of Incorporation, special meetings of the stockholders, for any purpose, or purposes, may only be called by the Chairman of the Board and shall be called by the Chairman of the Board at the request in writing of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

               Section 2.7 Notice of Stockholder's Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.

               Section 2.8 Maintenance and Inspection of Stockholder List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

               Section 2.9 No Stockholder Action by Written Consent Without a Meeting. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

                                  ARTICLE III.
                                    DIRECTORS

               Section 3.1 Number, Election and Tenure. The total number of persons serving on the Board of Directors shall be not less than five (5) nor more than nine (9) the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Class I, II and III shall each consist of two directors. Class I directors shall be initially elected for a term expiring at the first annual meeting of stockholders of the Corporation following the date of adoption of these Bylaws, Class II directors shall be initially elected for a term expiring at the second annual meeting of stockholders of the Corporation following the date of adoption of these Bylaws, and Class III directors shall be initially elected for a term expiring at the third annual meeting of stockholders of the Corporation following the date adoption of these Bylaws. At each annual meeting of stockholders following the date hereof, successors to the class of directors whose term expires at that annual meeting shall be elected for a three year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. The provisions of this Article III, Section 1 may be amended only with the approval of 75% of the members of the Board of Directors of the Corporation. The initial directors shall be and shall be classified as followed: G. Bradford Jones and George Smyth shall be Class I directors and shall serve until the first annual meeting of stockholders of the Corporation; William Eisenecher and Guy Nohra shall be Class II directors and shall serve until the second annual meeting of stockholders of the Corporation; and David C. Mercer shall be a Class III director and shall serve until the third annual meeting of stockholders of the Corporation.

               Section 3.2 Vacancies. Vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery of the State of Delaware (the "Court of Chancery") may, upon application of any



                                     VIII-2
stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

               Section 3.3 Powers. The property and business of the corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

               Section 3.4 Directors' Meetings. The directors may hold their meetings and have one or more offices, and keep the books of the corporation outside of the State of Delaware.

               Section 3.5 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board.

               Section 3.6 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board on no fewer than forty-eight hours' notice to each director, either personally or by mail, by facsimile or by telegram; special meetings shall be called by the Chairman of the Board or the Secretary in like manner and on like notice on the written request of two directors unless the Board consists of only one director; in which case special meetings shall be called by the Chairman of the Board or Secretary in like manner or on like notice on the written request of the sole director.

               Section 3.7 Quorum. At all meetings of the Board of Directors a majority of the authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these Bylaws. If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If only one director is authorized, such sole director shall constitute a quorum.

               Section 3.8 Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

               Section 3.9 Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

               Section 3.10 Committees of Directors. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each such committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the Bylaws of the corporation; and, unless the resolution or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

               Section 3.11 Minutes of Committee Meetings. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.



                                     VIII-3

               Section 3.12 Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

               Section 3.13  Indemnification.

                             (a) The corporation shall, to the fullest extent
permitted by the Delaware General Corporation Law (the "DGCL"), as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), indemnify any and all persons whom it shall have power to indemnify under the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by the DGCL, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

                             (b) The corporation shall indemnify any person who
was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                             (c) The corporation shall indemnify any person who
was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

                             (d) To the extent that a director, officer,
employee or agent of the corporation shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs
(a) and (b) of this Section 13, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                             (e) Any indemnification under paragraphs (a) and
(b) of this Section 13 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) and (b) of this Section 13. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.



                                     VIII-4

                             (f) Expenses (including attorneys' fees) incurred
by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                             (g) The indemnification and advancement of expenses
provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                             (h) The Board of Directors may authorize, by a vote
of a majority of a quorum of the Board of Directors, the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Section 13.

                             (i) For purposes of this Section 13, references to
"the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 13 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                             (j) For purposes of this Section 13, references to
"other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section 13.

                             (k) The indemnification and advancement of expenses
provided by, or granted pursuant to, this Section 13 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                             (l) The Court of Chancery is hereby vested with
exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this Section 13 or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

                                   ARTICLE IV.
                                    OFFICERS

               Section 4.1 Officers. The officers of this corporation shall be chosen by the Board of Directors and shall include a President, a Secretary, and a Chief Financial Officer. The corporation may also have at the discretion of the Board of Directors such other officers as are desired, including a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 4.3 hereof. In the event there are two or more Vice Presidents, then one or more may be designated as Executive Vice President, Senior Vice President, or other similar or dissimilar title. At the time of the election of officers, the directors may by resolution determine the



                                     VIII-5
order of their rank. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.

               Section 4.2 Election of Officers. The Board of Directors, at its first meeting after each annual meeting of stockholders, shall choose the officers of the corporation.

               Section 4.3 Subordinate Officers. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

               Section 4.4 Compensation of Officers. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.

               Section 4.5 Term of Office; Removal and Vacancies. The officers of the corporation shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

               Section 4.6 Chairman of the Board. The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these Bylaws. If there is no President, the Chairman of the Board shall in addition be the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in Section 4.7 of this Article IV.

               Section 4.7 President. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the President shall be the Chief Executive Officer of the corporation, unless such an officer is elected separately by the Board of Directors, and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. He shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. He shall be an ex-officio member of all committees and shall have the general powers and duties of management usually vested in the office of President and Chief Executive Officer of corporations, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

               Section 4.8 Vice President. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall have such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors.

               Section 4.9 Secretary. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required by the Board of Directors. He shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or these Bylaws. He shall keep in safe custody the seal of the corporation, and when authorized by the Board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his signature or by the signature of an Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

               Section 4.10 Assistant Secretaries. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, or if there be no such determination, the Assistant Secretary designated by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

               Section 4.11 Chief Financial Officer. The Chief Financial Officer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the corporation, in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such



                                     VIII-6
disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Chief Financial Officer and of the financial condition of the corporation. If required by the Board of Directors, he shall give the corporation a bond, in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

               Section 4.12 Assistant Treasurer. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, or if there be no such determination, the Assistant Treasurer designated by the Board of Directors, shall, in the absence or disability of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                                   ARTICLE V.
                              CERTIFICATES OF STOCK

               Section 5.1 Certificates. Every holder of stock of the corporation shall be entitled to have a certificate signed by, or in the name of the corporation by, the Chairman or Vice Chairman of the Board of Directors, or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Chief Financial Officer or an Assistant Treasurer of the corporation, certifying the number of shares represented by the certificate owned by such stockholder in the corporation.

               Section 5.2 Signatures on Certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

               Section 5.3 Statement of Stock Rights, Preferences, Privileges. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

               Section 5.4 Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

               Section 5.5 Transfers of Stock. Upon surrender to the corporation, or the transfer agent of the corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

               Section 5.6 Fixing Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days



                                     VIII-7
prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

               Section 5.7 Registered Stockholders. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

                                   ARTICLE VI.
                               GENERAL PROVISIONS

               Section 6.1 Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

               Section 6.2 Payment of Dividends. Before payment of any dividend there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interests of the corporation, and the directors may abolish any such reserve.

               Section 6.3 Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

               Section 6.4 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

               Section 6.5 Corporate Seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal, Delaware". Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

               Section 6.6 Manner of Giving Notice. Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by facsimile or by telegram.

               Section 6.7 Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed to be equivalent to notice. Except as otherwise provided in Section 222 of the DGCL, attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

               Section 6.8 Annual Statement. The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

                                  ARTICLE VII.
                                   AMENDMENTS

Section 7.1Amendment by Directors or Stockholders. These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.



                                     VIII-8

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under California Law, a California corporation may eliminate or limit the personal liability of directors for monetary damages in an action brought by or in the right of a corporation for breach of a director's duty of care to the corporation and its shareholders. However, such a provision may not eliminate or limit a director's liability for (1) acts or omissions that involve intentional misconduct or a knowing and culpable violation of the law, (2) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director, (3) receipt of an improper personal benefit, (4) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (5) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (6) interested transactions between the corporation and a director or a corporation, firm or association in which the director has a material financial interest or
(7) improper loans, distributions or guarantees.

    Interpore has adopted provisions in its Articles that eliminate, to the fullest extent permissible under California law, the liability of its directors to Interpore for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Interpore's Bylaws provide that Interpore shall indemnify its directors and officers to the fullest extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. Interpore has entered into indemnification agreements with its officers and directors containing provisions which may require Interpore, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    If the Reincorporation is approved, Interpore will reincorporate from California to Delaware and will be governed by the DGCL and the Delaware Certificate. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; and that indemnification provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled.
Section 145 further empowers the corporation to purchase and maintain insurance on behalf of any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

    Article eleventh of the Certificate of Incorporation of the Company that will be in effect if the reincorporation is consummated provides for the indemnification of directors, officers and employees of Interpore to the fullest extent permitted under Section 145 of the DGCL. As permitted by the DGCL, the Delaware Certificate contains a provision limiting the liability of directors for breach of fiduciary duty to the Registrant or its stockholders except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

    Interpore maintains directors' and officers' liability insurance covering such persons in their official capacities with Interpore and its subsidiaries. Under the Merger Agreement, for a period of six years after the Effective Time (as defined in the Merger Agreement), Interpore shall maintain (to the extent available in the market and subject to certain conditions) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Interpore's or Cross's directors' and officers' liability insurance policy with coverage in amount at least as favorable as Interpore's or Cross's existing coverage. Additionally, the Merger Agreement requires that Interpore will defend and hold harmless each person who prior to the Closing Date was or became an officer or director of the legal entities comprising Interpore or Cross against all liabilities, and expenses relating thereto, arising out of the fact that such person was or is an officer or director of such entities or in connection with their activities in such capacity to the full extent allowable under Delaware law.

ITEM 21.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a)    EXHIBITS

Exhibit
Number     Description
-------    -----------

  2.01     Agreement and Plan of Merger, dated February 11, 1998, between
           Interpore International and Cross Medical Products, Inc.(1)

  3.01     Third Amended and Restated Articles of Incorporation of Interpore, executed on
           December 9, 1991(2)

  3.02     First Amendment to the Third Amended and Restated Articles of
           Incorporation of Interpore, executed on April 22, 1992(2)

  3.03     Second Amendment to the Third Amended and Restated Articles of
           Incorporation of Interpore, executed on November 30, 1993(3)

  3.04     Third Amendment to the Third Amended and Restated Articles of
           Incorporation of Interpore, executed on November 30, 1993(3)

  3.05     Bylaws of Interpore dated October 24, 1983(2)

  4.01     Rights Agreement, dated as of August 29, 1995, between Interpore International and
           U.S. Stock Transfer Corporation(4)

  4.02     First Amendment to Rights Agreement, executed on November 1, 1995(5)

  8.01     Opinion of Porter, Wright Morris & Arthur as to Certain Tax Matters(6)

 10.01     Revised License Agreement dated March 12, 1984, between Registrant and Research
           Corporation Technologies, Inc., as amended by a First Amendment dated December 7, 1984, and as further amended by a Fourth Amendment dated July 22, 1988(2)

 10.02     Single Tenant Lease dated July 25, 1991 between Registrant and The Irvine Company(2)
           as amended by a Third Amendment to Lease dated December 11, 1996(7)

 10.03     Asset Purchase Agreement dated March 1, 1993 regarding sale of assets of Interpore
           Orthopaedics, Inc. to Applied Epigenetics, Inc.(2)

 10.04     Cancellation and Release Agreement dated March 1, 1993 among Registrant, Interpore
           Orthopaedics, Inc., Pfizer, Inc. and Howmedica, Inc.(2)

 10.05     Series E Preferred Stock and Common Stock Warrant Purchase Agreement dated December
           19, 1991(2)

 10.06     Series E Preferred Stock and Common Stock Warrant Purchase Agreement dated December
           19, 1991(2)

 10.07     Amended Schedule to Loan and Security Agreement dated July 25, 1996 among
           Registrant, Interpore Orthopaedics, Inc. and Silicon Valley Bank(8)

 10.08     Amendment to the Loan Agreement dated July 6, 1997 among Registrant, Interpore
           Orthopaedics, Inc. and Silicon Valley Bank(9)

 10.09     Amended and Restated Stock Option Plan dated March 19, 1991(10),
           First Amendment to the Amended and Restated Stock Option Plan, effective October 15, 1991(2); Amendment to the Amended and Restated
           Stock Option Plan dated September 17, 1994(11)

 10.10     Employee Qualified Stock Purchase Plan(12)


Exhibit
Number     Description
-------    -----------


 10.11     1995 Stock Option Plan(12)

 10.12     Stock Option Plan for Non-Employee Directors of Interpore
           International(13)

 10.13     Form of Indemnification Agreement(14)

 10.14     Asset Purchase Agreement dated April 18, 1997 regarding sale of assets of Interpore
           Dental, Inc. to Steri-Oss Inc.(14)

 10.15     Stock Option Agreement (Cross), dated as of February 11, 1998, by and between Cross
           Medical Products, Inc. and Interpore International(1)

 10.16     Stock Option Agreement (Interpore), dated as of February 11, 1998, by and between
           Interpore International and Cross Medical Products, Inc.(1)

 10.17     Stockholder Agreement (Cross), dated as of February 11, 1998, by and among certain stockholders of Cross Medical, Inc., to and for the benefit of Interpore International(1)

 10.18     Stockholder Agreement (Interpore), dated as of February 11, 1998, by and among certain stockholders of Interpore International, to and for the benefit of Cross Medical, Inc.(1)

 11.01     Computations of Net Income per Share(6)

 21.01     Subsidiaries of Interpore(6)

 23.01     Consent of Ernst & Young LLP, Independent Auditors(6)

 23.02     Consent of Coopers & Lybrand L.L.P., Independent Auditors(6)

 23.03     Consent of Genesis Merchant Group Securities LLC(6)

 23.04     Consent of Piper Jaffray Inc.(6)

 23.05     Consent of Porter, Wright, Morris & Arthur (included in the opinion filed as
           Exhibit 8.01)

 24.10     Power of Attorney (included in signature pages contained in this Registration
           Statement)

 27.01     Financial Data Schedule(6)

 99.01     Form of Proxy for Shareholders of Interpore International(6)

 99.02     Form of Proxy for Stockholders of Cross Medical Products, Inc.(6)


-----------------

(1) Incorporated by reference from Interpore's Current Report on Form 8-K dated February 11, 1998.

(2) Incorporated by reference from Interpore's Registration Statement on Form S-1 filed October 1, 1993, Registration No. 33-69872.

(3) Incorporated by reference from Interpore's Annual Report on Form 10-K for the year ended December 31, 1994.

(4) Incorporated by reference from Interpore's Current Report on Form 8-K dated August 29, 1995.

(5) Incorporated by reference from Interpore's Annual Report on Form 10-K for the year ended December 31, 1995.

(6)  Filed herewith.

(7) Incorporated by reference from Interpore's Annual Report on Form 10-K for the year ended December 31, 1996.

(8) Incorporated by reference from Interpore's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996.

(9) Incorporated by reference from Interpore's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997.

(10) Incorporated by reference from Interpore's Registration Statement on Form S-8 filed April 7, 1994, Registration No. 33-77426.

(11) Incorporated by reference from Interpore's Registration Statement on Form S-8 filed November 16, 1994, Registration No. 33-86290.

(12) Incorporated by reference from Interpore's Proxy Statement for the Company's 1994 Annual Meeting of Shareholders.

(13) Incorporated by reference from Interpore's Proxy Statement for the Company's 1995 Annual Meeting of Shareholders.

(14) Incorporated by reference from Interpore's Current Report on Form 8-K dated May 1, 1997.

        (b)    FINANCIAL STATEMENT SCHEDULES

        The following financial statement schedule for the years ended December 1997, 1996 and 1995 is submitted herewith:

    Schedule II - Valuation and Qualifying Accounts

        All other schedules are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

        (c)    REPORT, OPINION OR APPRAISAL

        The opinion of Genesis Merchant Group Securities LLC, financial advisor to Interpore, and the opinion of Piper Jaffray Inc., financial advisor to Cross, are attached as Annex II and Annex III, respectively, to the Joint Proxy Statement/Prospectus included in this Registration Statement.

ITEM 22.       UNDERTAKINGS

        (a)    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (d) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

        (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on April 6, 1998.

                                       By:  /s/ DAVID C. MERCER
                                          --------------------------------------
                                                David C. Mercer
                                           Chief Executive Officer and President
                                              (Principal Executive Officer)

                                POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the signature page to this Registration Statement constitutes and appoints David
C. Mercer and Richard L. Harrison, and each of them, his true and lawful attorneys-in-fact and agents, and each of them, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or each of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


        Signature                                   Title                         Date
        ---------                                   -----                         ----
/s/ DAVID C. MERCER                    Chief Executive Officer and Chairman   April 6, 1998
--------------------------------
    David C. Mercer                    of the Board (Principal Executive
                                       Officer)

/s/ RICHARD L. HARRISON                Chief Financial Officer (Principal     April 6, 1998
--------------------------------
    Richard L. Harrison                Financial and Accounting Officer)

/s/ WILLIAM EISENECHER                 Director                               April 6, 1998
--------------------------------
    William Eisenecher

/s/ G. BRADFORD JONES                  Director                               April 6, 1998
--------------------------------
    G. Bradford Jones

/s/ GUY NOHRA                          Director                               April 6, 1998
--------------------------------
    Guy Nohra

/s/ GEORGE SMYTH                       Director                               April 6, 1998
--------------------------------
    George Smyth


                                  EXHIBIT INDEX

Exhibit
Number     Description
-------    -----------

  2.01     Agreement and Plan of Merger, dated February 11, 1998, between Interpore International and Cross Medical Products,
           Inc.(1)

  3.01     Third Amended and Restated Articles of Incorporation of Interpore, executed on December 9, 1991(2)

  3.02     First Amendment to the Third Amended and Restated Articles of Incorporation of Interpore, executed on April 22, 1992(2)

  3.03     Second Amendment to the Third Amended and Restated Articles of Incorporation of Interpore, executed on November 30,
           1993(3)

  3.04     Third Amendment to the Third Amended and Restated Articles of Incorporation of Interpore, executed on November 30,
           1993(3)

  3.05     Bylaws of Interpore dated October 24, 1983(2)

  4.01     Rights Agreement, dated as of August 29, 1995, between Interpore International and U.S. Stock Transfer Corporation(4)

  4.02     First Amendment to Rights Agreement, executed on November 1, 1995(5)

  8.01     Opinion of Porter, Wright Morris & Arthur as to Certain Tax Matters(6)

 10.01     Revised License Agreement dated March 12, 1984, between Registrant and Research Corporation Technologies, Inc., as
           amended by a First Amendment dated December 7, 1984, and as further amended by a Fourth Amendment dated July 22, 1988(2)

 10.02     Single Tenant Lease dated July 25, 1991 between Registrant and The Irvine Company(2) as amended by a Third Amendment to
           Lease dated December 11, 1996(7)

 10.03     Asset Purchase Agreement dated March 1, 1993 regarding sale of assets of Interpore Orthopaedics, Inc. to Applied
           Epigenetics, Inc.(2)

 10.04     Cancellation and Release Agreement dated March 1, 1993 among Registrant, Interpore Orthopaedics, Inc., Pfizer, Inc. and
           Howmedica, Inc.(2)

 10.05     Series E Preferred Stock and Common Stock Warrant Purchase Agreement dated December 19, 1991(2)

 10.06     Series E Preferred Stock and Common Stock Warrant Purchase Agreement dated December 19, 1991(2)

 10.07     Amended Schedule to Loan and Security Agreement dated July 25, 1996 among Registrant, Interpore Orthopaedics, Inc. and
           Silicon Valley Bank(8)

 10.08     Amendment to the Loan Agreement dated July 6, 1997 among Registrant, Interpore Orthopaedics, Inc. and Silicon Valley
           Bank(9)

 10.09     Amended and Restated Stock Option Plan dated March 19, 1991(10), First Amendment to the Amended and Restated Stock Option
           Plan, effective October 15, 1991(2); Amendment to the Amended and Restated Stock Option Plan dated September 17, 1994(11)

 10.10     Employee Qualified Stock Purchase Plan(12)

 10.11     1995 Stock Option Plan(12)


Exhibit
Number     Description
-------    -----------


 10.12     Stock Option Plan for Non-Employee Directors of Interpore International(13)

 10.13     Form of Indemnification Agreement(14)

 10.14     Asset Purchase Agreement dated April 18, 1997 regarding sale of assets of Interpore Dental, Inc. to Steri-Oss Inc.(14)

 10.15     Stock Option Agreement (Cross), dated as of February 11, 1998, by and between Cross Medical Products, Inc. and Interpore
           International(1)

 10.16     Stock Option Agreement (Interpore), dated as of February 11, 1998, by and between Interpore International and Cross
           Medical Products, Inc.(1)

 10.17     Stockholder Agreement (Cross), dated as of February 11, 1998, by and among certain stockholders of Cross Medical, Inc., to and for the benefit of Interpore International(1)

 10.18     Stockholder Agreement (Interpore), dated as of February 11, 1998, by and among certain stockholders of Interpore
           International, to and for the benefit of Cross Medical, Inc.(1)

 11.01     Computations of Net Income per Share(6)

 21.01     Subsidiaries of Interpore(6)

 23.01     Consent of Ernst & Young LLP, Independent Auditors(6)

 23.02     Consent of Coopers & Lybrand L.L.P., Independent Auditors(6)

 23.03     Consent of Genesis Merchant Group Securities LLC(6)

 23.04     Consent of Piper Jaffray Inc.(6)

 23.05     Consent of Porter, Wright, Morris & Arthur (included in the opinion filed as
           Exhibit 8.01)

 24.10     Power of Attorney (included in signature pages contained in this Registration Statement)

 27.01     Financial Data Schedule(6)

 99.01     Form of Proxy for Shareholders of Interpore International(6)

 99.02     Form of Proxy for Stockholders of Cross Medical Products, Inc.(6)


-----------------

(1) Incorporated by reference from Interpore's Current Report on Form 8-K dated February 11, 1998.

(2) Incorporated by reference from Interpore's Registration Statement on Form S-1 filed October 1, 1993, Registration No. 33-69872.

(3) Incorporated by reference from Interpore's Annual Report on Form 10-K for the year ended December 31, 1994.

(4) Incorporated by reference from Interpore's Current Report on Form 8-K dated August 29, 1995.

(5) Incorporated by reference from Interpore's Annual Report on Form 10-K for the year ended December 31, 1995.

(6)  Filed herewith.

(7) Incorporated by reference from Interpore's Annual Report on Form 10-K for the year ended December 31, 1996.

(8) Incorporated by reference from Interpore's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996.

(9) Incorporated by reference from Interpore's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997.

(10) Incorporated by reference from Interpore's Registration Statement on Form S-8 filed April 7, 1994, Registration No. 33-77426.

(11) Incorporated by reference from Interpore's Registration Statement on Form S-8 filed November 16, 1994, Registration No. 33-86290.

(12) Incorporated by reference from Interpore's Proxy Statement for the Company's 1994 Annual Meeting of Shareholders.

(13) Incorporated by reference from Interpore's Proxy Statement for the Company's 1995 Annual Meeting of Shareholders.

(14) Incorporated by reference from Interpore's Current Report on Form 8-K dated May 1, 1997.